UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐ Definitive Additional Materials.
☐ Soliciting Material Pursuant to §240.14a-12.

WPT ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee is calculated based on $13,800,000 of aggregate consideration. The purchase price payable under the asset purchase agreement is $12,300,000, less the amount of certain obligations of an affiliate of the buyer accruing or paid to Registrant from July 10, 2009 through the close of the transaction, as more fully described in Section 2.6 of the asset purchase agreement. Such obligations are estimated to be $1,500,000. In addition, the buyer will pay Registrant 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity, which payments are to be at least $3,000,000.

(4)	Proposed maximum aggregate value of transaction: $13,800,000
(5)	Total fee paid: $770.04

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS—YOUR VOTE IS IMPORTANT

October 30, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of WPT Enterprises, Inc. (“the Company”) which will be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 at 10:00 a.m. on October 30, 2009.

The Company entered into an asset purchase agreement with Peerless Media Ltd. dated as of August 24, 2009 pursuant to which the Company has agreed to sell to Peerless Media substantially all of the Company’s operating assets, other than cash, investments and certain other assets and Peerless Media has agreed to assume specified Company liabilities. Peerless Media has agreed to pay the Company $12.3 million for the purchased assets and assumed liabilities less the amount of certain obligations of an affiliate of PartyGaming accruing or paid to the Company from July 10, 2009 through the close of the asset sale, as more fully described in Section 2.6 of the asset purchase agreement. In addition, Peerless Media will pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity. A copy of the asset purchase agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it in its entirety. ElectraWorks Ltd. has guaranteed all of Peerless Media’s obligations under the asset purchase agreement. Peerless Media and ElectraWorks are owned by PartyGaming Plc. The purchase price will be reduced by the amount of certain obligations of an affiliate of PartyGaming Plc accruing or paid to the Company from July 10, 2009 through the close of the asset sale.

At the Special Meeting, you will be asked to approve the sale of assets pursuant to the asset purchase agreement. After careful consideration, our Board has unanimously approved the asset purchase agreement and determined that the asset sale and the asset purchase agreement are in the best interests of the Company and its stockholders. Our Board unanimously recommends that you vote “FOR” the approval of the asset sale. The proxy statement attached to this letter provides you with information about the asset sale and the Special Meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about the Company from documents filed with the Securities and Exchange Commission.

Your vote is very important. The asset sale cannot be completed unless the asset sale is approved by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote. If you fail to vote on the asset sale, the effect will be the same as a vote against the approval of the asset sale.

Please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the Special Meeting and vote in person.

Sincerely,

Steven Lipscomb

Founder, Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the asset sale, passed upon the merits or fairness of the asset sale or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offence.

This proxy statement is dated October 2, 2009 and is first being mailed to stockholders on or about October 5, 2009.

WPT Enterprises, Inc.

5700 Wilshire Boulevard, Suite 350

Los Angeles, California 90036

Notice of Special Meeting of Stockholders to be Held on October 30, 2009

To the Stockholders:

A Special Meeting of stockholders of WPT Enterprises, Inc., a Delaware corporation, will be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 at 10:00 a.m. on October 30, 2009, for the following purposes:

1.               To approve the sale of substantially all of the Company’s operating assets other than cash, investments and certain other assets, pursuant to the asset purchase agreement, dated as of August 24, 2009, by and between Peerless Media Ltd. and the Company, a copy of which is attached as Annex A to the accompanying proxy statement.

2.               To approve an amendment to the Company’s Certificate of Incorporation to change the Company’s name to ante4, Inc. upon the close of the asset sale.

3.               To consider and vote upon an adjournment of the Special Meeting, if necessary for a period of not more than 30 days, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the asset sale.

Stockholders will also consider and act on any other matters as may properly come before the Special Meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the Special Meeting.

The Board of Directors of the Company has fixed September 10, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of the Company’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, the Company had 20,603,333 shares of common stock outstanding and entitled to vote.

The Company’s Board of Directors unanimously recommends that you vote “FOR” the three proposals. Your vote is important, regardless of the number of shares of our common stock you own. The approval of the asset sale requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The approval of the proposals to change our name to ante4, Inc. upon closing of the asset sale and to adjourn the Special Meeting, if necessary for up to 30 days, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the asset sale. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

Adam Pliska

General Counsel and Secretary

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY CARD. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

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TABLE OF CONTENTS (CONTINUED)

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QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING AND THE ASSET SALE

The following section provides answers to frequently asked questions about the Special Meeting and the asset sale. This section, however, only provides summary information. For a more complete response to these questions and for additional information, please refer to “The Asset Sale”.

Q:                                  What proposals will be voted on at the Company’s Special Meeting?

A:                                   The following proposals will be voted on at the Special Meeting:

1.               The first proposal to be voted on is whether to approve the sale of substantially all of the Company’s operating assets other than cash, investments and certain other assets to Peerless Media Ltd. (“Buyer”) pursuant to the terms of the asset purchase agreement, dated as of August 24, 2009, which is referred to in this proxy statement as the asset purchase agreement, attached as Annex A. The assets the Company proposes to sell to Buyer consists of the Company’s television library, including all related intellectual property rights, brand names, trade names, certain assumed contracts and tangible personal property. See “The Asset Sale” for a more detailed description of the transaction with Buyer.

2.               The second proposal to be voted upon is whether to approve an amendment to the Company’s Certificate of Incorporation to change the Company’s name to ante4, Inc. upon the close of the asset sale.

3.               The third proposal to be voted on is whether to adjourn the meeting, if necessary for a period of not more than 30 days, to solicit additional proxies if there are not sufficient votes in favor of the first proposal.

Q:                                  What is the Company’s Board of Directors’ recommendation with respect to the asset sale proposal?

A:                                   After careful consideration, the Board of Directors has unanimously approved the asset sale and the asset purchase agreement and has determined that it is advisable, fair to and in the best interests of the Company’s stockholders. Accordingly, the Board unanimously recommends that stockholders vote FOR the asset sale proposal.

Q:                                  Why does the Company’s Board of Directors believe the asset sale is in the best interests of the Company’s stockholders?

A:                                   The Company’s Board conducted a process to consider strategic alternatives, the risks and challenges facing the Company in the future as compared to the opportunities available to the Company in the future, as well as the availability of strategic alternatives, and concluded that the asset sale was the best alternative for seeking to maximize value to stockholders. See “The Asset Sale—Reasons for the Asset Sale; Recommendation of the Company’s Board of Directors” for more information.

Q:                                  What factors were considered by the Company’s management and Board of Directors in deciding to sell substantially all of the Company’s assets?

A:                                   The Company’s management and Board considered a number of factors before deciding to enter into the asset purchase agreement, including, but not limited to, the price to be paid including the future participation in the revenues earned by Buyer, the strategic alternative evaluation process that led to entering into the asset purchase agreement, the World Poker Tour’s business prospects and the terms and conditions of the asset purchase agreement. The Board also considered, and balanced against the potential benefits of the asset sale, certain adverse factors. See “The Asset Sale—Reasons for the Asset Sale; Recommendation of the Company’s Board of Directors” for more information.

Q:                                  What is the asset sale?

A:                                   Buyer and the Company have entered into the asset purchase agreement, which contains the terms and conditions of the proposed sale of substantially all of the Company’s operating assets other than cash, investments and certain other assets to Buyer. Under the asset purchase agreement, the Company will sell to Buyer the Company’s television library, including all related intellectual property rights, brand names, trade names, certain assumed contracts and tangible personal property. Buyer will assume from the Company specified liabilities including one of the two corporate leases. In addition to a cash payment on the close of the asset purchase agreement, Buyer will also pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity. The proposed sale of assets and assumption of liabilities is referred to in this proxy statement as the asset sale.

Q:                                  What assets and liabilities are being retained?

A:                                   The Company is retaining its cash and cash equivalents, investments in debt securities and put rights, certain other investment and litigation rights, and future foreign sponsorship revenues from the license of Season Seven of the World Poker Tour to PokerStars. We are also retaining the lease liability on one of our two corporate facilities and all employee obligations. Liabilities related to business activities conducted prior to the close of the asset sale will also be retained.

Q:                                  Will Company stockholders receive any distributions from the asset sale?

A:                                   The Company does not currently intend to distribute any of the proceeds from the asset sale or the asset purchase agreement to the Company’s stockholders.

Q:                                  Who is the purchaser?

A:                                   The purchaser of the Company’s assets is Peerless Media Ltd. Buyer is a Gibraltar private limited company that is owned by ElectraWorks Ltd. (“Parent”). Parent is also a Gibraltar private limited company and Parent is owned by PartyGaming Plc (“PartyGaming”). Parent is guaranteeing all of Buyer’s obligations under the asset purchase agreement. A copy of the guaranty agreement is attached as Annex B to this proxy statement.

PartyGaming is a publicly traded company on the London Stock Exchange. PartyGaming is the world’s leading listed online gaming business. Regulated and licensed by the Government of Gibraltar, PartyGaming has over 1,200 employees located in the head office and operations centre in Gibraltar, a business process outsourcing operation in India, and a marketing services subsidiary and multi-lingual customer service operations in Europe. PartyGaming has customers throughout the world. PartyGaming does not accept wagers or deposits for real money games from customers located in the U.S.

Q:                                  Who is Parent?

A:                                   Parent is a Gibraltar private limited company that is the principal operating subsidiary in the PartyGaming Plc group of companies.

Q:                                  What is the purchase price for the Company’s assets?

A:                                   Buyer has agreed to pay the Company $12.3 million less the amount of certain obligations of an affiliate of PartyGaming accruing or paid to the Company from July 10, 2009 through the close of the asset sale, as more fully described in Section 2.6 of the asset purchase agreement. Buyer will also assume specified Company liabilities including one of our two corporate leases.

Buyer has also agreed to pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period.

Q:                                  What will happen if the Company’s stockholders approve the asset sale?

A:                                   If the Company’s stockholders approve the asset sale set forth in the asset purchase agreement, the Company will consummate the sale of assets subject to satisfaction or waiver of the closing conditions set forth in the asset purchase agreement. The Company anticipates that the asset sale will close promptly following the Special Meeting.

Q:                                  What will happen to the Company after the asset sale?

A:                                   The Company’s Board has considered a number of alternatives with respect to the use of the Company’s assets following the completion of the asset sale. The Company will retain its cash and investments and the other assets and liabilities that are not part of the asset sale. The Company intends to use its cash and investments to acquire or develop another business. The Company does not have any specific merger, asset acquisition, reorganization or other business combination under consideration or contemplation. We have not, nor has anyone on our behalf, had substantive discussions, formal or otherwise, with respect to such a transaction. The Company does not plan to limit itself to any particular industry or geographic location in its efforts to identify prospective target businesses.

The Company does not intend to go private or terminate its Securities Exchange Act of 1934 (“Exchange Act”) reporting obligations. However, the Company may use cash to repurchase blocks of common stock at negotiated prices in private transactions. At this time, the Company does not intend to make any such repurchase of common stock. In addition, if the Company were to affect a reverse split of its common stock, then cash could also be used to repurchase fractional shares.

In connection with the proposed asset sale between the Company and Buyer, the name of the Company will be changed to ante4, Inc. and the Company plans to change its trading symbol to “ANTF.”

Q:                                  What will happen if the asset sale to Buyer is not approved or the asset sale is not completed for other reasons?

A:                                   If the asset sale to Buyer is not approved or if the Company does not complete the asset sale for other reasons, the Company will continue to execute its current business strategy. If the asset purchase agreement is otherwise terminated in certain circumstances, the Company would be obligated to pay Buyer a $1 million termination fee and/or to reimburse Buyer for the $1 million initial payment of the purchase price.

Q:                                  What are the conditions to closing the asset sale?

A:                                   The Company and Buyer must meet certain conditions or waive them prior to the close of the asset sale. The Company’s stockholders must approve the asset sale. The Company must also reaffirm the representations and warranties that are contained in the asset purchase agreement, no proceeding or litigation may have been initiated to prevent the closing of the asset sale and other customary conditions must be met. Buyer must also reaffirm the representations and warranties that are contained in the asset purchase agreement, there can be no material adverse change in the Company’s financial condition, assets, business or results of operations, and other customary conditions must be met.

Q:                                  What are the material U.S. federal income tax consequences of the asset sale?

A:                                   The Company will recognize a taxable gain on the asset sale equal to the difference between the amount realized from the asset sale and the adjusted tax basis of the assets sold and liabilities assumed. The Company expects to have sufficient federal net operating losses to offset the gain expected to be realized from the asset sale for regular federal income tax purposes. The Company will pay federal alternative minimum tax on the gain on asset sale. The Company will not be able to use California net operating losses to offset the gain from the asset sale because California suspended the use of net operating losses in 2009. The Company expects to pay California regular income tax on the gain on asset sale.

The Company does not expect that the asset sale will result in any federal or state income tax consequences for its stockholders since they will not receive any of the proceeds from the asset sale.

Q:                                  Do the Company’s stockholders have any appraisal rights in connection with the asset sale?

A:                                   No. The Company’s stockholders do not have appraisal rights in connection with the asset sale.

Q:                                  What happened to the asset purchase agreement with Gamynia Limited?

A:                                   The Company entered into an asset purchase agreement with Gamynia Limited (“Gamynia”) on July 28, 2009. Subsequently, Peerless Media submitted an alternative acquisition proposal to the Company’s Board of Directors. The Company’s Board concluded that the alternative acquisition proposal with Peerless Media was financially superior to the Gamynia asset purchase agreement and, on August 21, 2009, the Company terminated the Gamynia asset purchase agreement. A $1 million Gamynia asset purchase agreement termination fee was paid to Gamynia.

Q:                                  What vote is required to approve the asset sale?

A:                                   The proposal to approve the asset sale to Buyer requires the affirmative vote of holders of a majority of the Company’s outstanding shares in order to be approved by stockholders. An abstention or “broker non-vote” will have the effect of a vote against the proposal to approve the asset sale. Buyer and certain of the Company’s directors, executive officers and their affiliates entered into stockholder voting agreements to vote their shares of Company common stock in favor of approval of the asset sale and against the approval or adoption of any alternative transactions. These directors, executive officers and their affiliates together own or control an aggregate of approximately 39% of the Company’s outstanding common stock. The form of stockholder voting agreement is attached to this proxy statement as Annex C.

Q:                                  What happens if we do not have a quorum or enough affirmative votes at the Special Meeting?

A:                                   If we do not have a quorum at the Special Meeting or if we do not have sufficient affirmative votes in favor of the two proposals, we may seek to adjourn the Special Meeting to a later time to permit further solicitation of proxies if necessary to obtain additional votes in favor of the foregoing items. We may seek to adjourn the Special Meeting without notice, other than by the announcement made at the Special Meeting. Under our Bylaws, we can adjourn the Special Meeting by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Special Meeting and entitled to vote. We are soliciting proxies to vote in favor of the adjournment of the Special Meeting, regardless of whether a quorum is present, if necessary to provide additional time of up to 30 days to solicit votes in favor of approval of the asset sale. If adjourning the Special Meeting does not enable a quorum to be established, the proposals will not pass. Further, if adjourning the Special Meeting does not enable us to attract sufficient affirmative votes in favor of one or more of the proposals, such proposals will not pass.

Q:                                  Why am I receiving this proxy statement?

A:                                   You are receiving this proxy statement because you have been identified as a Company stockholder as of the record date for the Special Meeting, and thus you are entitled to vote at the Special Meeting. This document serves as a proxy statement of the Company, used to solicit proxies for the Company’s Special Meeting of stockholders. This document contains important information about the asset sale and the Special Meeting of stockholders, and you should read it carefully.

Q:                                  Who is soliciting my proxy?

A:                                   This proxy is being solicited by the Company’s Board of Directors.

Q:                                  What do I need to do now?

A:                                   The Company urges you to read this proxy statement carefully, including its annexes, and to consider how the proposed asset sale affects you.

You may provide your proxy instructions in one of three different ways. First, you can mail your signed proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via touch-tone telephone by dialing the toll-free telephone number on your proxy card or voting instruction form. You may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form.

Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the Special Meeting of stockholders.

Q:                                  What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:                                   The failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against approval of the asset sale, and your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.

Q:                                  May I vote in person?

A:                                   If your shares of Company common stock are registered directly in your name with the Company’s transfer agent, you are considered with respect to those shares to be the stockholder of record, and the proxy materials and proxy card are being sent directly to you. If you are a Company stockholder of record, you may attend the Special Meeting of stockholders to be held on October 30, 2009 and vote your shares in person, rather than signing and returning your proxy.

If your shares of common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Special Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:                                  If my Company shares are held in “street name” by my broker, will my broker vote my shares for me?

A:                                   Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:                                  May I change my vote after I have submitted a proxy or provided proxy instructions?

A:                                   Stockholders of record, other than those stockholders who have executed a voting agreement, may change their vote at any time before their proxy is voted at the Special Meeting. Stockholders of record, other than stockholders who have executed a voting agreement, can do this in one of three ways. First, a stockholder of record can send a written notice stating that the stockholder would like to revoke its proxy. Second, a stockholder of record can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record can attend the Special Meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record has instructed a broker to vote its shares, the stockholder must follow the directions received from its broker to change those instructions.

Q:                                  Who is paying for this proxy solicitation?

A:                                   The Company will pay the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to stockholders. The Company has engaged The Altman Group, a proxy solicitation firm, to solicit proxies from stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Company common stock for the forwarding of solicitation materials to the beneficial owners of common stock. The Company will reimburse these brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:                                  Who can help answer my questions?

A:                                   If you would like additional copies, without charge, of this proxy statement or if you have questions about the asset sale, including the procedures for voting your shares, you should contact either:

The Altman Group	Investor Relations
1200 Wall Street West, 3rd Floor	WPT Enterprises, Inc.
Lyndhurst, NJ 07071	5700 Wilshire Blvd., Suite 350

(800) 217-0538 (toll free)	Los Angeles, California 90036

(323) 330-9900

SUMMARY OF THE ASSET SALE

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the asset sale and the other proposals being considered at the Special Meeting, you should read this entire proxy statement carefully, including the asset purchase agreement, attached as Annex A, and the other documents to which you are referred herein. See “Where You Can Find More Information” on page 95 of this proxy statement. Page references are included in parentheses to direct you to a more detailed description of the topics presented in this summary.

Information about the Parties

WPT Enterprises, Inc.
5700 Wilshire Blvd., Suite 350
Los Angeles, California 90036
(323) 330-9900

We create internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. Our current season of the World Poker Tour, or WPT® television series - Season Seven, based on a series of high-stakes poker tournaments, currently airs on Fox Sports Net (“FSN”) in the U.S., and has been licensed for broadcast globally. In January 2008, we launched ClubWPT.com, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the U.S., which is currently offered in 38 states. Through November 2008, we offered a real-money online gaming website which prohibited wagers from players in the U.S. and other restricted jurisdictions. We also license our brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and are engaged in the sale of corporate sponsorships. Through March 2009, we developed and marketed online and mobile games supporting the WPT China National Traktor Poker TourTM.

We operate our business through four business segments, WPT Studios, WPT Online, WPT Global Marketing and WPT China, described in greater detail below:

WPT Studios, our multi-media entertainment division, generates revenue through domestic and international television licensing, domestic and international television sponsorship, as well as host fees from casinos and card rooms that host our televised events.

WPT Online includes the online poker club ClubWPT.com that generates revenue from subscriptions, which began operations in January 2008, our international poker and casino real money gaming websites which were terminated in November 2008 and an online merchandise store.

WPT Global Marketing includes branded consumer products, sponsorships and event management. Branded consumer products generate revenue from the licensing of our brand to companies seeking to use the World Poker Tour brand and logo in the retail sales of their consumer products. Sponsorship and event management generates revenue through corporate sponsorship and management of televised and live events.

WPT China produced third-party branding at WPT China National Traktor Poker Tour events, licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game “Tuo La Ji” or “Traktor Poker”™ in online and mobile games. This segment was shut down in March 2009.

Buyer:	Parent:
Peerless Media Ltd.	ElectraWorks Ltd.
Suite 711	Suite 711
Europort	Europort
Gibraltar	Gibraltar
00350 200 40126	00350 200 40126

Buyer and Parent are Gibraltar private limited companies and Buyer is a subsidiary of Parent. Parent is the principal operating subsidiary in the PartyGaming Plc group of companies.

PartyGaming is the world’s leading listed online gaming business. PartyGaming offers a variety of games through an integrated Party-branded platform and through a number of secondary brands and alliances with blue chip companies. Through a unique operating platform, adults can tune in to a broad range of games, using multiple languages, multiple-currency options and with the tools to ensure they have fun and play within their means.

PartyGaming listed on the London Stock Exchange in June 2005. Regulated and licensed by the Government of Gibraltar, PartyGaming has over 1,200 employees located in the head office and operations centre in Gibraltar, a business process outsourcing operation in India, and a marketing services subsidiary and multi-lingual customer service operations in Europe. PartyGaming has customers throughout the world. PartyGaming does not accept wagers or deposits for real money games from customers located in the U.S.

Summary of the Asset Sale

If the asset sale is completed, the Company will sell to Buyer substantially all of the Company’s operating assets other than cash, investments and certain other assets. Under the asset purchase agreement, the Company will sell to Buyer the Company’s:

•                  television library, including all related intellectual property rights;

•                  brand names;

•                  trade names;

•                  certain assumed contracts; and

•                  tangible personal property.

Buyer will assume from the Company specified liabilities including one of the two corporate leases.

Buyer has agreed to pay the Company for our operating assets:

•                  $12.3 million less the amount of certain obligations of an affiliate of PartyGaming accruing or paid to the Company from July 10, 2009 through the close, as more fully described in Section 2.6 of the asset purchase agreement; and

•                  5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity.

$1 million of the purchase price was delivered by Buyer upon the execution of the asset purchase agreement and the balance shall be delivered at the close of the asset sale. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period.

The Company is not selling its:

•                  cash and cash equivalents;

•                  investments in debt securities and put rights;

•                  certain other investment and litigation rights;

•                  future foreign sponsorship revenues from the license of Season Seven of the World Poker Tour to PokerStars;

•                  lease liability on one of our two corporate facilities; and

•                  all employee obligations.

A copy of the asset purchase agreement is attached as Annex A to this proxy statement and a copy of the guaranty agreement is attached as Annex B to this proxy statement. You are encouraged to read the asset purchase agreement and the guaranty agreement in their entirety because they are the legal documents that govern the asset sale.

Recommendation of Our Board of Directors (see page 24)

The Company’s Board believes that the sale of substantially all of the Company’s operating assets as described in this proxy statement is advisable, fair to, and in the best interests of the Company and its stockholders and has unanimously approved the asset sale. The Company’s Board unanimously recommends that Company stockholders vote “FOR” Proposal Nos. 1, 2 and 3 to approve the asset sale.

Reasons for the Asset Sale (see page 36)

The Company’s Board considered a number of factors before deciding to enter into the asset purchase agreement, including, but not limited to, the consideration to be received, the strategic alternative evaluation process that led to entering into the asset purchase agreement, the World Poker Tour’s business prospects and the terms and conditions of the asset purchase agreement. The Board also considered, and balanced against the potential benefits of the asset sale, certain adverse factors. See “The Asset Sale—Reasons for the Asset Sale; Recommendation of the Company’s Board of Directors” for more information.

Overview of the Asset Purchase Agreement (see page 40)

Buyer and the Company entered into the asset purchase agreement, dated as of August 24, 2009, pursuant to which the Company will, subject to specified terms and conditions, including approval of the asset sale by the Company’s stockholders at the Special Meeting, sell substantially all of the Company’s operating assets other than cash, investments and certain other assets to Buyer. Buyer will assume from the Company specified liabilities including one of the two corporate leases. Buyer has agreed to pay the Company $12.3 million, less the amount of certain obligations of an affiliate of PartyGaming accruing or paid to the Company from July 10, 2009 through the close of the asset sale, as more fully described in Section 2.6 of the asset purchase agreement. Buyer has also agreed to pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period. Buyer has also assumed affirmative duties to generate such revenues. Parent has guaranteed all of Buyer’s covenants, agreements and other obligations under the asset purchase agreement.

No Solicitation of Conflicting Transaction (see page 42)

In the asset purchase agreement, the Company has agreed not to, and to use reasonable efforts to cause its subsidiaries, directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•                  initiate, solicit, or knowingly facilitate or encourage the making, submission or announcement of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to any other acquisition proposal;

•                  approve, endorse or recommend, or publically propose to approve or recommend, any other acquisition proposal;

•                  enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement related to any other acquisition proposal; or

•                  propose to or enter into any agreement related to any other acquisition proposal that requires the Company to abandon, terminate or fail to consummate the asset purchase agreement, or propose to or breach the Company’s obligations under the asset purchase agreement.

The Company also agreed that prior to the Board changing its recommendation to approve the asset purchase agreement, terminating the asset purchase agreement or entering into another asset purchase agreement with another party, the Company would provide Buyer with the opportunity to submit an amended written proposal and would negotiate in good faith to make changes to the terms and conditions of the asset purchase agreement that would result in the Board recommending that Company stockholders approve the amended asset purchase agreement with Buyer.

Despite this no solicitation of a conflicting transaction provision, the Company may, in response to an unsolicited acquisition proposal that did not result from a breach of the Company’s nonsolicitation obligations under the asset purchase agreement prior to obtaining stockholder approval of the asset sale:

•                  furnish information with respect to the Company to any person making an acquisition proposal that the Company’s Board determines in good faith, after consultation with outside legal counsel, is reasonably likely to lead to a superior proposal, pursuant to a confidentiality and standstill agreement not materially less restrictive than the confidentiality and standstill agreement that the Company entered into with Buyer; and

•                  participate in discussions or negotiations with the person making such an acquisition proposal regarding the acquisition proposal.

However, the asset purchase agreement provides that the Company’s Board may propose to or actually withdraw, modify or qualify its recommendation with respect to stockholder approval of the asset sale or approve or recommend any superior proposal if the Company’s Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. In addition, the Company’s Board may take any action that is required under the Exchange Act and rules and regulations of The Nasdaq Stock Market and any other securities exchange. The Board must publically reaffirm its recommendation to support stockholder approval of the asset purchase agreement within five days of a request by Buyer to do so.

Conditions to the Completion of the Asset Sale (see page 44)

The Company expects to complete the asset sale after all the conditions to the asset sale in the asset purchase agreement are satisfied or waived, including stockholder approval of that asset sale at the Special Meeting. The Company currently expects to complete the asset sale in the fourth quarter of 2009. However, it is possible that factors outside of the Company’s control could require the Company to complete the asset sale at a later time or not to complete it at all.

The obligations of the Company and Buyer to complete the asset sale are subject to the satisfaction or waiver of several conditions set forth in the asset purchase agreement, including the following:

•                  the representations and warranties of each party in the asset purchase agreement are true and correct in all material respects as of the closing date of the asset sale;

•                  the asset sale is approved by the Company stockholders;

•                  no suit, action, claim, proceeding or formal investigation is brought by a governmental entity seeking to prevent the completion of the asset sale and no injunction or other order or statute, rule, regulation or executive order by any government entity prevents the completion of the asset sale;

•                  the bill of sale, assignment and assumption agreement, escrow agreement, license agreement and legal opinion are delivered; and

•                  all required filings with governmental agencies are made and approvals of the asset sale, if any, are obtained.

The obligation of Buyer to complete the asset sale is also subject to the absence of a change that is materially adverse to the Company’s financial condition, assets, business or results of operations compared to the date the asset purchase agreement was signed.

The asset purchase agreement provides that any or all of the conditions described above may be waived. The Company does not currently expect to waive any material condition to the completion of the asset sale.

Termination of the Asset Purchase Agreement (see page 46)

The asset purchase agreement can be terminated under specified circumstances, which would prevent the asset sale from being closed. If the close of the asset sale does not occur by February 24, 2010, if the Company’s stockholders do not approve the asset sale or if a governmental entity prohibits the asset sale, then either party can terminate the asset purchase agreement. The Company may terminate the asset purchase agreement if federal legislation is passed that would result in the legalization of online gaming in the U.S. before the asset purchase agreement is closed. In addition, there are other circumstances where either the Company or Buyer can terminate the asset purchase agreement.

Termination Fee (see page 47)

If the asset purchase agreement is terminated under certain circumstances, the Company will be required to pay Buyer a $1 million termination fee.

Reimbursement of Initial Payment (see page 47)

If the asset purchase agreement is terminated under certain circumstances, the Company will be required to reimburse Buyer $1 million for the initial payment of the purchase price that was delivered by Buyer upon the execution of the asset purchase agreement.

Indemnification (see page 50)

The Company and Buyer have agreed to indemnify and hold each other harmless for damages and lost profits as a result of misrepresentation or breach of any representation or warranty or the failure to fulfill and observe any covenant or agreement contained in the asset purchase agreement. The representations and warranties extend for various periods depending on the nature of the claim. An escrow account will be established and Buyer will pay 20% of the future revenues due to the Company into the escrow account for two years to secure the Company’s indemnification obligations to Buyer. Damages must exceed $150,000 before the Company is required to pay the claims and the aggregate damages may not exceed $9 million. Any controversy, dispute or claim regarding the asset purchase agreement, including a claim about misrepresentation or breach of any representation or warranty is to be settled by arbitration.

Material U.S. Federal Income Tax Consequences of the Asset Sale (see page 39)

The Company will recognize a taxable gain on the asset sale equal to the difference between the amount realized from the asset sale and the adjusted tax basis of the assets sold and liabilities assumed. The Company expects to have sufficient federal net operating losses to offset the gain expected to be realized from the asset sale for regular federal income tax purposes. The Company will pay federal alternative minimum tax on the gain on asset sale. The Company will not be able to use California net operating losses to offset the gain from the asset sale because California suspended the use of net operating losses in 2009. The Company expects to pay California regular income tax on the gain on asset sale.

The Company does not expect that the asset sale will result in any federal or state income tax consequences for its stockholders since they will not receive any of the proceeds from the asset sale.

Required Approvals (see page 39)

Corporate approval of the asset sale requires the affirmative vote of the holders of a majority of the Company’s outstanding common stock in favor of the asset sale. Not voting, or abstaining on the vote, has the same effect as a vote against the asset sale.

In connection with the execution of the asset purchase agreement, Buyer and certain directors, executive officers and their affiliates entered into stockholder voting agreements to vote their shares of Company common stock in favor of approval of the asset sale and against the approval or adoption of any alternative transactions. These directors, executive officers and their affiliates also granted to Buyer a proxy to vote their shares of Company common stock in favor of approval of the asset sale and agreed not to transfer its shares of Company common stock prior to the expiration of the stockholder voting agreements. These directors, executive officers and their affiliates together own or control an aggregate of approximately 39% of the Company’s outstanding common stock. The form of stockholder voting agreement is attached to this proxy statement as Annex C.

The asset sale is subject to the absence of any action commenced before any governmental authority challenging the transaction. No filings are required to be made under the Hart-Scott-Rodino Act in connection with the asset sale.

Anticipated Accounting Treatment (see page 39)

For financial reporting purposes, the Company will report a gain from the asset sale based on the amount of the net proceeds received by the Company and the net book value of the assets sold. If the asset sale had closed on June 28, 2009 and had the Company received a $9.8 million payment at closing (this assumes that the

$12.3 million purchase price is reduced by $1.5 million in sponsorship revenue earned by the Company from PartyGaming for the period from July 10, 2009 until the close of the asset sale and accounts for the $1.0 million asset purchase agreement termination fee that was paid to Gamynia), the gain on the asset sale, net of income taxes, would have been approximately $6.2 million.

Appraisal Rights (see page 39)

Holders of the Company common stock are not entitled to appraisal rights in connection with the asset sale.

RISK FACTORS

In addition to the other information included in this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 23, you should carefully consider each of the risks described below before deciding whether to vote for approval of the asset sale. You should also read and consider the other information in this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 95.

Risks Related to the Asset Sale

If the Company fails to complete the asset sale, it may not be able to successfully complete another strategic transaction.

The consummation of the proposed asset sale with Buyer is subject to a number of closing conditions, including that the Company’s stockholders approve the asset sale. The obligation of Buyer to complete the transaction is also subject to the absence of a change in circumstances that are materially adverse to the Company’s financial condition, assets, business or results of operations. If the closing conditions for the transaction are not satisfied, then the asset purchase agreement can be terminated.

If the Company does not complete the asset sale, it will review all options for continuing operations, including seeking to identify and effect an alternative business combination, sale of assets or another similar strategic transaction or transactions. However, the Company may not be able to consummate such an alternative transaction on favorable terms, if at all, and a third party may not offer to purchase the Company’s assets for a price equal to or greater than the price proposed to be paid by Buyer. If the Company is unable to successfully consummate one or more alternative strategic transactions relating to its business, the Company will continue to execute on its current business plan.

If we fail to complete the Asset Sale, the Company’s business may be harmed.

The Company cannot predict whether it will succeed in obtaining the approval of its stockholders, or that the other conditions to close the asset sale will be satisfied. As a result, the Company cannot guarantee that the asset sale will be completed.

Following the Company’s public announcement of the asset sale, third parties may be unwilling to enter into material agreements with the Company. New and existing customers and business partners may prefer to enter into agreements with the Company’s competitors because such customers and partners perceive that its relationships are likely to be more stable. If the Company fails to complete the asset sale, the failure to maintain existing relationships or enter into new relationships may adversely affect the Company’s business, results of operations and financial condition.

Pending the completion of the asset sale, the Company may not make certain changes in the business and may not be able to enter into a business combination with another party.

Covenants in the asset purchase agreement impede the Company’s ability to enter into specified transactions that are not in the ordinary course of business pending completion of the asset sale. Existing and potential customers and vendors may not enter into sales and purchases transactions until the ownership and management of the business is clarified and employees and other key partners in the business may choose to leave the business due to uncertainties inherent in the asset sale process. Moreover, while the asset purchase agreement is in effect and subject to limited exceptions, the Company is prohibited from soliciting, initiating, encouraging, taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to, or entering into discussions or negotiations with regard to, an acquisition proposal with any third party, subject to specified exceptions. Any such acquisition proposal could be favorable to the Company’s stockholders.

The Company will incur significant expenses in connection with the asset sale and could be required to make significant payments if the asset purchase agreement is terminated under certain conditions.

The Company could be obligated to pay Buyer a $1 million termination fee and/or to reimburse Buyer $1 million for the initial payment of the purchase price if the asset purchase agreement is terminated under certain circumstances. In addition, the Company expects to pay legal fees, accounting fees and proxy costs whether the asset sale closes or not. Any significant expenses or payment obligations incurred by the Company in connection with the asset sale could adversely affect its financial condition and cash position.

If the asset sale disrupts the operations of the Company’s business and prevents the Company from realizing intended benefits, the business may be harmed.

The asset sale may disrupt the Company’s business and prevent it from realizing intended benefits as a result of a number of obstacles, such as: (i) the loss of key employees, customers or business partners; (ii) the failure to adjust or implement its business strategies; (iii) additional expenditures required to facilitate the asset sale transaction; and (iv) the diversion of management’s attention from the Company’s day-to-day operations.

Risks Related to the Business after the Asset Sale

The Company will become a development stage company with cash and investments, certain international sponsorship agreements and a participation in future WPT and PPT brand revenues, but no operating history on which investors can evaluate its ability to achieve stated business objectives.

After the asset purchase agreement is closed, substantially all of the Company’s operating assets other than cash, investments and certain other assets will be sold to Buyer. We will then become a development stage company with no historic operating results. We will generate revenues from the PokerStars international sponsorship agreements and we will have general and administrative expenses to remain a public company and to search for a new company to develop or acquire. There is no basis on which to evaluate our ability to achieve our business objective of acquiring or developing a new business. The Company does not have any specific merger, asset acquisition, reorganization or other business combination under consideration or contemplation and cannot guarantee that the Company will be able to successfully consummate any such transaction. We have not, nor has anyone on our behalf, had substantive discussions, formal or otherwise, with respect to such a transaction.

Buyer or alternatively Parent may not honor all of their obligations under the asset purchase agreement.

Buyer has made significant representations, warranties and commitments to the Company about various matters including the commitment to pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period. Buyer currently has no operations and Parent has guaranteed all of Buyer’s obligations under the asset purchase agreement. Buyer or alternatively Parent may not honor all of their obligations under the asset purchase agreement.

You will not receive protections afforded stockholders of certain blank check companies.

Until we acquire or develop a business, we may be deemed to be a “blank check” company under U.S. securities laws. Our cash and investments were not, however, obtained through an initial public offering with the intention of being used to acquire or develop a business like other blank check companies. Companies that complete an initial public offering and have less than $5.0 million of net tangible assets are regulated by Securities and Exchange Commission (“SEC”) Rule 419 that is designed to protect stockholders in blank check companies. Accordingly, Company stockholders will not receive the benefits or protections of that rule. Among other things, this means that our common stock is immediately tradable; at least 90% of the initial public offering proceeds are not held in an escrow account; investments are not restricted to deposits under the Federal Deposit Insurance Act, money market funds meeting the requirements of the Investment Company Act of 1940 or investments that are direct obligations of or guaranteed by the U.S.; investors will not have their investment refunded if they disapprove of a proposed acquisition; we are not obligated to spend at lease 80% of the funds held in escrow for an acquisition; and we will have longer than 18 months to complete a business combination.

Large blank check special purpose acquisition companies that complete an initial public offering and have more than $5.0 million of net tangible assets are also not protected by Rule 419. These companies, however, during the initial public offering process usually agree to restrictions in their certificate of incorporation that are similar to restrictions contained in Rule 419. Among other things, large blank check special purpose acquisition companies generally agree to place 85% or more of the initial public offering proceeds in an escrow account; investments are generally restricted to money market funds meeting the requirements of the Investment Company Act of 1940 or short-term U.S. government securities such as treasury bills; investors generally have their investment refunded if they disapprove of a proposed acquisition; they are generally obligated to spend 80% of the funds held in escrow for the acquisition and they generally have 18 to 24 months to complete a business combination. Our cash and investments were not, however, obtained through an initial public offering with the intention of being used to acquire or develop a new business like large blank check special purpose acquisition companies and we are not similarly restricted.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5.0 million or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•                  make a special written suitability determination for the purchaser;

•                  receive the purchaser’s written agreement to a transaction prior to sale;

•                  provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks,” as well as a purchaser’s legal remedies; and

•                  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Until the Company selects a particular industry or target business with which to complete a business combination, you will be unable to ascertain the merits or risks of the industry or business in which we may ultimately operate.

After the close of the asset sale, we intend to develop or acquire a company with principal business operations in an industry that we believe will provide significant opportunities for growth and we are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business or businesses with which we may ultimately enter a business combination. Although we will evaluate the risks inherent in a particular target business, we cannot assure you that all of the significant risks present in that target business will be properly assessed. Even if we properly assess those risks, some of them may be outside of our control or ability to affect.

Resources will be expended in researching potential acquisitions that might not be consummated.

The investigation of target businesses and the negotiation, drafting and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention in addition to costs for accountants, attorneys and others. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the business combination for any number of reasons including those beyond our control.

If an acquired business does not perform up to expectations, our financial condition and results of operations may be negatively impacted.

In order to meet our disclosure and financial reporting obligations under federal securities laws, and in order to develop and seek to execute strategic plans for how we can increase the revenues and/or profitability of a target business, realize operating synergies or capitalize on market opportunities, we must conduct a due diligence investigation of one or more target businesses. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business with which we combine, we cannot guarantee you that this diligence will surface all material issues or that factors outside of the target business and outside of our control will not later arise. If our diligence fails to identify issues specific to a target business, industry or the environment in which the target business operates, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our common stock. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

Rule 3a-2 of the Investment Company Act of 1940 allows companies that have a bona fide intent to engage primarily in a business other than that of investing in securities up to a one year period to engage in that other business activity. This exception may only be used once during a three-year period. We plan to seek the exemption under Rule 3a-2 of the Investment Company Act of 1940 to avoid being deemed to be an investment company.

We can invest our investment portfolio in U.S. government securities and other investments that qualify for an exception under Rule 3a-1 of the Investment Company Act of 1940 of the definition of what is an investment security if we believe that we may be deemed to be an investment company. By qualifying under this exception, we do not believe that our anticipated business activities will subject us to the requirements of the Investment Company Act of 1940. One part of our current investment portfolio, however, is a $3,850,000 investment in auction rate securities and related rights to put the securities to the broker holding the securities during the period June 30, 2010 to July 2, 2012 that could be deemed an investment security under the Investment Company Act of 1940. We may not be able to sell the auction rates securities and related put rights near par value until June 30, 2010 and invest the proceeds in investments that qualify for the exception under Rule 3a-1 of the Investment Company Act of 1940.

We may be deemed to be an investment company, as defined under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940, if, prior to the consummation of a business combination, we are viewed as engaging in the business of investing in securities or we own investment securities having a value exceeding 40% of our total assets. If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it difficult for us to complete a business combination, including:

•                  restrictions on the nature of and custodial requirements for holding our investments; and

•                  restrictions on our issuance of securities which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•                  registration as an investment company;

•                  adoption of a specific form of corporate structure; and

•                  reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

If we become subject to the Investment Company Act of 1940, compliance with these additional regulatory burdens would require additional costs and expenses. There can be no assurance that we are not deemed to be an investment company, as defined under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940 or that we will qualify for the exemptions under Rule 3a-1 or Rule 3a-2 of the Investment Company Act of 1940.

Nasdaq may determine that we are operating as a “public shell” and may decide to subject us to delisting proceedings or additional and more stringent continued listing criteria.

While Nasdaq has no bright-line or qualitative test for determining whether a particular company is a “public shell,” the exchange has expressed the opinion that the securities of companies operating as “public shells” may be subject to market abuses or other violative conduct that is detrimental to the interests of the investing public. Nasdaq has defined a public shell as a company with no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. Nasdaq may perform a facts and circumstances analysis to determine whether they believe that the Company is a “public shell”. Listed companies determined to be public shells by Nasdaq may be subject to delisting proceedings or additional and more stringent continued listing criteria.

There can be no guarantee that we will quickly identify a potential target business or complete a business combination.

The process to identify potential acquisition targets, to investigate and evaluate the future business prospects thereof and to negotiate an acceptable purchase agreement with one or more target companies can be time consuming and costly. We will incur operating losses, resulting from payroll, rent and other overhead and professional fees, while we are searching for a business to develop or acquire.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and could cause a change in control of our ownership.

Our Certificate of Incorporation authorizes the issuance of up to 100 million shares of common stock, par value $.001 per share, and 20 million shares of preferred stock, par value $.001 per share. There are approximately 76 million authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of the shares upon full exercise of our outstanding stock options). All of the 20 million shares of preferred stock are available for issuance.

The issuance of additional shares of our common stock or our preferred stock:

•                  may significantly reduce the equity interest of investors;

•                  may subordinate the rights of holders of common stock if we issue preferred stock with rights senior to those afforded to our common stock;

•                  will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards; and

•                  may adversely affect the market price for our common stock.

Similarly, if we issue debt securities, it could result in:

•                  default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•                  acceleration of our obligations to repay the indebtedness (even if we make all principal and interest payments when due) if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•                  our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•                  our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

Risks Related to the Current Business

In addition to the other information contained in this proxy statement, you should carefully consider each of the risks described below. Until the close of the proposed asset sale with Buyer, the Company expects to continue to execute its current business strategy. Except as specifically described below, the following discussion of risks related to the Company does not reflect changes to the Company’s business that may occur if it consummates the proposed asset sale with Buyer.

Our broadcast agreement with FSN does not provide for any broadcast fees to be paid to us, which could materially and adversely affect our results of operations.

Over the years, license fees received from U.S. broadcasters have been our most significant source of revenue. Our distribution agreement with FSN to broadcast Season Seven of the WPT television series does not provide for any license fees to be paid to us for the broadcast rights. We generate fees from sponsors by integrating sponsor logos and other advertising materials into our programs and around the broadcast of the shows. The Season Seven sponsors are FullTiltPoker.net in the U.S. and Mexico and PokerStars in Canada, certain European countries, Mexico and South America. We recently sold Season Seven in European countries that are not covered by the PokerStars agreement. In January 2009, we entered into a distribution agreement with FSN to broadcast Season Eight of the WPT television series on terms that are similar to the Season Seven agreement. We do not yet have any sponsors for Season Eight. We may be required to pay the cost to produce Season Eight shows for FSN and depending on the amount of sponsor revenues we are able to generate, the lack of license fees in our Season Eight FSN agreement could have a material adverse effect on our financial condition, results of operations and cash flows.

We have had broadcasting agreements with The Travel Channel, Game Show Network (“GSN”) and Fox Sports Net. There is no assurance that FSN will broadcast future seasons of the World Poker Tour, which would materially and adversely affect our results of operations.

In September 2008, we entered into an agreement with FSN to broadcast Season Seven of the WPT television series. In January 2009, FSN agreed to broadcast Season Eight of the WPT television series. If FSN elects to discontinue airing the WPT and we cannot replace our FSN agreement with an agreement with a comparable U.S. broadcaster, it may be difficult for us to obtain sponsorship funds, it will be detrimental to the viability of the WPT brand and, consequently, would have a material adverse effect on our financial condition, results of operations and cash flows.

Our ClubWPT.com business is currently heavily dependent upon television as a primary source for the generation of new subscribers and we need to find a more cost effective marketing tool to generate new subscribers, which if not achieved could materially and adversely affect our results of operations.

We spent $927,000 in the fourth quarter of 2008 and $220,000 in the first quarter of 2009 to produce 13 one-hour ClubWPT.com television shows to build awareness and drive traffic to our online subscription website ClubWPT.com. We were disappointed with the rate at which we converted ClubWPT.com television viewers to paying subscription customers at ClubWPT. In order for the ClubWPT business to become a viable business, we need to identify a more cost efficient marketing tool to generate new subscribers for ClubWPT. The number of paid subscribers at ClubWPT was constant throughout the second quarter of 2009 and increased in July 2009 as a result of a significant promotion by FSN. The number of paid subscribers could decrease in future quarters due to the lack of current spending on marketing for new players.

Our reliance on Centaurus Games, LLC (“Centaurus”) as a third party systems provider is subject to system security risks and business viability risks that could disrupt services provided to ClubWPT.com customers, and any such disruption could reduce our revenue, increase our expenses and harm our reputation.

Experienced computer programmers and hackers may be able to penetrate Centaurus’ network security and misappropriate confidential information, create system disruptions or cause shutdowns. In addition, computer programmers and hackers may be able to develop and deploy viruses, worms and other malicious software programs that attack their products or otherwise exploit security vulnerabilities in their products. As a result, we could lose existing or potential customers. Furthermore, we are Centaurus’ primary source of revenue. If we or other Centaurus customers do not provide sufficient business to them, they will face significant financial pressures. In the fourth quarter of 2008 and the first and second quarters of 2009, Centaurus experienced a cash flow shortfall and we agreed to defer the payment of certain amounts owed by Centaurus to us. It is possible that the deferral of the payment of amounts owed by Centaurus to us will continue throughout 2009. If Centaurus is not able to raise additional funding to finance their business, or if we or other Centaurus customers are not able to generate sufficient business for Centaurus, then Centaurus may not be able to continue to be a viable vendor for us. Our efforts to address these risks could result in business interruptions or delays, or the cessation of service and result in the loss of existing or potential customers that would reduce our revenues, increase our expenses and harm our reputation.

Rules and regulations governing sweepstakes, promotions and giveaways vary by state and country and our compliance with these rules and regulations could restrict or eliminate our ability to generate revenues at ClubWPT.com which could materially and adversely impact the viability of this business.

Changes in laws or regulations in various states or countries over sweepstakes, promotions and giveaways or a negative finding of law regarding the characterization of the type of online activity carried out on ClubWPT.com could result in our inability to obtain subscribers in those jurisdictions, which in turn could significantly impact our ability to generate revenue.

We may incur additional impairment charges to our auction rate securities portfolio and we are dependent on UBS AG to repurchase these investments from us.

As of June 28, 2009, we had $3,900,000 of principal invested in auction rate securities. The types of ARS investments that we own are backed by student loans, are guaranteed under the Federal Family Education Loan Program and are AAA or Aaa rated. The estimated fair value of our ARS holdings at June 28, 2009 was $3,455,000, which reflects a $445,000 impairment loss.

We entered into an agreement with UBS that requires UBS to buy our ARS at par value during the period June 30, 2010 to July 2, 2012. We have valued that right at $445,000 at June 28, 2009. We have given UBS the right to sell our ARS before that period if they are able to find a buyer that is willing to pay par value for our ARS. UBS has provided a $2,661,000 line of credit to us, secured by the ARS held by them, which we drew down in February 2009. At June 28, 2009, $2,647,000 was outstanding under the line of credit.

UBS’s obligation to repurchase our ARS is not secured by their assets and does not require UBS to obtain any financing to support their performance obligations. UBS has disclaimed any assurance that they will have sufficient financial resources to satisfy their obligations and the obligations are not guaranteed by any other party.

If uncertainties in the capital and credit markets continue, these markets deteriorate further or we experience any ratings downgrades on any ARS investments in our portfolio, we may need to further impair the value of our ARS portfolio, which could negatively affect our financial condition and results of operations. We are also dependant on UBS to repurchase our ARS portfolio at par value and that obligation is subject to performance risk on the part of UBS.

Our success depends on our brands and any future brands we may develop, and if the value of our brands were to diminish, our business would be adversely affected.

Our success depends on our World Poker Tour and Professional Poker Tour brands, which consist of a portfolio of trademarks, service marks and copyrighted materials. Our portfolio includes, but is not limited to, existing and future episodes of the televised programming produced in connection with our existing and future brands and certain elements of these episodes, trade names and other intellectual property rights. In connection with our branding and licensing operations, we entered into agreements with Brandgenuity LLC (“Brandgenuity”) and other licensing agents in international territories to seek licensing opportunities for the WPT brand. While specific contractual provisions require that the licensees brought to us by Brandgenuity maintain the quality of our brand, we cannot be certain that our licensees or their manufacturers and distributors will honor their contractual obligations or that they will not take other actions that will diminish the value of our brand prior to our ability to detect and prevent any such actions.

There is a risk that we may not be able to protect the format of our episodes, our current and future brands and our other proprietary rights.

We are susceptible to others imitating our television show format and other products and infringing on our intellectual property rights. We currently believe that several competitive poker-related television programs use exhibition methods and technology that might infringe on one or more claims of our pending patent applications. We have issued letters to some of the producers of these programs, notifying them that we have intellectual property rights in such technology and that we intend to vigorously enforce such rights in order to protect our proprietary processes. These and other producers of poker-related programming may be well established and may have significantly greater resources than we do. Litigation may be necessary to enforce our intellectual property rights and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense, may reduce our profits and may not adequately protect our intellectual property rights upon which we are substantially dependent. In addition, the laws of certain foreign countries do not always protect intellectual property rights to the same extent as the laws of the U.S. Imitation of our television show formats and other products or infringement of our intellectual property rights could diminish the value of our brands or otherwise adversely affect our revenues.

Any litigation or claims against us based upon our intellectual property or other third party rights, whether or not successful, could result in substantial costs and harm our reputation. In addition, such litigation or claims could force us to do one or more of the following: to cease exploitation of our television series and related products or portions thereof that violate the potentially infringed third party rights or intellectual property, which would adversely affect our revenue; to negotiate a license from the holder of the intellectual property or other right alleged to have been infringed, which license may not be available on reasonable terms, if at all; or to modify our television series and related products or portions thereof to avoid infringing the intellectual property or other rights of a third party, which may be costly and time-consuming or impossible to accomplish.

Early termination of our agreements with member casinos or violation by member casinos of the restrictive covenants contained in these agreements could negatively affect the size of telecast audiences and lead to declines in the performance of our other lines of business.

We entered into written agreements with all of the “member casinos” that host WPT tournament stops. The WPT agreements were originally for a term of five years and, although some member casinos have a bilateral option, most of the agreements provided us with a unilateral option to renew on the same terms for another five years. In September 2004, we exercised our right to renew most of these agreements. However, in each year after its first year of participation, the member casino may elect to withdraw its tournament from the WPT lineup and terminate the agreement by giving us notice by a specified date or, if earlier, a specified length of time before the date of the tournament, which is generally four to six months. While the agreement is in effect and for varying periods of time thereafter, the member casino is prohibited from televising the tournament itself, permitting any third party to televise the tournament or licensing its name, trademarks or likeness to any other party in conjunction with the telecast of a poker tournament. If a significant number of these casinos were to terminate the agreements and/or allow a competing company to telecast their tournaments after their expiration for the restricted time period, this could result in a decline in our future telecast audiences, which in turn would lead to declines in the performance and success of our other lines of business. To date, twelve member casinos that hosted WPT tour stops no longer participate as hosts of WPT events. We replaced each of these venues with other tour stops and do not believe that the change in tour venues has had a significant impact on the quality of the tour or on our business. If one or more member casinos were to breach the exclusivity provisions of their contracts with us by letting a competing company telecast their tournaments within the restricted time period, litigation may be necessary to enforce those rights. Any litigation could result in substantial expense.

Termination or impairment of our relationships with key licensing and strategic partners could adversely affect our revenues and results of operations.

We have developed relationships with key strategic partners in many areas of our business, including poker tournament event sponsorship, merchandise licensing, corporate sponsorship and international distribution. We hope to derive significant income from our licensing arrangements and our agreements with our strategic partners are vital to finding these licensing arrangements. If we were to fail to manage our existing licensing relationships, this failure could have a material adverse effect on our financial condition and results of operations. We would also be materially adversely affected if we were to lose our rights under any of our other key contracts or if the counterparty to any of these contracts were to breach its obligations to us. We rely on a limited number of contracts under which third parties provide us with services vital to our business.

These agreements include:

•                  our agreement with PartyGaming, pursuant to which PartyGaming agreed to pay us fees for sponsoring international broadcasts of our programming in international territories, subject to certain requirements regarding the type and amount of advertising and branding we are able to provide them;

•                  our agreement with Brandgenuity, pursuant to which it negotiates third party consumer product licensing agreements; and

•                  our agreement with Centaurus, pursuant to which they operate and manage our online subscription website, ClubWPT.com.

If our relationship with any of these or certain other third parties were to be interrupted, or the services provided by any of these third parties were to be delayed or deteriorate for any reason without being adequately replaced, our business could be materially adversely affected. If we are forced to find a replacement for any of these strategic partners, this could create disruption in our business and may result in reduced revenues, increased costs or diversion of management’s attention and resources.

In addition, while we have significant control over our licensed products and advertising, we do not have operational and financial control over these third parties, and we have limited influence with respect to the manner in which they conduct their businesses. If any of these strategic partners experiences a significant downturn in its business or were otherwise unable to honor its obligations to us, our business could be materially disrupted.

The loss of the services of Steven Lipscomb or other key employees or on-air talent, or our failure to attract key individuals could adversely affect our business.

We are highly dependent on the services of Steven Lipscomb, who is the creator and Executive Producer of the WPT and PPT television series and currently serves as our President and Chief Executive Officer. We do not currently have an employment contract with Mr. Lipscomb and he may elect to decrease the level of his involvement with us or terminate his employment with us altogether.

Our continued success is also dependent upon retention of other key management executives and upon our ability to attract and retain employees and on-air talent to implement our corporate development strategy and our branding and licensing efforts. The loss of some of our senior executives, or an inability to attract or retain other key individuals, could materially adversely affect us. Growth in our business is dependent, to a large degree, on our ability to retain and attract such employees. We seek to compensate and provide incentives to our key executives, as well as other employees, through competitive salaries, stock ownership and bonus plans, but we can make no assurance that these programs will allow us to retain key employees or hire new employees. In addition, our future success may also be affected by the potential need to replace our key on-air talent.

Members of our Board of Directors own a large number of the outstanding shares of our common stock and are able to significantly influence our management and operations.

Three members of our Board own 6,714,492 shares of our common stock, representing approximately 33% of our voting power as of June 28, 2009. As a result, these three individuals have a significant impact on the outcome of all matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated ownership could discourage others from pursuing a potential merger, takeover or other change of control transaction. As a result, the return on investment in our common stock through the market price of our common stock or ultimate sale of our business could be adversely affected.

Our Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

Our authorized capital includes 20 million shares of undesignated preferred stock. Our Board has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, subject to certain limitations on this power under Nasdaq listing requirements. Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our Board to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our Company that are not approved by our Board. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

Our quarterly results may fluctuate, causing fluctuation of our stock price that may negatively affect the value of our common stock.

Under our sponsorship agreements for the WPT and PPT, revenues are recognized as each episode is aired. Therefore, our quarterly revenue can fluctuate significantly depending on the number of episodes aired in any one quarter. In addition, the sales of consumer products that utilize our licensed intellectual property vary greatly, due to holiday seasons, school schedules and other outside factors. As a result, our financial results can be expected to fluctuate significantly from quarter to quarter, leading to volatility and a possible adverse effect on the market price of our common stock.

Risks Related to the Current Industry

Our television programming may be unable to maintain a sufficient audience for a variety of reasons, many of which are beyond our control.

Television production is a speculative business because revenues and income derived from television depend primarily upon the continued acceptance of that programming by the public, which is difficult to predict. Public acceptance of particular programming is dependent upon, among other things, the quality of the programming, the strength of networks on which the programming is telecast, the promotion and scheduling of the programming and the quality and acceptance of competing television programming and other sources of entertainment and information. Popularity of programming can also be negatively impacted by excessive telecasting of the programming beyond viewers’ saturation thresholds.

Our ability to create and sponsor our television programming profitably may be negatively affected by adverse trends that apply to the television production business generally.

Television revenues and income may be affected by a number of factors, many of which are not within our control. These factors include a general decline in television viewers, pricing pressure in the television advertising industry, strength of the stations on which our programming is telecast, general economic conditions, increases in production costs and availability of other forms of entertainment and leisure time activities. All of these factors, as well as others, may quickly change and these changes cannot be predicted with certainty. Our future sponsorship opportunities may also be adversely affected by these changes. Accordingly, if any of these changes were to occur, the revenues we generate from television programming could decline.

A decline in general economic conditions or the popularity of our brand of televised poker tournaments could adversely impact our business.

Because our operations are affected by general economic conditions and consumer tastes, our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers’ disposable incomes and thus a decline in general economic conditions could, in turn, have a material adverse effect on our business, operating results and financial condition and the price of our common stock. An economic decline could also adversely affect our corporate sponsorship business, sales of our branded merchandise and other aspects of our business.

The continued popularity of our type of poker entertainment is vital in maintaining the ability to leverage our brand and develop products or services that appeal to our target audiences, which, in turn, is important to our long-term results of operations. Public tastes are unpredictable and subject to change and may be affected by changes in the country’s political and social climate. A change in public opinion could have a material adverse effect on our business, operating results and financial condition and, ultimately, the price of our common stock.

The political or social climate regarding gaming and poker could negatively impact our ability to negotiate future telecast license arrangements and could negatively impact our chances of renewal.

Although the popularity of poker, in particular, and gaming, in general, has continued to grow in the U.S. and abroad, gaming has historically experienced backlash from various constituencies and communities. Currently, the legal operational status of Internet-based casinos and card rooms remains unclear in some countries. The U.S. government has taken steps to curb activities that it believes constitutes unlawful online gaming, through legislation such as the Unlawful Internet Gambling Enforcement Act of 2006 and through arrests of off-shore online gaming operators traveling in the U.S.

Based on the uncertain regulatory environment surrounding the marketing and promotion of Internet-based casinos and card rooms to viewers in the U.S., FSN, the Travel Channel and GSN, which have final edit rights to the shows that they telecast, have indicated that they will not display the “dot net” names or logos of Internet-based casinos and card rooms in their telecasts, although they have expressed a willingness to display names and logos from strictly play-for-free websites and from our member casinos. However, if FSN, the Travel Channel and GSN elect not to allow the display of “dot net” logos on the WPT, we may not be able to attract other Internet-based casino sponsors or retain existing online card rooms sponsoring our tour. Additionally, increased regulatory scrutiny on Internet gambling sites may eliminate these sites as sources of advertising revenue for television networks that exhibit poker-related programming, thereby potentially impacting the value of such programming to these networks.

The television entertainment market in which we operate is highly competitive and competitors with greater financial resources or marketplace presence may enter our markets to our detriment.

We compete with other poker-related television programming, including ESPN’s coverage of the “World Series of Poker” and its “World Series of Poker” Circuit Events, NBC’s exhibition of the National Heads-Up Poker Championship and Poker After Dark television shows and GSN’s exhibition of the High Stakes Poker, among others. These and other producers of poker-related programming may be well established and may have significantly greater resources than we do. Based on the popularity of these poker-related televised programs, we believe that additional competing televised poker programs may currently be in development or may be developed in the future. Our programming also competes for telecast audiences and advertising revenue with telecasts of mainstream professional and amateur sports, as well as other entertainment and leisure activities. These competing programs and activities, and the brands that they build may decrease the popularity of the WPT or PPT television series and dilute the WPT brand. This would adversely affect our operating results and financial condition and, ultimately, the price of our common stock.

Mixed signals from the United States Justice Department may continue to create an unequal playing field in the U.S. poker market that may adversely affect our ability to monetize our brands.

The United States Department of Justice has publicly expressed its opinion that providing online gaming services (including poker) to U.S. residents violates the Interstate Wire Act of 1961 and perhaps other state and federal statutes. In the last seven years, off-shore companies that provide online poker services have grown a multi-billion dollar market in the U.S. These companies spend tens of millions of dollars a month in the U.S. market to build their brands and the businesses attached to those brands. The largest online businesses that take bets in the U.S. have begun funding their own television shows and land-based poker tours that are directly competitive with Company’s brands. If this trend continues, the extensive resources of these online entities could have an impact on the Company’s future ability to build its brands in the U.S. and other markets.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which the Company refers you in this proxy statement, contain forward-looking statements about the Company’s plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the asset sale, the anticipated purchase price to be received by the Company at the close of the asset sale, the participation in gaming and other revenues earned on the future use by Buyer of the purchased assets, other information relating to the asset sale, information relating to the Company’s consideration of strategic alternatives should the asset sale not be completed in a timely manner or at all, and any other statements about management’s future expectations, beliefs, goals, plans or prospects. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “forecast,” “potential,” “contemplate,” “could,” “would,” “may,” “will” and “can” or similar words. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information, and may involve known and unknown risks over which the Company has no control, including, without limitation:

•                  the ability of the Company to complete the proposed asset sale;

•                  the satisfaction of the conditions to consummate the asset sale, including the approval of the asset sale by the Company’s stockholders;

•                  the occurrence of any event, change or other circumstance that could give rise to the termination of the asset purchase agreement;

•                  the outcome of any legal proceeding that may be instituted against the Company or others following the announcement of the asset purchase agreement;

•                  the amount of the costs, fees and expenses related to the asset sale;

•                  indemnification amounts potentially payable by the Company in connection with the asset sale;

•                  the potential value created by the proposed asset sale for the Company’s stockholders;

•                  the Company’s results of operations, financial condition and businesses, and the expected impact of the asset sale on the Company’s financial and operating performance; and

•                  general industry, market and competitive conditions.

These and other risks are described in greater detail in the section entitled “Risk Factors” beginning on page 12 of this proxy statement. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this proxy statement represent the Company’s views only as of the date of this proxy statement and should not be relied upon as representing the Company’s views as of any subsequent date. The Company anticipates that subsequent events and developments may cause its views to change. However, while the Company may elect to update these forward-looking statements publicly at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law, either as a result of new information, future events or otherwise. The Company’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, joint ventures or investments it may make. In particular, unless otherwise stated or the context otherwise requires, the Company has prepared this proxy statement as if it were going to remain an independent, standalone company. If the Company consummates the asset sale, the descriptions of its strategy, future operations and financial position, future revenues, projected costs and prospects and the plans and objectives of management in this proxy statement may no longer be applicable.

THE SPECIAL MEETING

The Company is furnishing this proxy statement to you, as a stockholder of the Company, as part of the solicitation of proxies by the Company’s Board for use at the Special Meeting of stockholders and any adjournments or postponements of the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 at 10:00 a.m. on October 30, 2009. This proxy statement is first being furnished to the Company’s stockholders on or about October 5, 2009.

Purposes of the Special Meeting

The purposes of the Special Meeting are to consider and act upon the following matters:

1.               To approve the sale of substantially all of the Company’s operating assets other than cash, investments and certain other assets pursuant to the asset purchase agreement, dated as of August 24, 2009, by and between Buyer and the Company as described in this proxy statement. A copy of the asset purchase agreement is attached as Annex A to this proxy statement.

2.               To approve an amendment to the Company’s Certificate of Incorporation to change the Company’s name to ante4, Inc. upon the close of the asset sale.

3.               To adjourn the Special Meeting, if necessary for a period of not more than 30 days, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the asset sale.

Stockholders will also consider and act on any other matters that may properly come before the Company Special Meeting or any adjournment or postponement thereof.

Recommendation of the Company’s Board of Directors

The Company’s Board believes that the sale of substantially all of the operating assets of the Company other than cash and investments pursuant to the asset purchase agreement as described in this proxy statement is advisable, fair to, and in the best interests of the Company and its stockholders and has unanimously approved the asset sale. The Company’s Board unanimously recommends that Company stockholders vote “FOR” Proposal No. 1 to approve the asset sale. Upon the close of the asset sale, the Company has agreed with Buyer to change the Company’s name and has selected the new name ante4, Inc. The Company’s Board unanimously recommends that the Company stockholders vote “FOR” Proposal No. 2 to approve an amendment to the Company’s Certificate of Incorporation to change the Company’s name to ante4, Inc. upon the close of the asset sale.

The Company’s Board has determined and believes that adjourning the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the asset sale is advisable, fair to, and in the best interests of, the Company and its stockholders and has unanimously approved such proposal. The Company’s Board unanimously recommends that stockholders vote “FOR” Proposal No. 3 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the asset sale.

Record Date and Voting Power

Only holders of record of Company common stock at the close of business on the record date, September 10, 2009, are entitled to notice of, and to vote at, the Special Meeting. There were approximately 6,750 holders of record of the Company common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, the Company is unable to estimate the total number of stockholders represented by these record holders. At the close of business on the record date, 20,603,333 shares of Company common stock were issued and outstanding. Each share of the Company’s common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Principal Stockholders of the Company” on page 94 of this proxy statement for information regarding persons known to the Company’s management to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the Company’s Board of Directors for use at the Special Meeting.

If you are a stockholder of record of the Company as of the record date referred to above, you may vote in person at the Special Meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the special meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting if you have already voted by proxy.

If your shares are registered directly in your name, you may vote:

•                  Over the Internet.  Go to the website of the Company’s vote tabulator, Wells Fargo Bank N.A. Shareholder Services, at http://www.eproxy.com/wpte and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•                  By Telephone.  Call 1-800-560-1965 toll-free from the U.S. or Canada and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•                  By Mail.  Complete, sign and date the enclosed proxy card and mail it in the enclosed postage-paid envelope to Wells Fargo Bank N.A. Shareholder Services. Your proxy will be voted according to your instructions.

•                  In Person at the Meeting.  If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank, broker or other nominee, you may vote:

•                  Over the Internet or By Telephone.  You will receive instructions from your bank, broker or other nominee if you are permitted to vote over the Internet or by telephone.

•                  By Mail.  You will receive instructions from your bank, broker or other nominee explaining how to vote your shares.

•                  In Person at the Meeting.  Contact the bank, broker or other nominee that holds your shares to obtain a proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

All properly executed proxies that are not revoked will be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting in accordance with the instructions contained in the proxy. If a stockholder executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the asset sale, “FOR” Proposal No. 2 to change the Company’s name to ante4, Inc. and “FOR” Proposal No. 3 to adjourn the Special Meeting, if necessary for a period of not more than 30 days, to solicit additional proxies if there are not sufficient votes in favor of the asset sale proposal in accordance with the recommendation of the Company’s Board.

Any Company stockholder of record voting by proxy, other than those stockholders who have executed a voting agreement, has the right to revoke the proxy at any time before the polls close at the special meeting by sending a written notice stating that it would like to revoke its proxy to the Secretary of the Company, by voting again over the Internet or by telephone, by providing a duly executed proxy card bearing a later date than the proxy being revoked or by attending the Special Meeting and voting in person. Attendance alone at the Special Meeting will not revoke a proxy. A beneficial owner of the Company’s common stock that holds shares in “street name” must follow directions received from the bank, broker or other nominee that holds the shares to change its voting instructions.

Quorum and Required Vote

The presence, in person or represented by proxy, at the Special Meeting of holders of a majority of the shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. If the Company’s stockholders do not vote by proxy or in person at the Special Meeting, the shares of common stock of such stockholders will not be counted as present for the purpose of determining a quorum. If a quorum is not present at the Special Meeting, the Company expects that the Special Meeting will be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. A “broker non-vote” occurs when a broker is not permitted to vote because the broker does not have specific voting instructions from the beneficial owner of the shares.

The affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock as of the record date for the Special Meeting is required to approve Proposal No. 1 relating to the approval of the asset sale. A failure to submit a proxy card or vote at the Company’s Special Meeting, or an abstention, vote withheld or “broker non-vote” for the proposal to approve the asset sale will have the same effect as a vote against the approval of the asset sale. The affirmative vote of the holders of a majority of the Company’s common stock present in person or represented by proxy at the Special Meeting is required to approve the change in the Company’s name to ante4, Inc. and the adjournment of the Special Meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1 relating to the approval of the asset sale. A failure to submit a proxy card or vote at the Special Meeting, or an abstention, vote withheld or “broker non-vote” will have no effect on the outcome of the proposals to change the Company’s name to ante4, Inc. and to adjourn the Special Meeting for the purpose of soliciting additional proxies.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of the Company may solicit proxies from the Company’s stockholders by personal interview, telephone, facsimile or other electronic means. The Company will pay the costs of the solicitation of proxies from stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of the Company common stock for the forwarding of solicitation materials to the beneficial owners of the Company common stock. The Company will reimburse these brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

The Company has retained The Altman Group, a proxy solicitation firm, to assist in the solicitation of proxies for this Special Meeting for a fee of approximately $6,000 plus reimbursement of out-of-pocket expenses.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the Company’s stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding.

The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies of this proxy statement should be directed to: Investor Relations, WPT Enterprises, Inc., 5700 Wilshire Blvd., Suite 350, Los Angeles, CA 90036.

Other Matters

As of the date of this proxy statement, the Company’s Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the Special Meeting, or any adjournment or postponement of the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE ASSET SALE

Background of the Asset Sale

The Company’s Board of Directors has from time to time in recent years engaged with senior management in strategic reviews and considered ways to enhance the Company’s performance and prospects. These reviews have included the consideration of potential transactions with third parties to further the Company’s strategic objectives together with the potential benefits and risks of those transactions. These strategic reviews have on several occasions included exploratory discussions regarding potential financing transactions or strategic transactions, including a formal process in early 2006 during which the Company hired Thomas Weisel Partners LLC to openly explore alternative opportunities. That process concluded in September 2006 with no formal offers for the Company.

In the fourth quarter of 2008, a member of the Company’s management provided publically-available data to a number of current and prospective customers in order to develop business opportunities. These companies were comparing the size of the Company’s market capitalization to the amount of proposed WPT television sponsor arrangements and new business venture commitments and they were concluding that it may make more sense to consider purchasing the Company rather than to enter into the proposed business opportunities. These conditions added to the challenge of the sales process for the Company.

On January 6, 2009, Mr. Lipscomb had a telephone call with the Chief Financial Officer of Company A, a non-U.S. online poker company that is a customer of the Company. Mr. Lipscomb described the WPT China business and asked if there was interest in entering into a merger or acquisition transaction with WPT China. The Chief Financial Officer of Company A said that they had recently looked at the China business prospects and they decided not to invest in that market in the short term. Mr. Lipscomb and the Chief Financial Officer then had a discussion about the Company’s business including the international sponsorship of the WPT television series. At the conclusion of this discussion, the Chief Financial Officer of Company A asked if the Company would entertain a merger or acquisition transaction. Mr. Lipscomb responded that the Company was always open to proposals that would maximize stockholder value. Mr. Lipscomb informed the Chief Financial Officer of Company A that the Company was negotiating a non-U.S. online gaming brand licensing deal that would effectively prevent a merger or acquisition transaction with another online gaming company in the short to medium term. The Chief Financial Officer of Company A said he would discuss the situation with the management and owners of Company A.

On January 9, 2009, the Chief Financial Officer of Company A told Mr. Lipscomb that the management and owners of Company A had not yet made a decision about making an offer for the Company. On January 19, 2009, the Chief Financial Officer of Company A sent an email to Mr. Lipscomb again stating the same information. He also asked if the proposed non-U.S online gaming brand licensing deal would be extended to include the U.S. market. Mr. Lipscomb then called the Chief Financial Officer of Company A and was informed that the management and owners of Company A were not able at that time to consider a business combination with the Company.

On January 27, 2009, while attending the International Gaming Exposition to discuss merger and acquisition options for WPT China with interested parties, Mr. Lipscomb and members of the Company’s management met with the management of Buyer. In addition to discussing merger and acquisition options for the WPT China business, the discussion covered future television sponsorship of the WPT television series and other ways of working together. At the conclusion of that discussion, the management of Buyer said that it might make more sense for Buyer to acquire the Company. The Company’s management said that the Company was always open to opportunities that would maximize stockholder value. The meeting ended with the management of Buyer asking for due diligence materials in order to formulate an offer to buy the Company.

On January 27, 2009, Mr. Lipscomb and members of the Company’s management met with the management of Gamynia. The purpose of the meeting was to further ongoing discussions aimed at licensing the WPT brand to Gamynia in exchange for a percentage of online gaming revenues in the non-U.S. online poker market.

On January 28, 2009, Mr. Lipscomb and members of the Company’s management met with the management of Company D, a non-U.S. online gaming company. The purpose of the meeting was to discuss the possibility of Company D entering into a merger or acquisition transaction with WPT China. At the conclusion of those discussions, Mr. Lipscomb met separately with the Chief Executive Officer of Company D. During that meeting, the Chief Executive Officer of Company D expressed his interest in entering into a merger or acquisition transaction with the Company. Mr. Lipscomb said that the Company was negotiating a non-U.S. online gaming brand licensing deal that would make such a transaction unlikely in the short or medium term but that the Company’s Board was always interested in opportunities that could maximize stockholder value. The Chief Executive Officer of Company D said that he would consider such a transaction, but he doubted that he would be able to move forward with such a transaction at the present time. The two Chief Executive Officers’ spoke again on January 30, 2009. During that call, the Chief Executive Officer of Company D again expressed his desire to find a way for Company D to acquire the Company. On February 3, 2009, Mr. Lipscomb sent an email to the Chief Executive Officer of Company D letting him know that the non-U.S. online gaming brand licensing discussions were progressing quickly and that he needed to let him know if broader discussions should take place.

On January 30, 2009, the Company’s Board held a telephonic meeting with management to review the latest version of the 2009 budget. At the conclusion of the budget discussion, Mr. Lipscomb updated the Board about the status of the ongoing negotiations with Gamynia to license the Company’s brand in exchange for a share of non-U.S. online gaming revenues, including the potential risks and rewards of such a deal. While Mr. Lipscomb believed the deal could produce significant yearly net revenues, he expressed the concern that it could also negatively impact the Company’s international WPT television series sponsorship revenues. The deal could also restrict the Company ability to enter into a merger or acquisition transaction with other online gaming companies. Mr. Lipscomb also informed the Board about the discussions with Buyer and Company A. The Board directed Mr. Lipscomb to continue the brand licensing discussions with Gamynia and to provide due diligence materials to Buyer.

Later that day, Mr. Lipscomb received a telephone call from a Senior Partner in a media company, Company E. The Senior Partner expressed in that call and in an email the same day that he had an interest in receiving due diligence information about the Company. From February 4, 2009 to April 23, 2009 the Company and Company E engaged in numerous phone calls, meetings and emails where the Company provided due diligence materials to Company E. On February 15, 2009, Mr. Lipscomb informed the Senior Partner of Company E that the Company’s management did not want any representatives of Company E having contact with WPT sponsors or potential sponsors because of the potential to affect those relationships and the deals currently being discussed.

On February 9, 2009, the Company provided due diligence materials to Buyer. On March 20, 2009, the Company responded to due diligence questions raised by Buyer.

On February 10, 2009, the Company’s Audit Committee held one of its two quarterly meetings. During that meeting, Mr. Lipscomb updated the three Board members that are also Audit Committee members on the progress of the potential non-U.S. online gaming brand licensing deal with Gamynia as well as the ongoing discussions with Buyer and Companies A, D and E.

On February 17, 2009, the Company issued its fourth quarter earnings release and disclosed that the Company was having discussions with current and potential customers about strategic ways to maximize the value of the WPT brand in the U.S. and foreign markets. The Company also disclosed that it had provided confidential information to certain of these parties in order to facilitate the discussions, that the Company was not able to predict the outcome of these discussions and that no particular strategic alternative had been chosen.

On February 18, 2009, the Chief Executive Officer of Company F, a non-U.S. online poker company that is a customer of the Company, attempted to contact Mr. Lipscomb and Mr. Lipscomb asked him to call to discuss his interests. On February 25, 2009, Mr. Lipscomb sent an email to the Chief Executive Officer of Company F letting him know that the non-U.S. online gaming brand licensing deal was developing quickly. The Chief Executive Officer of Company F and Mr. Lipscomb held a telephone call later that day and the Chief Executive Officer of Company F asked Mr. Lipscomb if the Company would be open to an offer to acquire the Company. Mr. Lipscomb let the Chief Executive Officer of Company F know that the Board was always open to opportunities that would maximize stockholder value. Later that day, the Chief Executive Officer of Company F sent an email to Mr. Lipscomb offering to pay $3 to $5 million for the Company’s assets and an earn out based on future revenues. Mr. Lipscomb did not receive the email until March 2, 2009.

On February 26, 2009, the Company’s Board met with management to discuss the progress of the third party discussions about WPT China. After completing this presentation, the Board received an update regarding management actions to evaluate strategic alternatives for the Company. Mr. Lipscomb discussed the progress the

Company is making in transforming from a primarily licensed-based revenue company to a primarily sponsor-based revenue company. He then discussed the risks facing a primarily sponsor-based revenues company. He acknowledged the difficulty in making multi-million dollar sponsor revenue deals when the market capitalization of the Company was $6-8 million. Mr. Lipscomb then updated the Board regarding the discussions with Buyer, Gamynia and Companies A, D and E.

On February 27, 2009, the Chief Financial Officer of Buyer called a member of the Company’s management and told him that the board of directors of Buyer would be meeting in early March 2009 and that, if his Board agreed, he may present an offer to purchase the Company on March 6, 2009.

On March 2, 2009, the Senior Partner in Company E and Mr. Lipscomb spoke about the status of the due diligence performed by Company E and Mr. Lipscomb updated the Senior Partner about the Company’s recent business results. The Senior Partner in Company E told Mr. Lipscomb that a formal offer to purchase certain of the Company’s assets would be sent to Mr. Lipscomb by March 6, 2009.

On March 4, 2009, Mr. Lipscomb sent an email to the Chief Executive Officer of Company F with questions about the details of the offer Company F made to acquire certain of the Company’s assets. On March 5, 2009, Mr. Lipscomb and the Chief Executive Officer of Company F spoke by telephone. In that conversation, Mr. Lipscomb learned that Company F would need to raise cash from its stockholders to fund the up front payment contained in the offer. The Chief Executive Officer of Company F felt that he could raise the purchase price from his stockholders and that he was open to creating a meaningful ongoing participation in future operations of the World Poker Tour brand for the Company. On March 16, 2009, due diligence information was sent to the Chief Executive Officer of Company F.

On March 4, 2009, the Company gave permission to Company E to make a proposal to acquire the Company. On March 6, 2009, Company E emailed an offer letter to Mr. Lyle Berman and Mr. Lipscomb. Company E offered to pay $4 million at closing for certain of the Company’s assets and $6 million over six years secured by the assets purchased by Company E. Company E requested a 30 day exclusive period to negotiate a transaction.

Mr. Lipscomb sent an email to the Senior Partner of Company E on March 6, 2009 informing him that the proposal would be discussed with Mr. Berman on March 10, 2009. On March 10, 2009, Mr. Lipscomb informed the Senior Partner of Company E that the conversation with Mr. Lyle Berman was delayed until March 11, 2009. On March 11, 2009 Mr. Lyle Berman and Mr. Lipscomb spoke about the offer made by Company E.

On March 11, 2009, Mr. Lipscomb had a telephone call with Mr. Lyle Berman about the Company F offer. Mr. Berman directed Mr. Lipscomb to provide due diligence to Company F, investigate Company F’s ability to pay the upfront money contained in the offer and evaluate the likelihood that Company F could deliver on any potential upside from using the World Poker Tour brand. Due diligence was sent to Company F on March 16, 2009.

On March 17, 2009, Mr. Lipscomb informed the Senior Partner of Company E that he would speak to Mr. Bradley Berman about the Company E offer. On March 17, 2009, Mr. Lipscomb spoke with Mr. Bradley Berman about the Company E offer. Mr. Lipscomb then emailed a counter offer to the Senior Partner of Company E.

The Senior Partner of Company E called Mr. Lipscomb on March 18, 2009 to discuss the counter offer. The Senior Partner of Company E informed Mr. Lipscomb that he would respond to the counter offer. Mr. Lipscomb spoke with Mr. Lyle Berman later that day. They discussed the offers made by Company E and Company F. Mr. Lyle Berman directed Mr. Lipscomb to contact the Senior Partner of Company E to determine if a structure could be created where Company E and Company F each acquired certain of the Company’s assets. Mr. Lyle Berman and Mr. Lipscomb also discussed the prospective non-U.S. online gaming brand licensing deal with Gamynia. Later that day, the Senior Partner of Company E and Mr. Lipscomb discussed the possibility that Company E and Company F could each acquire certain of the Company’s assets. The Senior Partner of Company E told Mr. Lipscomb that he would consider this alternative structure.

On March 18, 2009, the Chief Financial Officer of Buyer communicated the broad terms of a proposal to a member of the Company’s management. Buyer was offering to acquire all of the Company’s assets other than cash and investments for $7 million. The Chief Financial Officer of Buyer said that this proposal was not a binding offer and that the proposal was subject to the approval of the board of directors of Buyer as well as the completion of due diligence. The terms of the proposal were communicated to Mr. Lipscomb the same day. The

Chief Financial Officer of Buyer contacted a member of the Company’s management later that day to discuss due diligence issues. On March 19, 2009, Mr. Lipscomb informed Mr. Lyle Berman of the proposal made by the Chief Financial Officer of Buyer. Mr. Lyle Berman directed Mr. Lipscomb to see if Buyer’s proposal could be improved.

On March 19, 2009, the Chief Financial Officer of Buyer informed a member of the Company’s management that due diligence questions would soon be sent to him. On March 20, 2009, Buyer requested and received due diligence information from the Company. On March 31, 2009, members of Buyer’s management discussed due diligence information with members of the Company’s management.

On March 19, 2009, a member of the Company’s management had a conversation with a Director of Gamynia regarding licensing the World Poker Tour brand for use in non-U.S. online gaming. The member of the Company’s management informed the Director of Gamynia that online gaming companies were making offers to purchase the Company’s assets.

On March 23, 2009, a Director of Gamynia called Mr. Lipscomb to discuss the proposed online gaming brand licensing deal. The Director of Gamynia said Gamynia was still very interested in making a non-U.S. online gaming brand licensing deal with the Company, but that he was aware that the Company was having discussions regarding strategic options that could make that brand license arrangement impossible and he asked if he could join the bidders. Mr. Lipscomb told the Director of Gamynia that the Board was always interested in offers that could maximize stockholder value. Mr. Lipscomb then discussed the potential challenges to generating sponsorship revenues from various online gaming companies if the Company licensed its name to another online gaming company. The Director of Gamynia said that he understood the business risk of a brand licensing deal from the Company’s standpoint and he would work on a proposal to acquire the Company’s assets.

On March 23, 2009, the Senior Partner of Company E called Mr. Lipscomb to discuss the counter offer made by Mr. Lipscomb on March 17, 2009. He informed Mr. Lipscomb that Company E was revising their proposal to increase the amount paid at closing to $5 million with $3 million paid over three years from closing secured by the assets sold to Company E. In addition, the Company would receive a 15% equity ownership in the company that acquired the Company’s assets and $1 million if online poker is legalized in the U.S. within 18 months of the close. On March 24, 2009, the Senior Partner of Company E called Mr. Lipscomb to discuss the revised offer made by Company E on March 23, 2009. Mr. Lipscomb informed the Senior Partner of Company E that the Company’s Board would consider the revised offer on March 25, 2009.

On March 24, 2009, a Director of Gamynia informed Mr. Lipscomb by email that he planned to send an offer to purchase the Company’s assets the following morning. On March 25, 2009, a Director of Gamynia sent a non-binding offer to Mr. Lipscomb, subject to due diligence, to purchase the Company’s assets. Gamynia offered to pay $8 million at the close and a specified percentage of net online gaming after tax profits of at least $3 million if online gaming is legalized in the U.S. Gamynia would also pay the Company a percentage of non-gaming revenues for five years.

On March 25, 2009, the Company’s Board held a telephonic meeting with the Company’s management. One item on the agenda for the meeting was an update of management actions to evaluate strategic alternatives for the Company. Mr. Lipscomb explained the proposals submitted by Buyer, Gamynia and Companies E and F to the Board. Mr. Lipscomb also explained the proposed non-U.S. online gaming brand license deal with Gamynia. The Board and management deliberated the risks and rewards of the various proposals. The Board directed management to see if the asset acquisition proposals could be improved. At the same time, the Board directed management to negotiate the terms of a non-U.S. online gaming brand licensing deal with Gamynia.

After the Board call, Mr. Lipscomb called the Senior Partner of Company E and let him know that the Company E revised proposal was better, but that the Board concluded that the offer was not yet adequate. Mr. Lipscomb agreed to meet with the Senior Partner of Company E.

After the Board call, Mr. Lipscomb also spoke with a Director of Gamynia expressing the Board’s decision to evaluate the terms of the non-U.S. online gaming brand licensing deal prior to negotiating an asset sale with Gamynia. Mr. Lipscomb told the Director of Gamynia that the Company would provide comments on the proposed brand license agreements prepared by Gamynia as soon as possible.

On April 4, 2009, the Company’s management sent comments to Gamynia on the proposed non-U.S. online gaming brand license agreements prepared by Gamynia.

On April 6, 2009, a member of the Company’s management met with management of Company G, a non-U.S. online gaming company that is a customer of the Company. During those discussions, a member of Company G’s management asked the member of the Company’s management why Company G should not buy the Company. After contemplating the thought for a period of time, the Company G representative said that he would not be interested in acquiring the Company but would rather benefit from making television sponsorship arrangements that help build his brand.

On April 6, 2009, Mr. Lipscomb received an email from a Director of Gamynia asking for a phone conversation about the proposed non-U.S. online gaming brand license agreements prepared by Gamynia. On April 8, 2009, Mr. Lipscomb spoke with a Director of Gamynia. The Director of Gamynia expressed his belief that there were fundamental issues that may make it hard to conclude the non-U.S. online gaming brand license agreement. The Director of Gamynia suggested an asset purchase transaction might be better for both companies. The Director of Gamynia said that he would let Mr. Lipscomb know what they were going to do.

Mr. Lipscomb met with two of the Senior Partners of Company E on April 7, 2009. Mr. Lipscomb told the two Senior Partners that the Board’s plan was to come back to them with a definitive response from the Board very soon that would either say the Board was not interested in their proposal or provide an outline of a deal that the Board believed they could support. The two Senior Partners of Company E asked Mr. Lipscomb if they could discuss their proposal with Mr. Lyle Berman and Mr. Bradley Berman.

On April 9, 2009, two of the Senior Partners of Company E spoke with Mr. Lipscomb, Mr. Lyle Berman and Mr. Bradley Berman about the Company E proposal and their plans for the business after the asset sale closed.

On April 9, 2009, a Director of Gamynia sent an asset purchase proposal to Mr. Lipscomb. Gamynia offered to pay $8 million for the Company’s assets other than cash and investments. Gamynia also offered to pay the Company 5% of future non-gaming brand revenues, as defined.

On April 10, 2009, Mr. Lipscomb called the Chief Financial Officer of Buyer and left a message for him that he planned to discuss Buyer’s offer with the Board. The Chief Financial Officer of Buyer returned the telephone call during the Board meeting but did not speak to Mr. Lipscomb.

On April 10, 2009, the Company’s Board met with management to discuss strategic alternatives. Mr. Lipscomb described the new issues that appeared to stand in the way of a non-U.S. online gaming brand licensing deal with Gamynia. The Board then discussed the state of the Company’s business and the risks and rewards of potential alternatives. The Board then discussed the proposals made by Buyer, Gamynia and Companies E and F. The Board then concluded that Gamynia’s and Company E’s proposals were the most attractive and the most likely to result in a completed transaction. Mr. Lipscomb then informed the Board that Mr. Lyle Berman had asked him to prepare two counter offers to present to Gamynia and Company E. Mr. Lipscomb then described the major terms of the proposed two counter offers and the Board directed Mr. Lipscomb to present the two counter offers to the two companies.

After the Board meeting, Mr. Lipscomb and a member of the Company’s management called the Chief Financial Officer of Buyer. The Chief Financial Officer of Buyer said that he was not authorized to increase their prior offer.

On April 10, 2009, Mr. Lipscomb sent the counter offer discussed in the April 10, 2009 Board meeting to the Senior Partner in Company E. On April 11, 2009, Mr. Lipscomb met with the Senior Partner in Company E to discuss the counter offer. During the week of April 13, 2009, Mr. Lipscomb spoke by telephone and communicated by email a number of times with the Senior Partner in Company E and with Mr. Lyle Berman regarding the counter offer. On April 22, 2009, the Senior Partner in Company E met with a member of the Company’s management to discuss due diligence information and potential employment if Company E acquired the Company’s assets.

On April 11, 2009, Mr. Lipscomb sent the counter offer discussed in the April 10, 2009 Board meeting to a Director of Gamynia. The Director of Gamynia responded to the counter offer the same day and asked for clarification of certain points. Mr. Lipscomb then had a number of conversations with the Director of Gamynia to negotiate certain aspects of the Company’s ongoing participation in gaming and non-gaming revenues.

On April 13, 2009, the Company provided due diligence materials to Gamynia and to a new interested party, Company H, a non-U.S. online gaming company that is a customer of the Company.

On April 20, 2009, the Chief Financial Officer of Buyer sent a message to a member of the Company’s management asking for a meeting. On April 21, 2009, the Chief Executive Officer and the Chief Financial Officer of Buyer met with a member of the Company’s management and were informed that Buyer’s offer needed to be increased if Buyer wanted to be a viable bidder for the Company.

On April 23, 2009 the Chief Financial Officer of Buyer informed Mr. Lipscomb that Buyer’s offer was increased to $7.5 million at the close of the asset sale and $1.5 million one year after the closing subject to the achievement of agreed operational targets.

On April 24, 2009, the Chief Financial Officer of Buyer had a conference call with Mr. Lyle Berman, Mr. Lipscomb and members of the Company’s management. In that call, the Chief Financial Officer of Buyer described the reasons why his offer should be accepted. Mr. Lipscomb informed the Chief Financial Officer of Buyer that their offer would be carefully considered by the Company’s Board.

On April 24, 2009, a Director of Gamynia met with Mr. Lyle Berman, Mr. Lipscomb and members of the Company’s management to discuss the Board’s counter offer. Later that evening, Mr. Lipscomb met separately with the Director of Gamynia to negotiate certain aspects of the Company’s ongoing participation in gaming and non-gaming revenues. Mr. Lipscomb then asked the Director of Gamynia to consider improving their offer in order to meet the Board’s expectations.

On April 24, 2009, the two Senior Partners of Company E met with Mr. Lyle Berman, Mr. Lipscomb and members of the Company’s management. The two Senior Partners of Company E presented a revised offer for the Company’s assets. Company E offered to pay $6 million at closing of the asset purchase and $3 million over three years thereafter secured by the assets sold to Company E. Alternatively, Company E offered to pay $5 million at the close of the asset purchase, $3.99 million over three years and $500,000 in year four thereafter secured by the assets sold to Company E. In addition, the Company would receive 25% of the equity in the entity formed by Company E to acquire the Company’s assets. Company E wanted to escrow a portion of the proceeds until a U.S. sponsor for Season Eight of the WPT television series was signed.

Mr. Lipscomb met with the two Senior Partners of Company E on April 25, 2009 and again with one of the two Senior Partners of Company E later that day. In those meetings, the two Senior Partners of Company E said that if it would make a difference, the Company might be able to get more equity in exchange for lowering the upfront cash payment. Members of the Company’s management also separately met with the two Senior Partners of Company E to discuss possible employment if Company E purchased the Company’s assets. From April 25, 2009 to May 19, 2009, Mr. Lipscomb spoke regularly with one of the two Senior Partners of Company E updating him on the Board’s decision-making process. In addition, Company E provided offer materials to Mr. Lipscomb for inclusion in a Board presentation that Mr. Lipscomb was preparing.

On April 25, 2009, a Director of Gamynia met with Mr. Lipscomb and the Director proposed a revised offer to purchase the Company’s assets. He proposed to pay $9 million for the Company’s assets other than cash and investments. He also proposed to pay 4% of future online gaming revenues and 5% of future sponsorship and other revenues, as defined, to the Company and to allow the Company to receive the payments from certain existing sponsorship contracts. He also proposed the terms for a break up fee and a right to terminate the agreement if online gaming is legalized in the U.S. before the asset purchase is completed.

On May 4, 2009, Mr. Lipscomb met with the Chief Executive Officer of Company H to discuss strategic options for the two companies.

On May 10, 2009, Gamynia sent the Company a draft of the proposed asset purchase agreement. On May 15, 2009, Company management provided comments on the proposed asset purchase agreement to Gamynia.

On May 20, 2009, the Company’s Board and management met after the annual stockholders’ meeting. Management updated the Board on financial and business results for the first four months of 2009 and the prospects for each of the Company’s business units. Management and the Board also discussed long term prospects for the Company’s business and its competitors. The Board then met separately without management to discuss the offers made by Buyer, Gamynia and Company E. The Board then directed Mr. Lipscomb to see if an asset purchase agreement with Gamynia could be negotiated. The Board also instructed Mr. Lipscomb to inform Company E that their offer was not likely to result in a completed transaction and to see if Gamynia could improve their offer. Later that day, Mr. Lipscomb informed a Senior Partner of Company E that the Board concluded that their offer was not likely to result in a completed transaction. Mr. Lipscomb also sent an email to the Chief Financial Officer of Buyer to see if they could improve their offer.

From May 20 to June 1, 2009, Mr. Lipscomb had numerous emails and phone calls with a Director of Gamynia to coordinate a meeting to negotiate the asset purchase agreement. On May 23, 2009, the Company delivered due diligence materials to Gamynia.

On May 25, 2009, the Chief Financial Officer of Buyer called a member of the Company’s management to discuss the Board’s concerns about Buyer’s offer and the Chief Financial Officer was asked to call Mr. Lipscomb. On May 25, 2009, the Chief Financial Officer of Buyer sent a revised offer to Mr. Lipscomb. Buyer offered to pay $12 million for the Company’s operating assets or alternatively, $9 million and 5% of future subscription gaming, sponsorship and other revenues for a limited number of years.

On May 26, 2009, Mr. Lipscomb had two conversations with executive management at Buyer to negotiate the terms of their offer. Buyer agreed to include all gaming revenues in the future 5% revenue participation. Buyer also agreed to decrease the proposed termination fee to $1 or $2 million and they would guarantee an additional $3 million in future revenue participation. Other transaction terms were also negotiated.

Later that day, the Company’s Board met to discuss the status of the negotiations of the asset purchase agreement with Gamynia and the status of the offer made by Buyer. The Board instructed Mr. Lipscomb to continue to negotiate the asset purchase agreement with Gamynia and to see if the terms of an agreement with Buyer could be further defined. On May 26, 2009, Mr. Lipscomb sent an email to the executive management at Buyer outlining the proposed terms of an asset sale that the Board felt could result in a completed transaction. Among the many detail terms proposed, Mr. Lipscomb proposed a $9 million purchase price and a 5% participation in future gaming, sponsorship and other revenues.

On May 29, 2009, Mr. Lipscomb received a counter offer from the Chief Financial Officer of Buyer. The terms of the counter offer were similar to the offer Buyer made on May 25, 2009, except that the termination fee was reduced to $2 million. On June 1, 2009, Mr. Lipscomb exchanged emails with the executive management of Buyer regarding how long their offer was effective. Later that day, Mr. Lipscomb sent an email to the executive management of Buyer to clarify the terms of the counter offer that Buyer made. On June 3, 2009 Mr. Lipscomb exchanged emails with the executive management of Buyer clarifying the terms of Buyer’s offer. On June 4, 2009, Mr. Lipscomb sent an email to the Chief Financial Officer of Buyer asking that the Board be given until June 12, 2009 to respond to their counter offer.

From June 2 to June 8, 2009, the Company’s management negotiated the terms of the asset purchase agreement with Gamynia. On June 5, 2009, a draft of the asset purchase agreement with Gamynia was sent to the Company’s Board along with a list of unresolved issues. On June 8, 2009, Mr. Lipscomb sent a list of unresolved issues to the executive management of Gamynia. From June 9 to June 12, 2009, Mr. Lipscomb and executive management of Gamynia negotiated the unresolved issues.

On June 9, 2009, the Company’s Board met to discuss the status of the negotiation of the asset purchase agreement with Gamynia and the status of the offer by Buyer. The Board directed Mr. Lipscomb to continue to negotiate the asset purchase agreement with Gamynia and to complete the negotiations, if possible, before the June 12, 2009 expiration of Buyer’s offer.

On June 11, 2009, Mr. Lipscomb and a Director of Gamynia exchanged emails about how to resolve open issues. Later that day, the Company’s Board met to discuss the status of the negotiation of the asset purchase agreement with Gamynia and the status of the offer by Buyer.

On June 12, 2009, Mr. Lipscomb received an email from the Chief Financial Officer of Buyer proposing changes to their previous offer. Later that day, Mr. Lipscomb forwarded the terms of the revised offer to the Company’s Board along with a proposed response to the revised offer. From June 12 to June 13, 2009, Board members considered the proposed communication and then authorized Mr. Lipscomb to inform the Chief Financial Officer of Buyer that they rejected the revised offer. Mr. Lipscomb communicated the Board’s decision to the executive management of Buyer on June 12, 2009.

From June 12 to June 18, 2009, Mr. Lipscomb and the executive management of Gamynia discussed the unresolved issues. On June 21, 2009 the Director of Gamynia sent Mr. Lipscomb an email about the unresolved issues and the Company and Gamynia did not communicate further until July 2, 2009.

On June 25, 2009, the Company’s Board met to discuss the status of the negotiation of the asset purchase agreement with Gamynia and the status of the offer by Buyer.

From June 13 to June 29, 2009, the Company’s management and the Chief Financial Officer of Buyer had a number of conversations about Buyer’s offer. On June 30, 2009, Mr. Lipscomb send a summary of the terms of a proposed transaction with Buyer and a draft of a proposed asset purchase agreement to the Chief Financial Officer of Buyer.

On July 2, 2009, a Director of Gamynia informed Mr. Lipscomb that, rather than an asset purchase arrangement with the Company, Gamynia preferred a joint venture arrangement. On July 5, 2009, the Company’s management met with the Director of Gamynia to discuss the proposed joint venture.

From July 3 to July 12, 2009, the Company’s management met with the executive management of Buyer to negotiate the terms of an asset purchase agreement. On July 9, 2009, the Company’s Board met to discuss the status of the negotiation of the asset purchase agreement with Buyer and they were informed that the asset purchase agreement was nearly fully negotiated. After the Board meeting, the Chief Financial Officer of Buyer informed the Company’s management that they would need a two week delay prior to signing the asset purchase agreement to seek information from a U.S. Government agency. On July 13, 2009, the Company’s Board met to discuss the status of the asset purchase agreement with Buyer. From July 14 to July 27, 2009, the Company’s management and the executive management of Buyer regularly spoke about the status of the communications with a U.S. Government agency.

From July 22 to July 24, 2009, the Company’s management and the executive management of Gamynia negotiated the unresolved issues in the asset purchase agreement. A fully negotiated asset purchase agreement with Gamynia was then delivered to the Company’s Board. On July 24, 2009, the Company’s Board met to discuss the two asset purchase agreements with Buyer and Gamynia. The Board then directed management to execute an asset purchase agreement with the first company willing to sign their agreement.

On July 24, 2009, Mr. Lipscomb met with the executive management of Company I, an online gaming company that is not a customer of the Company. The purpose of the meeting was to discuss potential business opportunities with Company I. In those conversations, the executive management of Company I learned about the strategic alternative process that the Company had previously announced to stockholders. From July 25 to July 28, 2009, the Company had some preliminary discussions with the executive management of Company I. On July 29, 2009, a member of the Company’s management informed the President of Company I that the Company had signed an asset purchase agreement.

From July 25 to July 28, 2009, the Company’s management and Gamynia completed the documentation of the asset purchase agreement and on July 28, 2009, Gamynia and the Company executed the asset purchase agreement.

On July 27, 2009, Mr. Lipscomb informed the executive management of Buyer that the Company’s Board had directed the Company’s management to sign the asset purchase agreement with the first company willing to complete the transaction. On July 29, 2009, Mr. Lipscomb informed the executive management of Buyer that an agreement with Gamynia had been signed. On July 31, 2009, the Company’s Board met to discuss claims raised by Buyer’s attorneys regarding Company’s right to enter into an agreement with Gamynia. The Board instructed management to move ahead with the process.

On August 6, 2009, Mr. Lipscomb informed the President of Company I that he could not communicate further with him and directed him to the Company’s Current Report on Form 8-K regarding the Gamynia deal. On August 7, 2009 Mr. Lipscomb did not return a call from the President of Company I and directed him by email to the Company’s Current Report on Form 8-K regarding the Gamynia transaction. Also on August 7, 2009, Mr. Lipscomb informed the Chief Executive Officer of Buyer that they could no longer communicate due to the signing of the asset purchase agreement with Gamynia. On August 10, 2009, Mr. Lipscomb again informed the President of Company I that they could no longer communicate due to the signing of the asset purchase agreement with Gamynia.

On August 6, 2009, the Chief Financial Officer of Buyer informed Mr. Lipscomb that Buyer intended to make another offer to purchase the Company’s assets. On August 7, 2009, Mr. Lipscomb received a revised offer from Buyer for certain of the Company’s assets. Buyer offered to execute the negotiated asset purchase agreement and to raise the cash payment at closing by $1 million. The revised offer highlighted the reasons why Buyer’s

Board believed that the revised offer was superior to the asset purchase agreement with Gamynia. On August 8, 2009, the Company’s Board met to review Buyer’s revised offer and to compare the revised offer to the asset purchase agreement with Gamynia. The Company’s Board concluded that Buyer’s revised offer was reasonably likely to result in an alternative acquisition proposal that was superior to the asset purchase agreement with Gamynia and the Company’s Board directed Company management to inform Gamynia of the receipt of the revised offer and the Board’s conclusions about the revised offer. On August 9, 2009, the Company notified Gamynia of the receipt of the revised offer and the conclusions reached by the Company’s Board.

From August 10 to August 12, 2009, Company executive management and executive management of Gamynia discussed various matters concerning the process to follow when the Company receives an alternative acquisition proposal. Over the same period, Company executive management and executive management of Buyer discussed various matters concerning the process to follow when the Company receives an alternative acquisition proposal and Buyer clarified various aspects of their revised proposal.

On August 12, 2009, Company I sent Mr. Lipscomb an offer to purchase certain of the Company’s assets. The offer was conditioned upon diligence to be performed by Company I, agreement of final transaction documentation and Company I board approval. The proposal was for $18 million at the close of the asset purchase agreement, and 4% of online gaming revenues and 5% of sponsorship and other revenues for five years. Later that day, the Company’s Board met to discuss Company I’s offer and other matters related to Buyer’s revised offer. The Company’s Board directed management to prepare a financial analysis of the projected cash flows from the asset purchase agreement with Gamynia, the revised offer by Buyer and the offer by Company I. The financial analysis of the projected cash flows of the three proposals was sent to the Company’s Board later that day.

On August 13, 2008, Buyer resolved a difference in interpretation of its revised offer by increasing the purchase price from $11.9 to $12.3 million. Buyer also delivered the proposed signed asset purchase agreement to the Company as a gesture of good faith. Later that day, the Company’s Board met to discuss the financial analysis of the projected cash flows of the three proposals and to hear presentations from senior executives of Buyer and Gamynia about their plans to generate future revenues using the Company’s brands. The Company’s Board concluded that Buyer’s recently revised offer was superior to the asset purchase agreement with Gamynia as well as the alternative offer from Company I and the Company’s Board directed Company management to inform Gamynia, Company I and Buyer of their conclusions.

The Board’s discussion of the offers from each of Buyer, Company I and Gamynia involved a lengthy financial analysis and consideration of, among other things, Buyer’s ability to exploit the purchased assets and generate future revenues for the Company, as compared to the other bidders, and the likelihood of completing a transaction. The Board also identified a number of significant differences between the terms of the revenue participations under the various offers.  First, the revenue participation offered by Company I would last for only 5 years while the revenue participation offered by Buyer and Gamynia would continue without expiration.  Second, Buyer agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period.  The revenue participation offered by Company I did not contain an agreement regarding minimum revenues.  Third, Company I and Gamynia only offered a 4% participation with respect to online gaming revenues, as opposed to 5% offered by Buyer.

The Board considered that PartyGaming Plc, the ultimate parent of Buyer, is in a unique position as the world’s leading online gaming company that does not take bets in the United States. PartyGaming, Plc has an integrated branding platform, secondary brands and alliances with blue chip companies.   PartyGaming Plc controls approximately eight percent (8%) of the global market share of online poker player traffic (as indicated in the 2008 Annual Report of PartyGaming Plc and subject to the terms and qualifications therein).  Poker is the largest revenue generating segment of PartyGaming Plc’s business (according to revenues reported in the 2008 Annual Report of PartyGaming, Plc and subject to the terms and qualifications therein).  Due to its strategic position in the marketplace, the Company’s Board estimates that Buyer would be able to exploit the purchased assets and generate superior revenues, as compared to both Company I and Gamynia.

The Board also considered additional terms of the proposals including, among other things, the indemnification and guarantee being provided, if any.  The offers from Buyer and Gamynia included guarantees from certain affiliated entities and the Board analyzed the financial viability of such guarantors.  However, Company I’s offer did not contain any guarantee.  The transaction documents with Buyer are governed by California law and disputes thereunder would be settled by binding arbitration in California.  However, the transaction documents with Gamynia would be governed by English law and enforced in the courts of England.  The offer from Company I did not specify the governing law or method for dispute resolution.

The Board considered the estimated total financial consideration offered by each bidder by analyzing, among other things, the cash payments made at closing, the projected value of each revenue participation and the $1 million termination fee that would be owed to Gamynia.  After performing this financial analysis and considering the various other factors described herein, the Board determined that Buyer’s offer was superior to the offers from Gamynia and Company I.

For purposes of the financial analysis described above the Board valued the Company’s assets by considering, among other things, the book value of the assets, the level of interest expressed by prospective buyers and the potential ability of a prospective buyer to exploit the assets and generate future revenues.

On August 14, 2009, the Company sent a copy of Buyer’s recently revised offer and a copy of the negotiated asset purchase agreement with Buyer to Gamynia. Later that day, the Company informed Buyer of the process that was underway with Gamynia.

On August 15, 2009, Mr. Lipscomb received multiple attempts from the President of Company I to enquire about the Board’s response. Mr. Lipscomb responded in writing apologizing for the formality of the process and telling him that a formal response was being drafted by counsel. The Board’s conclusion about Company I’s alternative acquisition proposal was communicated by the Company’s outside counsel to Company I on August 16, 2009. On August 17, 2009, the Company received a letter from Company I asking for more information regarding the Board’s deliberations. The Company’s outside counsel responded to Company I and indicated that the Company was unable to provide more information regarding the Board’s deliberations.

On August 17, 2009, a Director of Gamynia informed Mr. Lipscomb that Gamynia was not likely to increase their acquisition proposal to be competitive with Buyer’s acquisition proposal. The Company delivered a notice of termination of the asset purchase agreement with Gamynia on August 21, 2009. Gamynia subsequently acknowledged the termination of the asset purchase agreement with Gamynia. The Company entered into the asset purchase agreement with Buyer, dated as of August 24, 2009.

Reasons for the Asset Sale; Recommendation of the Company’s Board of Directors

In the last few years, the Company experienced a significant transformation of its business from a primarily U.S. centric network television license business to a non-U.S. centric sponsored television business. The transformation began with declining U.S. license fees for the WPT television series in Seasons Five and Six as a result of the lucrative online gaming market making television a loss leader for online player signups. Currently, a U.S. facing online information site sponsors Season Seven in the U.S. market and an online gaming company sponsors Season Seven in Canada, certain European countries, Mexico and South America. Television sponsor fees were 59% of the Company’s total revenues in the six months ended June 28, 2009. Knowing that future revenues would be dominated by the online industry, the Company attempted to enter the lucrative online poker and casino gaming business from 2005 to 2008. Three different attempts were unsuccessful because of the significant handicap placed on the Company due to its risk profile as a U.S. public company with gaming licenses. As a part of its long-term online strategy, the Company developed an online and mobile poker gaming business in China. In 2008, the Company’s Board of Directors was informed by management that without a major alliance with one of the large online brands, the Company likely did not have the resources or the risk profile to be successful in the now very competitive and maturing global online poker and gaming markets. Facing the reality that excluding a gain on the sale of a minority interest in another company in 2006, the Company lost money from 2005 to 2008 and the first quarter of 2009, the Company downsized operations, exited unprofitable businesses and increased foreign sponsorship revenues that resulted in the Company having positive cash flows from operating activities of continuing operations in the first and second quarters of 2009. While this strategy eliminated the Company’s losses, the new sponsorship model is by its nature dependent on many things that are not within the Company’s control in a volatile and quickly evolving marketplace. The Company has been searching for a less risky, strategic way to continue growing the brands it has created and disseminated for seven and a half years while generating revenue growth in sponsorship, consumer products and online gaming.

The last few years has also seen significant growth in the non-U.S. online poker and casino gaming market. A small number of non-U.S. online gaming companies now control a large percentage of the market. These online gaming companies have at times been asked by the Company to pay sponsor fees that were larger than the Company’s market capitalization at the time. This has complicated the sales process and has resulted in a number of these companies making inquiries to see if they could enter into a transaction to acquire the Company or certain or all of its assets. The Company’s Board decided to provide confidential information to certain of these companies. In addition, the Company made public disclosures on February 17, 2009, April 22, 2009 and July 29, 2009 that confidential information was being provided to customers and others in order to facilitate strategic discussions. This disclosure had the effect of notifying other interested parties that the Board was exploring strategic alternatives.

In connection with the strategic discussions with interested parties, the Company received preliminary indications of interest for the sale of the entire company or for the sale of some or substantially all of the Company’s assets from several parties. After careful review and consideration of the preliminary indications of interest for either the Company or its assets, the Board directed management to determine the best terms offered by the interested parties. Management then met with and provided due diligence information to interested parties and attempted to determine the best terms that were offered by each party. The terms offered by three of the interested parties were considered by the Board and the Board instructed management to negotiate the terms of an asset purchase agreement with Gamynia and Buyer. The Board decided to sign an asset purchase agreement with Gamynia because Buyer needed additional time to seek information from a U.S. Government agency. Buyer later obtained information from a U.S. Government agency and made a revised offer for certain of the Company’s assets. The Company’s Board considered the asset purchase agreement with Gamynia and the revised offer from Buyer and concluded that the revised offer from Buyer was superior to Gamynia’s asset purchase agreement. Gamynia did not make revised offer for the Company’s assets and the Company signed an asset purchase agreement with Buyer.

The Board presently intends to use the Company’s cash to buy or develop a new business and to receive from Buyer future participation in the revenues earned with the purchased assets. The Board determined that this alternative would provide the Company’s stockholders with a greater potential opportunity to realize a return on their investment for the long term.

The Board considered a number of alternatives with respect to the Company’s remaining assets following the completion of the asset sale, including 1) the liquidation of its remaining assets, the discharge of its remaining liabilities and the distribution of remaining assets to the Company’s stockholders, 2) merging or otherwise combining the remaining public entity with a private company and using the value of the Company’s status as a public company and cash on hand to secure an equity position in the newly combined corporate entity, or 3) developing a new business.

In connection with the asset sale, the name of the Company will be changed to ante4, Inc. and the Company plans to change its trading symbol to “ANTF.” Following the close of the asset sale, the Company will relocate its headquarters to the other office suite that is currently leased but is not used by the Company in Los Angeles, California. The Company’s only remaining employees after the close of the asset sale will be the Company’s current President and Chief Executive Officer, Mr. Lipscomb and a small number of support staff.

In the course of reaching its decision to approve the asset purchase agreement and the asset sale, the Company’s Board consulted with senior management and reviewed a significant amount of information and considered a number of factors, including the following:

•                  the value of the consideration to be received by the Company pursuant to the asset purchase agreement, as well as the fact that the Company will receive the consideration in cash, which provides certainty of value to the Company;

•                  the asset sale is the result of an active evaluation of strategic alternatives in which the Company had contact with most of the large non-U.S. online gaming companies to assess potential interest;

•                  the Boards’ belief that the asset sale was more favorable to the Company’s stockholders than any other alternative reasonably available to the Company and its stockholders, including the alternative of remaining a stand-alone, independent company with continuing operations and the proposals made by other parties during the Company’s strategic alternative evaluation process, as well as the risks and uncertainties associated with those alternatives;

•                  the then current financial market conditions, current and historical market prices, volatility and trading information with respect to the Company’s common stock;

•                  historical and current information concerning the Company’s business, financial performance and condition, operations and current industry, economic and market conditions, including the Company’s prospects if it were to remain an independent company that managed the WPT television series and the World Poker Tour and Professional Poker Tour brands;

•                  the financial and other terms and conditions of the asset purchase agreement and the fact that they were the product of negotiations between the parties; and

•                  the terms of the asset purchase agreement, including without limitation:

1.               the Company’s perpetual participation in future gaming and other revenues that Buyer earns with the purchased assets;

2.               the affirmative duties Buyer accepts to generate future revenues for the Company and the expressed intent of Buyer to exploit the purchased assets;

3.               the Company retains significant revenues from the PokerStars sponsorship agreements and significant working capital at the close of the asset sale;

4.               the Company retains the right to the potentially significant recovery from the Company’s ongoing litigation with Deloitte & Touche, LLP;

5.               the assurance that any future Buyer ownership change will not affect the Company’s ongoing revenue participation;

6.               the guarantee of Buyer’s obligations by a company with significant assets;

7.               the ongoing liabilities and obligations Buyer will assume and the impact that will have on the Company’s future risk profile and underlying costs;

8.               procedures for resolution of disputes with buyer;

9.               Buyer’s intent to keep key management continuity with regards to existing businesses;

10.         the conclusion of the Board that the requirement to pay Buyer a termination fee in the event that the asset purchase agreement is terminated under certain circumstances was reasonable in light of the benefits of the asset sale, the strategic alternatives evaluation process conducted by the Company and commercial practice;

11.         the Board’s ability to terminate the asset purchase agreement in order to accept a financially superior proposal (subject to certain conditions contained in the asset purchase agreement and the payment to Buyer of a termination fee); and

12.         the requirement that the asset sale be approved by the holders of a majority of the Company’s common stock outstanding on the record date.

In the course of its deliberations, the Board also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

•                  the risk that the asset sale might not be completed in a timely manner, or at all;

•                  the Company will for some time become a development stage company;

•                  the restrictions on the conduct of the Company’s business prior to completion of the asset sale, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations or Buyer’s consent, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the asset sale;

•                  the conditions to the close of the asset sale must be satisfied or waived;

•                  the restrictions on the Board’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company and the requirement that, in certain circumstances, the Company pay Buyer $1 million in the event of a termination of the asset purchase agreement and, in certain circumstances, reimburse Buyer $1 million for the initial payment of the purchase price delivered by Buyer upon the execution of the asset purchase agreement;

•                  the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the asset sale; and

•                  the risk that the Company may be unable to identify a suitable company with which to engage in a business combination following the asset sale or that future operating results from that business combination meet expectations.

The foregoing discussion of the factors considered by the Company’s Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board. The Board collectively reached the unanimous conclusion to approve the asset purchase agreement and the asset sale in light of the various factors described above, as well as other factors that each member of the Company’s Board felt was appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the asset sale and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its outside legal counsel, the Company’s Board unanimously approved the asset purchase agreement and the asset sale and determined that the asset sale is advisable, fair to and in the best interests of the Company’s stockholders. Accordingly, the Board of Directors unanimously recommends that stockholders vote “FOR” the asset sale proposal.

Buyer and Parent

Buyer and Parent are Gibraltar private limited companies and Buyer is a subsidiary of Parent. Parent is the principal operating subsidiary in the PartyGaming Plc group of companies.

PartyGaming is the world’s leading listed online gaming business. PartyGaming offers a variety of games through an integrated Party-branded platform and through a number of secondary brands and alliances with blue chip companies. Through a unique operating platform, adults can tune into a broad range of games, using multiple languages, multiple-currency options and with the tools to ensure they have fun and play within their means.

PartyGaming listed on the London Stock Exchange in June 2005. Regulated and licensed by the Government of Gibraltar, PartyGaming has over 1,200 employees located in the head office and operations centre in Gibraltar, a business process outsourcing operation in India, and a marketing services subsidiary and multi-lingual customer service operations in Europe. PartyGaming has customers throughout the world. PartyGaming does not accept wagers or deposits for real money games from customers located in the U.S.

Required Approvals

Corporate approval of the proposed asset sale requires the affirmative vote of the holders of a majority of the Company’s outstanding common stock. Not voting, or abstaining on the vote, has the same effect as a vote against the asset sale.

In connection with the execution of the asset purchase agreement, Buyer and certain of the Company’s directors, executive officers and their affiliates entered into stockholder voting agreements to vote their shares of Company common stock in favor of approval of the asset sale and against the approval or adoption of any alternative transactions. The directors, executive officers and their affiliates also granted to Buyer a proxy to vote their shares of Company common stock in favor of approval of the asset sale and agreed not to transfer its shares of Company common stock prior to the expiration of the stockholder voting agreements. The directors, executive officers and their affiliates that entered into the stockholder voting agreements are Mr. Lyle Berman and the Bradley Berman Irrevocable Trust, Julie Berman Irrevocable Trust, Jessie Lynn Berman Irrevocable Trust and Amy Berman Irrevocable Trust; Mr. Steven Lipscomb and the Lipscomb Viscoli Children’s Trust; and Mr. Bradley Berman. These directors, executive officers and their affiliates together own or control an aggregate of approximately 39% of the Company’s outstanding common stock. The form of stockholder voting agreement is attached to this proxy statement as Annex C.

The asset sale is subject to the absence of any action commenced before any governmental authority challenging the transaction. No filings are required to be made under the Hart-Scott-Rodino Act in connection with the asset sale.

Material U.S. Federal Income Tax Consequences of the Asset Sale

The Company will recognize a taxable gain on the asset sale equal to the difference between the amount realized from the asset sale and the adjusted tax basis of the assets sold and liabilities assumed. The Company expects to have sufficient federal net operating losses to offset the gain expected to be realized from the asset sale for regular federal income tax purposes. The Company will pay federal alternative minimum tax on the gain on asset sale. The Company will not be able to use California net operating losses to offset the gain from the asset sale because California has suspended the use of net operating losses in 2009. The Company expects to pay California regular income tax on the gain on asset sale.

The Company does not expect that the asset sale will result in any federal or state income tax consequences for its stockholders since they will not receive any of the proceeds from the asset sale.

Anticipated Accounting Treatment

For financial reporting purposes, the Company will report a gain from the asset sale based on the amount of the net proceeds received by the Company and the net book value of the assets sold. If the asset sale had closed on June 28, 2009 and had the Company received a $9.8 million payment at closing (this assumes that the $12.3 million purchase price is reduced by $1.5 million in sponsorship revenue earned by the Company from PartyGaming for the period from July 10, 2009 until the close of the asset sale and accounts for the $1.0 million asset purchase agreement termination fee that was paid to Gamynia), the gain on the asset sale, net of income taxes, would have been approximately $6.2 million.

Appraisal Rights

Holders of the Company common stock are not entitled to appraisal rights in connection with the asset sale.

THE ASSET PURCHASE AGREEMENT

Buyer and the Company entered into the asset purchase agreement as of August 24, 2009. The full text of the asset purchase agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The Company urges you to read the asset purchase agreement in its entirety for a more complete description of the terms and conditions of the asset sale and related matters.

The representations and warranties described below and included in the asset purchase agreement and the guaranty agreement were made by the Company and Buyer and Parent to each other as of a specific date. The assertions embodied in those representations and warranties were made solely for purposes of the asset purchase agreement and the guaranty agreement and may be subject to important qualifications and limitations agreed to by the Company and Buyer and Parent in connection with negotiating the terms of the asset purchase agreement and the guaranty agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the Company and Buyer and Parent rather than establishing matters as facts. The asset purchase agreement is described in this proxy statement and is included as Annex A only to provide you with information regarding the terms and conditions of the asset purchase agreement, and not to provide any other factual information regarding the Company or Buyer or their respective businesses. The guaranty agreement is described in this proxy statement and is included as Annex B only to provide you with information regarding the terms and conditions of the guaranty agreement, and not to provide any other factual information regarding the Company or Parent or their respective businesses. Accordingly, you should not rely on the representations and warranties in the asset purchase agreement or the guaranty agreement as characterizations of the actual state of facts about the Company or Buyer or Parent, and you should read the information provided elsewhere in this proxy statement for information regarding the Company and its business. See “Where You Can Find More Information” beginning on page 95 of this proxy statement.

Assets to be Sold and Liabilities to be Assumed

Buyer is purchasing substantially all of the Company’s operating assets other than cash, investments and certain other assets. Specifically, Buyer is purchasing all of the Company’s right, title and interest in and to the operating assets used in the Company’s business (other than the excluded assets described below), including:

•                  all of the Company’s library of television content;

•                  all trademarks, service marks, trade names, brand names, logos, slogans and trade references;

•                  all graphics and graphic elements, art work, copy, design, look or appearance, flow charts and software;

•                  all domain names;

•                  all information collected about users of the Company’s websites;

•                  all works of authorship or other intellectual property rights;

•                  all software or other intellectual property rights that the Company has licensed from third parties;

•                  any other intellectual or intangible property embodied in or pertaining to the Company’s business;

•                  substantially all tangible personal property owned by the Company;

•                  all rights in and under any contracts relating to the Company’s business;

•                  all permits, authorizations, consents and approvals of any governmental entity to the extent transferable by applicable law;

•                  all books, records, files and papers, whether in hard copy or electronic format, used in the business;

•                  all goodwill associated with the business or the purchased assets;

•                  all accounts receivable due from PartyGaming and Centaurus Games, LLC as of the close of the asset sale; and

•                  the ClubWPT.com subscription business.

Buyer is also assuming certain Company liabilities used in the Company’s business (other than the excluded liabilities described below), including:

•                  all domestic broadcaster, domestic sponsorship, foreign distribution, foreign sponsorship, Internet broadcast, televised event host, brand, foreign licensed event, Brandgenuity, super affiliate, affiliate, Centaurus Games, collective bargaining, website, talent, office and warehouse, satellite host, foreign program, exhibitor, WPT Season Eight purchase orders and vendor services, and miscellaneous licenses and agreements; and

•                  one of the two Los Angeles corporate office leases and a related telephone lease.

Assets and Liabilities to be Retained by the Company

The Company is retaining the following assets:

•                  all documents relating to the organization, maintenance and existence of the Company and each of its subsidiaries;

•                  all taxpayer and other identification numbers, and all tax returns and rights to refunds or claims to overpayments attributed to tax payments made;

•                  all cash, cash balances, deposits, cash equivalents and investments and the line of credit with UBS Bank USA and UBS Financial Services;

•                  all insurance policies and bonds and all prepaid expenses and deposits related thereto and all prepaid expenses relating to the operation of the business or the purchased assets;

•                  all rights relating to the case entitled WPT Enterprises, Inc., et. al. v. Deloitte & Touche, LLP and the rights from the bankruptcy proceeding with Xyience, Inc.;

•                  investments in WPT Asia (Beijing) Consulting Co., Ltd. and Cecure Gaming Ltd., and the marketing agreement with Poker Royalty, LLC;

•                  all public company related contracts;

•                  license agreements with Rational Services Limited (PokerStars) for the license of Season Seven of the WPT television series; and

•                  all accounts receivable as of the closing date, other than accounts receivable due from PartyGaming and Centaurus Games, LLC as of the close of the asset sale.

The Company is retaining the following liabilities:

•                  any obligation, duty or liability relating to the Company’s business and the purchased assets as of the closing date;

•                  all employment obligations including all employee benefit plans and employee severance arrangements, and all director and officer indemnification obligations;

•                  one of the two Los Angeles corporate office leases and the tangible personal property located in that suite;

•                  any obligation, duty or liability under the contracts and assets retained by the Company;

•                  the Company’s fees and expenses of creating the asset purchase agreement and related ancillary agreements; and

•                  any liability or obligation for taxes for the period prior to the closing date.

Purchase Price and Future Payments

Buyer has agreed to pay the Company $12.3 million for our operating assets and has agreed to assume certain of our contracts. Buyer will also assume specified Company liabilities including one of our two corporate leases at the close of the asset sale. The purchase price will be reduced by the amount of certain obligations of an affiliate of PartyGaming accruing or paid to the Company from July 10, 2009 through the close of the asset sale, as more fully described below. Buyer delivered a $1 million initial payment of the purchase price to the Company upon the execution of the asset purchase agreement and will pay the balance of the purchase price at the close of the asset sale.

The amounts paid by iGlobalMedia Marketing (Gibraltar) Limited, a subsidiary of PartyGaming, to the Company from July 10, 2009 through the close of the asset sale pursuant to a sponsorship agreement with the Company for Seasons Four, Five and Six of the World Poker Tour and Season One of the Professional Poker Tour and certain related documents, will be deposited into an escrow account. The sponsorship agreement with iGlobalMedia is an exhibit to the Company’s Annual Report on Form 10-K, filed with the SEC on March 15, 2007. The amounts held in escrow will be used to satisfy claims made by Buyer under the asset purchase agreement prior to the close of the asset sale, if any. The funds held in escrow will not be the sole source of recovery for such claims. At the close of the asset sale, all amounts on deposit in the escrow account will be distributed to the Company and credited on a dollar for dollar basis against the purchase price to be paid at the closing.

Buyer has also agreed to pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity. Certain taxes are defined as value added tax, gaming tax or other revenue-related tax and costs are defined as out-of-pocket costs. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period. As further explained in “indemnification,” an escrow account will be established and Buyer will pay 20% of the future revenues due to the Company into the escrow account for two years to secure the Company’s indemnification and certain other obligations to Buyer. The funds in the escrow accounts are not the sole source of recovery for the Company’s indemnification obligations to Buyer.

In the event that Buyer is involved in the acquisition, license, pledge or other disposal of any portion of the acquired business, purchased assets or a 25% or higher interest in Buyer’s capital stock, Buyer had agreed to use its best efforts to ensure that the future gaming and other revenue participation is transferred to the prospective purchaser, transferee, pledgee, licensee or other acquiring party.

No Solicitation of Conflicting Transaction

In the asset purchase agreement, the Company has agreed not to, and to use reasonable efforts to cause its subsidiaries, directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors not to:

•                  initiate, solicit, or knowingly facilitate or encourage the making, submission or announcement of any inquiries, proposals or offers that constitute or could reasonably be expected to lead to any other acquisition proposal;

•                  approve, endorse or recommend, or publically propose to approve or recommend, any other acquisition proposal;

•                  enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement related to any other acquisition proposal; or

•                  propose to or enter into any agreement related to any other acquisition proposal that requires the Company to abandon, terminate or fail to consummate the asset purchase agreement, or propose to or breach the Company’s obligations under the asset purchase agreement.

As used in the asset purchase agreement, an acquisition proposal means any inquiry, offer or proposal:

•                  to acquire more than 10% of the Company’s assets;

•                  to acquire more than 10% of the Company’s outstanding equity securities;

•                  that if consummated would result in any party owning more than 10% of any class of the Company’s outstanding equity securities; or

•                  for a merger, consolidation, or other business combination, recapitalization or similar transaction, including any single or multi-step transaction or series of related transactions.

The Company also agreed that prior to the Board changing its recommendation to approve the asset purchase agreement, terminating the asset purchase agreement or entering into another asset purchase agreement with another party, the Company would provide Buyer with the opportunity to submit an amended written proposal and would negotiate in good faith to make changes to the terms and conditions of the asset purchase agreement that would result in the Board recommending that Company stockholders approve the amended asset purchase agreement with Buyer.

Despite this no solicitation of a conflicting transaction provision, the Company may, in response to an unsolicited acquisition proposal that did not result from a breach of the Company’s nonsolicitation obligations under the asset purchase agreement prior to obtaining stockholder approval of the asset sale:

•                  furnish information with respect to the Company to any person making an acquisition proposal that the Company’s Board determines in good faith, after consultation with outside legal counsel, is reasonably likely to lead to a superior proposal, pursuant to a confidentiality and standstill agreement not materially less restrictive than the confidentiality and standstill agreement that the Company entered into with Buyer; and

•                  participate in discussions or negotiations with the person making such an acquisition proposal regarding the acquisition proposal.

As used in the asset purchase agreement, a superior proposal means any bona fide written proposal made by a third party on terms that the Company’s Board determines in good faith, after consultation with outside legal counsel, to be more favorable to the Company’s stockholders from a financial point of view than the asset purchase agreement and is reasonably likely to be consummated, if accepted after consideration of any modifications to the asset purchase agreement proposed by Buyer, if any.

In addition, the Company has agreed to promptly notify Buyer of the receipt of any written acquisition proposal, the identity of the person making the acquisition proposal, and the material terms and conditions of the acquisition proposal prior to furnishing information to or entering into discussions with the person.

However, the asset purchase agreement provides that the Company’s Board may propose to or actually withdraw, modify or qualify its recommendation with respect to stockholder approval of the asset sale or approve or recommend any superior proposal if the Company’s Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. In addition, the Company’s Board may take any action that is required under the Exchange Act and rules and regulations of The NASDAQ Stock Market and any other securities exchange. The Board must publically reaffirm its recommendation to support stockholder approval of the asset purchase agreement within five days of a request by Buyer to do so.

Conduct of Business Pending the Completion of the Asset Sale

Under the asset purchase agreement, the Company has agreed to operate the business in the ordinary and usual course in all material respects, consistent with past practice, and will use commercially reasonable efforts to retain its employees and consultants and to maintain its relationships with licensors, licensees, suppliers, contractors, distributors and customers.

The asset purchase agreement also contains a number of specific restrictions on the Company and its operations during the period between the signing of the asset purchase agreement and the close of the asset sale. The Company has agreed:

•                  to not incur any obligation which would result in a material adverse effect on the business, the purchased assets or Buyer’s ability to conduct the business;

•                  to not increase the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any employee;

•                  to maintain insurance coverage;

•                  to not sell or encumber any material portion of the purchased assets or license any purchased assets to any person;

•                  to not enter into any material agreements or commitments relating to the business;

•                  to comply in all material respects with all laws applicable to the business;

•                  to not enter into any agreement with any third party for the distribution of any of the purchased assets;

•                  to not make any material change or announce any such change to the products or services sold by the business;

•                  to not expand the use of the purchased assets within the organization of the Company;

•                  to not violate the terms of any material contracts in any material respect or enter into any material amendment to any material contracts;

•                  to not commence a lawsuit related to or involving the purchased assets; and

•                  to reasonably cooperate with Buyer in its efforts to employ the Company’s employees.

The restrictions described above do not prohibit specified actions in the ordinary course of business consistent with past practice that are described with each restriction in the asset purchase agreement and do not prohibit other actions for which the Company receives the prior written consent of Buyer.

Conditions to the Completion of the Asset Sale

The obligation of Buyer to complete the asset sale is subject to the satisfaction or waiver of several conditions set forth in the asset purchase agreement, including the following:

•                  the Company’s representations and warranties in the asset purchase agreement are true and correct in all material respects as of the closing date of the asset sale;

•                  the asset sale is approved by the Company’s stockholders;

•                  no suit, action, claim, proceeding or formal investigation is brought by a governmental entity seeking to prevent the completion of the asset sale and no injunction or other order or statute, rule, regulation or executive order by any government entity prevents the completion of the asset sale;

•                  the bill of sale, assignment and assumption agreement, escrow agreement and license agreement are delivered;

•                  all required filings with governmental agencies are made and approvals of the asset sale, if any, are obtained; and

•                  there is the absence of a change in the purchased assets or in the Company’s financial condition or results of operations that is materially adverse to the Company’s business or the purchased assets compared to the date the asset purchase agreement was signed.

The obligation of the Company to complete the asset sale is subject to the satisfaction or waiver of several conditions set forth in the asset purchase agreement, including the following:

•                  Buyer’s representations and warranties in the asset purchase agreement are true and correct in all material respects as of the closing date of the asset sale;

•                  the asset sale is approved by the Company’s stockholders;

•                  no suit, action, claim, proceeding or formal investigation is brought by a governmental entity seeking to prevent the completion of the asset sale and no injunction or other order or statute, rule, regulation or executive order by any government entity prevents the completion of the asset sale;

•                  the bill of sale, assignment and assumption agreement, escrow agreement, license agreement and legal opinion are delivered; and

•                  all required filings with governmental agencies are made and approvals of the asset sale, if any, are obtained.

The asset purchase agreement provides that any or all of the conditions described above may be waived, in whole or in part. The Company’s Board is authorized in its discretion to waive any of the conditions to the Company’s performance without the consent of the Company’s stockholders to the extent allowed by law. The Company does not currently expect to waive any material condition to the completion of the asset sale.

Other Agreements

The asset purchase agreement also contains the following provisions or other agreements have been or will be entered into in connection with the asset purchase agreement:

Proxy Statement.  The Company agreed to file with the SEC this proxy statement relating to the Special Meeting of Company’s stockholders and to use its reasonable best efforts to have the proxy statement cleared by the SEC.

Stockholder Meeting.  The Company agreed to duly call, give notice of and hold a meeting of its stockholders to consider the proposal to approve the asset sale and to solicit proxies from Company stockholders in favor of the proposal. The Company’s Board will also recommend that the Company’s stockholders approve the asset sale at the Special Meeting.

Access to information.  The Company has agreed to permit Buyer to make a full and complete investigation of the business and the purchased assets and to receive all reasonably requested information relating to the purchased assets or the Company’s conduct of the business prior to the close of the asset purchase agreement. After the close of the asset purchase agreement, the Company and Buyer have agreed to provide each other with reasonable assistance, including the provision of available relevant records or other information, as may be reasonably requested in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for taxes. The Company will retain a copy of the Company’s books and records and the original books and records will be transferred to Buyer at the close of the asset purchase agreement.

Regulatory Approvals and Consents.  There are no federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the asset sale or asset purchase agreement.

Guaranty Agreement.  Parent has entered into an agreement with the Company to unconditionally and irrevocably guarantee as primary obligor the performance when due of any and all covenants, agreements and other obligations of Buyer under the asset purchase agreement and related ancillary agreements. The full text of the guaranty agreement is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. The Company urges you to read the guaranty agreement in its entirety for a more complete description of the terms and conditions of the guaranty and related matters.

Non-Competition and Non-Solicitation Agreements.  The Company has agreed, for a period of three years after the close of the asset sale not to, without the prior written consent of Buyer, participate in or create any land based poker tours, any televised poker programs and/or any online poker sites. In addition, for a period of 18 months after the closing of the asset sale, the Company and Mr. Lipscomb have agreed to not solicit or employ any employee hired by Buyer. Mr. Lipscomb has also agreed that he will not, without the prior written consent of Buyer, participate in (other than as a player not branded by a competitive online poker site) or create any land based poker tours, any televised poker programs and/or any online poker site for 18 months after the closing of the asset purchase agreement.

Invitational Seats.  Buyer has agreed to provide the Company with six invitational seats per year for the WPT Celebrity Invitational, or, if such event is not held in a given year, a substantially similar event to the extent such an event is being operated by Buyer or its affiliates. Any person taking one of these invitational seats will wear the branding designated by Buyer.

Name Change.  After the close of the asset sale, the Company has agreed to change its name to another name that does not include the purchased assets.

Other Transaction Documents.  The Company and Buyer have agreed to execute and deliver other documents in connection with the asset sale including a bill of sale, an assignment and assumption agreement, an escrow agreement and a license agreement. The Company has also agreed to provide a legal opinion at the closing.

Termination of the Asset Purchase Agreement

The Company and Buyer can mutually agree to terminate the asset purchase agreement at any time.

The Company or Buyer may terminate the asset purchase agreement if:

•                  the close does not occur by February 24, 2010, even if the Company’s stockholders have approved the asset sale, provided that the right to terminate the asset purchase agreement is not available to any party whose failure to take any action required to fulfill any obligation under the asset purchase agreement is the reason for the failure of the closing to occur by that date;

•                  the Company’s stockholders do not approve the asset sale; or

•                  if any governmental entity issues a final and non-appealable order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the asset purchase agreement, provided that such party used its reasonable best efforts to oppose the actions of the governmental entity.

Buyer may terminate the asset purchase agreement if:

•                  the Company breaches certain of the covenants or agreements or any of the representations or warranties set forth in the asset purchase agreement if the effect of the breach is expected to result in the failure of Buyer to satisfy certain of the conditions to close the asset purchase agreement that are not cured by the earlier of February 24, 2010 or 30 days following written notice to the Company, provided that Buyer may not terminate the asset purchase agreement if Buyer is in material breach of any of its covenants or agreements or representations and warranties contained in the asset purchase agreement;

•                  the Company’s Board, or any committee thereof, announces its intention to or decides to approve, adopt or recommend an alternative acquisition proposal that the Board decides is superior to the asset sale to Buyer;

•                  the Company’s Board announces its intention to or withholds, withdraws, qualifies, modifies or amends the Board’s recommendation to the Company’s stockholders to approve the asset sale to Buyer;

•                  the Company announces its intention to or executes any letter of intent, memorandum of understanding or similar contract relating to any alternative acquisition proposal;

•                  with the prior consent of the Company’s Board any person or group acquires beneficial ownership of more than 25% of the Company’s outstanding shares of capital stock; or

•                  the Company breaches its obligation to hold the Special Meeting other than solely as a result of actions by the SEC.

The Company may terminate the asset purchase agreement if:

•                  Buyer breaches certain of the covenants or agreements or any of the representations or warranties set forth in the asset purchase agreement if the effect of the breach is expected to result in the failure of the Company to satisfy certain of the conditions to close the asset purchase agreement that are not cured by the earlier of February 24, 2010 or 30 days following written notice to Buyer; provided that the Company may not terminate the asset purchase agreement if the Company is in material breach of any of its covenants or agreements or representations and warranties contained in the asset purchase agreement;

•                  the Company’s Board decides to accept an alternative acquisition proposal that the Board decides is superior to the asset sale to Buyer; or

•                  federal legislation is passed in the U.S. which the Company’s Board determines in good faith, after consultation with outside legal counsel, would result in the legalization of online gaming in the U.S.

Effect of Termination of the Asset Purchase Agreement

In the event of the termination of the asset purchase agreement as described above, the asset purchase agreement will be of no further force or effect, except:

•                  designated provisions of the asset purchase agreement, including if applicable, the termination fees described below, will survive termination;

•                  termination of the asset purchase agreement will not affect the obligations of the parties contained in their confidentiality agreement, which will survive termination of the asset purchase agreement in accordance with its terms; and

•                  if the termination of the asset purchase agreement is a result of the willful failure of any party to perform a material obligation or a material covenant, then such party is liable for damages suffered by the other party.

Termination Fee

The Company would owe Buyer a $1 million termination fee if Buyer terminates the asset purchase agreement because:

•                  the Company breaches certain of the covenants or agreements or any of the representations or warranties set forth in the asset purchase agreement if the effect of the breach is expected to result in the failure of Buyer to satisfy certain of the conditions to close the asset purchase agreement that are not cured by the earlier of February 24, 2010 or 30 days following written notice to the Company, provided that Buyer may not terminate the asset purchase agreement if Buyer is in material breach of any of its covenants or agreements or representations and warranties contained in the asset purchase agreement;

•                  the Company’s Board, or any committee thereof, announces its intention to or decides to approve, adopt or recommend an alternative acquisition proposal that the Board decides is superior to the asset sale to Buyer;

•                  the Company’s Board announces its intention to or withholds, withdraws, qualifies, modifies or amends the Board’s recommendation to the Company’s stockholders to approve the asset sale to Buyer;

•                  the Company announces its intention to or executes any letter of intent, memorandum of understanding or similar contract relating to any alternative acquisition proposal;

•                  with the prior consent of the Company’s Board any person or group acquires beneficial ownership of more than 25% of the Company’s outstanding shares of common stock; or

•                  the Company Breaches its obligation to hold the Stockholder Meeting other than solely as a result of actions by the SEC.

Buyer would owe the Company a $1 million termination fee if the Company terminates the asset purchase agreement because Buyer breaches any of the covenants or agreements or any of the representations or warranties set forth in the asset purchase agreement if the effect of the breach is expected to result in the failure of the Company to satisfy any of the conditions to close the asset purchase agreement that are not cured by the earlier of February 24, 2010 or 30 days following written notice to Buyer; provided that the Company may not terminate the asset purchase agreement if it is in material breach of any of the Company’s covenants or agreements or representations and warranties contained in the asset purchase agreement. In addition, the Company and Buyer have agreed to reimburse each other for reasonable and documented costs and expenses incurred in connection with the collection and enforcement of the requirement to pay the $1 million termination fee if the Company or Buyer terminates the asset purchase agreement.

Reimbursement of Initial Payment

Buyer delivered a $1 million initial payment of the purchase price to the Company upon the execution of the asset purchase agreement. The Company will be obligated to reimburse Buyer for the $1 million initial payment if the asset purchase agreement is terminated because:

•                  the Special Meeting is held and the Company’s stockholders do not approve the asset sale;

•                  the Company breaches certain of the covenants or agreements or any of the representations or warranties set forth in the asset purchase agreement if the effect of the breach is expected to result in the failure of the Company to satisfy certain of the conditions to close the asset purchase agreement that are not cured by the earlier of February 24, 2010 or 30 days following written notice to the Company, provided that Buyer may not terminate the asset purchase agreement if Buyer is in material breach of any of its covenants or agreements or representations and warranties contained in the asset purchase agreement;

•                  the Company’s Board, or any committee thereof, announces its intention to or decides to approve, adopt or recommend an alternative acquisition proposal that the Board decides is superior to the asset sale to Buyer;

•                  the Company’s Board announces its intention to or withhold, withdraw, qualify, modify or amend the Board’s recommendation to the Company’s stockholders to approve the asset sale to Buyer;

•                  the Company announces its intention to or executes any letter of intent, memorandum of understanding or similar contract relating to any alternative acquisition proposal;

•                  with the prior consent of the Company’s Board any person or group acquires beneficial ownership of more than 25% of the Company’s outstanding shares of common stock;

•                  the Company terminates the asset purchase agreement in connection with a change in federal law which would result in the legalization of online gambling in the U.S.;

•                  the close of the asset sale does not occur by February 24, 2010 and either the Company’s failure to fulfill its obligations is the cause of the failure to close and the agreement is terminated by Buyer or the asset purchase agreement is terminated by the Company and the failure to close was not as a result of Buyer’s failure to fulfill its obligations; or

•                  a governmental entity issues an order, decree or ruling which prohibits the transaction from closing and such government action is caused by the Company’s failure to comply with any applicable law.

The Company will be obligated to reimburse Buyer for $500,000 if the asset purchase agreement is terminated because:

•                  the agreement is terminated by mutual consent of Buyer and the Company; or

•                  a governmental entity issues an order, decree or ruling which prohibits the asset sale from closing and such governmental action is not caused by either the Company’s or Buyer’s failure to comply with any applicable law.

If the asset purchase agreement is terminated for any reason other than those listed above, the Company will retain the full amount of the initial payment.

Representations and Warranties

The asset purchase agreement contains representations and warranties made by the Company to Buyer. These representations and warranties relate to, among other things:

•                  our corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, we have the requisite corporate power and authority to own, lease and operate our properties and to carry on the business as now being conducted, and we are duly qualified or licensed as foreign corporations to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by us or the nature of our business makes such qualification or licensing necessary;

•                  the asset purchase agreement and the other documents to be signed at the close of the asset purchase agreement were authorized by the Company’s Board, were validly signed and are binding on the Company;

•                  other than filings under the Exchange Act or the rules of the Nasdaq, the Company does not need any permit, authorization, consent or approval of any government entity to close the asset sale;

•                  the asset purchase agreement and other documents to be signed at the close of the asset sale will not breach the terms of our Certificate of Incorporation or Bylaws, breach the terms of material contracts that were sold to Buyer or violate any law, order, writ, injunction or decree of any governmental entity;

•                  the assets sold to Buyer include all properties currently used by us in the operation of our business and Buyer can operate our business after the close of the asset sale in the way we currently do;

•                  we have valid title, license or leasehold interest in the assets sold to Buyer and these assets are in good operating condition;

•                  the asset sale agreement does not breach, violate or conflict with any of our intellectual property rights and our intellectual property rights do not infringe on the intellectual property rights of others;

•                  we have all material consents, approvals, registrations, certifications, authorizations, permits and licenses to operate our business;

•                  we have disclosed all of our employee and contractor compensation, benefits and benefit plans and we have materially complied with all employment laws and collective bargaining agreements;

•                  we have paid all of our income and other taxes when due;

•                  we have complied with all applicable laws;

•                  we have disclosed all contracts that are material to our business, our contracts are binding obligations to the parties thereto and the aggregate financial obligation of contracts that were not disclosed to Buyer is less than $500,000;

•                  there are no claims, actions, suits, inquiries, proceedings, or investigations against us and there are no grievance or arbitration proceedings pending against us;

•                  we are not in default with respect to any judgment, order, writ, injunction or decree of any court or any governmental entity;

•                  we have disclosed all insurance policies and fidelity bonds covering the assets we are selling to Buyer and there are no pending claims under any of our insurance policies or fidelity bonds;

•                  the schedules to the asset purchase agreement are true and correct;

•                  we have not employed a broker or finder in connection with this asset sale; and

•                  we have disclosed all of our subsidiaries to Buyer.

The asset purchase agreement also contains representations and warranties made by Buyer to the Company. These representations and warranties relate to, among other things:

•                  the corporation is duly organized, validly existing and in good standing under the laws of Gibraltar;

•                  the asset purchase agreement and the other documents to be signed at the close of the asset purchase agreement were authorized by Buyer’s board of directors, were validly signed and are binding on Buyer;

•                  other than the Gibraltar regulatory requirement to approve organizational changes to Parent, Buyer does not need any permit, authorization, consent or approval of any government entity to close the asset sale;

•                  the asset purchase agreement and other documents to be signed at the close of the asset sale will not breach the terms of its Certificate of Incorporation or Bylaws or violate any law, order, writ, injunction or decree of any governmental entity;

•                  no consents are required to enter into the asset purchase agreement; and

•                  Buyer did not employ a broker or finder in connection with this asset sale.

The agreement covering Parent’s guarantee of Buyer obligations also contains representations and warranties made by Parent to the Company. These representations and warranties relate to, among other things:

•                  the corporation is duly organized, validly existing and in good standing under the laws of Gibraltar;

•                  the guaranty agreement and the other documents to be signed by Parent at the close of the asset sale were authorized by Parent’s board of directors, were validly signed and are binding on Parent;

•                  other than the Gibraltar regulatory requirement to approve organizational changes to Parent, no consents are required to enter into the guarantee of Buyer obligations;

•                  the guarantee of Buyer obligations will not breach the terms of its Certificate of Incorporation or Bylaws or violate any law, order, writ, injunction or decree of any governmental entity; and

•                  no consents are required to enter into the guaranty agreement.

Indemnification

The representations and warranties in the asset purchase agreement generally survive for three years after the asset sale closes. Representations and warranties about taxes survive for the period of the applicable statute of limitations and representations and warranties about organization, standing and power, authority, and execution and binding effect survive forever. All covenants in the asset purchase agreement and all claims related to fraud survive forever unless the covenants have specific terms in the asset purchase agreement.

The Company has agreed to indemnify and hold Buyer harmless from all damages due to misrepresentation or breach of any of the Company’s representations and warranties, from a failure to fulfill any covenant or agreement made, and from a failure to pay any claim or liability that is a retained liability. The Company has no indemnification obligations to Buyer for taxes that arise from and are created by the asset purchase agreement. Damages are net of the amount of any insurance proceeds recovered by Buyer.

Buyer has agreed to indemnify and hold the Company harmless from all damages due to misrepresentation or breach of any of Buyer’s representations and warranties, from a failure to fulfill any covenant or agreement made, from a failure to pay any claim or liability that is an assumed liability, and from liabilities that result from the confidential treatment of Buyer’s customers. Buyer has no indemnification obligations to the Company for taxes that arise from and are created by the asset purchase agreement. Damages are net of the amount of any insurance proceeds recovered by the Company.

An escrow account will be established and Buyer will pay 20% of the future gaming and other revenue participation due to the Company into the escrow account for two years to secure the Company’s indemnification obligations to Buyer. The escrow period can exceed two years if additional time is needed to determine the appropriate amounts to be disbursed from the escrow account. Damages must exceed $150,000 before the Company is required to pay the claims, other than claims for breaches of certain fundamental or tax representations and warranties, breaches of covenants, or claims associated with the operation of the business or the use of the purchased assets prior to the closing date. The aggregate damages may not exceed $9 million.

Any controversy, dispute or claim regarding the asset purchase agreement, including a claim about misrepresentation or breach of any representation or warranty is to be settled by arbitration.

The Company has not obtained any insurance policies covering the matters as to which it will indemnify Buyer. The Company’s indemnification covenants to its directors and officers will remain in effect following the asset sale.

Material U.S. Federal Income Tax Consequences

The Company will recognize a taxable gain on the asset sale equal to the difference between the amount realized from the asset sale and the adjusted tax basis of the assets sold and liabilities assumed. The Company expects to have sufficient federal net operating losses to offset the gain expected to be realized from the asset sale for regular federal income tax purposes. The Company will pay federal alternative minimum tax on the gain on asset sale. The Company will not be able to use California net operating losses to offset the gain on asset sale because California suspended the use of net operating losses in 2009. The Company expects to pay California regular income tax on the gain on asset sale.

The Company does not expect that the asset sale will result in any federal or state income tax consequences for its stockholders since they will not receive any of the proceeds from the asset sale.

Amendment

Subject to applicable laws, the Company and Buyer may mutually amend or waive any provision of the asset purchase agreement at any time. The Company does not currently expect to waive any material provision of the asset sale.

Governing Law

The asset purchase agreement is governed by the laws of the State of California.

Interests of Management and the Board of Directors

In February 2009, the Company’s Board of Directors authorized an exchange of stock options, a bonus arrangement and a severance arrangement with Mr. Lipscomb. The Board offered to exchange and Mr. Lipscomb accepted 500,000 new stock options priced at $0.49 if Mr. Lipscomb returned 600,000 fully vested stock options with an exercise price of $8.00 per share to the Company. The vesting of the new stock options was restarted and one quarter of the stock options vests annually on January 1 of each year. Vesting of the new stock options does not accelerate on a change in control, this asset sale transaction or if Mr. Lipscomb’s employment terminates. The Board also authorized a new bonus arrangement with Mr. Lipscomb in the event a change in control occurs due to the sale of the Company in 2009. Mr. Lipscomb will be paid 5% of the gross proceeds from the sale in 2009 of all or substantially all of the assets or equity interests in the Company in excess of the fair market value of cash, cash equivalents and debt securities held by the Company on the date the transaction is closed. If the asset sale with Buyer is closed in 2009, it is estimated that Mr. Lipscomb will be paid approximately $490,000 under this bonus arrangement as well as 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity. The estimated amount is $50,000 less as a result of Mr. Lipscomb’s offer to subtract any breakage fees actually paid by the Company from the purchase price amount used to calculate his bonus.

Mr. Lipscomb has agreed to enter into an 18 month non-solicitation and non-compete agreement with Buyer. Mr. Lipscomb has agreed to not solicit or employ any employee hired by Buyer. Mr. Lipscomb has also agreed that he will not, without the prior written consent of Buyer, participate in (other than as a player not branded by a competitive online poker site) or create any land based poker tours, any televised poker programs and/or any online poker site.

In May 2009, the Company’s Board of Directors authorized an increase in the change in control payments to two executive officers if a sale of the Company’s assets to Buyer or Gamynia closed in 2009. Previously, these two officers were to receive six months severance if their employment was terminated without cause. The arrangement was further modified by the Company’s Board of Directors in September 2009 to apply in connection with the closing of the contemplated transaction with Buyer or any subsequent topping offer which leads to the closing of a similar transaction, regardless of when such closing occurs. Previously, the two officers would only have received the severance payments if the transaction closed in 2009. Under the new change in control arrangements, Mr. Rohin Malhotra will receive $412,500 and Mr. Adam Pliska will receive $345,000 if a sale of the Company’s assets to Buyer closes.

Mr. Pliska has entered into an employment agreement with an affiliate of Buyer that is effective upon the close of the asset purchase agreement.

The sale of the Company’s operating assets to Buyer will result in an acceleration of the vesting of stock options held by the Company’s Board of Directors, executive officers and all other Company employees, other than Mr. Lipscomb.

The Company’s only remaining employees after the close of the asset sale will be the Company’s current President and Chief Executive Officer Steve Lipscomb and a small number of support staff.

Except as disclosed in this proxy statement, there are no present or proposed material agreements, arrangements, understandings or relationships among the Company, Buyer or Parent or any of their respective executive officers, directors, controlling persons or subsidiaries.

DESCRIPTION OF WPT ENTERPRISES, INC.

WPT Enterprises, Inc.

5700 Wilshire Blvd., Suite 350

Los Angeles, CA 90036

(323) 330-9900

The Company creates internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. Our current season of the World Poker Tour, or WPT television series - Season Seven, based on a series of high-stakes poker tournaments, currently airs on Fox Sports Net in the U.S., and has been licensed for broadcast globally. In January 2008, we launched ClubWPT.com, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the U.S., which is currently offered in 38 states. Through November 2008, we offered a real-money online gaming website which prohibited wagers from players in the U.S. and other restricted jurisdictions. We also license our brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and are engaged in the sale of corporate sponsorships. Through March 2009, we developed and marketed online and mobile games supporting the WPT China National Traktor Poker Tour.

We operate through four business segments, WPT Studios, WPT Online, WPT Global Marketing and WPT China, described in greater detail below:

WPT Studios, our multi-media entertainment division, generates revenue through domestic and international television licensing, domestic and international television sponsorship, as well as host fees from casinos and card rooms that host our televised events.

WPT Online includes the online poker club ClubWPT.com that generates revenue from subscriptions, which began operations in January 2008, our international poker and casino real money gaming websites which were terminated in November 2008 and an online merchandise store.

WPT Global Marketing includes branded consumer products, sponsorships and event management. Branded consumer products generate revenue from the licensing of our brand to companies seeking to use the World Poker Tour brand and logo in the retail sales of their consumer products. Sponsorship and event management generates revenue through corporate sponsorship and management of televised and live events.

WPT China produced third-party branding at WPT China National Traktor Poker Tour events, licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game “Tuo La Ji” or “Traktor Poker” in online and mobile games. This segment was shut down in March 2009.

DESCRIPTION OF PEERLESS MEDIA LTD. AND ELECTRAWORKS LTD.

Buyer:	Parent:
Peerless Media Ltd.	ElectraWorks Ltd.
Suite 711	Suite 711
Europort	Europort
Gibraltar	Gibraltar
00350 200 40126	00350 200 40126

Buyer and Parent are Gibraltar private limited companies and Buyer is a subsidiary of Parent. Parent is the principal operating subsidiary in the PartyGaming Plc group of companies.

PartyGaming is the world’s leading listed online gaming business. PartyGaming offers a variety of games through an integrated Party-branded platform and through a number of secondary brands and alliances with blue chip companies. Through a unique operating platform, adults can tune in to a broad range of games, using multiple languages, multiple-currency options and with the tools to ensure they have fun and play within their means.

PartyGaming listed on the London Stock Exchange in June 2005. Regulated and licensed by the Government of Gibraltar, PartyGaming has over 1,200 employees located in the head office and operations centre in Gibraltar, a business process outsourcing operation in India, and a marketing services subsidiary and multi-lingual customer service operations in Europe. PartyGaming has customers throughout the world. PartyGaming does not accept wagers or deposits for real money games from customers located in the U.S.

SELECTED FINANCIAL DATA

The selected financial data as of December 28, 2008 and December 30, 2007 and for the years ended December 28, 2008, December 30, 2007 and December 31, 2006 are derived from the Company’s audited financial statements, which have been audited by Piercy, Bowler, Taylor & Kern, an independent registered public accounting firm, and are included in this proxy statement beginning on page F-1. The selected financial data as of December 31, 2006, January 1, 2006 and January 2, 2005 and for the years ended January 1, 2006 and January 2, 2005 are derived from the Company’s audited financial statements, which have been audited by Piercy, Bowler, Taylor & Kern, an independent registered public accounting firm, and are not included in this proxy statement. The statement of operations data for the six months ended June 28, 2009 and June 29, 2008, as well as the balance sheet data as of June 28, 2009 are derived from the Company’s unaudited financial statements included in this proxy statement beginning on page F-20. The financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s consolidated financial statements and related notes appearing elsewhere in this proxy statement. The historical results are not necessarily indicative of results to be expected in any future period (in thousands, except per share data).

Statements of Net Earnings (Loss) Data

							Six Months Ended
	Fiscal Year						June 28,	June 29,
	2008	2007	2006		2005	2004	2009	2008
Revenues	$15,481	$21,712	$29,261		$18,063	$17,557	$10,099	$10,034
Gross profit	8,231	13,488	18,945		8,076	7,313	6,397	4,580
Selling, general and administrative expense	(19,236)	(21,617)	(18,630)		(14,087)	(6,632)	(5,460)	(10,794)
Asset impairment and abandonment charges (1)	(1,923)	(2,270)	—		—	—	(1,000)	—
Earnings (loss) from operations	(13,018)	(10,399)	315		(6,011)	681	(63)	(6,214)
Gain on sale of investment	11	—	10,216	(2)	—	—	—	—
Earnings (loss) from continuing operations	(12,045)	(8,550)	7,769		(5,003)	752	52	(5,602)
Loss from discontinued operations	(2,404)	(1,083)	—		—	—	(1,081)	(1,109)
Net earnings (loss)	$(14,449)	$ (9,633)	$ 7,769		$(5,003)	$752	$(1,029)	$(6,711)

Earnings (loss) per share—basic
Continuing operations	$(0.58)	$(0.42)	$0.38		$(0.26)	$0.05	$—	$(0.27)
Discontinued operations	(0.12)	(0.05)	—		—	—	(0.05)	(0.06)
Net earnings (loss) per share	$(0.70)	$(0.47)	$0.38		$(0.26)	$0.05	$(0.05)	$(0.33)

Earnings (loss) per share—diluted
Continuing operations	$(0.58)	$(0.42)	$0.38		$(0.26)	$0.04	$—	$(0.27)
Discontinued operations	(0.12)	(0.05)	—		—	—	(0.05)	(0.06)
Net earnings (loss) per share	$(0.70)	$(0.47)	$0.38		$(0.26)	$0.04	$(0.05)	$(0.33)

(1)  This is the 2009 and 2008 impairment of the Company’s investment in Cecure Gaming and the 2007 write off of online gaming assets.

(2)  This is the 2006 sale of the Company’s investment in PokerTek, Inc.

Balance Sheet Data

	Fiscal Year End					As of June 28,
	2008	2007	2006	2005	2004	2009
Current assets	$19,036	$32,609	$37,471	$33,793	$35,959	$19,771
Total assets	25,881	41,697	51,340	46,260	37,113	26,567
Current liabilities	3,818	5,902	8,089	7,887	4,926	5,419
Stockholders’ equity	22,063	35,795	43,251	38,373	31,569	21,148

BUSINESS

Proposed Asset Sale to Buyer

Until the close of the proposed asset sale with Buyer, the Company expects to continue to execute its existing business strategy.

Overview of Business

WPT Studios

Background

The WPT is a sports league of affiliated poker tournaments that are open to the public. Season Seven of the WPT had 13 regular WPT tournaments or tour stops on the circuit, which were hosted by prestigious casinos and poker rooms. Each season of tour stops culminates in the WPT World Championship at the Bellagio Hotel and Casino in Las Vegas, Nevada, which includes the winners of each of that season’s previous WPT tournaments. The WPT stops have attracted well-known and established professional and amateur poker players on the poker circuit. We also make our tour stops accessible to the mainstream poker player by partnering with casinos and poker rooms which host “satellite” and “super satellite” poker tournaments in which the winner or winners may ultimately earn a paid entry into a WPT event. At our tour stops, we film the final table of six participants competing for some of the poker world’s largest tournament prize pools. We then edit the footage from each tour stop into a one-hour or two-hour episode, resulting in a series of one-hour or two-hour episodes which are distributed for telecast to both domestic and international television audiences. In addition, we film and produce special episodes based on a variety of non-traditional poker tournaments, which we also distribute for telecast along with the episodes based on our regular tour stops.

Season Seven of the WPT television series aired on Fox Sports Net in the U.S. Season Six aired on the Game Show Network in the U.S. and Seasons One through Five aired on the Travel Channel in the U.S. The following table describes the timing of the production and U.S. licensing of Seasons One through Seven of the WPT television series, including the production and initial exhibition of the episodes in each season:

World Poker Tour Season	Number of Hours	Number of Episodes	Production Period	Initial Telecast in the U.S.
Season One	29	15	February 2002—June 2003	March 2003—June 2003

Season Two	50	25	July 2003—June 2004	December 2003—September 2004

Season Three	41	21	May 2004—April 2005	October 2004—August 2005

Season Four	42	21	May 2005—April 2006	October 2005—June 2006

Season Five	44	22	May 2006—April 2007	August 2006—August 2007

Season Six	46	23	May 2007—April 2008	March 2008—August 2008

Season Seven	26	26	May 2008—April 2009	January 2009—July 2009

WPT Tour Stops

Poker tournaments have been hosted by many casinos and card rooms around the world for many years. To gain a seat at the table in these tournaments, competitors “buy-in” by paying an entry fee, some or all of which goes into the tournaments’ prize pools (that is, the amount of money that the winners take home). This buy-in amount at major tournaments ranges from $10,000 to as much as $25,000 at the largest and best known tournaments. At the WPT’s regular season events and the WPT World Championship, anyone is eligible to buy-in and play, subject to the house rules of the host casino and to the laws of the jurisdiction where the tournament is held.

The style of poker played at all WPT events is Texas Hold ‘Em. Players are assigned to different tables at which each player competes against the others until being eliminated by losing all of his or her chips. Tables are combined as players are eliminated and the players holding chips continue to compete until six players remain. On the last day of the tournament, these six players compete at the “final table” located in a designated WPT arena until only one player, the champion, remains. Professional and amateur poker players may be drawn to established tournaments based on the size of a poker tournament’s prize pool, the prestigious nature of the casino or card room hosting the event, the history and tradition of the tournament itself and the level of the competition drawn to the event.

While many of WPT’s tournaments have been in existence for years, we have turned them into a circuit of events that is affiliated under the WPT brand. The inaugural season of the WPT consisted of 12 tour stops and the season ending WPT World Championship, and we have added additional tournaments to the WPT’s list of tour stops in the subsequent seasons. Currently, the WPT consists of the following 13 poker tournaments, which comprise our Season Seven tour stops:

•                  Bellagio Cup IV—Bellagio (Las Vegas, Nevada);

•                  Legends of Poker—Bicycle Casino (Bell Gardens, California);

•                  Borgata Poker Open—Borgata Hotel Casino and Spa (Atlantic City, New Jersey);

•                  North American Poker Championship—Fallsview Casino Resort (Niagara Falls, Canada);

•                  Festa Al Lago—Bellagio (Las Vegas, Nevada);

•                  World Poker Finals—Foxwoods Resort Casino (Mashantucket, Connecticut);

•                  Doyle Brunson Five Diamond World Poker Classic—Bellagio (Las Vegas, Nevada);

•                  Gulf Coast Poker Championship—Beau Rivage (Biloxi, Mississippi);

•                  LA Poker Classic—Commerce Casino (Commerce, California);

•                  WPT Celebrity Invitational—Commerce Casino (Commerce, California);

•                  Bay 101 Shooting Star—Bay 101 Casino (San Jose, California);

•                  Foxwoods Poker Classic—Foxwoods Resort Casino (Mashantucket, Connecticut);

•                  WPT World Championship—Bellagio (Las Vegas, Nevada).

WPT Specials

In addition to filming and producing content for distribution and exhibition based on the final tables of the WPT’s regular tour stops, we also film and produce non-tournament WPT episodes. We did not produce any special episodes in 2008, but in the past these special episodes have included the following:

•                  WPT Ladies Night

•                  WPT Battle of Champions

•                  WPT Hollywood Home Game

•                  WPT Bad Boys of Poker

•                  WPT Poker by the Book

•                  WPT Young Guns of Poker

•                  WPT American Chopper vs. Trading Spaces

•                  WPT Fathers and Sons

Access to the WPT—Our Satellite and Super Satellite Tournaments

To have a successful buy-in tournament event like the regular WPT events or the WPT World Championship, “satellite” and “super satellite” tournaments are important in ensuring a large field of players that will generate a substantial prize pool for the winners. Satellites are tournaments that allow players to buy-in for a fraction of the cost of a major event in hopes of winning a seat in other satellites or the major event itself. For example, assuming that a WPT event costs $10,000 to enter, a one-table satellite (ten players) for this event would cost $1,000 to play and the winner of the satellite would receive a paid entry into the $10,000 event. Most casinos host satellites nightly for as few as two weeks and as much as one year prior to their major events. Casinos and card rooms also host super satellites, which are multi-table tournaments held for major events. Because super satellites contemplate more participants given their multiple table format, the buy-in amounts tend to be significantly less than that of the one-table satellites.

In order to increase the accessibility of WPT events, we launched a program to encourage casinos across the country to provide lower cost satellite or super satellite tournaments to fans across the U.S. To date, over 100 casinos and card rooms have hosted WPT satellite and super satellite events. In addition to increasing the size and visibility of our tour stops, our satellite and super satellite program makes the WPT events, including the WPT World Championship, more accessible to the mainstream poker player who may not want to risk the entire cost of a large buy-in championship tournament. The satellites and super satellites give these mainstream poker players the opportunity to earn a paid entry to our tour stops and potentially be a part of the action at the televised final tables. Like the tour stops themselves, these satellite and super satellite events are operated by the host casinos and card rooms, and they are responsible for ensuring that the tournaments comply with all applicable gaming regulations. We neither receive revenues nor incur expenses in connection with these events.

Telecast License Agreements with Fox Sports Net

We licensed Season Seven of the WPT television series to National Sports Programming, owner and operator of Fox Sports Net for four 30 second commercial units per episode. The Company also has the right to incorporate billboards, in-show sponsorships, entitlements and a “dot net” poker tutorial website sponsor in the episodes. FSN retains the right to approve the website and sponsor in both the 30 second commercial units and the episodes. As is customary in most production agreements with television networks, FSN retains the right to approve all material creative elements of Season Seven.

FSN retains an exclusive right to broadcast episodes of Season Seven for an unlimited number of times during the applicable license period solely on the FSN network in the U.S. The exclusive license period is the earlier of one year after initial telecast of each episode or 15 months after delivery to FSN. The nonexclusive license period is the earlier of three years after initial telecast of each episode or 39 months after delivery to FSN.

FSN committed to use commercially reasonable efforts to broadcast Season Seven on Sunday between 6:00 p.m. and 10:00 p.m. in a minimum of 50 million homes and repeat the airing one time within seven days of the initial broadcast and two times within one year of the initial broadcast.

In January 2009, we licensed Season Eight of the WPT television series to National Sports Programming on substantially the same terms as the Season Seven license. We agreed to provide FSN with 26 one hour episodes of the WPT television series.

Telecast License Agreements with GSN

We licensed Season Six of the WPT television series to the Game Show Network for $300,000 per episode. GSN committed to spend at least $3 million in marketing costs for Season Six. GSN has the right to promote and advertise Season Six in all media during the license term. Any sponsorship or in-show advertising of Season Six is subject to the mutual approval of the parties. As is customary in most production agreements with television networks, GSN retained the right to approve all material creative elements of the show.

GSN retains an exclusive right to broadcast episodes of English versions of Season Six for an unlimited number of times for the earlier of four years from initial airing or four years and nine months from delivery solely on the GSN network in the U.S., and a non-exclusive right to broadcast English versions of the show in Canada and in the island countries and territories of the Caribbean. In addition, GSN has the right to exploit Season Six for video-on-demand services in certain specified media, provided that revenue derived by GSN from video-on-demand services will be split equally between the parties. We retain the right to exploit non-English versions of Season Six anywhere in the world or English or non-English versions of Season Six in any medium other than the GSN television network and video-on-demand.

Telecast License Agreements with the Travel Channel

We licensed Seasons One through Five of the WPT television series to the Travel Channel. The license fee for Season Five of the WPT television series was $477,000 per episode. The Travel Channel has the exclusive right to exhibit the episodes produced in connection with each of these seasons in the U.S. for a period of four years, or three years in the case of Season One. Additionally, our license agreement provides for exhibition holdbacks for two years after the expiration of the license term.

Under our agreements with the Travel Channel, we received fixed license fees for each episode, paid at various times during our production and post-production process. The per-episode license fee increased by a fixed percentage in each year that the Travel Channel exercised its option for a new season. The Travel Channel also received rights to show an unlimited number of repeats on the Travel Channel or other Discovery Channel networks in the U.S. for four years for Seasons Two through Five episodes and for three years for Season One episodes. As is customary in most production agreements with television networks, the Travel Channel retained final edit rights over the programs that we produced.

Since the license fees we received from the Travel Channel either remained constant or increased at a prescribed rate for each new season of programming, our television ratings did not affect the license fees we received.

While we retained worldwide television rights to telecast the WPT and Professional Poker Tour television series episodes outside the U.S. and the right to pursue other business activities related to the WPT and Professional Poker Tour events and brand worldwide, the Travel Channel receives up to 15% (currently 10%) of our adjusted gross revenues from DVD and home video sales, merchandising and publishing activities and certain international television licenses. This participation rate declines by 2.5% per year.

FullTiltPoker.net Sponsorship

FSN did not pay a license fee for Season Seven of the WPT television series. We instead entered into a U.S. and Mexico sponsorship arrangement with Pocket Kings for FullTiltPoker.net to sponsor Season Seven. FullTiltPoker.net paid us $3,250,000 for branded sponsorship integration in Season Seven and four commercial units per episode in the U.S. We agreed to use our best efforts to have each episode air on Sunday at 8:00 p.m. with a repeat airing later in the week. The term of this agreement is two years or sooner if each episode is run at least four times on FSN.

The Professional Poker Tour

We licensed Season One of the Professional Poker Tour to the Travel Channel. The PPT television series differed somewhat from the WPT television series in that only qualified players were permitted to play in PPT events. The PPT’s first season, which included 24 two-hour episodes, aired on the Travel Channel during 2006. The license agreement for Season One of the PPT television series was similar to our agreement with the Travel Channel for the WPT.

Our Television Series

Using our innovative sports-style production, we shoot our footage of the final table of each WPT event from as many as 19 different camera angles, incorporate graphics and distinctive lighting and add commentary from on-air poker personalities. Our productions also feature specially-designed poker tables conducive to televised poker play and include our WPT Cams, which are small cameras placed on the poker table in front of each player that reveal each competitor’s hidden cards, or “hole cards,” to the television audience at the same time the player looks at his or her hand. Using the footage we obtain at the final tables of our WPT events, we edit the footage into one-hour and two-hour episodes for each tournament for distribution and telecast on cable and/or broadcast television.

International Telecast Agreements

Since 2004, we have entered into agreements for international telecast of our WPT and PPT episodes covering over 150 territories. Each of these agreements grants the international licensee an exclusive license to exhibit certain WPT and PPT episodes in the applicable territory and distribution channel for a period of time ranging from four months to two years. In addition, certain agreements provide the licensee with either an option to license additional seasons of WPT programming on similar terms or a right of first refusal and last negotiation with respect to such programming.

Alfred Haber Agreements

Through December 2006, we exclusively used Alfred Haber Distribution, Inc. to distribute Seasons One through Four of the WPT television series and Season One of the PPT television series in international markets.

After recouping certain expenses, Alfred Haber received 25% of gross receipts from international licenses of WPT Seasons One through Three and 20% of gross receipts from WPT Season Four and PPT Season One.

In December 2006, we notified Alfred Haber that they would no longer be the exclusive international distributor for WPT and PPT television seasons. As a result, the Company utilizes its internal staff to distribute WPT and PPT episodes into the international marketplace. We used Alfred Haber in 2007 and 2008 on a non-exclusive case-by-case basis in certain territories and paid them 20% of gross receipts for licenses they arranged.

PartyGaming Sponsorship Agreement

In December 2006, we signed a multi-year agreement with iGlobalMedia Marketing (Gibraltar) Limited, a subsidiary of PartyGaming Plc, owner of PartyPoker.com, pursuant to which they provide international television sponsorship of the WPT Seasons Four, Five and Six and PPT Season One. PartyPoker.com receives exclusive in-show branded integration and association with our brand.

Pursuant to the agreement, we provide PartyGaming with certain post-produced audio and graphic sponsorship integration and advertising rights in connection with the distribution and broadcasting of the WPT and PPT television series in certain primary and secondary international markets for an approximate three-year period in each territory. In exchange for those rights, PartyGaming agreed to pay us fixed fees for entering into broadcast sponsorship arrangements that meet particular requirements, including:

•                  securing exclusive online gaming advertising rights in connection with the broadcasting of our shows;

•                  incorporating audio and graphic integration of Party Poker at a certain minimum ratio; and ensuring that the shows are broadcast before midnight for a run of at least half of the episodes to be aired by each such broadcaster.

We retained the right to incorporate our own branding and other audio and graphic integration into the shows. We also can integrate additional sponsors within the shows provided those sponsors are not considered “title” sponsors of the shows and as long as the sponsor is not in the business of online gaming. In addition, PartyGaming agreed to use commercially reasonable efforts to assist us in obtaining international distribution of the shows. PartyGaming also agreed to negotiate advertising rates and obtain advertising inventory around each exhibition of episodes in each territory. We are entitled to purchase up to one-third of all available advertising inventory available to PartyGaming at the same rate PartyGaming receives. PartyGaming provides satellite tournaments for entry into WPT poker tournaments on PartyGaming’s online gaming site and generally promotes those satellites.

We are paid for aired shows that comply with the above requirements, a Qualified Deal, as follows:

(1)    For the WPT, $500,000 for each Qualified Deal up to five per season, in a primary country (as defined) and $125,000 for each Qualified Deal in a secondary or remaining primary country, per season, with maximum payments to us of $5 million for Season Four, $6 million for Season Five and $7 million for Season Six of the WPT.

(2)    For the PPT, $200,000 for each Qualified Deal up to five per season, in a primary country (as defined) for Season One of the PPT and $300,000 for each Qualified Deal, up to five per season for Seasons Two and Three of the PPT, and $100,000 for each qualified deal in a secondary or remaining primary country, with maximum payments to us of $3 million for Season One, $4 million for Season Two and $5 million for Season Three of the PPT.

Typically, we are paid 25% of the applicable sponsorship fee upon executing a qualified deal with a broadcaster, 25% upon the initial broadcast of an episode of a season, and 50% upon the initial broadcast of the tenth episode. For 2008 and 2007, we recognized $2,894,000 and $2,248,000 of revenues, respectively, from PartyGaming. No revenue was recognized in 2006.

Member Casino Affiliations

In establishing and building the WPT circuit of tournaments, we entered into written agreements with all of our member casinos. Under these agreements, the casino is responsible for conducting its annual poker tournament, and the member casino pays us a yearly hosting fee to have the tournament included as a tour stop on the WPT circuit. The agreements were originally for a term of five years and, although some member casinos have a bilateral option, most of the agreements provided us with a unilateral option to renew on the same terms for another five years. In September 2004, we exercised our right to renew most of these agreements for an additional five years. In each year after its first year of participation, the member casino may elect to withdraw its tournament from the World Poker Tour and terminate the agreement by giving us notice by a specified date or, if earlier, a specified length of time (generally four to six months) prior to the date of the tournament. To date, twelve member casinos that hosted WPT tour stops no longer participate as hosts of WPT events. We replaced each of these venues with other tour stops and do not believe that the change in tour venues has had a significant impact on the quality of the tour or on our business. While the agreement is in effect and for varying periods of time thereafter, the member casino is prohibited from televising the tournament itself, permitting any third party to televise the tournament or licensing its name, trademarks or likeness to any other party in conjunction with the telecast of a poker tournament.

WPT Online

WPT Online includes the real money gaming website at WorldPokerTour.com in certain international markets and the non-gaming website at WorldPokerTour.com directed at the U.S. and other select markets, which includes poker tournament coverage and live updates thereof, statistics, poker player information, an online merchandise store and ClubWPT, which launched in January 2008.

WorldPokerTour.com – Online Gaming Website

From 2005 through November 2008, we operated the WPT-branded online gaming website at WorldPokerTour.com that featured an online poker room and an online casino with a broad selection of slots and table games. Although any Internet user could access WorldPokerTour.com via the World Wide Web, the website did not permit bets to be made from players in the U.S. and other restricted jurisdictions. WorldPokerTour.com showcased a WPT-branded poker room featuring ring games, as well as Sit and Go and multi-table tournaments for poker games including Texas Hold ‘Em, Omaha, 7 Card Stud, and 7 Card Hi-Lo. Additionally, the site featured online casino games with a selection of slots and table games, including multi-hand blackjack, European roulette and multiple interactive slots including their most popular – Millionaire’s Club®, Bejeweled® and The HulkTM.

In 2005, we began operating our online gaming business through a license agreement with WagerWorks, Inc., under which we licensed our brand to WagerWorks and WagerWorks shared with us a percentage of net revenue it collected from the operation of the online poker room and online casino.

In 2006, we decided to commission the development of our own software for our online poker room. We licensed a software platform from CyberArts Licensing, LLC, and hired approximately thirty employees in Israel to develop the software and support infrastructure. However, in April 2007, we entered into a three year software supply and support agreement with CryptoLogic Inc., and its wholly-owned subsidiary WagerLogic Limited, (collectively referred to as “CryptoLogic”). In June 2007, our relationship with WagerWorks, Inc. was terminated. As a result of the decision to utilize CryptoLogic and move away from the internally-developed online gaming platform based on CyberArts software, we wrote off $2.3 million of property and equipment and related capitalized costs during the second quarter of 2007. In addition to the write off of assets, we curtailed our Israel operations and closed one of our two offices during the second quarter of 2007 and in the fourth quarter of 2007, we closed the remaining office in Israel.

CryptoLogic operated an online gaming site for us featuring a poker room and casino games utilizing its proprietary software, in exchange for a percentage of the revenue generated from the site. We were entitled to approximately 80% of net gaming revenues, as defined below, from the operation of the site. We were also a member in a centralized online gaming network with several other licensees of CryptoLogic pursuant to which players were able to play on our branded gaming site on the network.

In June 2007, CryptoLogic delivered the poker software to us and the online poker room became operational. In July 2007, CryptoLogic delivered ten casino games to us. In March 2008, we expanded our offering of casino games and agreed to a $750,000 annual minimum guarantee payable to CryptoLogic. We also had CryptoLogic develop two additional poker language rooms in Spanish and German for $100,000. We then agreed to extend the term of the license agreement with CryptoLogic to June 30, 2011.

As a result of these contract amendments, we were entitled to 100% of the first $37,500 of revenue per month, 79% of revenue in excess of $37,500 but less than $500,000 per month and 80% of the revenue in excess of $500,000 per month. CryptoLogic was entitled to earn minimum guaranteed revenue of $750,000 per year. The minimum guarantee exceeded our revenue share in 2008 and 2007.

In October 2008, we notified CryptoLogic of our intent to terminate our agreements with them. Effective November 20, 2008, we no longer operate the WPT-branded online gaming website on the CryptoLogic network. We paid CryptoLogic $350,000 in September 2008 for the option to terminate our agreements with them and we had no payment obligations to CryptoLogic after November 2008.

WorldPokerTour.com - Non-Gaming Website

The domestic website at WorldPokerTour.com includes poker tournament coverage and live updates, statistics, poker player information, an online merchandise store and ClubWPT, which launched in January 2008. ClubWPT is an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the U.S. and is currently offered in 38 states. ClubWPT offers a monthly subscription package for $19.95 per month, as well as discounted quarterly and annual options. In return, members receive exclusive club benefits and points which make them eligible to enter into over 5,000 live poker and elimination black jack tournaments, sit-n-go poker tournaments and poker ring games for a chance to win over $100,000 in cash and prizes each month, which could include a $10,000 seat into a WPT televised main event. Other high-end prizes include flat screen HD televisions, shopping sprees, cruises and jewelry. Non-subscribers who do not wish to purchase the other club benefits are offered a free or alternative means of entry.

Other benefits offered by ClubWPT include a subscription to Bluff Magazine, the world’s most widely distributed poker magazine, as well as the Las Vegas Advisor and over 150 coupons from 64 Las Vegas properties covering room rate bargains, free meals, 2-for-1 show tickets and other benefits. Our marketing message to drive players online is consistent with our message across all aspects of the World Poker Tour. We target the “everyday man or woman” who wants to live the poker dream of becoming the next “WPT Poker Made Millionaire.”

We use a third party service provider, Centaurus Games, LLC (previously Ultimate Blackjack Tour, LLC), to operate our subscription-based online service for ClubWPT.com, which includes supporting the software, technical operations and customer service. Centaurus earns a percentage of net revenues which is calculated as subscriber fees less chargebacks, prize pool, Club content, financial charges and compliance fees. Centaurus collects subscriptions from our customers, retains their profit participation and remits the net revenue to us.

Mobile Gaming Investment and Licensing Agreement

In July 2006, we entered into a licensing agreement with Cecure Gaming (“Cecure”), pursuant to which we granted Cecure a non-exclusive license to use the World Poker Tour brand in conjunction with the promotion of its real-money mobile gaming applications. Cecure designs and operates software and other products that enable it or its licensees to offer gaming services to customers via mobile devices. Pursuant to the agreement, Cecure offers real-money mobile games solely in jurisdictions where such gaming is not restricted. In consideration for the license, we are entitled to 50% of Cecure’s net revenues. In July 2006, we paid $2,923,000 to acquire a 10% ownership interest in Cecure (currently 8%).

We recorded a $1,923,000 impairment charge in the third quarter of 2008 and a $1,000,000 impairment charge in the first quarter of 2009 related to this investment due to difficulties Cecure was having in obtaining working capital to finance their business development that resulted in a significant reduction in staffing. This investment was measured at implied fair value resulting in an other-than-temporary impairment charge. Cecure ceased operations in July 2009.

WPT Global Marketing

Brand Licensing

We use Brandgenuity LLC, a brand licensing company, to pursue a licensing program and negotiate licensing agreements aimed at capitalizing on poker and the WPT brand in the U.S. We have also engaged international brand licensing companies to explore foreign licensing opportunities. To date, we have licensed the World Poker Tour name and logo to over 30 licensees. The majority of our product licensing revenues are from a few select licensees including:

•                  Hands-On Mobile—mobile games;

•                  MDI—instant win lottery games;

•                  US Playing Card—playing cards, poker chips and accessories; and

•                  WPT Boot Camp—poker player education.

We entered into a brand license agreement with Lakes Entertainment, Inc. (“Lakes”), our majority stockholder through November 2008, pursuant to which Lakes utilizes the WPT name and logo in connection with a WPT No Limit Texas Hold ‘Em casino table game that Lakes has developed using certain intellectual property rights of Sklansky Games, LLC. Under the terms of the agreement, we are entitled to receive a specified minimum annual royalty payment or 10% of the gross revenue received by Lakes from its sale or lease of this casino game once initial manufacturing costs are recouped, whichever is greater. We have separate agreements with Mike Sexton and Vince Van Patten, our current on-air talent, and Shana Hiatt, our former host, pursuant to which each of them allows his or her video endorsements to be integrated into the table game. In exchange, each is entitled to 5% of the license fees we receive from table games that utilize his or her respective video endorsements (up to a total of 15% if video endorsements of all three are integrated).

Sponsorships

We grant entitlement sponsorship pursuant to which a company’s product may be identified as an “official” product of the WPT and “naming rights” that entitle one company to be the sole sponsor of an entire WPT season. We have had four sponsors to date:

•                  Anheuser Busch - official beer of the WPT for Seasons Two through Five of the WPT television series;

•                  Xyience – official energy drink of the WPT for Season Five of the WPT television series;

•                  Blue Diamond Almonds – sponsored the WPT Season Five Championship and Seasons Six, Seven and Eight of the WPT series; and

•                  Southwest Airlines - official airline of the WPT.

WPT Events

We have an events division offering help in designing special programs for corporations, meeting planners and charitable organizations for entertainment purposes only, not for actual gaming. Some of the ways customers are able to incorporate the WPT into their events are for sales meetings, product launches, vendor programs, incentive programs and client parties.

WPT China

In August 2007, we entered into a Cooperation Agreement with the China Leisure Sports Administrative Center (the “CLSAC”), a Chinese government-sanctioned body with authority over certain leisure sports, including the popular Chinese national card game “Traktor Poker” or “Tuo La Ji”. We have the right to brand and exploit the WPT China National Traktor Poker Tour (“Traktor Poker Tour”) during the five year term of the Cooperation Agreement. Additionally, we are afforded certain commercial, marketing and sponsorship rights in conjunction with the Traktor Poker Tour, including the right to sanction and derive revenue from third-party branding at tour events, the right to exploit films and other content generated in conjunction with the Traktor Poker Tour in all media and rights to sell online and mobile subscriptions, which we expect to generate the largest long-term financial opportunities. Furthermore, the CLSAC agreed to organize no less than 15 Traktor Poker Tour events each year during the term, to secure placement of the championship finals on a major Chinese television station, and to promote the Traktor Poker Tour. In exchange, we pay a yearly fee to the CLSAC, which started at $505,000 for the first year and increases by 10% annually for the remaining four years of the term (currently $555,500). We also have a unilateral option to extend the agreement for an additional five years, provided that the yearly fee, for the first year of the renewed term, will increase by 25% from the fifth year of the term.

In October 2007, we launched the inaugural season of the Traktor Poker Tour in Lanzhou, Gansu. After 15 regional tournaments, Season One culminated at the Grand Finals held in Nanjing, Jiangsu on June 22-25, 2008, where the first ever national championship team was crowned. Season Two of the Traktor Poker Tour began in Luoyang, Henan on October 11, 2008 and the Grand Finals are expected to be held in Beijing on October 16-18, 2009 after completion of the 15 regional tournaments.

In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in this business are greater than the Company is willing to expend. In

March 2009, the Company shut down the operations of WPT China while continuing to look for a strategic partner to acquire the WPT China assets.

Competition

In the market for televised poker tournaments, we compete with producers of several poker-related programs, including the “World Series of Poker,” an annual event hosted by Harrah’s Entertainment, Inc. that airs on ESPN, High Stakes Poker on GSN and Poker After Dark and the National Heads-Up Poker Championship on NBC. In 2005, Harrah’s created the World Series of Poker national circuit, taking place at several casinos operated by Harrah’s throughout the U.S.. All circuit championships events are currently taped for telecast on ESPN. These and other producers of poker-related programming are well established and many have significantly greater resources than we do. One of the ways that the WPT series differentiates our programming schedule from these competing shows is by our efforts to air the WPT series in prime time television during the same timeslot each week. We believe that this type of “appointment” television helps build a following among viewers. In addition to other poker-related programs, the WPT series also competes with televised sporting events, reality-based television programming and other televised programming that airs during the same timeslot.

Regulation

WPT tournaments are conducted by the host casinos and card rooms, and we believe we are not subject to government gaming regulation in connection with our affiliation with and telecasts of these events. We continue to monitor the legality of Internet gaming in domestic and international jurisdictions, but cannot be certain that changes in existing regulations will be beneficial to the gaming market.

Our subscription-based online club, ClubWPT.com, is operated in accordance with the principles of sweepstakes law. A free alternative means of entry is offered for participants who wish to play in the tournaments but do not wish to purchase the other membership benefits. The subscription fee for ClubWPT remains the same each month and players are not allowed to wager actual money online. One must be eighteen or older to participate.

Intellectual Property

The trademark “World Poker Tour” has been registered with the U.S. Patent and Trademark Office on the principal register in connection with entertainment services, clothing, playing cards and poker chips, and housewares and glass; and on the supplemental register in connection with electronic and scientific apparatus. Other registered marks around the world include: “Battle of Champions” in the U.S.; “Card Design” in Argentina, Brazil, Chile, Colombia, Mexico, Peru, Puerto Rico, and Venezuela; “Doyle Brunson North American Poker Championship” in the U.S.; “Hollywood Home Game” in the U.S.; “Ladies’ Night” in the U.S.; “Latin American Poker Tour” in Peru; “Poker Détente” in Europe; “Poker Walk of Fame” in the U.S.; “PPT” in the U.S. and Europe; “PPT & Design” in the U.S. and Canada; “Professional Poker Tour” in the U.S.; “Professional Poker Tour PPT & Design” in the U.S.; “World Poker Tour” in Argentina, Canada, Chile, Colombia, Europe, India, Mexico, Peru, Puerto Rico, and Venezuela; “World Poker Tour & Design” in the U.S., Canada and Europe; “WPT” in the U.S., Argentina, Australia, Brazil, Chile, Colombia, Costa Rica, Mexico, Peru, Puerto Rico, and Venezuela; “WPT Academy” in Europe; “WPT Boot Camp” in the U.S.; “WPT Poker Corner” in the U.S., Canada and Europe; “WPT World Poker Tour & Design” in the U.S., Australia, Canada, Europe and Korea; “WPTonline.com” in the U.S. and Europe; and “WPTonline.net” in the U.S. and Europe. In addition, we have trademark applications pending for “World Poker Tour” and for “WPT” in four additional countries, collectively. We also have trademark applications pending in China and Hong Kong. We have registered approximately 2,100 Internet domain names in 70 regions around the world. We also have proprietary rights to our portfolio of registered and unregistered copyrighted materials, which includes the episodes of the televised programming that we produce, subject to licenses related to these episodes provided under our agreements with FSN, the Travel Channel and GSN and our international telecast license agreements, as well as the WPT Academy database and online videos.

We filed three U.S. and international patent applications. The three patent applications relate to (1) a specially designed game table that uses integral lighting; (2) a method for exhibiting a card game in a video format; and (3) a tournament-style pari-mutuel wagering system. In June 2007, a divisional application of the game table patent was issued in the U.S. (Patent No. 7,234,702); and an application containing ancillary claims related to the method of exhibiting a card game patent was issued in the United Kingdom, Germany, France, Italy, Spain and Sweden (Patent No. 1596952). Certain U.S. applications are still pending for all three patent applications and a European application is still pending for the game table application. We believe that our special poker table is conducive to television recording in a way that is superior to other poker tables. We further believe that our method for exhibiting video and graphics on a television screen provides viewers with an individualized perspective of each player’s cards. Together, these technologies are designed to heighten the on-screen drama of tournament poker play.

We believe that several competitive poker-related television programs use exhibition methods and technology that might infringe on one or more claims of our issued and pending patent applications. We have issued letters to some of the producers of these programs, notifying them that we have intellectual property rights in such technology and that we intend to vigorously enforce such rights in order to protect our proprietary processes. These and other producers of poker-related programming may be well established and may have significantly greater resources than we do.

It is our policy to require each of our employees, consultants, crew members and other persons rendering services in connection with our television programs and other business divisions to execute an agreement which contains both a confidentiality provision pursuant to which each such person agrees not to disclose confidential and proprietary information and “work made for hire” provision pursuant to which each such person agrees that any intellectual property developed in connection with our projects by such person during the course of his or her employment or engagement is created on a “work made for hire” basis and is owned by us.

Available Information

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports are available without charge on our website, www.worldpokertour.com, as soon as reasonably practicable after they are filed electronically with the SEC. We are providing the address to our Internet site solely for the information of investors. We do not intend the address to be an active link or to otherwise incorporate the contents of the website into this report.

Employees

As of June 28, 2009, we had 44 full-time employees. We utilize a number of production and marketing personnel on a temporary basis to assist in the production of the WPT and PPT television series. We also have talent agreements with Mike Sexton and Vince Van Patten, our current on-air talents for the WPT.

Our post production group is currently operating under a collective bargaining agreement with the International Alliance of Theatrical Stage Employees. We consider our relationships with our employees to be satisfactory.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with the “Selected Financial Data” section of this proxy statement and the Company’s consolidated financial statements and the related notes included in this proxy statement. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results could differ materially from those anticipated by the forward-looking statements due to important factors including, but not limited to, those set forth in the “Risk Factors—Risks Related to the Current Business” and “Risk Factors—Risks Related to the Current Industry” sections of this proxy statement.

Business Overview

We create internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. Our current season of the World Poker Tour, or WPT television series - Season Seven, based on a series of high-stakes poker tournaments, currently airs on Fox Sports Net in the U.S., and has been licensed for broadcast globally. In January 2008, we launched ClubWPT.com, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the U.S., which is currently offered in 38 states. Through November 2008, we offered a real-money online gaming website which prohibited wagers from players in the U.S. and other restricted jurisdictions. We also license our brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and are engaged in the sale of corporate sponsorships. Through March 2009, we developed and marketed online and mobile games supporting the WPT China National Traktor Poker Tour.

We operate through four business segments, WPT Studios, WPT Online, WPT Global Marketing and WPT China, described in greater detail below:

WPT Studios, our multi-media entertainment division, generates revenue through domestic and international television licensing, domestic and international television sponsorship, as well as host fees from casinos and card rooms that host our televised events.

WPT Online includes the online poker club ClubWPT.com that generates revenue from subscriptions, our international poker and casino real money gaming websites which were terminated in November 2008 and an online merchandise store.

WPT Global Marketing includes branded consumer products, sponsorships and event management. Branded consumer products generate revenue from the licensing of our brand to companies seeking to use the World Poker Tour brand and logo in the retail sales of their consumer products. Sponsorship and event management generates revenue through corporate sponsorship and management of televised and live events.

WPT China produced third-party branding at WPT China National Traktor Poker Tour events, licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game “Tuo La Ji” or “Traktor Poker” in online and mobile games. In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in this business are greater than the Company is willing to expend. In March 2009, the Company shut down the operations of WPT China while continuing to look for a strategic partner to acquire the WPT China assets. The historical results of WPT China have been reclassified as a discontinued operation.

Until the close of the proposed asset sale with Buyer, the Company expects to continue its existing business strategy. The description of the Company’s business set forth in this proxy statement, including in this management’s discussion and analysis of financial condition and results of operations, does not reflect any changes to the Company’s business that may occur if it closes the proposed asset sale with Buyer.

Recent Developments

Buyer and the Company entered into the asset purchase agreement, dated as of August 24, 2009, pursuant to which the Company will, subject to specified terms and conditions, including approval of the asset sale by the Company’s stockholders at the Special Meeting, sell substantially all of the Company’s operating assets other than cash, investments and certain other assets to Buyer. Buyer will assume from the Company specified liabilities including one of the two corporate leases. Buyer has agreed to pay the Company $12.3 million for our operating assets less the amount of certain obligations of an affiliate of PartyGaming accruing or paid to the Company under the sponsorship agreement for Seasons Four, Five and Six of the World Poker Tour and Season One of the Professional Poker Tour from July 10, 2009 through the close of the asset sale. $1 million of the purchase price was paid by Buyer upon the execution of the asset purchase agreement and the balance will be delivered upon the close of the asset sale. Buyer has also agreed to pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period. Parent has guaranteed all of Buyer’s covenants, agreements and other obligations under the asset purchase agreement.

In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in this business are greater than the Company is willing to expend. In March 2009, the Company shut down the operations of WPT China while continuing to look for a strategic partner to acquire the WPT China assets. The financial results of WPT China have been reclassified as discontinued operations. The Company incurred $306,000 of costs to shutdown the WPT China business in 2009.

Business Outlook

For the third quarter and full year 2009, we expect:

•                  FSN to air 26 all-new episodes of Season Seven of the WPT television series: 13 episodes aired in the first quarter, eleven episodes aired in the second quarter and two episodes aired in the third quarter.

•                  To recognize foreign sponsorship revenues for Season Seven of the WPT television series beginning in the fourth quarter. If Season Seven episodes are delivered to a foreign sponsor ahead of planned delivery, then revenues and profits from the fourth quarter will be shifted into the third quarter of 2009. Foreign sponsorship revenues for the PPT television series and Seasons Four through Six of the WPT television series will also be recognized in 2009.

•                  To begin production of Season Eight of the WPT television series for broadcast on FSN. Season Eight will be filmed in high definition television. Season Eight production costs should be lower than Season Seven production costs.

•                  Lower general and administrative expenses compared to the same period in 2008.

•                  Lower selling and marketing costs compared to the same period in 2008.

Results of Operations

Three Months Ended June 28, 2009 Compared to the Three Months Ended June 29, 2008

The following table sets forth revenue and cost of revenue information for our three continuing business segments (amounts in thousands):

	Three months ended
	June 28, 2009	% of Revenues	June 29, 2008	% of Revenues
WPT Studios:
Domestic sponsorship	$1,375	42%	$—	—%
Domestic license	—	—%	2,400	60%
International sponsorship	1,587	49%	599	15%
International license	78	2%	403	10%
Event hosting and sponsorship	225	7%	625	15%
	3,265	100%	4,027	100%
Cost of revenues	1,285	39%	2,473	61%
Gross profit	$1,980	61%	$1,554	39%

	Three months ended
	June 28, 2009	% of Revenues	June 29, 2008	% of Revenues
WPT Online:
Online gaming	$108	16%	$320	82%
Non-gaming	588	84%	70	18%
	696	100%	390	100%
Cost of revenues	310	45%	247	63%
Gross profit	$386	55%	$143	37%

WPT Global Marketing:
Product licensing	$366	60%	$573	88%
Event hosting and sponsorship	223	36%	66	10%
Other	23	4%	16	2%
	612	100%	655	100%
Cost of revenues	42	7%	64	10%
Gross profit	$570	93%	$591	90%

WPT Studios.  Combined domestic and foreign television revenues decreased $362,000 to $3,040,000 in 2009, from $3,402,000 in 2008. Domestic television revenues decreased $1,025,000 and international television revenues increased $663,000 in 2009 compared to 2008. The sponsorship fees received per episode in 2009 for Season Seven of the WPT television series were lower than the license fees received for Season Six in 2008. The sponsorship fee per one-hour episode for Season Seven was $125,000 compared to a license fee of $300,000 per two-hour episode for Season Six. In the second quarter of 2009, we aired 11 one-hour episodes of Season Seven compared to the delivery of eight two-hour episodes of Season Six in 2008. International television sponsorship revenues increased $988,000 in 2009 compared to 2008 as we had greater distribution of Seasons Four, Five and Six of the WPT television series and PPT Season One in territories covered by the PartyGaming sponsorship contract. International television licensing revenues decreased $325,000 in 2009 compared to 2008 as a result of fewer international territories accepting license arrangements and the substitution of sponsorship arrangements for license arrangements in many territories. WPT television series hosting fees decreased by $400,000 in 2009 due to lower per episode hosting fees in Season Seven.

During 2009, our sources of revenue changed from primarily licensed-based revenues from the sale of our programming to television networks to primarily sponsorship-based revenues. Sponsors pay to appear in the show and television networks air the program for free or we pay a fee to television networks to air the program. In addition, in recent television seasons, foreign television revenues increased and domestic television revenues decreased. We expect these two trends to continue in 2009.

Television cost of revenues decreased $1,188,000 in 2009 compared to 2008 due to higher gross margins for Season Seven of the WPT television series compared to Season Six and lower revenues in 2009 compared to 2008. Television gross profit margins were 61% in the quarter compared to 39% in the same period 2008.

WPT Online.  Online revenues increased $306,000 to $696,000 in 2009, from $390,000 in 2008. Online gaming revenues decreased $212,000 between years. In 2009, our online gaming revenues were derived from affiliate revenues whereas in 2008 our online gaming revenues were derived from the WPT-branded online gaming website. In November, 2008, we terminated the WPT-branded online gaming website. Affiliate revenues in 2009 had no cost of revenues whereas the WPT-branded online gaming website had $203,000 of cost of revenues in the second quarter of 2008.

Non-gaming revenues increased $518,000 between years due to increased membership in ClubWPT.com which was launched in the first quarter of 2008. ClubWPT.com cost of revenues increased $276,000 to $310,000 in 2009 from $33,000 in the same period 2008 due to increased revenues. ClubWPT.com gross profit margins increased to 47% in 2009 from 40% in 2008. As total membership increased, we realized improved gross profit margins from economies of scale.

WPT Global Marketing.  Global marketing revenues decreased $43,000 to $612,000 in 2009, from $655,000 in 2008. A decrease in product licensing revenues was offset by an increase in hosting and sponsorship revenues.

There was a decrease in product licensing revenues from one significant licensee in 2009. Hosting and sponsorship revenues increased in 2009 due to the addition of non-televised sponsored events internationally. Global marketing gross profit margins increased to 93% in 2009 from 90% in 2008.

Selling, General and Administrative Expense.  The following table sets forth selling, general and administrative expense information for our three continuing business segments (amounts in thousands):

	Three months ended
	June 28, 2009	June 29, 2008	% Change
Operational expenses	$114	$416	(73)%
Selling and marketing expenses	216	1,905	(89)%
General and administrative expenses	1,947	3,517	(45)%
	$2,277	$5,838	(61)%

Selling, general and administrative expense decreased $3,561,000 to $2,277,000 in 2009, from $5,838,000 in 2008. Selling, general and administrative expense consists of operational costs to manage websites and software, sales and marketing expenses and general and administrative expenses.

Operational expenses decreased $302,000 in 2009. Costs associated with our domestic website decreased $137,000 in 2009 due to lower maintenance costs. Costs associated with our WPT-branded online gaming website decreased $154,000 in 2009 because we terminated our WPT-branded online gaming website November 2008.

Sales and marketing expenses decreased $1,689,000 in 2009. Costs decreased primarily due to the shutdown of our WPT-branded online gaming website. In the first half of 2008, we heavily marketed our WPT-branded online gaming website and costs associated with advertising, content, promotions, sponsorship and affiliates for online gaming decreased $1,410,000 in 2009.

General and administrative expenses decreased $1,570,000 in 2009. The decrease was primarily due to personnel reductions in 2008 that resulted in $1,192,000 in lower payroll and related costs in 2009. Travel expense decreased $132,000 also as a result of personnel reductions. Professional and consulting expenses were reduced by $184,000 in the 2009 period. Offsetting these lower 2009 costs was $199,000 of higher bad debt expense primarily due to the third party system provider for ClubWPT.

Other Income.  Net interest income decreased $217,000 in 2009 compared to 2008, primarily due to lower interest rates. We recorded a $61,000 decrease in interest income during the second quarter of 2009 in marking our ARS portfolio to fair value and a corresponding increase in interest income in marking to fair value the rights that our broker gave us to compel them to repurchase our auction rate securities.

Income Taxes.  The Company expects to pay federal alternative minimum tax on the utilization of net operating losses in 2009 and California income taxes due to the suspension of the availability of net operating losses in 2009. The income tax expense for the three months ended June 28, 2009 is based on the estimated annual effective income tax rate for 2009. There was no income tax benefit for the three months ended June 29, 2008 due to the loss for the period.

Discontinued WPT China Operations.  The following table sets forth selling, general and administrative expense information for our discontinued business segment (amounts in thousands):

	Three months ended
	June 28, 2009	June 29, 2008	% Change
Operational expenses	$—	$61	—%
Selling and marketing expenses	—	126	—%
General and administrative expenses	—	394	—%
Shut down provision	95	—	—%
	$95	$581	(84)%

We incurred $95,000 of shut down costs in 2009 and $581,000 in operating costs in the same period 2008. The 2008 operating costs consisted of $275,000 of payroll costs, $61,000 of website costs and $79,000 of television production costs.

Six Months Ended June 28, 2009 Compared to the Six Months Ended June 29, 2008

The following table sets forth revenue and cost of revenue information for our three continuing business segments (amounts in thousands):

	Six months ended
	June 28, 2009	% of Revenues	June 29, 2008	% of Revenues
WPT Studios:
Domestic sponsorship	$2,875	40%	$—	—%
Domestic license	—	—%	4,500	58%
International sponsorship	3,071	43%	1,330	17%
International license	659	9%	1,172	15%
Event hosting and sponsorship	575	8%	725	10%
	7,180	100%	7,727	100%
Cost of revenues	2,975	41%	4,844	63%
Gross profit	$4,205	59%	$2,883	37%

WPT Online:
Online gaming	$244	18%	$567	84%
Non-gaming	1,133	82%	105	16%
	1,377	100%	672	100%
Cost of revenues	607	44%	457	68%
Gross profit	$770	56%	$215	32%

WPT Global Marketing:
Product licensing	$1,043	68%	$1,260	77%
Event hosting and sponsorship	446	29%	293	18%
Other	53	3%	82	5%
	1,542	100%	1,635	100%
Cost of revenues	120	8%	153	9%
Gross profit	$1,422	92%	$1,482	91%

WPT Studios.  Combined domestic and foreign television revenues decreased $397,000 to $6,605,000 in 2009, from $7,002,000 in 2008. Domestic television revenues decreased $1,625,000 and international television revenues increased $1,228,000 in 2009 compared to 2008. The sponsorship fees received per episode in 2009 for Season Seven of the WPT television series were lower than the license fees received for Season Six in 2008. The sponsorship fee per one-hour episode for Season Seven was $125,000 compared to a license fee of $300,000 per two-hour episode for Season Six. In 2009, we aired 24 one-hour episodes of Season Seven compared to the delivery of 15 two-hour episodes of Season Six in 2008. International television sponsorship revenues increased $1,741,000 in 2009 compared to 2008 as we had greater distribution of Seasons Four, Five and Six of the WPT television series and PPT Season One in territories covered by the PartyGaming sponsorship contract. International television licensing revenues decreased $513,000 in 2009 compared to 2008 as a result of fewer international territories accepting license arrangements and the substitution of sponsorship arrangements for license arrangements in many territories. WPT television series hosting fees decreased by $150,000 in 2009 due to lower per episode hosting fees in Season Seven.

During 2009, our sources of revenue changed from primarily licensed-based revenues from the sale of our programming to television networks to primarily sponsorship-based revenues. Sponsors pay to appear in the show and television networks air the program for free or we pay a fee to television networks to air the program. In addition, in recent television seasons, foreign television revenues increased and domestic television revenues decreased. We expect these two trends to continue in 2009.

Television cost of revenues decreased $1,869,000 in 2009 compared to 2008 due to higher gross margins for Season Seven of the WPT television series compared to Season Six and lower revenues in 2009 compared to 2008. Television gross profit margins were 59% in 2009 compared to 37% in 2008.

WPT Online.  Online revenues increased $705,000 to $1,377,000 in 2009, from $672,000 in 2008. Online gaming revenues decreased $323,000 between years. In 2009, our online gaming revenues were derived from affiliate revenues whereas in 2008 our online gaming revenues were derived from the WPT-branded online gaming website. In November, 2008, we terminated the WPT-branded online gaming website. Affiliate revenues in 2009 had no cost of revenues whereas the WPT-branded online gaming website had $384,000 of cost of revenues in 2008.

Non-gaming revenues increased $1,028,000 between years due to increased membership in ClubWPT.com which was launched in the first quarter of 2008. ClubWPT.com cost of revenues increased $557,000 to $601,000 in 2009 from $44,000 in 2008 due to increased revenues. ClubWPT.com gross profit margins increased to 46% in 2009 from 39% in 2008. As total membership increased, we realized improved gross profit margins from economies of scale.

WPT Global Marketing.  Global marketing revenues decreased $93,000 to $1,542,000 in 2009, from $1,635,000 in 2008. A decrease in product licensing revenues in 2009 was partially offset by an increase in hosting and sponsorship revenues. There was a decrease in product licensing revenues in 2009 from one significant licensee that was partially offset by higher product licensing revenues from another significant licensee. Hosting and sponsorship revenues increased in 2009 due to the addition of increased non-televised sponsored events internationally. Other global marketing revenues decreased $29,000 in 2009 due to the expiration of a DVD distributor agreement in 2008. Global marketing gross profit margins increased to 92% in 2009 from 91% in 2008.

Selling, General and Administrative Expense.  The following table sets forth selling, general and administrative expense information for our three continuing business segments (amounts in thousands):

	Six months ended
	June 28, 2009	June 29, 2008	% Change
Operational expenses	$265	$872	(70)%
Selling and marketing expenses	1,011	3,077	(67)%
General and administrative expenses	4,184	6,845	(39)%
	$5,460	$10,794	(49)%

Selling, general and administrative expense decreased $5,334,000 to $5,460,000 in 2009, from $10,794,000 in 2008. Selling, general and administrative expense consists of operational costs to manage websites and software, sales and marketing expenses and general and administrative expenses.

Operational expenses decreased $607,000 in 2009. Costs associated with our domestic website decreased $243,000 in 2009 due to lower maintenance costs. Costs associated with our WPT-branded online gaming website decreased $348,000 in 2009 because we terminated our WPT-branded online gaming website in November 2008.

Sales and marketing expenses decreased $2,066,000 in 2009. Costs decreased primarily due to the shutdown of our WPT-branded online gaming website. In the first half of 2008, we heavily marketed our WPT-branded online gaming website and costs associated with advertising, promotions and affiliates for online gaming decreased $1,622,000 in 2009. Other sponsorship costs decreased $91,000 in 2009 due to the termination of our spokesperson contract with Antonio Esfandiari.

General and administrative expenses decreased $2,661,000 in 2009. The decrease was primarily due to personnel reductions in 2008 that resulted in $2,097,000 in lower payroll and related costs in 2009. Travel expense decreased $204,000 also as a result of personnel reductions.  Legal expense decreased $247,000 in 2009 as litigation was settled in the second quarter of 2008. Professional and consulting expenses were reduced by $150,000 in the 2009 period. Offsetting these lower 2009 costs was $459,000 of higher bad debt expense that was primarily due to the third party system provider for ClubWPT.

Asset Impairment.  We recorded an impairment charge against our investment in Cecure Gaming in the third quarter of 2008 due to difficulties Cecure Gaming was having in obtaining working capital to finance their business development over the next several years that resulted in a significant reduction in staffing. Financing difficulties continued into 2009 and we recorded an additional $1,000,000 impairment charge in first quarter of 2009. This investment was measured at implied fair value resulting in an other-than-temporary impairment charge.

Other Income.  Net interest income decreased $498,000 in 2009 compared to 2008, primarily due to lower interest rates and lower balances of investments in cash equivalents and debt securities. We recorded a $150,000 increase in interest income in 2009 in marking our ARS portfolio to fair value and a corresponding decrease in interest income in marking to fair value the rights that our broker gave us to compel them to repurchase our auction rate securities.

Income Taxes.  The Company expects to pay federal alternative minimum tax on the utilization of net operating losses in 2009 and California income taxes due to the suspension of the availability of net operating losses in 2009. The income tax benefit for the six months ended June 28, 2009 is based on the estimated annual effective income tax rates for the first and second quarters of 2009. There was no income tax benefit for the six months ended June 29, 2008 due to the loss for the period.

Discontinued WPT China Operations.  The following table sets forth selling, general and administrative expense information for our discontinued business segment (amounts in thousands):

	Six months ended
	June 28, 2009	June 29, 2008	% Change
Operational expenses	$57	$86	(34)%
Selling and marketing expenses	247	258	(4)%
General and administrative expenses	503	765	(34)%
Shut down provision	306	—	—%
	$1,113	$1,109	—%

In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in this business were greater than the Company was willing to expend. In March 2009, the Company shut down the operations of WPT China and continues to look for a strategic partner to acquire the WPT China assets.

We incurred $807,000 in 2009 and $1,109,000 in 2008 of selling, general and administrative expenses. We also incurred $306,000 of costs in 2009 to shut down the WPT China operations.  Higher 2008 expenses resulted from $537,000 of higher payroll costs and $157,000 of higher Traktor Poker Tour fees.

2008 Compared to 2007

The following table sets forth revenue and cost of revenue information for our three continuing business segments (amounts in thousands):

	Fiscal Year
	2008	% of Revenues	2007	% of Revenues
WPT Studios:
Domestic sponsorship	$—	—%	$—	—%
Domestic license	5,400	50%	9,632	63%
International sponsorship	2,894	27%	2,248	15%
International license	1,545	14%	2,263	15%
Event hosting and sponsorship	1,010	9%	1,032	7%
	10,849	100%	15,175	100%
Cost of revenues	5,978	55%	6,772	45%
Gross profit	$4,871	45%	$8,403	55%

WPT Online:
Online gaming	$1,045	63%	$1,150	86%
Non-gaming	608	37%	194	14%
	1,653	100%	1,344	100%
Cost of revenues	984	60%	883	66%
Gross profit	$669	40%	$461	34%

WPT Global Marketing:
Product licensing	$2,483	83%	$3,619	70%
Event hosting and sponsorship	496	17%	1,574	30%
	2,979	100%	5,193	100%
Cost of revenues	288	10%	569	11%
Gross profit	$2,691	90%	$4,624	89%

WPT Studios.  Combined domestic and foreign television revenues decreased $4,304,000 to $9,839,000 in 2008, from $14,143,000 in 2007. Domestic television licensing revenues decreased $4,232,000 in 2008 compared to 2007. The decrease was a result of the lower license fee received per episode for Season Six compared to Season Five of the WPT television series. The license fee per episode for Season Six was $300,000 compared to $477,000 for Season Five. In addition, in 2008 we delivered 18 episodes of Season Six compared to 17 episodes of Season Five and five episodes of Season Six of the WPT television series in 2007 (22 total episodes). International television sponsorship revenues increased $646,000 in 2008 compared to 2007 as we had greater distribution of Seasons Four, Five and Six of the WPT television series and PPT Season One in territories covered by the PartyGaming sponsorship contract. International television licensing revenues decreased $718,000 in 2008 compared to 2007 as a result of fewer international territories accepting license arrangements and the substitution of sponsorship arrangements for license arrangements in many territories.

Television cost of revenues decreased $794,000 because we delivered fewer episodes in 2008 compared to 2007. Television gross profit margins were 45% in 2008 compared to 55% in 2007. The decline in gross profit margins reflected the delivery of 18 episodes of the WPT series in 2007 at the lower per episode license fee without a comparable reduction in production costs.

WPT Online.  Online revenues increased $309,000 to $1,653,000 in 2008, from $1,344,000 in 2007. On-line gaming revenues declined $105,000 between years, despite a significant increase in marketing costs in 2008. On November 20, 2008, we terminated the WPT-branded online gaming website on the CryptoLogic network. Online gaming cost of revenues decreased $135,000 in 2008 compared to 2007 due to lower revenues.

Non-gaming revenues increased $414,000 between years due to the addition of subscription revenues for ClubWPT in 2008, partially offset by a decline in online store sales. The ClubWPT.com website debuted in early 2008 and generated $448,000 in revenues and $243,000 in cost of revenues. Online store sales decreased $65,000 between periods. Online store gross profit margins were 12% in 2008 and 39% in 2007.

WPT Global Marketing.  Global marketing revenues decreased $2,214,000 to $2,979,000 in 2008, from $5,193,000 in 2007. Product licensing revenues decreased $1,136,000 to $2,483,000 in 2008, from $3,619,000 in 2007. The decrease was primarily due to lower royalties from two licensees. Event hosting revenue decreased $78,000 to $160,000 in 2008.  Corporate event budgets were adversely affected by the general economic conditions. Sponsorship revenues decreased $1,000,000 to $336,000 in 2008.  The decrease in revenues was primarily from the non-renewal of one sponsor for Season Six of the WPT television series.

Product licensing cost of revenues decreased $154,000 as commissioned revenues decreased in 2008 and gross profit margins increased to 92% in 2008 from 90% in 2007. Event hosting cost of revenue decreased $86,000 in 2008 as gross profit margins increased to 43% in 2008 from 25% in 2007.  The increased margins are in part due to a reduced cost structure with a third-party vendor.

Selling, General and Administrative Expense.  The following table sets forth selling, general and administrative expense information for our three continuing business segment (amounts in thousands):

	Fiscal Year
	2008	2007	% Change
Operational expenses	$1,399	$1,688	(17%)
Selling and marketing expenses	5,145	3,192	61%
General and administrative expenses	12,782	16,737	(24%)
	$19,326	$21,617	(11%)

Selling, general and administrative expense decreased $2,291,000 to $19,326,000 in 2008, from $21,617,000 in 2007. Selling, general and administrative expense consists of operational costs to manage websites and software, sales and marketing expenses and general administrative expenses.

Operational expenses decreased $289,000 in 2008. Costs associated with our domestic website increased $317,000 and costs associated with our WPT-branded online gaming website decreased $467,000 in 2008.

Sales and marketing expenses increased $1,953,000 in 2008. In the first half of 2008, we heavily marketed our WPT-branded online gaming website and costs for marketing the website increased $797,000 in 2008. We also introduced a new television series for our ClubWPT.com business in the fourth quarter of 2008 and production costs for this series were $927,000.

General administrative expenses decreased $3,955,000 in 2008. The decrease was primarily due to personnel reductions in 2008 and the termination of employees in Israel at the end of 2007. These actions resulted in $3,231,000 in lower payroll and related costs in 2008. Legal expense also decreased by $830,000 in 2008 as litigation was settled in the second quarter of 2008. Offsetting these cost reductions in 2008 was a $456,000 provision to sublease office space and a $350,000 provision to terminate our agreements with CryptoLogic.

Asset Impairment Charge.  We recorded a $1,923,000 impairment charge in the third quarter of 2008 related to our investment in Cecure Gaming due to difficulties Cecure was having in obtaining working capital to finance their business development that resulted in a significant reduction in staffing. This investment was measured at implied fair value resulting in an other-than-temporary impairment charge.

During the second quarter of 2007, we wrote-off $2,270,000 in online gaming assets as a result of termination of development of the stand-alone online gaming platform we were developing based on CyberArts software.

Other Income.  Interest income decreased by $817,000 in 2008 compared to 2007, primarily due to lower interest rates and lower balances of investments in cash equivalents and debt securities. We recorded a $605,000 increase in interest income in 2008 for the value of the rights that our broker gave us to compel them to repurchase our ARS and we recorded a $605,000 ARS impairment charge in interest income in 2008 now that we are relying on the broker to repurchase our ARS.

Income Taxes.  The income tax provision (benefit) was $0 in 2008 and ($70,000) in 2007, and the effective tax rate was 0.0% in 2008 and (0.8%) in 2007. There is no income tax provision in 2008 and 2007 due to the loss in each year. As of December 28, 2008, we had $15.5 million of federal net operating loss carryforwards and $15.8 million of state net operating loss carryforwards. We reviewed the tax positions taken in income tax returns that are subject to audit and we are not aware of any significant uncertain tax positions in those income tax returns.

Discontinued WPT China Operations.  The following table sets forth selling, general and administrative expense information for our discontinued business segment (amounts in thousands):

	Fiscal Year
	2008	2007	% Change
Operational expenses	$175	$4	428%
Selling and marketing expenses	687	420	64%
General and administrative expenses	1,542	659	134%
	$2,404	$1,083	122%

We incurred $2,404,000 in 2008 and $1,083,000 in 2007 of selling, general and administrative expenses. Higher 2008 expenses resulted from $171,000 of higher website costs, $274,000 of higher costs to market the WPT China National Traktor Poker Tour and $585,000 of higher payroll and consulting costs.

2007 Compared to 2006

The following table sets forth revenue and cost of revenue information for our three continuing business segments (amounts in thousands):

	Fiscal Year
	2007	% of Revenues	2006	% of Revenues
WPT Studios:
Domestic sponsorship	$—	—%	$—	—%
Domestic license	9,632	63%	16,871	81%
International sponsorship	2,248	15%	—	—%
International license	2,263	15%	2,978	14%
Event hosting and sponsorship	1,032	7%	1,111	5%
	15,175	100%	20,960	100%
Cost of revenues	6,772	45%	7,918	38%
Gross profit	$8,403	55%	$13,042	62%

WPT Online:
Online gaming	$1,150	86%	$3,150	91%
Non-gaming	194	14%	298	9%
	1,344	100%	3,448	100%
Cost of revenues	883	66%	1,869	54%
Gross profit	$461	34%	$1,579	46%

WPT Global Marketing:
Product licensing	$3,619	70%	$3,315	68%
Event hosting and sponsorship	1,574	30%	1,538	32%
	5,193	100%	4,853	100%
Cost of revenues	569	11%	529	11%
Gross profit	$4,624	89%	$4,324	89%

WPT Studios.  Combined domestic and foreign television revenues decreased $5,706,000 to $14,143,000 in 2007, from $19,849,000 in 2006. Domestic television licensing revenues decreased $7,239,000 in 2007 compared to 2006. The decrease was primarily a result of the delivery of 17 episodes of Season Five and five episodes of Season Six of the WPT television series in 2007 (22 total episodes) versus 16 episodes of Season Four and five episodes of Season Five of the WPT and 24 episodes of the PPT television series in 2006 (45 total episodes). International television sponsorship revenues were $2,248,000 in 2007 and did not exist in 2006. International television licensing revenues decreased $715,000 in 2007 compared to 2006 as a result of lower television licensing fees per territory, which was primarily due to our online gaming competitors producing lower cost programming.

Television cost of revenues decreased $1,146,000 as we delivered fewer episodes in 2007 compared to 2006. Television gross profit margins were 55% in 2007 compared to 62% in 2006. The decline in gross profit margins was due to the delivery of twenty-four episodes of our PPT series in 2006 for which the production costs had been expensed in an earlier period and higher post production integration costs for international sponsorship in 2007.

WPT Online.  Online revenues decreased $2,104,000 to $1,344,000 in 2007, from $3,448,000 in 2006. $2,000,000 of the decrease was due to lower levels of online gaming player activity, as well as us ceasing operations on the WagerWorks network while transitioning our online gaming operations to CryptoLogic. Online store sales decreased $104,000 between periods.

Online gaming cost of revenues decreased $899,000 in 2007 compared to 2006 due to lower revenues. Online store sales gross profit margins were 39% in 2007 and 41% in 2006.

WPT Global Marketing.  Global marketing revenues increased $340,000 to $5,193,000 in 2007, from $4,853,000 in 2006. Product licensing revenues increased $304,000 in 2007 compared to 2006 primarily due to higher revenues from one licensee.  Sponsorship revenues were about the same between periods.

Product licensing cost of revenues decreased $60,000 as non-commissioned revenues increased year over year and gross profit margins increased to 90% in 2007 from 88% in 2006. Sponsorship cost of revenue increased $100,000 as gross profit margins increased to 94% in 2007 from 92% in 2006.

Selling, General and Administrative Expense.  The following table sets forth selling, general and administrative expense information for our three continuing business segment (amounts in thousands):

	Fiscal Year
	2007	2006	% Change
Operational expenses	$1,688	$836	102%
Selling and marketing expenses	3,192	2,548	25%
General and administrative expenses	16,737	15,246	10%
	$21,617	$18,630	16%

Selling, general and administrative expense increased $2,987,000 to $21,617,000 in 2007, from $18,630,000 in 2006. The increase was partially due to our efforts to develop our online gaming business including costs to develop infrastructure prior to entering into an agreement with CryptoLogic and headcount costs associated with our Israel operations. Infrastructure and development costs associated with our non-gaming website at WorldPokerTour.com and ClubWPT.com also contributed to the increase in costs.

Asset Abandonment Charge.  During the second quarter of 2007, we wrote-off $2,270,000 in online gaming assets as a result of termination of development of the stand-alone online gaming platform we were developing based on CyberArts software.

Other Income.  We recorded a $10,216,000 gain on sale of PokerTek, Inc. common stock in 2006. Interest income increased by $149,000 in 2007 compared to 2006, primarily due to higher interest rates and balances of investments in cash equivalents and debt securities.

Income Taxes.  The income tax provision (benefit) was ($70,000) in 2007 and $4,392,000 in 2006, and the effective tax rate was (0.8%) in 2007 and 36.1% in 2006. There is no income tax provision in 2007 due to the loss for the year. The 2006 income tax provision was at statutory income tax rates with a minor adjustment to the deferred tax asset valuation reserve.

Discontinued WPT China Operations.  We incurred $1,083,000 in 2007 and no costs in 2006 of selling, general and administrative expenses. WPT China began operations in August 2007. The 2007 expenses consisted of $541,000 of payroll and consulting costs and $347,000 of WPT China National Traktor Poker Tour fees.

Liquidity and Capital Resources

During the six months ended June 28, 2009, cash and cash equivalents and investments in debt securities and put rights increased $3.8 million to a combined balance of $21.3 million. We borrowed $2.7 million from the broker that holds our ARS portfolio and this source of cash was a significant part of the increase in cash and investment balances. Cash flows from operating activities of continuing operations were $1,816,000 in 2009 compared to ($4,111,000) in 2008. Reductions in production costs and selling, general and administrative expenses in 2009 were the primary reasons for the improvement between years. Our principal operating cash requirements consist of payroll and benefits, office leases, television production, professional and consulting fees, business insurance and sales and marketing costs. Cash flows from investing activities of continuing operations decreased to ($1,962,000) in 2009 from $6,915,000 in 2008. The decrease was caused by fewer net redemptions of investments in 2009. Cash flows from financing activities increased to $2,648,000 from ($136,000) in 2008. The 2009 cash flows were from the draw down of the line of credit in February 2009.

We intend to use funds currently on hand for working capital and capital expenditures associated with the expansion of the WPT television series, ClubWPT and WPT Global Marketing, and for general corporate purposes. We anticipate our overall selling, general and administrative expenses will decrease in future periods compared to the same periods in 2008. We eliminated sales and marketing expenditures related to our online gaming website and WPT China and we significantly reduced payroll and related costs in 2008 and the first quarter of 2009. We expect to continue to benefit from these cost reductions throughout the remainder of 2009.

As of June 28, 2009, we had $3.9 million invested in ARS and rights to put the ARS back to UBS. Historically, ARS had been liquid with interest rates resetting every 7 to 35 days by an auction process. However, beginning in February 2008, auctions for ARS held by us failed as a result of liquidity issues experienced in the global credit and capital markets. An auction failure means that the amount of securities submitted for sale exceeds the amount of purchase orders and the parties wishing to sell the securities are instead required to hold the investment until a successful auction is completed. The ARS continue to pay interest in accordance with the terms of the underlying security; however, liquidity will continue to be limited until there is a successful auction or until such time as other markets for ARS develop.

We entered into an agreement with UBS that requires UBS to buy the ARS from us at par during the period June 30, 2010 to July 2, 2012. We are required to sell the ARS to UBS prior to that period if they decide to buy the ARS at par value for any reason. UBS provided us with a line of credit, secured by ARS held by UBS, equal to 75% of the fair value of the ARS. We borrowed $2,661,000 under the line of credit agreement in February 2009. At June 28, 2009, $2,647,000 was outstanding under the line of credit.

We expect that cash, cash equivalents, investments in debt securities and put rights and borrowings on the credit line secured by our ARS portfolio will be sufficient to fund our working capital and capital expenditure requirements for the next twelve months even considering the current liquidity issues with the ARS. We prepare quarterly cash flow projections in order to operate our business and to make forward looking statements about our cash flow expectations. General economic and capital market conditions are rapidly changing, are unpredictable and the impact on our business is not within our control. If we need to raise working capital, we may need to seek to sell additional equity securities, issue debt or convertible securities or seek to obtain credit facilities through financial institutions, the availability of which is highly uncertain.

Reverse Stock Split

The Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation accomplishing a reverse stock split of our common stock at a ratio within a range of 1:5 to 1:10 and a reduction in the number of authorized shares of common stock at a corresponding ratio. The Board of Directors has the authority until May 20, 2010 to implement the reverse stock split and to decide the precise ratio of the reverse stock split within a range of 1:5 to 1:10. If the reverse stock split is implemented, the number of issued and outstanding shares of common stock and the total number of authorized shares of common stock will be reduced in accordance with the ratio designated by the Board.

Critical Accounting Policies and Estimates

The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. For a summary of our significant accounting policies, including the accounting policies discussed below, see Note 2 to the Consolidated Financial Statements for 2008, 2007 and 2006.

Investments in Debt Securities and Put Rights.  We account for our investments in debt securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Our investment portfolio includes investments in auction rate securities and rights to sell ARS to the broker that holds the ARS. Our ARS were classified as long-term investments in debt securities at June 28, 2009.

Due to the lack of observable market quotes on our ARS portfolio and on our rights to sell the ARS to the broker that holds the ARS, we utilize valuation models that are based on management’s estimates of expected cash flow streams and collateral values, default risk underlying the security, long term broker credit rating, discount rates and overall capital market liquidity. The valuation of our ARS portfolio and our rights to sell the ARS to the broker that holds the ARS is subject to considerable judgment, uncertainties and evolving market conditions that are difficult to predict. Factors that may impact the estimated fair value include changes to credit ratings of the ARS as well as to the assets collateralizing the securities, rates of default of the underlying assets and collateral value, broker default risk, discount rates and evolving market conditions affecting the liquidity of ARS. If uncertainties in the capital and credit markets continue, these markets deteriorate further or we experience any ratings downgrades on any ARS investments and related rights in our portfolio, we may need to further impair the value of our ARS portfolio and related rights.

When we recorded the value of the rights to sell our ARS to the broker that holds the ARS, we decided to transfer our ARS portfolio from investments held for sale to investments in trading securities, in accordance with SFAS 115. This decision has the effect of recording unrealized gains and losses in income rather than in other comprehensive income in stockholders’ equity. We also decided to elect fair value accounting for the value assigned to the rights to sell our ARS to the broker that holds the ARS and this decision has the effect of recording increases and decreases in the value assigned to the rights in income.

Non-Marketable Equity Investments.  We paid $2,923,000 in 2006 to acquire an interest in Cecure Gaming. Our ownership was subsequently diluted to approximately 8%. Cecure develops software and other products which enable Cecure or its licensees to offer real money gaming services to customers via mobile devices. As we have less than a 20% ownership interest and do not have the ability to exercise significant influence over Cecure, we account for this investment under the cost method of accounting and periodically evaluate the carrying value for possible impairment.

We review our investment in Cecure quarterly for indicators of impairment. This impairment analysis requires significant judgment to identify events or circumstances that could significantly impact the value of the investment. Investments that we identify as having an indicator of impairment are subject to further analysis to determine if the investment is other than temporarily impaired, in which case we write down the investment to estimated fair value.

We recorded a $1,923,000 impairment charge in the third quarter of 2008 due to difficulties Cecure was having in obtaining working capital to finance their business development that resulted in a significant reduction in staffing. Cecure’s financing difficulties continued into 2009 and the Company recorded an additional $1,000,000 impairment charge in the first quarter of 2009. This investment was measured at implied fair value resulting in an other-than-temporary impairment charge. The implied fair value measurement was calculated using financial metrics and ratios of comparable public companies and was measured using Level 3 inputs, as we used unobservable inputs and significant management judgment to value this investment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of this investment. Cecure ceased operations in July 2009.

Income Taxes.  We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits and deductions, and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Significant changes to these estimates may result in an increase or decrease to income tax expense in a subsequent period.

Each quarter, we assess the likelihood that we will be able to recover our net deferred tax assets. If recovery is not likely, we increase income tax expense by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. However, should there be a change in our ability to recover our deferred tax assets, we would reverse the valuation allowance and we would record a credit in income tax expense. We have fully reserved our net deferred tax assets because it is our judgment that it is more likely than not that our net deferred tax assets will not be recovered in the foreseeable future.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result of the implementation of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109, we recognize liabilities for uncertain tax positions, if any, based on the process prescribed in the interpretation. We reevaluate any uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

Television Revenues and Costs.  We expense the cost of producing the WPT and PPT television series over the applicable life cycle of the television series based upon the ratio of the current period’s gross revenues to the estimated remaining total gross revenues (“Ultimate Revenues”) for each season. If our estimate of Ultimate Revenues decreases, amortization of television costs will be accelerated. Conversely, if estimates of Ultimate Revenues increase, television cost amortization will be slowed. For television series, we include revenues that will be earned within three years of the delivery of the first episode.

Revenue Recognition.  The Company has revenue recognition policies for its various business segments that are appropriate to the circumstances of each business. See Note 2 to the Consolidated Financial Statements for 2008, 2007 and 2006 for our revenue recognition policies. Licensing advances and guaranteed payments collected, but not yet earned, as well as casino host fees and sponsorship fees collected prior to the airing of episodes, are classified as deferred revenue in the consolidated balance sheets.

We recognized domestic television license revenues upon the receipt and acceptance of completed episodes by the Travel Channel and GSN. However, due to restrictions and practical limitations applicable to our operating relationships with foreign networks, we do not consider collectability of international television license revenues to be “reasonably assured,” and accordingly, we do not recognize such revenue unless payment has been received. Additionally, we present certain international distribution license fee revenues net of the distributor’s fees, as the distributor is the primary obligor in the transaction with the ultimate customer pursuant to EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

Event hosting fees are paid by host casinos for the privilege of hosting the events and are recognized as the episodes that feature the host casino are aired. Sponsorship revenues are recognized as the episodes that feature the sponsor are aired.

Product licensing revenues are recognized when the underlying royalties from the sales of the related products are earned. We recognize minimum revenue guarantees, if any, ratably over the term of the license or as earned based on actual sales of the related products, if greater. We present product licensing fees gross of licensing commissions, which are recorded as selling, general and administrative expenses since we are the primary obligor in the transaction with the ultimate customer pursuant to EITF 99-19.

Online gaming revenues are recognized monthly based on statements received from CryptoLogic, our online gaming service provider for online poker and casino activity. In accordance with EITF 99-19, we present online gaming revenues gross of service provider costs (including the service provider’s management fee, royalties and credit card processing that are recorded as cost of revenues) as we have the ability to adjust price and specifications of the online gaming site, we bear the majority of the credit risk and we are responsible for the sales and marketing of the gaming site. We include certain cash promotional expenses related to free bets and deposit bonuses along with customer chargebacks as direct reductions of revenue. All other promotional expenses are generally recorded as sales and marketing expenses.

Subscription revenues are recognized monthly based on statements received from Centaurus, our subscription-based online service provider. In accordance with EITF 99-19, we present subscriptions revenues gross of service provider costs (including the service provider’s management fee, content fees and credit card processing fees that are recorded as cost of revenues) as we have the ability to adjust specifications of the game site, we bear the majority of the credit risk and we are responsible for the sales and marketing of the gaming site. All other promotional expenses are generally recorded as sales and marketing expenses.

Share-Based Compensation.  Effective January 1, 2006, we adopted the provisions of SFAS No. 123 (revised 2004), Shared-Based Payment. SFAS 123(R) requires employee equity awards to be accounted for under the fair value method. Total share-based compensation expense during 2008, 2007 and 2006 was $728,000, $2,113,000 and $3,800,000, respectively. Determining the appropriate fair-value model and calculating the fair value of employee stock options and rights to purchase shares under stock purchase plans at the date of grant requires judgment. We use the Black-Scholes option pricing model to estimate the fair value of these share-based awards consistent with the provisions of SFAS 123(R). Option pricing models, including the Black-Scholes model, also require the use of input assumptions, including expected volatility, expected life, expected dividend rate and expected risk-free rate of return. The assumptions for expected volatility and expected life are the two assumptions that significantly affect the grant date fair value. Changes in the expected dividend rate and expected risk-free rate of return do not significantly impact the calculation of fair value and determining these inputs is not highly subjective.

We do not believe that our historical share option exercise data provides us with sufficient evidence to estimate expected term. Therefore, we use the simplified method of calculating expected life described in the SEC’s SAB 107. In December 2007, the SEC issued SAB 110 to amend the SEC’s views discussed in SAB 107 regarding the use of the simplified method in developing an estimate of expected life of share options in accordance with SFAS No. 123(R). SAB 110 was effective for us beginning in the first quarter of 2008. We will continue to use the simplified method until we have the historical data necessary to provide a reasonable estimate of expected life, in accordance with SAB 107, as amended by SAB 110.

In addition, SFAS 123(R) requires us to develop an estimate of the number of share-based awards that will be forfeited due to employee turnover. Quarterly adjustments in the estimated forfeiture rates can have a significant effect on reported share-based compensation, as we recognize the cumulative effect of the rate adjustments for all expense amortization in the period in which the estimated forfeiture rates are adjusted. We estimate and adjust forfeiture rates based on a quarterly review of recent forfeiture activity and expected future employee turnover. If a revised forfeiture rate is higher than our previously estimated forfeiture rate, we make an adjustment that will result in a decrease in the expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, we make an adjustment that will result in an increase in the expense recognized in the financial statements. The effect of forfeiture adjustments in 2008 was significant due to an unplanned employee lay off in the second and third quarters of 2008. The effect of forfeiture adjustments in 2007 and 2006 was not significant. The expense that we recognize in future periods could also differ significantly from the current period and from our forecasts due to adjustments in the assumed forfeiture rates.

Recently Issued Accounting Pronouncements

See Note 2. Summary of Significant Accounting Policies in the footnotes to the Condensed Consolidated Financial Statements for the six months ended June 28, 2009 for information about recently issued accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

Our financial instruments include cash equivalents, short-term municipal bonds, corporate preferred securities, certificates of deposit, ARS including related put rights, our investment in Cecure Gaming, restricted cash and our line of credit. Our main investment objectives are the preservation of investment capital and the maximization of after-tax returns on our investment portfolio. Consequently, we invest with only high-credit-quality issuers and limit the amount of credit exposure to any one issuer. We do not use derivative instruments for speculative or investment purposes.

Our cash equivalents and restricted cash are not subject to significant interest rate risk due to the short maturities of these instruments, or for our ARS portfolio because interest rates reset to market rates frequently. As of June 28, 2009, the carrying value of our cash equivalents and restricted cash approximated fair value. We have in the past and our investment strategy for the future is to obtain marketable debt securities (principally consisting of government securities, commercial paper and corporate bonds) having a weighted average duration of one year or less. Consequently, such securities would not be subject to significant interest rate risk.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements have been prepared from the Company’s historical consolidated financial statements and give effect to the sale of substantially all of the Company’s assets other than cash and investments to Buyer. The unaudited pro forma consolidated balance sheet as of June 28, 2009 reflects adjustments as if the asset sale had occurred on June 28, 2009. The unaudited pro forma consolidated statements of continuing operations for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, and for the six months ended June 28, 2009 and June 29, 2008 reflect adjustments as if the asset sale had occurred on the first day of each period, respectively.

The unaudited pro forma consolidated financial statements do not purport to present the financial position or results of operations of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Company, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement.

WPT ENTERPRISES, INC.

Unaudited Pro Forma Consolidated Balance Sheet

As of June 28, 2009

	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except par value amounts)
Assets
Current assets:
Cash and cash equivalents	$13,434	$9,800	(a)
		(1,748	)(g)
		(737	)(e,f)	$20,749	(m)
Investments in debt securities	2,540	—		2,540
Accounts receivable, net	2,037	—		2,037
Deferred television costs	1,529	(280	)(b)	1,249
Other	231	(65	)(b)	166
Total current assets	19,771	6,970		26,741
Investments in debt securities and put rights	5,342	—		5,342
Property and equipment, net	971	(937	)(c)	34
Other	483	(47	)(b)	436
Total assets	$26,567	$5,986		$32,553

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$158	$—		$158
Accrued payroll and related	399	(183	)(e)	216
Operating lease reserve	464	—		464
Other accrued expenses	523	(103	)(d)	420
Line of credit	2,647	—		2,647
Deferred revenue	1,228	(729	)(d)	499
Total current liabilities	5,419	(1,015)		4,404
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued or outstanding	—	—		—
Common stock, $0.001 par value; authorized 100,000 shares; 20,603 shares issued and outstanding	21	—		21
Additional paid-in capital	44,685	777	(h)	45,462	(m)
Deficit	(23,550)	6,224	(h)	(17,326)
Accumulated other comprehensive loss	(8)	—		(8)
Total stockholders’ equity	21,148	7,001		28,149
Total liabilities and stockholders’ equity	$26,567	$5,986		$32,553

See notes to unaudited pro forma consolidated financial statements.

WPT ENTERPRISES, INC.

Unaudited Pro Forma Consolidated Statements of Continuing Operations

For the Year Ended December 28, 2008

	Historical	Pro Forma Adjustments		Pro Forma
		(In thousands)
Revenues:
Television	$9,839	$(9,839	)(i)	$—
ClubWPT	448	(448)		—
Product licensing	2,483	(2,483	)(i)	—
Event hosting and sponsorship	1,496	(1,496	)(i)	—
Other	1,215	(1,063	)(i)	152	(j)
	15,481	(15,329)		152

Cost of revenues	7,250	(7,250	)(i)	—
Gross profit	8,231	(8,079)		152

Selling, general and administrative expense	19,326	(11,409	)(i)	7,917	(k)
Asset impairment charge	1,923	—		1,923
Loss from operations	(13,018)	3,330		(9,688)

Other income:
Gain on sale of investment	11	—		11
Interest	962	—		962	(l)
Loss from continuing operations before income taxes	(12,045)	3,330		(8,715)

Income taxes	—	—		—
Loss from continuing operations	$(12,045)	$3,330		$(8,715)

Loss per share from continuing operations – basic and diluted	$(0.58)			$(0.42)

Weighted average shares outstanding – basic and diluted	20,603			20,603

See notes to unaudited pro forma consolidated financial statements.

WPT ENTERPRISES, INC.

Unaudited Pro Forma Consolidated Statements of Continuing Operations

For the Year Ended December 30, 2007

	Historical	Pro Forma Adjustments		Pro Forma
		(In thousands)
Revenues:
Television	$14,143	$(14,143	)(i)	$—
ClubWPT	—	—	(i)	—
Product licensing	3,619	(3,619	)(i)	—
Event hosting and sponsorship fees	2,583	(2,583	)(i)	—
Other	1,367	(1,138	)(i)	229	(j)
	21,712	(21,483)		229

Cost of revenues	8,224	(8,224	)(i)	—
Gross profit	13,488	(13,259)		229

Selling, general and administrative expense	21,617	(11,211	)(i)	10,406	(k)
Asset abandonment charge	2,270	(2,270	)(i)	—
Loss from operations	(10,399)	222		(10,177)

Interest income	1,779	—		1,779	(l)
Loss from continuing operations before income taxes	(8,620)	222		(8,398)

Income taxes	(70)	—		(70)
Loss from continuing operations	$(8,550)	$222		$(8,328)

Loss per share from continuing operations – basic and diluted	$(0.42)			$(0.40)

Weighted average shares outstanding – basic and diluted	20,603			20,603

See notes to unaudited pro forma consolidated financial statements.

WPT ENTERPRISES, INC.

Unaudited Pro Forma Consolidated Statements of Continuing Operations

For the Year Ended December 31, 2006

	Historical	Pro Forma Adjustments		Pro Forma
		(In thousands)
Revenues:
Television	$19,849	$(19,849	)(i)	$—
ClubWPT	—	—	(i)	—
Product licensing	3,315	(3,315	)(i)	—
Event hosting and sponsorship fees	2,638	(2,638	)(i)	—
Other	3,459	(3,242	)(i)	217	(j)
	29,261	(29,044)		217

Cost of revenues	10,316	(10,316	)(i)	—
Gross profit	18,945	(18,728)		217

Selling, general and administrative expense	18,630	(7,651	)(i)	10,979	(k)
Earnings (loss) from operations	315	(11,077)		(10,762)

Other income:
Gain on sale of investment	10,216	—		10,216
Interest	1,630	—		1,630	(l)
Earnings from continuing operations before income taxes	12,161	(11,077)		1,084

Income taxes	4,392	(4,363)		29
Earnings from continuing operations	$7,769	$(6,714)		$1,055

Earnings per share from continuing operations – basic and diluted	$0.38			$0.05

Weighted average shares outstanding – basic	20,457			20,457
Weighted average shares outstanding – diluted	20,504			20,504

See notes to unaudited pro forma consolidated financial statements.

WPT ENTERPRISES, INC.
Unaudited Pro Forma Consolidated Statements of Continuing Operations
For the Six Months Ended June 28, 2009

	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands)
Revenues:
Television	$6,605	$(6,605	)(i)	$—
ClubWPT	1,115	(1,115)		—
Product licensing	1,043	(1,043	)(i)	—
Event hosting and sponsorship	1,021	(1,021	)(i)	—
Other	315	(202	)(i)	113	(j)
	10,099	(9,986)		113

Cost of revenues	3,702	(3,702	)(i)	—
Gross profit	6,397	(6,284)		113

Selling, general and administrative expense	5,460	(2,919	)(i)	2,541	(k)
Asset impairment charge	1,000	—		1,000
Loss from operations	(63)	(3,365)		(3,428)

Interest income	103	—		103	(l)
Earnings (loss) from continuing operations before income taxes	40	(3,365)		(3,325)

Income taxes	12	(12)		—
Earnings (loss) from continuing operations	$52	$(3,377)		$(3,325)

Earnings (loss) per share from continuing operations – basic and diluted	$—			$(0.16)

Weighted average shares outstanding – basic	20,603			20,603
Weighted average shares outstanding - diluted	20,604			20,603

See notes to unaudited pro forma consolidated financial statements.

WPT ENTERPRISES, INC.
Unaudited Pro Forma Consolidated Statements of Continuing Operations
For the Six Months Ended June 29, 2008

	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands)
Revenues:
Television	$7,002	$(7,002	)(i)	$—
ClubWPT	73	(73)		—
Product licensing	1,260	(1,260	)(i)	—
Event hosting and sponsorship	1,018	(1,018	)(i)	—
Other	681	(608	)(i)	73	(j)
	10,034	(9,961)		73

Cost of revenues	5,454	(5,454	)(i)	—
Gross profit	4,580	(4,507)		73

Selling, general and administrative expense	10,794	(6,319	)(i)	4,475	(k)
Loss from operations	(6,214)	1,812		(4,402)

Other income:
Gain on sale of investment	11	—		11
Interest	601	—		601	(l)
Loss from continuing operations before income taxes	(5,602)	1,812		(3,790)

Income taxes	—	—		—
Loss from continuing operations	$(5,602)	$1,812		$(3,790)

Loss per share from continuing operations – basic and diluted	$(0.27)			$(0.18)

Weighted average shares outstanding – basic and diluted	20,603			20,603

See notes to unaudited pro forma consolidated financial statements.

WPT ENTERPRISES, INC.
Notes to Unaudited Pro Forma Consolidated Financial Statements

1. BASIS OF PRESENTATION

The Company entered into an asset purchase agreement dated as of August 24, 2009, with Buyer pursuant to which Buyer has agreed to acquire substantially all of the Company’s operating assets other than cash, investments and certain other assets. The accompanying unaudited pro forma consolidated financial statements present the pro forma consolidated financial position and results of operations of the Company based upon the historical financial statements of the Company, after giving effect to the asset sale and adjustments described in these notes, and are intended to reflect the impact of the asset sale on the Company.

The accompanying unaudited pro forma consolidated balance sheet presents the historical financial information of the Company as of June 28, 2009 adjusted as if the asset sale to Buyer had occurred on June 28, 2009. The unaudited pro forma consolidated statements of continuing operations for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, and for the six months ended June 28, 2009 and June 29, 2008 present the historical operating results of the Company, the historical operating results of the business to be sold to Buyer and other pro forma adjustments as if the asset sale had occurred on the first day of each period, respectively.

The accompanying unaudited pro forma consolidated statements of continuing operations do not reflect any gain on sale of the assets to Buyer. The estimated after tax gain on the sale is included as a pro forma adjustment to stockholders’ equity in the unaudited pro forma consolidated balance sheet as of June 28, 2009.

2. PRO FORMA ADJUSTMENTS

The unaudited pro forma financial statements reflect the following pro forma adjustments:

(a)   Cash proceeds from the sale of assets and assumption of liabilities under the asset purchase agreement are $12.3 million less the amount of certain obligations of an affiliate of PartyGaming paid or accruing to the Company under the sponsorship agreement for Seasons Four, Five and Six of the World Poker Tour and Season One of the Professional Poker Tour from July 10, 2009 through the close of the asset sale. For purposes of these unaudited pro forma financial statements, Buyer is assumed to have made a $9.8 million payment at closing (this assumes that the $12.3 million purchase price is reduced by $1.5 million in sponsorship revenue earned by the Company from PartyGaming for the period from July 10, 2009 until the close of the asset sale and accounts for the $1.0 million asset purchase agreement termination fee that was paid to Gamynia).

(b)   The asset sale includes the transfer to Buyer of certain deferred television costs, prepaid expenses, other current assets and deposits totaling $392,000 as of June 28, 2009.

(c)   The asset sale includes the transfer to Buyer of property and equipment with a net book value of $937,000 as of June 28, 2009.

(d)   The asset sale includes the transfer to Buyer of $103,000 of accrued liabilities and $729,000 of deferred revenue as of June 28, 2009.

(e)   In the asset sale to Buyer, the Company expects to pay out substantially all employee obligations when the employees are transferred to Buyer or otherwise leave the Company after the asset sale closes. Accrued employee obligations were $183,000 as of June 28, 2009 for employees expected to be transferred to Buyer or terminated.

(f)    The estimated tax liability on the gain on the asset sale, calculated at the federal alternative minimum tax rate and California regular income tax rate is $554,000 as of June 28, 2009.

WPT ENTERPRISES INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

2. PRO FORMA ADJUSTMENTS (Continued)

(g)   Transaction costs related to the asset sale consist of a transaction bonus to the Company’s President and Chief Executive Officer, change in control payments to two Company Executive Officers, legal fees, accounting fees and proxy costs.

(h)   The estimated after-tax gain on the asset sale is included in discontinued operations and is $6,224,000 as of June 28, 2009. Included in the estimated after-tax gain on the asset sale is $777,000 of share-based compensation that results from the acceleration of stock option vesting due to the sale of assets.

(i)    The revenues and expenses related to the assets sold to and liabilities assumed by Buyer.

(j)    The Company is to receive 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period. No pro forma adjustment for the Company’s participation in gaming revenues has been included in the unaudited pro forma consolidated statements of continuing operations because the pro forma amounts would be speculative. The Company’s participation in other revenues has been calculated based on actual sponsorship and other revenues for the period and has been included in the unaudited pro forma consolidated statements of continuing operations.

(k)   The Company expects to reduce corporate overhead following the closing of the asset sale. No pro forma adjustment for reduced payroll and other costs has been included in the unaudited pro forma consolidated statements of continuing operations because the pro forma amounts would be speculative.

(l)    The Company expects to invest the net cash proceeds from the asset sale until the cash is used to acquire or develop another non-poker business. No pro forma adjustment for increased interest income has been included in the unaudited pro forma consolidated statements of continuing operations because the pro forma amounts would be speculative.

(m)  Company employees that go to work for Buyer or otherwise leave the Company after the asset sale closes have 90 days to exercise vested stock options. There are 728,000 stock options that become fully vested as a result of the asset sale that have in-the-money exercise prices on September 29, 2009. These stock options, if fully exercised will bring $371,000 in cash to the Company and will increase the total number of shares outstanding. To the extent that employees exercise stock options and sell the acquired common stock within one year, the Company will receive an income tax deduction for the amount of the gain realized by the employee. No pro forma adjustments have been have been included in unaudited pro forma consolidated balance sheet because the pro forma amounts would be speculative.

3. ESTIMATED NET CASH PROCEEDS

The estimated net cash proceeds from the asset sale to Buyer as if the asset sale had occurred on June 28, 2009, based on the pro forma adjustments described above, are as follows (in thousands):

June 28, 2009
Gross proceeds from asset sale	$9,800
Transaction bonus	(490)
Change in control payments	(758)
Transaction costs	(500)
Income taxes	(554)
Accrued employee obligations	(183)
Estimated net cash proceeds	$7,315

MATTERS BEING SUBMITTED TO A VOTE OF STOCKHOLDERS

Proposal No. 1: Approval of the Asset Sale

At the Special Meeting, the Company’s stockholders will be asked to approve the sale of substantially all of its assets pursuant to the asset purchase agreement. The terms of, reasons for and other aspects of the asset purchase agreement and the asset sale are described in detail in the other sections of this proxy statement.

Vote Required; Recommendation of Board of Directors

The affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock as of the record date for the Special Meeting is required for Proposal No. 1.

A failure to submit a proxy card or vote at the Company’s Special Meeting, or an abstention, vote withheld or “broker non-vote” for Proposal No. 1 will have the same effect as a vote against the approval of Proposal No. 1.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ASSET SALE PURSUANT TO THE ASSET PURCHASE AGREEMENT.

Proposal No. 2: Approval of Name Change Charter Amendment

Stockholders will also consider at the Special Meeting a proposal to approve an amendment to the Company’s Certificate of Incorporation to change the Company’s name to ante4, Inc. upon the close of the asset sale. In the asset sale agreement, we agreed with Buyer to change our name at the asset sale close and we have selected ante4, Inc. as our new name.

No Dissenter’s Rights

You will not experience any change in your rights as a stockholder as a result of the name change charter amendment. Delaware law, the Company’s charter or our Bylaws do not provide for appraisal or other similar rights for dissenting stockholders in connection with the name change charter amendment, and we do not intend to independently provide stockholders with any such right.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the Company’s common stock present in person or represented by proxy at the Special Meeting is required to approve the name change charter amendment.

A failure to submit a proxy card or vote at the Special Meeting, or an abstention, vote withheld or “broker non-vote” will have no effect on the outcome of Proposal No. 2.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE NAME CHANGE CHARTER AMENDMENT.

Proposal No. 3: Approval of Possible Adjournment of the Special Meeting

General

If the Company fails to receive a sufficient number of votes to approve Proposal No. 1 to approve the asset sale, the Company may propose to adjourn the Company’s Special Meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal No. 1. The Company currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve the proposal to approve the asset sale.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the Company’s common stock present in person or represented by proxy at the Special Meeting is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to approve Proposal No. 1.

A failure to submit a proxy card or vote at the Special Meeting, or an abstention, vote withheld or “broker non-vote” will have no effect on the outcome of Proposal No. 3.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY FOR A PERIOD OF UP TO 30 DAYS, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE PROPOSAL TO APPROVE THE ASSET SALE.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock trades on The Nasdaq Global Market under the symbol WPTE.

The high and low sales prices per share of the Company’s common stock for each quarterly period within the two most recent fiscal years are indicated below, as reported on The Nasdaq Global Market:

		First	Second	Third	Fourth
		Quarter	Quarter	Quarter	Quarter
Year Ended	December 28, 2008
	High	$1.88	$1.57	$1.04	$0.67
	Low	1.33	0.98	0.66	0.27
Year Ended	December 30, 2007
	High	5.50	5.37	4.25	3.25
	Low	3.63	3.95	2.88	1.63

The Company has never paid a cash dividend, and the current policy of the Board is to retain any earnings to provide for the growth of the Company. The payment of cash dividends in the future, if any, will be at the discretion of the Board and will depend on such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by the Company’s Board.

The following table sets forth the closing sales prices per share of the Company common stock, as reported on The NASDAQ Global Market on August 24, 2009, the last full trading day before the public announcement of the proposed asset sale, and on September 29, 2009, the latest practicable date before the printing of this proxy statement:

Common Stock Closing Price
August 24, 2009	$1.05
September 29, 2009	$0.99

As of September 10, 2009, the Company had approximately 6,750 holders of record of its common stock.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

We have one class of voting securities outstanding: common stock, $0.001 par value. The following table sets forth, as of October 2, 2009, information about the beneficial ownership of our common stock by all directors, our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers in 2008 (collectively, the “named executive officers”), all persons known by us to be the owner of record or beneficially, of more than 5% of our outstanding common stock and all directors and named executive officers as a group. Except as otherwise indicated, the address of each stockholder is 5700 Wilshire Boulevard, Suite 350, Los Angeles, California 90036, and each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name	Shares Beneficially Owned	Percent of Class
Lyle Berman (1),(2)	2,357,001	11.4%
Steven Lipscomb	1,967,385	9.5%
John Simonelli	—	*
Scott Friedman	—	*
Rohin Malhotra	—	*
Robyn Moder	—	*
Adam Pliska (3)	304,415	1.5%
Michael Beindorff (4)	16,000	*
Bradley Berman (1),(5)	2,112,891	10.2%
Joseph Carson, Jr. (4)	16,000	*
Ray Moberg (4)	16,000	*
Mimi Rogers (4)	16,000	*
All Directors and Officers as a group (10 people) (6)	6,805,692	32.9%

*                 Less than 1%

(1)                Address is 130 Cheshire Lane, Minnetonka, MN 55305.

(2)                Includes 11,200 options to purchase common shares which are exercisable within 60 days of October 2, 2009.

(3)                Consists of 304,415 shares owned by an irrevocable trust for the benefit of Mr. Lipscomb’s children that Mr. Pliska has sole voting and dispositive powers as trustee. Mr. Pliska disclaims beneficial ownership of such shares.

(4)               Consists of options to purchase common shares which are exercisable within 60 days of October 2, 2009.

(5)               Includes 16,000 options to purchase common shares which are exercisable within 60 days of October 2, 2009.

(6)               Includes 91,200 options to purchase common shares which are exercisable within 60 days of October 2, 2009.

FUTURE STOCKHOLDER PROPOSALS

Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual stockholders’ meeting proxy statement must submit their proposals so that they are received at our headquarters’ address no later than the close of business on February 2, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

To be in proper form, a stockholder’s notice must comply with the proxy proposal submission rules of the SEC. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about SEC requirements. We will not consider any proposal or nomination that does not meet SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to General Counsel and Secretary, WPT Enterprises, Inc., 5700 Wilshire Blvd., Suite 350, Los Angeles, CA 90036. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The Company’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 2, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

This proxy statement contains a description of representations and warranties made in the asset purchase agreement. Representations and warranties are also set forth in contracts and other documents, including the asset purchase agreement and the guaranty agreement, which are attached or filed as annexes to this proxy. The assertions embodied in those representations and warranties were made solely for purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important qualifications and limitations agreed to by the contacting parties (including the Company, Buyer and Parent) in connection with negotiating the terms of such contracts and documents and may not be complete. Moreover, these representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the asset purchase agreement, as statements of factual information.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the special meeting.

If you have any questions about this proxy statement, the Special Meeting or the asset sale or need assistance with the voting procedures, you should contact The Altman Group, the Company’s proxy solicitor, toll-free at (800) 217-0538.

WPT ENTERPRISES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Page

Management’s Report on Internal Control Over Financial Reporting	F-2
Report of Independent Registered Public Accounting Firm on Financial Statements	F-3
Consolidated Balance Sheets as of December 28, 2008 and December 30, 2007	F-4
Consolidated Statements of Net Earnings (Loss) and Comprehensive Earnings (Loss) for 2008, 2007 and 2006	F-5
Consolidated Statements of Stockholders’ Equity for 2008, 2007 and 2006	F-6
Consolidated Statements of Cash Flows for 2008, 2007 and 2006	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Balance Sheets as of June 28, 2009 and December 28, 2008	F-22
Unaudited Condensed Consolidated Statements of Net Earnings (Loss) and Comprehensive Earnings (Loss) for the three and six months ended June 28, 2009 and June 29, 2008	F-23
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 28, 2009 and June 29, 2008	F-24
Notes to Unaudited Condensed Consolidated Financial Statements	F-25

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 28, 2008.

/s/ Steven Lipscomb

Steven Lipscomb

Founder, Chief Executive Officer and President

/s/ Thomas Flahie

Thomas Flahie

Interim Chief Financial Officer

March 4, 2009

August 31, 2009 as to Note 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

Board of Directors
WPT Enterprises, Inc.
Los Angeles, California

We have audited the accompanying consolidated balance sheets of WPT Enterprises, Inc. (the Company) as of December 28, 2008 and December 30, 2007, and the related statements of earnings (loss), comprehensive earnings (loss), stockholders’ equity and cash flows for the years ended December 28, 2008, December 30, 2007 and December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WPT Enterprises, Inc. as of December 28, 2008 and December 30, 2007, and the results of its operations and its cash flows for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, in conformity with accounting principles generally accepted in the United States.

/s/ Piercy, Bowler, Taylor & Kern

Piercy, Bowler, Taylor & Kern

Certified Public Accountants
Las Vegas, Nevada

March 4, 2009, except for the effects of the matters disclosed in Note 15,

as to which the date is August 31, 2009

WPT ENTERPRISES, INC.

Consolidated Balance Sheets

	December 28, 2008	December 30, 2007
	(In thousands, except par value data)
Assets
Current assets:
Cash and cash equivalents	$11,497	$3,852
Investments in debt securities	2,088	22,971
Accounts receivable, net of allowances of $158 and $18	2,099	2,758
Deferred television costs	2,285	2,244
Other	666	666
Current assets of discontinued operations	401	118
	19,036	32,609

Investments in debt securities and put rights	3,900	4,200
Property and equipment, net	1,293	1,462
Investment in Cecure Gaming	1,000	2,923
Other	537	503
Long-term assets of discontinued operations	115	—
	$25,881	$41,697

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$487	$736
Accrued payroll and related	269	988
Operating lease reserve	456	—
Other accrued expenses	693	1,308
Deferred revenue	1,913	2,870
	3,818	5,902

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 20,492 shares issued and outstanding	20	20
Additional paid-in capital	44,561	43,833
Deficit	(22,521)	(8,072)
Accumulated other comprehensive gain	3	14
	22,063	35,795
	$25,881	$41,697

See notes to consolidated financial statements.

WPT ENTERPRISES, INC.

Consolidated Statements of Net Earnings (Loss) and Comprehensive Earnings (Loss)

	2008	2007	2006
	(In thousands, except per share data)
Revenues:
Television	$9,839	$14,143	$19,849
ClubWPT	448	—	—
Product licensing	2,483	3,619	3,315
Event hosting and sponsorship	1,496	2,583	2,638
Other	1,215	1,367	3,459
	15,481	21,712	29,261

Cost of revenues	7,250	8,224	10,316
Gross profit	8,231	13,488	18,945

Selling, general and administrative expense	19,326	21,617	18,630
Asset impairment and abandonment charges	1,923	2,270	—
Earnings (loss) from operations	(13,018)	(10,399)	315

Other income:
Gain on sale of investment	11	—	10,216
Interest	962	1,779	1,630
Earnings (loss) from continuing operations before income taxes	(12,045)	(8,620)	12,161

Income taxes	—	(70)	4,392
Earnings (loss) from continuing operations	(12,045)	(8,550)	7,769

Loss from discontinued operations	(2,404)	(1,083)	—
Net earnings (loss)	(14,449)	(9,633)	7,769

Unrealized gain (loss) on securities	(11)	63	(282)
Comprehensive earnings (loss)	$(14,460)	$(9,570)	$7,487

Earnings (loss) per common share from continuing operations - basic and diluted	(0.58)	(0.42)	0.38
Loss per common share from discontinued operations - basic and diluted	(0.12)	(0.05)	—
Net earnings (loss) per common share - basic and diluted	$(0.70)	$(0.47)	$0.38

Weighted-average common shares outstanding – basic	20,603	20,603	20,457
Common stock equivalents	—	—	47
Weighted-average common shares outstanding – diluted	20,603	20,603	20,504

See notes to consolidated financial statements.

WPT ENTERPRISES, INC.

Consolidated Statements of Stockholders’ Equity

					Accumulated
			Additional		Other
	Common Stock		Paid-in		Comprehensive
	Shares	Dollars	Capital	Deficit	Gain (Loss)	Total
	(In thousands)
Balances, January 1, 2006	20,158	$20	$34,113	$(6,208)	$10,449	$38,374
Common stock issued	220	—	1	—	—	1
Share-based compensation	—	—	3,696	—	—	3,696
Tax benefit from stock options	—	—	3,909	—	—	3,909
Sale of investment	—	—	—	—	(10,216)	(10,216)
Other comprehensive loss	—	—	—	—	(282)	(282)
Net earnings	—	—	—	7,769	—	7,769

Balances, December 31, 2006	20,378	20	41,719	1,561	(49)	43,251
Common stock issued	114	—	1	—	—	1
Share-based compensation	—	—	2,113	—	—	2,113
Other comprehensive gain	—	—	—	—	63	63
Net loss	—	—	—	(9,633)	—	(9,633)

Balances, December 30, 2007	20,492	20	43,833	(8,072)	14	35,795
Share-based compensation	—	—	728	—	—	728
Other comprehensive loss	—	—	—	—	(11)	(11)
Net loss	—	—	—	(14,449)	—	(14,449)

Balances, December 28, 2008	20,492	$20	$44,561	$(22,521)	$3	$22,063

See notes to consolidated financial statements.

WPT ENTERPRISES, INC.

Consolidated Statements of Cash Flows

	2008	2007	2006
	(In thousands)
Operating Activities:
Net earnings (loss)	$(14,449)	$(9,633)	$7,769
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities of continuing operations:
Loss from discontinued operations	2,404	1,083	—
Depreciation and amortization	707	696	597
Share-based compensation	728	2,113	3,800
Asset impairment and abandonment charges	1,923	2,270	—
Gain on sale of investment	(11)	—	(10,216)
Put rights issued by broker holding ARS portfolio	(605)	—	—
Impairment of ARS portfolio	605	—	—
Other	—	—	58
Change in operating assets and liabilities:
Accounts receivable	659	(411)	680
Deferred television costs	(41)	(522)	(305)
Other	3	(560)	533
Accounts payable	(249)	62	(876)
Accrued expenses	(878)	(28)	1,094
Deferred revenue	(957)	(1,870)	(410)
Net cash provided by (used in) operating activities of continuing operations	(10,161)	(6,800)	2,724
Net cash used in operating activities of discontinued operations	(2,649)	(1,201)	—
Net cash provided by (used in) operating activities	(12,810)	(8,001)	2,724

Investing Activities:
Purchase of property and equipment	(538)	(769)	(2,701)
Investment in unconsolidated investee	—	—	(2,923)
Purchases of available for sale debt securities	(11,187)	(55,974)	(48,318)
Sales/redemptions of available for sale debt securities	32,370	60,129	43,899
Proceeds from sale of investment	—	—	10,236
Net cash provided by investing activities of continuing operations	20,645	3,386	193
Net cash used in investing activities of discontinued operations	(153)	—	—
Net cash provided by investing activities	20,492	3,386	193

Financing Activities:
(Increase) decrease in restricted cash	(37)	106	(204)
Proceeds from exercise of stock options	—	1	1
Tax benefit from stock options	—	—	3,909
Net cash provided by (used in) financing activities	(37)	107	3,706

Net increase (decrease) in cash and cash equivalents	7,645	(4,508)	6,623
Cash and cash equivalents at beginning of year	3,852	8,360	1,737
Cash and cash equivalents at end of year	$11,497	$3,852	$8,360

Supplemental Cash Flow Information:
Share-based compensation in television costs	$—	$—	$14
Cash paid (refunded) for income taxes	(95)	394	98

See notes to consolidated financial statements.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

1. BUSINESS

WPT Enterprises, Inc., together with the subsidiaries through which the Company’s business is conducted (the “Company”), creates internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes. The World Poker Tour or WPT television series, which is based on a series of high-stakes poker tournaments, currently airs on the Travel Channel and Game Show Network in the U.S., and began airing on Fox Sports Net in January 2009, and has been licensed for broadcast globally. The Company also offered until November 2008 a real-money online gaming website which prohibits wagers from players in the U.S. and other restricted jurisdictions. In addition, the Company licenses the World Poker Tour brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games and giftware and is engaged in the sale of corporate sponsorships.

The Travel Channel, LLC (“Travel Channel”) licensed Season One of the Professional Poker Tour (“PPT”) and Seasons One through Five of the WPT and represented 0%, 37% and 58% of the Company’s total revenue in 2008, 2007 and 2006, respectively. The Game Show Network licensed Season Six of the WPT and represented 35%, 7% and 0% of the Company’s total revenue in 2008, 2007 and 2006, respectively. Fox Sports Net (“FSN”) is broadcasting Season Seven of the WPT television series in 2009 and FullTiltPoker.net is the sponsor of the television series in the U.S. and Mexico. PartyGaming Plc (“PartyGaming”) is one international sponsor of the Season One of the PPT and Seasons Four through Six of the WPT. PartyGaming represented 19%, 10% and 0% of the Company’s total revenue in 2008, 2007 and 2006, respectively.

Included in accounts receivable at December 28, 2008 are amounts billed to FullTiltPoker.net, PartyGaming and Hands-On Mobile that are 39%, 24% and 15% of the total balance, respectively. Included in accounts receivable at December 30, 2007 are amounts billed to PartyGaming, Hands-On Mobile and Alfred Haber Distribution, Inc. that are 31%, 21% and 15% of the total balance, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Year End—The Company has a 52- or 53-week accounting period ending on the Sunday closest to December 31 of each year. The Company’s fiscal years for the periods reflected in the accompanying financial statements ended on December 28, 2008 (2008), December 30, 2007 (2007) and December 31, 2006 (2006).

Basis of Presentation—The financial statements of the Company include the accounts of WPT Enterprises, Inc. and its wholly-owned subsidiaries after elimination in consolidation of intercompany accounts and transactions. Television sponsorship revenues in 2007 and 2006 were reclassified from event hosting and sponsorship fees to television revenues to conform to the 2008 presentation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash—The Company periodically maintains cash balances at banks in excess of federally-insured amounts.

Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The carrying value of cash equivalents approximates fair value due to the short period of time to maturity.

Investments—Until November 2008 when the Company changed the classification of its investments in auction rate securities (“ARS”) to “trading securities”, all investments in debt securities were held as “available for sale”, which are stated at fair value with unrealized gains and losses reported as other comprehensive earnings (loss). “Trading securities” are stated at fair value with unrealized gains and losses reported in interest income. Realized gains or losses are determined as of the settlement date on the specific identification cost method. The cost method of accounting is used for investments in which the Company has less than a 20% ownership interest and does not have the ability to exercise significant influence.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

Deferred Television Costs—Deferred television costs include direct production, overhead and development costs stated at the lower of cost or net realizable value based on anticipated revenue. Production overhead includes incremental costs associated with the productions such as office facilities and insurance. Shared facilities costs are allocated to episodes based on headcount. Production overhead insurance costs are allocated to television costs based on number of episodes. Capitalized television production costs for each episode are expensed as revenues are recognized upon delivery and acceptance of the completed episode using the individual-film-forecast-computation method for each season produced.

Property and Equipment—Property and equipment is stated at cost less accumulated depreciation and amortization computed using the straight-line method over the following estimated useful lives, which in the case of leasehold improvements, is limited to the term of the lease:

Furniture and equipment	3-6 years
Software	3 years
Leasehold improvements	3-6 years

Deferred Revenue—Deferred revenue consists of domestic television and product licensing advances, not yet earned, and host fees and sponsorship payments received prior to the airing of episodes.

Revenue Recognition—Revenue from the distribution of the domestic and international television series is recognized as earned using the following criteria:

•                  Persuasive evidence of an arrangement exists;

•                  The show/episode is complete, and in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery;

•                  The license period has begun and the customer can begin its exploitation, exhibition or sale;

•                  The price to the customer is fixed and determinable; and

•                  Collectability is reasonably assured.

Due to restrictions and practical limitations applicable to operating relationships with foreign networks, the Company does not consider collectability of international television license revenues to be reasonably assured, and accordingly, the Company does not recognize such revenue unless payment has been received. The Company presents international distribution license fee revenues net of the distributor’s fees.

Product licensing revenues are recognized when the underlying royalties from the sales of the related products are earned. The Company recognizes minimum revenue guarantees, if any, ratably over the term of the license or as earned royalties based on actual sales of the related products, if greater.

Online gaming and nongaming revenues are recognized monthly based on detailed statements received from the online service providers. The Company presents online gaming and nongaming revenues gross of service provider costs (including the service provider’s management fee, royalties and credit card processing that are recorded as cost of revenues) as the Company has the ability to adjust price and specifications of the online websites, the Company bears the majority of the credit risk and the Company is responsible for the sales and marketing of the websites. The Company includes certain cash promotional expenses related to free bets, deposit bonuses, prizes and customer chargebacks as direct reductions of revenue. All other promotional expenses are generally recorded as sales and marketing expenses.

Event hosting fees paid by host casinos for the privilege of hosting the events are recognized as the related episodes are aired. Sponsorship revenues are recognized as the episodes that feature the sponsor are aired.

Travel Channel Participation—The Company accounts for royalty payments to the Travel Channel in cost of revenues as the related international television, consumer products, and other licensing revenues are recognized.

Share-Based Compensation—The Company accounts for share-based compensation based on SFAS No. 123(R) Share-Based Payment. SFAS 123(R) prescribes the accounting for transactions in which an entity exchanges its equity instruments for goods or services.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

The Company uses the “modified prospective transition” method, which requires recognition of expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. The Company estimates the fair value of stock option awards on the date of grant using a Black-Scholes option pricing model. The key assumptions included in the Black-Scholes model are as follows:

•                  Risk free interest rate—For periods within the expected term of the share option, risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

•                  Expected term—Due to the Company’s limited operating history including stock option exercises and forfeitures, the Company calculated expected life using the “Simplified Method” in accordance with SAB 107.

•                  Expected volatility—As the Company has a relatively short operating history and no definitive peer or peer groups, expected volatility was based on historical volatility of the Company’s stock since it began trading in August 2004.

•                  Forfeiture rate—The Company uses historical data to estimate employee departure behavior in estimating future forfeitures.

The value of the portion of the award that is ultimately expected to vest (net of estimated forfeitures) is recognized as expense, using a straight-line method, over the requisite service period.

Earnings (Loss) Per Share— Basic earnings (loss) per common share is calculated by dividing net earnings (loss) by the weighted-average number of common shares outstanding during the period. Shares for certain stock options granted to Company employees are included in the computation after the options have vested when the shares are issuable for minimal cash consideration in relation to the fair value of the options. Diluted earnings per common share is calculated by adjusting weighted-average outstanding shares, assuming the conversion of all potentially dilutive stock options and awards (common stock equivalents). However, common stock equivalents are not included in the calculation of diluted earnings per share for loss periods because the effect is anti-dilutive. There were no common stock equivalents in 2008 or 2007, the two loss periods.

Accounting Changes—In the first quarter of 2008, the Company adopted SFAS No. 157, Fair Value Measurements for all financial assets and liabilities and for all non-financial assets and liabilities recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 defines fair value and establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a significant impact on the consolidated financial statements. In the first quarter of 2008, the Company also adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FAS 115. SFAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value in situations when they are not required to be measured at fair value. The adoption of SFAS 159 did not have a significant impact on the consolidated financial statements. The Company elected to measure the put rights described in Note 3 at fair value.

In February 2008, the FASB issued FSP 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 and FSP 157-2, Effective Date of FASB Statement No. 157. FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope, and was effective upon initial adoption of SFAS 157. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We are currently evaluating the impact that SFAS 157 will have on our consolidated financial statements when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis.

In October 2008, the FASB issued FSP 157-3 Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP 157-3 clarifies the application of SFAS 157 in a market that is not active, and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS 157. The adoption of FSP 157-3 did not have a significant impact on our consolidated financial statements.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations. SFAS 141(R) will significantly change the accounting for business combinations. SFAS 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 which establishes accounting and reporting standards for the noncontrolling or minority interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal year 2009. Among the effects of SFAS 160 will be the future exclusion from net income (loss) of the noncontrolling or minority interest therein and the relocation of such noncontrolling or minority interest to the stockholders’ equity section of the balance sheet, and the Company is evaluating other effects, if any, that SFAS 160 will have on the Company’s future financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS 161 expands the disclosure requirements in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, regarding derivative instruments and hedging activities. SFAS 161 will be effective for fiscal year 2009. The Company does not currently expect that SFAS  161 will have a material impact on the Company’s future financial condition, results of operations or cash flows.

3. INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS

As of December 28, 2008 and December 30, 2007, investments in debt securities and put rights consist of the following (in thousands):

December 28, 2008

	Cost	Unrealized Gains/(Losses)	Fair Value
Maturity less than 1 year (all available for sale)
Short-term municipal bonds	$800	$1	$801
Corporate preferred securities	997	2	999
Certificates of deposit	288	—	288
	$2,085	$3	$2,088

Longer maturities (all trading securities)
Auction rate securities	$3,295	$—	$3,295
Put rights	605	—	605
	$3,900	$—	$3,900

December 30, 2007

	Cost	Unrealized Gains/(Losses)	Fair Value
Maturity less than 1 year (all available for sale)
US Treasury and agency securities	$1,000	$—	$1,000
Short-term municipal bonds	1,000	1	1,001
Auction rate securities	7,825	—	7,825
Corporate preferred securities	12,464	9	12,473
Certificates of deposit	672	—	672
	$22,961	$10	$22,971

Longer maturities (all available for sale)
Municipal bonds	$1,827	$(3)	$1,824
Corporate preferred securities	1,985	7	1,992
Certificates of deposit	384	—	384
	$4,196	$4	$4,200

Investments in debt securities and put rights that are classified as available for sale or trading securities are the only assets or liabilities that the Company is required to measure at their estimated fair value on a recurring basis.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

The estimated fair value is determined using inputs from among the three levels of the fair value hierarchy set forth in SFAS 157 as follows:

Level 1 inputs – Unadjusted quoted prices in active markets for identical assets or liabilities, which prices are available at the measurement date.

Level 2 inputs – Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 inputs – Unobservable inputs that reflect management’s estimates about the assumptions that market participants would use in pricing the asset or liability. Management develops these inputs based on the best information available, including internally-developed data.

In estimating fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. None of the Company’s financial instruments are measured based on Level 2 inputs.

As of December 28, 2008, financial assets that are carried at fair value consist of the following (in thousands):

Description	Level 1	Level 3	Total
Cash and cash equivalents	$11,497	$—	$11,497
Short-term municipal bonds	801	—	801
Corporate preferred securities	999	—	999
Certificates of deposit	288	—	288
Auction rate securities	—	3,295	3,295
Put rights	—	605	605
Total assets at estimated fair value	$13,585	$3,900	$17,485

For financial assets that utilize Level 1 inputs, the Company utilizes direct observable price quotes in active markets for identical assets. Due to the lack of observable market quotes on the Company’s ARS portfolio and related put rights, the Company utilizes valuation models that rely exclusively on Level 3 inputs including those that are based on management’s estimates of expected cash flow streams and collateral values, default risk underlying the security, long term broker credit rating, discount rates and overall capital market liquidity. The valuation of the Company’s ARS portfolio and related put rights is subject to uncertainties that are difficult to predict. Factors that may impact the estimated fair value include changes to credit ratings of ARS as well as to the assets collateralizing the securities, rates of default of the underlying assets and collateral value, broker default risk, discount rates, and evolving market conditions affecting the liquidity of ARS.

The following table summarizes activity in the Company’s ARS portfolio and put rights (in thousands):

Description	ARS	Put Rights	Total
Beginning balance – December 30, 2007	$7,825	$—	$7,825
Put rights issued by broker holding ARS portfolio, included in earnings	—	605	605
Impairment of ARS portfolio, included in earnings	(605)	—	(605)
Settlements, net of purchases	(3,925)	—	(3,925)
Total assets at estimated fair value	$3,295	$605	$3,900

In November 2008, the Company accepted an offer from UBS AG (“UBS”), that created new rights and obligations related to the ARS portfolio (the “Put Rights”). The Put Rights permit the Company to require UBS to purchase the ARS at par value, at any time during the period of June 30, 2010 through July 2, 2012. UBS also has the right, in its discretion, to purchase or sell the ARS at any time until July 2, 2012, so long as par value is received. The Company expects to sell the ARS under the Put Rights. However, if the Put Rights are not exercised before July 2, 2012 they will expire and UBS will have no further obligation to buy the ARS.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

UBS’s obligations under the Put Rights are not secured by its assets and do not require UBS to obtain any financing to support its performance obligations under the Put Rights. UBS has disclaimed any assurance that it will have sufficient financial resources to satisfy its obligations under the Put Rights and UBS’s obligations are not guaranteed by any other party.

The Put Rights represent an asset that is separate from the ARS. The Company recorded $605,000 as the fair value of the Put Rights asset in interest income. The Company also elected to measure the Put Rights at fair value under SFAS 159, which permits an entity to elect the fair value option for recognized financial assets. As a result, unrealized gains and losses will be included in interest income in future periods. The Company did not elect the fair value option for its other financial assets and liabilities.

In connection with the acceptance of the UBS offer in November 2008, the Company transferred the ARS from investments available-for-sale to trading securities in accordance with SFAS 115. The transfer to trading securities reflects management’s intent to exercise the Put Rights during the period June 30, 2010 to July 3, 2012. Prior to the agreement with UBS, the Company’s intent was to hold the ARS until the market recovered. At the time of transfer, the $605,000 unrealized loss on ARS was included in accumulated other comprehensive gain (loss). Upon transfer to trading securities, the Company recognized a $605,000 loss in interest income. Unrealized gains and losses will be included in interest income in future periods. Prior to accepting the UBS offer, the ARS were recorded as investments available-for-sale.

UBS has provided the Company with a line of credit, secured by ARS held by UBS, equal to 75% of the estimated fair value of the ARS held by UBS. Interest is charged at the lower of 30-day LIBOR plus 150 to 275 basis points or the actual interest earned by the ARS. The Company borrowed $2,661,000 under the line of credit agreement in February 2009.

4. DEFERRED TELEVISION COSTS

As of December 28, 2008 and December 30, 2007, deferred television costs consist of the following (in thousands):

	2008	2007
In-production	$1,996	$ 1,637
Pre-production	289	607
	$2,285	$ 2,244

As of December 28, 2008 and December 30, 2007, the Company had no accrued participation costs. Based upon management’s estimates as of December 28, 2008, 100% of capitalized television costs are expected to be recognized during fiscal year 2009, and accordingly, are shown as current assets.

5. PROPERTY AND EQUIPMENT

As of December 28, 2008 and December 30, 2007, property and equipment consists of the following (in thousands):

	2008	2007
Furniture and equipment	$1,767	$2,024
Leasehold improvements	701	701
Software	836	425
Construction in progress	204	277
	3,508	3,427
Less: accumulated depreciation and amortization	(2,215)	(1,965)
Property and equipment, net	$1,293	$1,462

6. ASSET IMPAIRMENT, ASSET ABANDONMENT AND INVESTMENT SALE

In 2006, the Company paid $2,923,000 for an interest (currently 8%) in Cecure Gaming, a developer and operator of mobile phone casino games. The Company recorded a $1,923,000 impairment charge in the third quarter of 2008 related to difficulties Cecure was having in obtaining working capital to finance their business development that resulted in a significant reduction in staffing. This investment was measured at implied fair value resulting in an other-than-temporary impairment charge. The implied fair value measurement was calculated using financial metrics

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

and ratios of comparable public companies and was measured using Level 3 inputs, as the Company used unobservable inputs and significant management judgment to value this investment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of this investment.

In 2007, the Company wrote off $2,270,000 of online gaming assets as a result of ceasing the development of a stand-alone online gaming business and joining a third-party online gaming network.

In 2006, the Company sold its interest in PokerTek and recognized a $10,455,000 gain on sale. PokerTek offered an automated poker room to tribal and commercial casinos and card clubs.

7. RELATED PARTY TRANSACTIONS

The Company licenses the World Poker Tour name and logo to Lakes Entertainment, Inc. (“Lakes”), the Company’s majority owned stockholder until November 2008, in connection with a casino table game that Lakes developed. The Company is entitled to receive minimum annual royalty payments or 10% of the gross revenue received by Lakes from its sale or lease of the game, whichever is greater. During 2008, 2007 and 2006, the Company received $10,000, $10,000 and $30,000, respectively, in royalty payments related to the game.

The Company entered into a non-exclusive license agreement in 2004 with an entity controlled by a Lakes director. The entity licenses the World Poker Tour name, logo and trademark in connection with the licensee’s production of certain types of apparel for distribution in authorized channels within the U.S. and in certain circumstances, Canada. The licensee paid $45,000 in royalties and certain other fees to the Company during 2007 and 2006. This license agreement expired in September 2007.

8. DISCONTINUED WPT CHINA OPERATIONS

In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in this business are greater than the Company is willing to expend. In March 2009, the Company shut down the operations of WPT China while continuing to look for a strategic partner to acquire the WPT China assets. The financial results of WPT China have been reclassified as discontinued operations.

Summarized operating results information for the WPT China business is as follows (in thousands):

	2008	2007	2006
Revenues	$—	$—	$—
Loss before income taxes	(2,404)	(1,083)	—
Income taxes	—	—	—
Loss from discontinued operations	(2,404)	(1,083)	—

Summarized balance sheet information for the WPT China business is as follows (in thousands):

	December 28, 2008	December 30, 2007
Cash and cash equivalents	$168	$—
Other current assets	233	118
Property and equipment, net	115	—

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

9. INCOME TAXES

The federal, state and foreign income tax provision (benefit) is summarized as follows (in thousands):

	2008	2007	2006
Current:
Federal	$—	$(74)	$3,484
State	—	(25)	908
Foreign	—	29	—
	—	(70)	4,392
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—
	$—	$(70)	$4,392

Earnings (loss) for domestic and foreign operations are summarized as follows (in thousands):

	2008	2007	2006
Earnings (loss) from continuing operations before income taxes:
Domestic	$(9,240)	$(7,597)	$12,161
Foreign	(2,805)	(1,023)	—
	(12,045)	(8,620)	12,161
Loss from discontinued operations before income taxes	(2,404)	(1,083)	—
	$(14,449)	$(9,703)	$12,161

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to earnings (loss) before income taxes is as follows (in thousands):

	2008		2007		2006
Earnings (loss) from continuing operations before income taxes	$(4,095)	(34.0)%	$(2,931)	(34.0)%	$4,135	34.0%
State taxes, net of federal benefit	(715)	(5.9)	(512)	(5.9)	658	5.4
Foreign operating losses	1,120	9.3	409	4.8	—	—
Other, net	(128)	(1.1)	(239)	(2.8)	(48)	(0.4)
Foreign taxes	—	—	29	0.3	—	—
AMT credits	—	—	(388)	(4.5)	—	—
Increase (decrease) in valuation allowance	3,818	31.7	3,562	41.3	(353)	(2.9)
Income taxes from continuing operations	—	—	(70)	(0.8)%	4,392	36.1%
Income taxes from discontinued operations	—	—	—	—	—	—
	$—	—%	$(70)	(0.8)%	$4,392	36.1

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	2008	2007
Deferred Tax Assets:
Current:
Stock-based compensation	$2,572	$2,281
Accruals, reserves and other	196	290
Valuation allowance	(2,719)	(2,484)
	49	87
Non-current:
Federal net operating losses	5,273	2,877
State net operating losses, net of federal benefit	937	488
Asset impairment charge	768	—
AMT credits	388	388
Other	17	39
Valuation allowance	(7,280)	(3,697)
	103	95
Deferred Tax Liabilities:
Current:
Prepaid expenses	(133)	(137)
	(133)	(137)
Non-current:
Depreciation and amortization	(19)	(45)
	(19)	(45)
Net deferred tax assets	$—	$—

The temporary differences described above represent differences between the tax basis of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. A valuation allowance has been provided as it is more likely than not that the net deferred tax assets will not be recovered in the foreseeable future.

At December 28, 2008, the Company has federal and state net operating loss carryforwards of $15.5 and $15.8 million, respectively. Included in these amounts are $3.7 million of deductions related to stock option exercises that will increase additional paid-in capital when realized. These federal and state net operating loss carryforwards expire through 2023 and 2018, respectively. The Company reviewed the tax positions taken in income tax returns that are subject to audit and is not aware of any significant uncertain tax positions in those income tax returns.

10. SHARE-BASED COMPENSATION

The Company’s 2004 Stock Incentive Plan (the “2004 Plan”) provides for grants up to 4,200,000 shares of common stock, including the options to purchase up to 1,120,000 shares of common stock issued to employees and consultants prior to becoming a publicly-traded company. The options vest in equal installments over three-year to five-year periods, beginning on the first anniversary of the date of each grant and continue on each subsequent anniversary date until the option is fully vested. The employee must be employed with the Company on the anniversary date in order to vest in any shares for that year. Vested options are exercisable for ten years from the date of grant; however, if the employee is terminated (voluntarily or involuntarily), any unvested options as of the date of termination will be forfeited. The Company issues new shares of common stock upon exercise of options.

Share-based compensation expense included in selling, general and administrative expense was $728,000, $2,086,000 and $3,568,000 in 2008, 2007 and 2006, respectively. Share-based compensation included in cost of revenues in 2008, 2007 and 2006 was $0, $27,000 and $233,000, respectively. As of December 28, 2008, total estimated compensation cost related to non-vested share-based options not yet recognized is $986,000, which is expected to be recognized over the next 45 months on a weighted-average basis.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

Following is a summary of the assumptions used to estimate the weighted-average fair value of the stock options granted using the Black-Scholes pricing model:

	Year ended December 28, 2008	Year ended December 30, 2007	Year ended December 31, 2006
Risk free interest rate	1.77%	4.19%	4.61%
Expected term	6.0 to 6.25 years	6.0 years	6.5 years
Expected volatility	81.27%	71.24%	78.67%
Forfeiture rate	20.58%	14.73%	4.13%
Expected dividend yield	0%	0%	0%
Weighted-average fair value	$0.22	$2.26	$3.47

The following table summarizes stock option activity for 2008, 2007 and 2006:

		Number of Common Shares
	Options outstanding	Exercisable	Available for grant	Weighted avg. exercise price
Balances at January 1, 2006	2,158,000	620,333	283,667	$7.14
Authorized	—	—	1,080,000	—
Granted	754,500	—	(754,500)	4.92
Forfeited	(374,334)	—	374,334	9.21
Exercised	(220,000)	—	—	0.0049
Balances at December 31, 2006	2,318,166	1,050,200	983,501	6.76
Granted	1,131,350	—	(1,131,350)	3.42
Forfeited	(414,999)	—	414,999	7.27
Exercised	(113,660)	—	—	0.0049
Balances at December 30, 2007	2,920,857	1,322,206	267,150	5.66
Granted	1,112,000	—	(1,112,000)	0.51
Forfeited/exchanged	(1,718,268)	—	1,718,268	4.81
Exercised	—	—	—	—
Balances at December 28, 2008	2,314,589	1,106,921	873,418	$3.83

The following table summarizes significant ranges of outstanding and exercisable options as of December 28, 2008:

Options outstanding				Options exercisable
Range of exercise prices	Number outstanding	Weighted-avg. remaining contractual life	Weighted-avg. exercise price	Number exercisable	Weighted-avg. exercise price	Aggregate Intrinsic Value
$0.0049	111,340	3.41	$0.0049	111,340	$0.0049	$49,557
$0.37-4.80	1,188,250	9.81	0.78	47,482	3.77	—
$5.18-9.92	1,001,999	5.81	7.72	935,099	7.88	—
$11.95-14.51	12,000	5.93	14.51	12,000	14.58	—
$15.05-19.50	1,000	6.19	19.50	1,000	19.50	—
	2,314,589	7.75	$3.83	1,106,921	$6.99	$49,557

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $0.45 on December 28, 2008, which would have been received by the option holders had they exercised their options as of that date. As of December 28, 2008 and December 30, 2007, the total number of “in-the-money” options was 111,340. The total intrinsic value of options exercised during 2008, 2007 and 2006 was $0 million, $0.5 million and $1.4 million, respectively.

In individually negotiated transactions, the Company exchanged outstanding stock options held by certain employees for new stock options on December 10, 2008. The new stock options have a four year vesting period and one quarter of the stock options vest annually on the anniversary of the date of grant. The Company cancelled 847,000 stock options and issued 807,000 stock options to 10 employees. Total incremental estimated compensation cost related to the exchanged stock options was $134,000.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

In connection with its initial public offering on August 9, 2004, the Company issued to its lead underwriter, a warrant to purchase up to a total of 400,000 shares of common stock at an exercise price of $12.80 for a period of four years. The warrant expired August 9, 2008.

11. EMPLOYEE RETIREMENT PLANS

The Company has a 401(k) employee savings plan for eligible employees. The Company expensed $169,000 in 2008 related to the 401(k) Safe Harbor Match and $118,000 in 2007 relating to a discretionary matching 401(k) contribution, including $14,000 and $6,000 in 2008 and 2007, respectively, for discontinued WPT China operations. The Company made no matching contribution during 2006.

The Company’s post production group is currently operating under a collective bargaining agreement with the International Alliance of Theatrical Stage Employees (“IATSE”). Specified benefit levels are ordinarily not negotiated by or made known to participating employers.  Although it is possible that a liability would be incurred by the Company in the event of its withdrawal from participation in, or termination of this plan, such liability is not subject to reasonable estimation based on available information.  Moreover, the Company has no intention of withdrawing from, and has not been informed of any intention by IATSE to terminate the plan. Under this agreement, the Company is obligated to make payments to the Motion Picture Industry and Health Plans. Contributions in 2008, 2007 and 2006 were $86,000, $127,000 and $160,000, respectively.

12. COMMITMENTS AND CONTINGENCIES

Leases—The Company has operating leases for office and production space that expire in 2011. Additionally, the company has an operating lease for office space in China that expires in July 2009. Aggregate future minimum lease payments under these leases are as follows:

•                  2009: $913,000 (including $27,000 for discontinued WPT China operations)

•                  2010: $916,000

•                  2011: $420,000

Rent expense for 2008, 2007 and 2006 was $965,000, $968,000 and $747,000, respectively, including $70,000 and $11,000 in 2008 and 2007, respectively, for discontinued WPT China operations. In 2008, the Company recorded a $456,000 charge to sublease office space in future years at a rate below future lease payments.

China Agreement— On August 6, 2007, the Company entered into an agreement expiring in 2012 with a Chinese government-sanctioned body with authority over certain leisure sports, including the popular national Chinese card game “Traktor Poker.” During the term of the agreement, the Company is to receive exclusive branding and certain marketing and sponsorship rights related to the WPT China National Traktor Poker Tour. In exchange for these rights, the Company pays an annual fee, which is currently $555,500 and increases by 10% annually for the remaining years of the agreement. The Company has not recorded a liability for years three through five as it has the ability to terminate the agreement unilaterally.

Legal Matters—The Company is involved in various inquiries, administrative proceedings and litigation relating to matters arising in the normal course of business. The Company is not currently a defendant in any material litigation and is not aware of any threatened litigation that would have a material effect on the Company. Management is not able to estimate the minimum loss to be incurred, if any, as a result of the final outcome of these matters but believes it is not likely to have a material adverse effect on the Company’s financial position or results of operations and, accordingly, no provision for loss has been recorded.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

13. SEGMENT INFORMATION

The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating results are evaluated by management in deciding how to allocate resources and in assessing performance.

Year ended December 28, 2008 (in thousands):

		WPT Online
	WPT Studios	Gaming	Non- gaming	WPT Global Marketing	Corporate	Total
Revenues:
Television	$9,839	$—	$—	$—	$—	$9,839
ClubWPT	—	—	448	—	—	448
Product licensing	—	—	—	2,483	—	2,483
Event hosting and sponsorship	1,000	—	—	496	—	1,496
Other	10	1,045	160	—	—	1,215
Total revenues	10,849	1,045	608	2,979	—	15,481
Cost of revenues	5,978	658	326	288	—	7,250
Gross profit	4,871	387	282	2,691	—	8,231
Total assets (1)	4,000	53	649	517	20,146	25,365
Depreciation and amortization (1)	264	—	155	—	288	707

(1) The total excludes $516 of total assets and $38 of depreciation and amortization for discontinued WPT China operations.

Revenues attributed to domestic and foreign operations were $7.1 million and $8.4 million, respectively.

Year ended December 30, 2007 (in thousands):

		WPT Online
	WPT Studios	Gaming	Non- gaming	WPT Global Marketing	Corporate	Total
Revenues:
Television	$14,143	$—	$—	$—	$—	$14,143
ClubWPT	—	—	—	—	—	—
Product licensing	—	—	—	3,619	—	3,619
Event hosting and sponsorship	1,009	—	—	1,574	—	2,583
Other	23	1,150	194	—	—	1,367
Total revenues	15,175	1,150	194	5,193	—	21,712
Cost of revenues	6,772	793	90	569	—	8,224
Gross profit	8,403	357	104	4,624	—	13,488
Total assets (1)	4,076	570	145	955	35,833	41,579
Depreciation and amortization	315	46	—	—	335	696

(1) The total excludes $118 of total assets for discontinued WPT China operations.

Revenues attributed to domestic and foreign operations were $16.2 million and $5.5 million, respectively.

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

Year ended December 31, 2006 (in thousands):

		WPT Online
	WPT Studios	Gaming	Non- gaming	WPT Global Marketing	Corporate	Total
Revenues:
Television	$19,849	$—	$—	$—	$—	$19,849
ClubWPT	—	—	—	—	—	—
Product licensing	—	—	—	3,315	—	3,315
Event hosting and sponsorship	1,100	—	—	1,538	—	2,638
Other	11	3,150	298	—	—	3,459
Total revenues	20,960	3,150	298	4,853	—	29,261
Cost of revenues	7,918	1,692	177	529	—	10,316
Gross profit	13,042	1,458	121	4,324	—	18,945
Total assets	2,904	999	53	1,653	45,731	51,340
Depreciation and amortization	340	10	—	—	247	597

Revenues attributed to domestic and foreign operations were $23.1 million and $6.2 million, respectively.

14. QUARTERLY FINANCIAL SUMMARY

Unaudited quarterly financial information for 2008 and 2007 is summarized as follows (in thousands, except per share amounts):

Year ended December 28, 2008

	Q1	Q2	Q3	Q4
Revenues	$4,960	$5,074	$2,832	$2,615
Gross profit	2,290	2,290	1,835	1,816
Loss from operations	(2,656)	(3,558)	(4,169)	(2,635)
Loss from continuing operations	(2,292)	(3,310)	(3,966)	(2,477)
Loss from discontinued operations	(537)	(572)	(454)	(841)
Net loss	(2,829)	(3,882)	(4,420)	(3,318)
Loss per common share from continuing operations – basic and diluted	(0.11)	(0.16)	(0.19)	(0.12)
Loss per common share from discontinued operations – basic and diluted	(0.03)	(0.03)	(0.02)	(0.04)
Net loss per common share – basic and diluted	(0.14)	(0.19)	(0.21)	(0.16)

Year ended December 30, 2007

	Q1	Q2	Q3	Q4
Revenues	$4,491	$7,720	$4,405	$5,096
Gross profit	2,339	4,633	3,050	3,466
Loss from operations	(2,928)	(3,587)	(2,222)	(1,662)
Loss from continuing operations	(2,279)	(3,339)	(1,774)	(1,158)
Loss from discontinued operations	—	—	(437)	(646)
Net loss	(2,279)	(3,339)	(2,211)	(1,804)
Loss per common share from continuing operations – basic and diluted	(0.11)	(0.16)	(0.09)	(0.06)
Loss per common share from discontinued operations – basic and diluted	—	—	(0.02)	(0.03)
Net loss per common share – basic and diluted	(0.11)	(0.16)	(0.11)	(0.09)

WPT Enterprises, Inc.

Notes to Consolidated Financial Statements

15. SUBSEQUENT EVENTS

These consolidated financial statements were originally issued on and events through March 6, 2009 were evaluated to determine if adjustments to or disclosures in these consolidated financial statements were necessary. These consolidated financial statements were reissued in connection with the filing of this proxy statements and events through August 31, 2009 were evaluated to determine if adjustments to or disclosures in these consolidated financial statements were necessary.

In March 2009, the Company shut down the operations of WPT China. In the first quarter of 2009, the financial results of WPT China were reclassified as discontinued operations. For consistency of presentation among periods, the financial results of WPT China were reclassified as discontinued operations in these consolidated financial statements. See Note 8 for summarized operating results information for the WPT China business.

In the first quarter of 2009, the Company classified deferred post production costs and network placement fees in deferred television costs. For consistency of presentation among periods, the Company reclassified $323,000 at December 28, 2008 and $46,000 at December 30, 2007 of deferred post production and network costs from other current assets to deferred television costs.

In the second quarter of 2009, the Company classified ClubWPT revenues in a new line in revenues and classified online gaming revenues in other revenues. For consistency of presentation among periods, the Company reclassified $448,000 in 2008 ClubWPT revenues from other revenues to a new line in revenues. There were no ClubWPT revenues in 2007 or 2006. The Company also reclassified $1,045,000, $1,150,000 and $3,150,000 in 2008, 2007 and 2006, respectively of online gaming revenues into other revenues.

The Company entered into two international sponsorship agreements with a non-U.S. online gaming company (“Sponsor”) on August 3, 2009. Sponsor will be the exclusive online gaming partner and satellite provider for televised and non-televised World Poker Tour events in Europe. The contract term is for two tour seasons over 27 months beginning in October 2009 and contains an option for a third tour season. Sponsor will also be a sponsor of WPT Season Seven across more than 30 European territories.

Peerless Media Ltd. (“Buyer”) and the Company entered into an asset purchase agreement, dated as of August 24, 2009, pursuant to which the Company will, subject to specified terms and conditions, including approval of the asset sale by the Company’s stockholders at the Special Meeting, sell substantially all of the Company’s operating assets other than cash, investments and certain other assets to Buyer. Buyer has agreed to pay the Company $12.3 million for the Company’s operating assets less the amount of certain obligations of an affiliate of PartyGaming accruing or paid to the Company under the PartyGaming sponsorship agreement for Seasons Four, Five and Six of the World Poker Tour and Season One of the Professional Poker Tour from July 10, 2009 through the close of the asset sale. Buyer has also agreed to pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period. ElectraWorks Ltd. has guaranteed all of Buyer’s covenants, agreements and other obligations under the asset purchase agreement.

WPT ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 28, 2009	December 28, 2008
	(In thousands, except par value data)
Assets
Current assets:
Cash and cash equivalents	$13,434	$11,497
Investments in debt securities	2,540	2,088
Accounts receivable, net of allowances of $662 and $158	2,037	2,099
Deferred television costs	1,529	2,285
Other	231	666
Current assets of discontinued operations	—	401
	19,771	19,036

Investments in debt securities and put rights	5,342	3,900
Property and equipment, net	971	1,293
Investment in Cecure Gaming	—	1,000
Other	483	537
Long-term assets of discontinued operations	—	115
	$26,567	$25,881

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$158	$487
Accrued payroll and related	399	269
Operating lease reserve	464	456
Other accrued expenses	523	693
Line of credit	2,647	—
Deferred revenue	1,228	1,913
	5,419	3,818

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 20,603 and 20,492 shares issued and outstanding, respectively	21	20
Additional paid-in capital	44,685	44,561
Deficit	(23,550)	(22,521)
Accumulated other comprehensive gain (loss)	(8)	3
	21,148	22,063
	$26,567	$25,881

See notes to unaudited condensed consolidated financial statements.

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Net Earnings (Loss) and Comprehensive Earnings (Loss)

(Unaudited)

	Three months ended		Six months ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
	(In thousands, except per share data)
Revenues:
Television	$3,040	$3,402	$6,605	$7,002
ClubWPT	585	54	1,115	73
Product licensing	366	573	1,043	1,260
Event hosting and sponsorship	448	691	1,021	1,018
Other	134	352	315	681
	4,573	5,072	10,099	10,034

Cost of revenues	1,637	2,784	3,702	5,454
Gross profit	2,936	2,288	6,397	4,580

Selling, general and administrative expense	2,277	5,838	5,460	10,794
Asset impairment	—	—	1,000	—
Earnings (loss) from operations	659	(3,550)	(63)	(6,214)

Other income:
Gain on sale of investment	—	—	—	11
Interest, net	31	248	103	601
Earnings (loss) from continuing operations before income taxes	690	(3,302)	40	(5,602)

Income taxes	(117)	—	12	—
Earnings (loss) from continuing operations	573	(3,302)	52	(5,602)

Loss from discontinued operations, net of income taxes (including $95 and $306 for shutdown in 2009)	(97)	(581)	(1,081)	(1,109)
Net earnings (loss)	476	(3,883)	(1,029)	(6,711)

Unrealized gain (loss) on securities	(4)	40	(11)	(1,045)

Comprehensive earnings (loss)	$472	$(3,843)	$(1,040)	$(7,756)

Earnings (loss) per common share from continuing operations - basic and diluted	$0.03	$(0.16)	$—	$(0.27)
Loss per common share from discontinued operations - basic and diluted	(0.01)	(0.03)	(0.05)	(0.06)
Net earnings (loss) per common share - basic and diluted	$0.02	$(0.19)	$(0.05)	$(0.33)

Weighted-average common shares outstanding - basic	20,603	20,603	20,603	20,603
Common stock equivalents	468	—	209	—
Weighted-average common shares outstanding - diluted	21,071	20,603	20,812	20,603

See notes to unaudited condensed consolidated financial statements.

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended
	June 28, 2009	June 29, 2008
	(In thousands)
Operating Activities:
Net loss	$(1,029)	$(6,711)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities of continuing operations:
Loss from discontinued operations	1,081	1,109
Depreciation and amortization	368	339
Share-based compensation	124	617
Asset impairment	1,000	—
Loss on sale of assets	22	—
Change in value of put rights	150	—
Change in value of ARS portfolio	(150)	—
Bad debt provision	504	—
Change in operating assets and liabilities:
Accounts receivable	(442)	1,395
Deferred television costs	756	1,336
Other	489	61
Accounts payable	(329)	202
Accrued expenses	(43)	(714)
Deferred revenue	(685)	(1,745)
Net cash provided by (used in) operating activities of continuing operations	1,816	(4,111)
Net cash used in operating activities of discontinued operations	(565)	(983)
Net cash provided by (used in) operating activities	1,251	(5,094)

Investing Activities:
Purchase of property and equipment	(68)	(373)
Purchases of available for sale debt securities	(1,894)	(11,187)
Sales/redemptions of available for sale debt securities	—	18,475
Net cash provided by (used in) investing activities of continuing operations	(1,962)	6,915
Net cash used in investing activities of discontinued operations	—	(100)
Net cash provided by (used in) investing activities	(1,962)	6,815

Financing Activities:
Increase in restricted cash	—	(136)
Borrowing under line of credit	2,661	—
Repayments under line of credit	(14)	—
Proceeds from exercise of stock options	1	—
Net cash provided by (used in) financing activities	2,648	(136)

Net increase in cash and cash equivalents	1,937	1,585
Cash and cash equivalents at beginning of period	11,497	3,852
Cash and cash equivalents at end of period	$13,434	$5,437

Supplemental Cash Flow Information:
Cash paid for interest	$11	$—

See notes to unaudited condensed consolidated financial statements.

WPT Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1. BUSINESS AND BASIS OF PRESENTATION

These condensed consolidated financial statements have been prepared by management of WPT Enterprises, Inc. (the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission applicable to interim financial information. Accordingly, certain information normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America has been condensed or omitted. For further information, please refer to the annual audited financial statements of the Company, and the related notes, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, from which the information as of that date is derived. Events through August 12, 2009 were evaluated to determine if adjustments to or disclosure in these condensed consolidated financial statements were necessary. Prior period revenues for ClubWPT and online gaming were reclassified in order to conform to the current period presentation.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The results for the current interim periods are not necessarily indicative of the results to be expected for the full year. The accounting estimates that require the most significant, difficult and subjective judgments include:

•      the valuation of investments in debt securities and put rights;

•      the valuation of non-marketable equity investments;

•      the determination of current and deferred income taxes;

•      the ultimate amount of estimated television revenues and costs;

•      the recognition of revenues; and

•      the valuation of share-based compensation.

The Game Show Network licensed Season Six of the World Poker Tour (“WPT”) and represented 0% and 41% of the Company’s total revenue for the three months ended June 28, 2009 and June 29, 2008, respectively and 0% and 45% of the Company’s total revenue for the six months ended June 28, 2009 and June 29, 2008, respectively. Fox Sports Net (“FSN”) is broadcasting Season Seven of the WPT television series in 2009 and FullTiltPoker.net is the sponsor of the television series in the U.S. and Mexico. FullTiltPoker.net represented 30% and 0% of the Company’s total revenue for the three months ended June 28, 2009 and June 29, 2008, respectively and 29% and 0% of the Company’s total revenue for the six months ended June 28, 2009 and June 29, 2008, respectively. PartyGaming Plc (“PartyGaming”) is one international sponsor of the Season One of the Professional Poker Tour (“PPT”) and Seasons Four through Six of the WPT. PartyGaming represented 35% and 12% of the Company’s total revenue for the three months ended June 28, 2009 and June 29, 2008, respectively and 30% and 13% of the Company’s total revenue for the six months ended June 28, 2009 and June 29, 2008.

Included in accounts receivable at June 28, 2009 are amounts billed to FullTiltPoker.net, PartyGaming and Hands-On Mobile that are 28%, 32% and 16% of the total balance, respectively. Included in accounts receivable at December 28, 2008 are amounts billed to FullTiltPoker.net, PartyGaming and Hands-On Mobile that are 39%, 24% and 15% of the total balance, respectively.

2. RECENT ACCOUNTING PRONOUNCEMENTS

In February 2008, the FASB issued FSP 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 and FSP 157-2, Effective Date of FASB Statement No. 157. FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope and was effective upon initial adoption of SFAS 157. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until the first quarter of 2009. FSP 157-1, FSP 157-2 and SFAS 157 for all non-financial assets and non-financial liabilities were adopted in the first quarter of 2009 and the adoption of these new accounting standards did not have a significant impact on the consolidated financial statements.

In April 2009, the FASB issued FSP 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That are Not Orderly. FSP 157-4 provides guidance in the application of SFAS 157 when the volume and level of activity for an asset or liability have significantly decreased and when circumstances indicate that a transaction is not orderly. In April 2009, the FASB also issued FSP 115-2 and FSP 124-2, Recognition and Presentation of Other-Than-Temporary-Impairments. FSP 115-2 and FSP 124-2 amend the other-than-temporary impairment guidance for debt securities and the

WPT Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

presentation and disclosure requirements of other-than-temporary impairments of debt and equity securities. In April 2009, the FASB also issued FSP 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP 107-1 amends SFAS 107 to require disclosures about the fair value of financial instruments for interim reporting periods and in annual financial statements and also amends APB Opinion 28 to require disclosures in summarized financial information for interim reporting periods. FSP 157-4, FSP 115-2 and FSP 124-2, and FSP 107-1 and APB 28-1 were adopted in the second quarter of 2009 and the adoption of these new accounting standards did not have a significant impact on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 which establishes accounting and reporting standards for the noncontrolling or minority interest in a subsidiary and for the deconsolidation of a subsidiary. Among the effects of SFAS 160 is the exclusion from net income (loss) of the noncontrolling or minority interest therein and the relocation of such noncontrolling or minority interest to the stockholders’ equity section of the balance sheet. SFAS 160 was adopted in the first quarter of 2009 and the new accounting standard did not have a significant impact on the consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS 161 expands the disclosure requirements in SFAS 133, Accounting for Derivative Instruments and Hedging Activities, regarding derivative instruments and hedging activities. SFAS 161 was adopted in the first quarter of 2009 and the new accounting standard did not have a significant impact on the consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. SFAS 165 is effective for interim periods ending after June 15, 2009. SFAS 165 was adopted in the second quarter of 2009 and the new accounting standard did not have a significant impact on the consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification (the “Codification”) will become the authoritative source of U.S. accounting standards and is effective in the third quarter of 2009. The Codification changes the referencing of U.S. accounting standards but is not intended to change existing U.S. accounting standards.

3. INVESTMENTS IN DEBT SECURITIES AND PUT RIGHTS

As of June 28, 2009, investments in debt securities and put rights consist of the following (in thousands):

Description	Cost	Unrealized Gains/(Losses)	Fair Value
Maturity less than 1 year (all available for sale)
Short-term municipal bonds	$800	$2	$802
Corporate preferred securities	726	(2)	724
Certificates of deposit	1,014	—	1,014
	$2,540	$—	$2,540

Description	Cost	Realized/ Unrealized Gains/(Losses)	Fair Value
Maturity 1 year to 5 years
Auction rate securities (trading securities)	$3,295	$150	$3,445
Put rights (trading securities)	605	(150)	455
Corporate preferred securities (available for sale)	534	(6)	528
Certificates of deposit (available for sale)	916	(2)	914
	$5,350	$(8)	$5,342

WPT Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Investments in debt securities and put rights that are classified as available for sale or trading securities are the only assets or liabilities that the Company is required to measure at their estimated fair value on a recurring basis. The estimated fair value is determined using inputs from among the three levels of the fair value hierarchy set forth in SFAS 157 as follows:

Level 1 inputs – Unadjusted quoted prices in active markets for identical assets or liabilities, which prices are available at the measurement date.

Level 2 inputs – Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 inputs – Unobservable inputs that reflect management’s estimates about the assumptions that market participants would use in pricing the asset or liability in an orderly market. Management develops these inputs based on the best information available, including internally-developed data and third party valuation models.

In estimating fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. None of the Company’s financial instruments are measured based on Level 2 inputs.

As of June 28, 2009, financial assets that are measured and recorded at fair value on a recurring basis consist of the following (in thousands):

Description	Level 1	Level 3	Total
Short-term municipal bonds	$802	$—	$802
Corporate preferred securities	1,252	—	1,252
Certificates of deposit	1,928	—	1,928
Auction rate securities	—	3,445	3,445
Put rights	—	455	455
Total assets at estimated fair value	$3,982	$3,900	$7,882

For financial assets that utilize Level 1 inputs, the Company utilizes direct observable price quotes in active markets for identical assets. Due to the lack of observable market quotes on the Company’s auction rate securities (“ARS”) portfolio and related put rights, the Company utilizes valuation models that rely exclusively on Level 3 inputs including those that are based on management’s estimates of expected cash flow streams and collateral values, default risk underlying the security, long term broker credit rating, discount rates and overall capital market liquidity. The valuation of the Company’s ARS portfolio and related put rights is subject to uncertainties that are difficult to predict. Factors that may affect the estimated fair value include changes to credit ratings of ARS as well as to the assets collateralizing the securities, rates of default of the underlying assets and collateral value, broker default risk, discount rates, and evolving market conditions affecting the liquidity of ARS.

The following table summarizes activity in the Company’s ARS portfolio and put rights (in thousands):

Description	ARS	Put Rights	Total
Balance – December 28, 2008	$3,295	$605	$3,900
Change in value of put rights, included in earnings	—	(150)	(150)
Change in value of ARS portfolio, included in earnings	150	—	150
Settlements, net of purchases	—	—	—
Balance – June 28, 2009	$3,445	$455	$3,900

In November 2008, the Company accepted an offer from UBS AG (“UBS”) that created new rights and obligations related to the ARS portfolio (the “Put Rights”). The Put Rights permit the Company to require UBS to purchase the ARS at par value, at any time during the period of June 30, 2010 through July 2, 2012. UBS also has the right, in its discretion, to purchase or sell the ARS at any time until July 2, 2012, so long as par value is received.

WPT Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The Company expects to sell the ARS under the Put Rights. However, if the Put Rights are not exercised before July 2, 2012 they will expire and UBS will have no further obligation to buy the ARS.

UBS’s obligations under the Put Rights are not secured by its assets and do not require UBS to obtain any financing to support its performance obligations under the Put Rights. UBS has disclaimed any assurance that it will have sufficient financial resources to satisfy its obligations under the Put Rights and UBS’s obligations are not guaranteed by any other party.

The Put Rights represent an asset that is separate from the ARS. The Company initially recorded $605,000 as the fair value of the Put Rights asset in interest income. The Company also elected to measure the Put Rights at fair value under SFAS 159, which permits an entity to elect the fair value option for recognized financial assets. As a result, unrealized gains and losses are included in interest income and the value of the Put Rights increased by $61,000 in the three months ended June 28, 2009 and decreased by $150,000 in the six months ended June 28, 2009. The Company did not elect the fair value option for its other financial assets and liabilities.

In connection with the acceptance of the UBS offer in November 2008, the Company transferred the ARS from investments available-for-sale to trading securities in accordance with SFAS 115. The transfer to trading securities reflects management’s intent to exercise the Put Rights during the period June 30, 2010 to July 3, 2012. Prior to the agreement with UBS, the Company’s intent was to hold the ARS until the market recovered. At the time of transfer, the $605,000 unrealized loss on ARS was included in accumulated other comprehensive gain (loss). Upon transfer to trading securities, the Company recognized a $605,000 reduction in interest income. Unrealized gains and losses are included in interest income and the value of the ARS portfolio decreased by $61,000 in the three months ended June 28, 2009 and increased by $150,000 in the six months ended June 28, 2009. Prior to accepting the UBS offer, the ARS were recorded as investments available-for-sale.

UBS provided the Company with a line of credit, secured by ARS held by UBS, equal to 75% of the estimated fair value of the ARS. The Company borrowed $2,661,000 under the line of credit from UBS in February 2009. Interest is charged at the actual interest rate earned by the ARS. The line of credit is due upon demand. At June 28, 2009, $2,647,000 was outstanding under the line of credit.

4. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount of cash equivalents and restricted cash approximates fair value as measured using level 1 inputs due to the short period of time to maturity. Investments in debt securities and put rights are measured and recorded at fair value on a recurring basis and information about these investments is in Note 3. The investment in Cecure Gaming was fully impaired in the first quarter of 2009 and information about the impairment of this investment is in Note 5. The fair value of the Company’s line of credit is not practicable to estimate because the line of credit, the ARS collateral, the Put rights and the settlement of certain litigation rights are all interrelated and result from a settlement by UBS with regulators, attorneys general and others.

As of June 28, 2009, the estimated fair values of financial instruments are as follows (in thousands):

	Carrying Amount	Fair Value
Cash equivalents	$12,140	$12,140
Investments in debt securities and put rights	7,882	7,882
Investment in Cecure Gaming	—	—
Restricted cash	384	384
Line of credit	(2,647)	Not estimated

5. ASSET IMPAIRMENT

In 2006, the Company paid $2,923,000 for an interest (currently 8%) in Cecure Gaming Ltd., a developer and operator of mobile phone casino games. The Company recorded a $1,923,000 impairment charge in the third quarter of 2008 related to difficulties Cecure was having in obtaining working capital to finance its business development that resulted in a significant reduction in staffing. Cecure’s financing difficulties continued into 2009 and the Company recorded an additional $1,000,000 impairment charge in the first quarter of 2009. This investment was measured at implied fair value resulting in an other-than-temporary impairment charge. The implied fair value measurement was calculated using financial metrics and ratios of comparable public companies and was measured using Level 3 inputs unobservable inputs with significant management judgment to value this investment due to the

WPT Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

absence of quoted market prices, inherent lack of liquidity, and the long-term nature of this investment.

6. SHARE-BASED COMPENSATION

Share-based compensation expense was $64,000 and $124,000 for the three and six months ended June 28, 2009, respectively and $303,000 and $617,000 for the three and six months ended June 29, 2008, respectively.

The Company uses the Black-Scholes option-pricing model to estimate the fair value and compensation cost associated with employee incentive stock options which requires the consideration of historical employee exercise behavior data and the use of a number of assumptions including volatility of the Company’s stock price, the weighted-average risk-free interest rate and the weighted-average expected life of the options.

The following values represent the average per grant assumptions used to value options granted during the three and six months ended June 28, 2009 and June 29, 2008. There have been no significant changes to the assumptions thus far in 2009 and none are expected during the remainder of 2009.

	Three months ended		Six months ended
Key valuation assumptions	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Risk-free interest rate	2.47%	3.38%	2.27%	3.38%
Expected term	6.25 years	6 years	6.25 years	6 years
Expected dividend yield	0%	0%	0%	0%
Expected volatility	88.42%	69.95%	87.85%	69.95%
Forfeiture rate	24.11%	14.14%	24.11%	14.14%
Weighted-average fair value	$0.57	$0.82	0.38	$0.82

The following table summarizes stock option activity during the six months ended June 28, 2009:

		Number of Common Shares
	Options		Available	Weighted-avg.
	outstanding	Exercisable	for grant	exercise price
Balance at December 28, 2008	2,314,589	1,106,921	873,418	$3.83
Granted	529,000	—	(529,000)	0.50
Forfeited/canceled/exchanged	(1,238,333)	—	1,238,333	5.55
Exercised	(111,340)	—	—	0.0049
Balance at June 28, 2009	1,493,916	189,677	1,582,751	$1.51

The following table summarizes significant ranges of outstanding and exercisable options as of June 28, 2009:

	Options outstanding				Options exercisable
Range of exercise prices	Number outstanding	Weighted-avg. remaining contractual life (in years)	Weighted-avg. exercise price	Aggregate intrinsic value	Number exercisable	Weighted-avg. exercise price	Aggregate intrinsic value
$0.37 — 1.87	1,257,250	9.53	$0.52	$907,660	9,746	$1.37	$—
4.26 — 8.00	223,666	6.36	6.26	—	166,931	6.49	—
14.51 — 19.50	13,000	5.45	14.89	—	13,000	14.89	—
	1,493,916	9.02	$1.51	$907,660	189,677	$6.81	$—

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $1.25 on June 28, 2009, which would have been received by the option holders had they exercised their options as of that date. As of June 28, 2009, there were no exercisable “in-the-money” stock options. The total intrinsic value of options exercised during the three and six months ended June 28, 2009 was $0 and $44,000, respectively.

As of June 28, 2009, total unrecognized compensation cost related to non-vested options was $690,000, which is expected to be recognized over the next 40 months on a weighted-average basis.

WPT Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

7. DISCONTINUED WPT CHINA OPERATIONS

In January 2009, the Company began searching for a strategic partner to invest in the WPT China business. The cash needs to support the growth in that business was greater than the Company was willing to expend. In March 2009, the Company shut down the operations of WPT China while continuing to look for a strategic partner to acquire the WPT China assets. The financial results of WPT China have been reclassified as discontinued operations.

The Company incurred $306,000 of costs to shutdown the WPT China business during the six months ended June 28, 2009, consisting of $30,000 of employee severance, $170,000 of contract termination costs and $106,000 of software write down costs. During the three months ended June 28, 2009, the Company incurred $95,000 of shutdown costs.

Summarized operating results information for the WPT China business is as follows (in thousands):

	Three months ended		Six months ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Revenues	$—	$—	$—	$—
Loss before income taxes	(95)	(581)	(1,113)	(1,109)
Income taxes	(2)	—	32	—
Loss from discontinued operations	(97)	(581)	(1,081)	(1,109)

Summarized balance sheet information for the WPT China business is as follows (in thousands):

	June 28, 2009	December 28, 2008
Cash and cash equivalents	$—	$168
Other current assets	—	233
Property and equipment, net	—	115

8. INCOME TAXES

The Company expects to pay federal alternative minimum tax on the utilization of federal net operating losses in 2009 and California income taxes due to the suspension of the availability of California net operating losses in 2009. The Company utilizes net operating losses from operations before utilizing net operating losses generated from the exercise of stock options. The income tax benefit/provision for the three and six months ended June 28, 2009 is based on the estimated effective income tax rate for 2009. There was no income tax benefit for the three and six months ended June 29, 2008 due to the net losses for the periods. Based on the Company’s relatively limited and volatile earnings history, the Company recorded a full valuation allowance for the net deferred tax assets as management currently believes it is more likely than not that deferred tax assets will be realized in the foreseeable future.

9. NET EARNINGS (LOSS) PER COMMON SHARE

Basic net earnings (loss) per common share is calculated by dividing net earnings (loss) by the weighted-average number of common shares outstanding during the period. Shares for certain stock options granted to Company employees are included in the computation after the options have vested when the shares are issuable for minimal cash consideration in relation to the fair value of the options. Diluted earnings per common share is calculated by adjusting weighted-average outstanding shares, assuming the conversion of all potentially dilutive stock options and awards (common stock equivalents). However, common stock equivalents are not used to calculate diluted earnings per share for loss periods because the effect would be anti-dilutive. There were 468,000 and 1,000 common stock equivalents for the three months ended June 28, 2009 and June 29, 2008, respectively. There were 209,000 and 2,000 common stock equivalents for the six months ended June 28, 2009 and June 29, 2008, respectively. The Company excluded 274,000 and 2,916,000 of weighted average outstanding stock options for the three months ended June 28, 2009 and June 29, 2008, respectively, and excluded 569,000 and 2,921,000 of weighted average outstanding stock options for the six months ended June 28, 2009 and June 29, 2008, respectively, from the calculation of diluted net earnings (loss) per common share because the exercise prices of these stock options were greater than the average market value of the Company’s common stock. These stock options could be included in the calculation in the future if the average market value of the Company’s common stock exceeds the exercise price of these stock options.

WPT Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

10. CONTINGENCIES

The Company is involved in various inquiries, administrative proceedings and litigation relating to matters arising in the normal course of business. The Company is not currently a defendant in any material litigation and is not aware of any threatened litigation that could have a material effect on the Company. Management is not able to estimate the minimum loss to be incurred, if any, as a result of the final outcome of these matters but believes they are not likely to have a material adverse effect upon the Company’s financial position or results of operations and, accordingly, no provision for loss has been recorded.

11. SEGMENT INFORMATION

The operating segments reported below are the segments of the Company for which separate financial information is available and for which operating results are evaluated by the chief operating decision maker in deciding how to allocate resources and assess performance.

Three months ended June 28, 2009 (in thousands):

	WPT	WPT Online		WPT Global
	Studios	Gaming	Non-gaming	Marketing	Corporate	Total
Revenues:
Television	$3,040	$—	$—	$—	$—	$3,040
ClubWPT	—	—	585	—	—	585
Product licensing	—	—	—	366	—	366
Event hosting and sponsorship	225	—	—	223	—	448
Other	—	108	3	23	—	134
	3,265	108	588	612	—	4,573
Cost of revenues	1,285	—	310	42	—	1,637
Gross profit	1,980	108	278	570	—	2,936
Total assets	3,012	70	718	445	22,322	26,567
Depreciation and amortization	55	—	73	—	45	173

Revenues attributed to domestic and international operations were $2.7 million and $1.9 million, respectively.

Three months ended June 29, 2008 (in thousands):

	WPT	WPT Online		WPT Global
	Studios	Gaming	Non-gaming	Marketing	Corporate	Total
Revenues:
Television	$3,402	$—	$—	$—	$—	$3,402
ClubWPT	—	—	54	—	—	54
Product licensing	—	—	—	573	—	573
Event hosting and sponsorship	625	—	—	66	—	691
Other	—	320	16	16	—	352
	4,027	320	70	655	—	5,072
Cost of revenues	2,473	203	44	64	—	2,784
Gross profit	1,554	117	26	591	—	2,288
Total assets (1)	1,629	327	935	694	28,622	32,207
Depreciation and amortization (1)	64	—	41	—	78	183

(1)         The total excludes $94 of total assets and $8 of depreciation and amortization for discontinued WPT China operations.

Revenues attributed to domestic and international operations were $3.8 million and $1.3 million, respectively.

WPT Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six months ended June 28, 2009 (in thousands):

	WPT	WPT Online		WPT Global
	Studios	Gaming	Non-gaming	Marketing	Corporate	Total
Revenues:
Television	$6,605	$—	$—	$—	$—	$6,605
ClubWPT	—	—	1,115	—	—	1,115
Product licensing	—	—	—	1,043	—	1,043
Event hosting and sponsorship	575	—	—	446	—	1,021
Other	—	244	18	53	—	315
	7,180	244	1,133	1,542	—	10,099
Cost of revenues	2,975	—	607	120	—	3,702
Gross profit	4,205	244	526	1,422	—	6,397
Depreciation and amortization (1)	130	—	147	—	91	368

(1)         The total excludes $8 of depreciation and amortization for discontinued WPT China operations.

Revenues attributed to domestic and international operations were $5.9 million and $4.2 million, respectively.

Six months ended June 29, 2008 (in thousands):

	WPT	WPT Online		WPT Global
	Studios	Gaming	Non-gaming	Marketing	Corporate	Total
Revenues:
Television	$7,002	$—	$—	$—	$—	$7,002
ClubWPT	—	—	73	—	—	73
Product licensing	—	—	—	1,260	—	1,260
Event hosting and sponsorship	725	—	—	293	—	1,018
Other	—	567	32	82	—	681
	7,727	567	105	1,635	—	10,034
Cost of revenues	4,844	384	73	153	—	5,454
Gross profit	2,883	183	32	1,482	—	4,580
Depreciation and amortization (1)	129	—	52	—	158	339

(1)         The total excludes $17 of depreciation and amortization for discontinued WPT China operations.

Revenues attributed to domestic and international operations were $6.9 million and $3.1 million, respectively.

11. SUBSEQUENT EVENTS

These unaudited condensed consolidated financial statements were originally issued on and events through August 12, 2009 were evaluated to determine if adjustments to or disclosures in these consolidated financial statements were necessary. These unaudited condensed consolidated financial statements were reissued in connection with the filing of this proxy statements and events through August 31, 2009 were evaluated to determine if adjustments to or disclosures in these consolidated financial statements were necessary.

The Company entered into two international sponsorship agreements with a non-U.S. online gaming company (“Sponsor”) on August 3, 2009. Sponsor will be the exclusive online gaming partner and satellite provider for televised and non-televised World Poker Tour events in Europe. The contract term is for two tour seasons over 27 months beginning in October 2009 and contains an option for a third tour season. Sponsor will also be a sponsor of WPT Season Seven across more than 30 European territories.

WPT Enterprises, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Peerless Media Ltd. (“Buyer”) and the Company entered into an asset purchase agreement, dated as of August 24, 2009, pursuant to which the Company will, subject to specified terms and conditions, including approval of the asset sale by the Company’s stockholders at the Special Meeting, sell substantially all of the Company’s operating assets other than cash, investments and certain other assets to Buyer. Buyer has agreed to pay the Company $12.3 million for the Company’s operating assets less the amount of certain obligations of an affiliate of PartyGaming accruing or paid to the Company under the PartyGaming sponsorship agreement for Seasons Four, Five and Six of the World Poker Tour and Season One of the Professional Poker Tour from July 10, 2009 through the close of the asset sale. Buyer has also agreed to pay the Company 5% of future gross gaming revenues less certain taxes and 5% of other future gross revenues less certain taxes and costs earned with the purchased assets in perpetuity. Buyer has agreed that the future gaming and other revenue-based participation amount will be at least $3 million over the three year period following the close of the asset purchase agreement, or otherwise Buyer will make up the shortfall to $3 million at the end of the period. ElectraWorks Ltd. has guaranteed all of Buyer’s covenants, agreements and other obligations under the asset purchase agreement.

Annex A

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of August 24, 2009, by and between Peerless Media Ltd., a Gibraltar private limited company (“Buyer”), and WPT Enterprises Inc., a Delaware corporation (“Seller”).

A.                                   Seller engages in the business of developing, producing, marketing and licensing televised programming based on poker themes, including through (i) providing multi-media entertainment services through the domestic and international licensing of television broadcasts, international television sponsorship, and casinos and card rooms that host televised events; (ii) offering branded consumer products, and corporate sponsorship and management of televised and live events; (iii) operating international and domestic subscription service and freeplay online gaming websites; and (iv) developing the Chinese national card game (known as Tuo La Ji or Traktor Poker) (the foregoing, excluding the business of Seller relating to the Excluded Assets, is referred to herein as the “Business”).

B.                                     Seller desires to sell to Buyer, on the terms and conditions set forth herein, substantially all of the assets of Seller, other than the Excluded Assets (as defined below).

C.                                     Buyer desires to purchase substantially all of the assets of Seller, other than the Excluded Assets, and is prepared to assume the liabilities and obligations of Seller as set out in this Agreement, other than the Excluded Liabilities (as defined below), on the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual agreements, representations, warranties and covenants set forth below, and intending to be legally bound, Buyer and Seller agree as follows:

1.                   DEFINITIONS; INTERPRETATION.

1.1.                              DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings:

1.1.1.                                                “Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.2.2.

1.1.2.                                                “Accounts Payable” means all amounts owing by a Person for goods received by or services rendered to such Person.

1.1.3.                                                “Accounts Receivable” means all rights of a Person to payment for goods sold or leases or for services rendered.

1.1.4.                                                “Acquisition” has the meaning set forth in Section 6.1.4.

1.1.5.                                                “Acquisition Notice” has the meaning set forth in Section 7.12.2.1.

1.1.6.                                                “Acquisition Proposal” has the meaning set forth in Section 6.2.2.

1.1.7.                                                “Affiliate” means with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

1.1.8.                                                “Agreement” means this Asset Purchase Agreement, together with all of its exhibits and schedules, as the same may be amended, restated, supplemented or otherwise modified from time to time.

1.1.9.                                                “Allocation Schedule” has the meaning set forth in Section 7.11.

1.1.10.                                          “Alternative Acquisition Agreement” has the meaning set forth in Section 6.2.4.1.

1.1.11.                                          “Assumed Liabilities” has the meaning set forth in Section 2.3.

1.1.12.                                          “Assumption Agreement” has the meaning set forth in Section 8.2.2.

1.1.13.                                          “Base Payment” has the meaning set forth in Section 3.1.1.

1.1.14.                                          “Basket Amount” has the meaning set forth in Section 9.6.1.

1.1.15.                                          “Bill of Sale” has the meaning set forth in Section 8.2.1.

1.1.16.                                          “Business” has the meaning set forth in the recitals to this Agreement.

1.1.17.                                          “Business Day” means any day which is not a Saturday, Sunday or a public or bank holiday in Los Angeles, California, U.S.A.

1.1.18.                                          “Buyer” has the meaning set forth in the preamble to this Agreement.

1.1.19.                                          “Buyer Acquisition Transaction” has the meaning set forth in Section 7.12.1.

1.1.20.                                          “Buyer Indemnified Person” has the meaning set forth in Section 9.2.

1.1.21.                                          “Centaurus Agreement” means the Services and License Agreement dated as of November 2, 2007 by and between Seller and Centaurus Games, LLC (as assignee of Ultimate Blackjack Tour, LLC), as amended pursuant to Amendment One to Services and License Agreement dated as of February 20, 2008, as further amended pursuant to Amendment Two to Services and License Agreement dated as of April 24, 2008.

1.1.22.                                          “Change of Company Recommendation” has the meaning set forth in Section 6.2.4.

1.1.23.                                          “China Venture” means Seller’s interest in (i) WPT ASIA (Beijing) Consulting Co., Ltd. (“WPT China”), (ii) that certain Cooperation Agreement dated July 26, 2007 by and between WPT China (as assignee of Seller) and China Leisure Sports Administrative Center, as amended pursuant to that certain Amendment No. 1 dated March 15, 2009 and that certain letter agreement dated March 15, 2009, and (iii) all related and associated rights, arrangements and agreements.

1.1.24.                                          “Closing” means the consummation of the transactions contemplated hereby.

1.1.25.                                          “Closing Date” has the meaning set forth in Section 8.1.

1.1.26.                                          “Company Recommendation” has the meaning set forth in Section 6.1.6.

1.1.27.                                          “Confidential Information” has the meaning set forth in Section 7.6.

1.1.28.                                       “Confidentiality Agreement” means that certain confidentiality agreement entered into as of January 16, 2009 by and between Seller and Bay Management Limited, the terms of which are hereby incorporated in this Agreement.

1.1.29.                                          “Consent” has the meaning set forth in Section 4.6.

1.1.30.                                          “Contracts” means contracts, agreements, arrangements, understandings, commitments, leases or licenses to which Seller is party or by which Seller is bound in effect on the date hereof.

1.1.31.                                          “Damages” has the meaning set forth in Section 9.2.

1.1.32.                                          “Database” has the meaning set forth in Section 2.1.1.4.

1.1.33.                                          “Designs” has the meaning set forth in Section 2.1.1.2.

1.1.34.                                          “DGCL” means Delaware General Corporation Law.

1.1.35.                                          “Domain Names” has the meaning set forth in Section 2.1.1.3.

1.1.36.                                          “Escrow Agent” has the meaning set forth in Section 2.6.

1.1.37.                                          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.1.38.                                          “Excluded Assets” has the meaning set forth in Section 2.2.

1.1.39.                                          “Excluded Contracts” has the meaning set forth in Section 2.2.10.

1.1.40.                                          “Excluded Liabilities” has the meaning set forth in Section 2.4.

1.1.41.                                          “Full Initial Payment Reimbursement” has the meaning set forth in Section 10.3.1.

1.1.42.                                          “Fundamental Representation” has the meaning set forth in Section 9.1.2.

1.1.43.                                          “GAAP” means United States generally accepted accounting principles, consistently applied.

1.1.44.                                          “Governmental Authorizations” has the meaning set forth in Section 4.4.

1.1.45.                                          “Governmental Entity” means any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

1.1.46.                                          “Gross Gaming Revenue” has the meaning set forth in Section 3.2.1.1.

1.1.47.                                          “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

1.1.48.                                          “Indemnified Party” has the meaning set forth in Section 9.5.1.

1.1.49.                                          “Indemnifying Party” has the meaning set forth in Section 9.5.1.

1.1.50.                                          “Initial Payment” has the meaning set forth in Section 3.1.

1.1.51.                                          “Initial Payment Reimbursement” has the meaning set forth in Section 10.3.2.

1.1.52.                                          “Intellectual Property” has the meaning set forth in Section 2.1.1.7.

1.1.53.                                          “Jams” has the meaning set forth in Appendix A.

1.1.54.                                          “Knowledge” means, (a) with respect to a Person that is an individual, the current actual knowledge of such Person without any duty to investigate, and (b) with respect to a Person that is a corporation, limited liability company, partnership or other entity, the current actual knowledge of the President, CEO, CFO, Secretary and Manager of such corporation, limited liability company, partnership or other entity without any duty to investigate (including, without limitation, in the case of Seller, the current actual knowledge of Lyle Berman, Steve Lipscomb, Adam Pliska and Rohin Malhotra without any duty to investigate).

1.1.55.                                          “Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule or regulation of any Governmental Entity.

1.1.56.                                          “License Agreement” has the meaning set forth in Section 2.5.

1.1.57.                                          “Lien” means any mortgage, pledge, lien, security interest, encumbrance, charge or other third-party claim.

1.1.58.                                          “Material Adverse Effect” with respect to a Person, means any event, change or effect that is materially adverse to the financial condition, assets, business or results of operations of such Person.

1.1.59.                                          “Material Contract” has the meaning set forth in Section 4.14.1.

1.1.60.                                          “Non-Material Contract” has the meaning set forth in Section 4.14.2.

1.1.61.                                          “Notice Period” has the meaning set forth in Section 6.2.4.1.

1.1.62.                                          “Other Revenue” has the meaning set forth in Section 3.2.1.2.

1.1.63.                                          “Outside Date” has the meaning set forth in Section 10.1.2.

1.1.64.                                          “Parent” means ElectraWorks Limited, a Gibraltar private limited company.

1.1.65.                                          “Partial Initial Payment Reimbursement” has the meaning set forth in Section 10.3.2.

1.1.66.                                          “PartyGaming International Contracts” has the meaning set forth in Section 2.6.

1.1.67.                                          “PartyGaming Sponsorship Agreement” has the meaning set forth in Section 2.6.

1.1.68.                                          “Permits” has the meaning set forth in Section 4.9.

1.1.69.                                          “Permitted Liens” has the meaning set forth in Section 4.7.

1.1.70.                                          “Person” means an individual, corporation, limited liability company, firm, joint venture, partnership, association, trust, unincorporated organization, government or political entity or any department, political subdivision or agent or instrumentality thereof, or other entity or organization, whether or not a legal entity.

1.1.71.                                          “PG Escrow Account” has the meaning set forth in Section 2.6.

1.1.72.                                          “PG Escrow Agreement” has the meaning set forth in Section 2.6.

1.1.73.                                          “PG Escrow Cash” has the meaning set forth in Section 2.6.

1.1.74.                                          “Prime Rate” means the Prime rate of interest as reported from time to time in the Wall Street Journal.

1.1.75.                                          “Proxy Statement” has the meaning set forth in Section 6.1.1.

1.1.76.                                          “Purchase Price” has the meaning set forth in Section 3.1.

1.1.77.                                          “Purchased Assets” has the meaning set forth in Section 2.1.

1.1.78.                                          “Records” has the meaning set forth in Section 3.2.6.

1.1.79.                                          “Representatives” has the meaning set forth in Section 6.2.1.

1.1.80.                                          “Requisite Stockholder Vote” has the meaning set forth in Section 6.1.4.

1.1.81.                                          “Restraint” has the meaning set forth in Section 10.1.6.

1.1.82.                                          “Revenue Assurance Period” has the meaning set forth in Section 3.2.4.

1.1.83.                                          “Revenue Payments” has the meaning set forth in Section 3.2.2.

1.1.84.                                          “Revenue Report” has the meaning set forth in Section 3.2.3.

1.1.85.                                          “RP Escrow Account” has the meaning set forth in Section 3.2.5.

1.1.86.                                          “RP Escrow Agreement” has the meaning set forth in Section 3.2.5.

1.1.87.                                          “RP Escrow Cash” has the meaning set forth in Section 3.2.5.

1.1.88.                                          “SEC” has the meaning set forth in Section 6.1.1.

1.1.89.                                          “Seller” has the meaning set forth in the preamble to this Agreement.

1.1.90.                                          “Seller Indemnified Person” has the meaning set forth in Section 9.3.

1.1.91.                                          “Shares” means shares of Common Stock of Seller.

1.1.92.                                          “Software” has the meaning set forth in Section 2.1.1.6.

1.1.93.                                          “Stockholders Meeting” has the meaning set forth in Section  6.1.4.

1.1.94.                                          “Subsidiaries” of a corporation, limited liability company, limited partnership, association or partnership means any legal entity of which such corporation, limited liability company, limited partnership, association or partnership (either alone or through or together with any other Subsidiary or Subsidiaries thereof) is the general partner or managing entity or of which at least a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such legal entity, is directly or indirectly owned or controlled by such corporation, limited liability company, limited partnership, association or partnership (either alone or through or together with any other Subsidiary or Subsidiaries thereof).

1.1.95.                                          “Superior Proposal” has the meaning set forth in Section 6.2.2.

1.1.96.                                          “Survival Period” has the meaning set forth in Section 9.1.4.

1.1.97.                                          “Tangible Property” has the meaning set forth in Section 2.1.2.

1.1.98.                                          “Tax(es)” means all taxes, however denominated, including any interest,

penalties or other additions to tax imposed in respect thereof by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government.

1.1.99.                                          “Termination Fee” has the meaning set forth in Section 10.2.1.

1.1.100.                                    “Trademarks” has the meaning set forth in Section 2.1.1.1.

1.1.101.                                    “Transaction Documents” means this Agreement and the other documents, agreements or instruments delivered in connection with the consummation of the transactions contemplated hereby.

1.1.102.                                    “Transferring Employees” has the meaning set forth in Section 7.9.1.

1.1.103.                                    “Users” has the meaning set forth in Section 2.1.1.4.

1.1.104.                                    “White Label Sites” has the meaning set forth in Section 7.12.3.

1.1.105.                                    “WPT Celebrity Invitational” means the invitation-only event traditionally held at the Commerce Casino in February/March with invitations extended to high profile Hollywood celebrities and top poker players as well as select VIPs.

1.2.                             INTERPRETATION.  In this Agreement:

1.2.1.                words in the singular include the plural and words in the plural include the singular;

1.2.2.                unless otherwise indicated, references to sections, exhibits or schedules mean sections, exhibits or schedules of this Agreement;

1.2.3.                the division of the provisions of this Agreement into Sections and sub-Sections, and the headings used in this Agreement, are for convenience of reference only, and shall not be construed as having any substantive significance or as indicating that all the provisions of this Agreement relating to any topic are to be found in any particular Section;

1.2.4.                references to any act, regulation, code of practice or statutory order include any amendment, re-enactment or extension of that act, regulation, code of practice or statutory order and in the case of an act include any relevant regulation, code of practice or order made under it;

1.2.5.                in the event of any conflict or inconsistency between any exhibit or schedule and the other terms and conditions of this Agreement, the provisions of the other terms and conditions of this Agreement shall prevail;

1.2.6.                except as expressly otherwise provided in this Agreement, any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form,  but does not include e-mail, SMS and similar means of communication; and

1.2.7.                reference to the words “include” or “including” or similar words are to be construed without limitation to the generality of the preceding words.

2.                   SALE AND PURCHASE.

2.1.                              TRANSFER OF ASSETS AT THE CLOSING.  Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, assign, grant, transfer, and deliver (or cause to be sold, assigned, granted, transferred and delivered) to Buyer and Buyer shall purchase and accept from Seller as of the Closing Date, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest, including all intellectual property rights, in and to all of Seller’s properties and assets (other than the Excluded Assets) of every kind and nature, real, personal or mixed, tangible or intangible, wherever located (collectively, the “Purchased Assets”), including, without limitation:

2.1.1.                All right, title and interest of Seller in, to and under:

2.1.1.1.                                        All trademarks, service marks, trade names, brand names, logos, slogans and trade references, in each case whether registered, under application or otherwise, owned by Seller, including, without limitation, those listed on Schedule 2.1.1.1 attached hereto, together with (i) any licenses with respect thereto; (ii) the goodwill and the business appurtenant thereto; and (iii) to the extent in Seller’s possession or control, any file histories, correspondence, application documents, search reports, documents concerning the prosecution history, enforcement or maintenance of rights, or restrictions on use, with respect to the trademarks, service marks, trade names, brand names, logos, slogans and trade references set forth in this Section, including, without limitation, any such documents with respect to applications or registrations abandoned on or before the Closing Date (collectively, the “Trademarks”);

2.1.1.2.                                        All graphics and graphic elements, art work, copy, design, look or appearance, flow charts and software, whether in written, physical, digitalized or visual form owned by Seller, including those described in Schedule 2.1.1.2 attached hereto, including any and all intellectual property and any other proprietary rights associated therewith existing at any time under any Laws, including, without limitation, any trademark, service mark, trade name, brand name and/or copyright rights relating thereto, all registration and pending applications to register such rights, together with all such rights inhering in or protecting names and marks derivative of or similar to the same and the right to register any of the foregoing anywhere in the world (collectively, the “Designs”);

2.1.1.3.                                        All domain names owned by Seller, including those listed in Schedule 2.1.1.3 attached hereto, including (i) all goodwill associated therewith and inhering therein, (ii) to the extent in Seller’s possession or control, originals of all files, correspondence and other records relating to or reflecting Seller’s registration of such domain names or any and all right and interest therein, (iii) any and all intellectual property and any other proprietary rights associated therewith existing at any time under any Laws, including, without limitation, any trademark, service mark, trade name, brand name and/or copyright rights relating thereto, all registration and pending applications to register such rights, together with all such rights inhering in or protecting names and marks derivative of or similar to the domain names and the right to register any of the foregoing anywhere in the world, and (iv) any and all rights of Seller pertaining to the domain names arising under its agreements with any and all domain name registrars (collectively, the “Domain Names”);

2.1.1.4.                                        All information owned by Seller, if any, collected about users of Seller’s websites that are operated on any of the Domain Names since the commencement of business on such Domain Names (“Users”), including, without limitation, such users’ identity and their betting history, and including all marketing data, plans and strategies, forecasts, customer and supplier lists and relations, operating procedures, pricing methods and future plans, including, all goodwill associated therewith and inhering therein (the “Database”), and including, to the extent in Seller’s possession or control, originals of all files, information correspondence and other records relating to or reflecting the Database and any and all right and interest therein, any and all intellectual property and any other proprietary rights associated therewith existing at any time under any Laws, and any and all rights of Seller pertaining to the Database arising under its agreements with Users and any and all other third parties;

2.1.1.5.                                        All works of authorship or other intellectual property rights authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or its employees or agents used by Seller in the conduct of the Business or developed by Seller for use in the Business, in any stage of development, including, without limitation, patents, patent applications, trademarks, service marks, copyrights, copyright registrations, trade names, inventions, ideas, designs, concepts, techniques, methods, processes, technology, formulae, trade secrets, brands, license rights, specifications, technical manuals and data, domain names, product information and data, work-in-progress, customer lists, business and marketing plans as well as the television shows listed in Schedule 2.1.1.5 together with associated materials, including, but not limited to physical media such as tapes, dubs, written materials, and similar items;

2.1.1.6.                                        All software or other intellectual property rights that Seller has licensed from third parties and are being used in the Business, and the rights of Seller under all licenses to use the same, including, without limitation, those listed in Schedule 2.1.1.6 attached hereto, including, without limitation, to the extent in Seller’s possession or control, source code, object code, flow charts, coding sheets, programmer’s notes, code documentation, routines, engineering specifications, know-how and other rights pertaining to the same (collectively, the “Software”); and

2.1.1.7.                                        Any other intellectual or intangible property embodied in or pertaining to the Business, whether pending, applied for or issued, wherever filed (collectively with subsections 2.1.1.1 through 2.1.1.6, the “Intellectual Property”);

2.1.2.                All tangible personal property owned by Seller, other than excluded tangible personal property listed on Schedule 2.2.11 attached hereto, wherever located, that is used or licensed, intended to be used, licensed or sold, or held for use, license or sale by or on behalf of Seller in connection, directly or indirectly, with the Business, including all hardware, computers, servers, peripheral equipment, computing or communications devices, equipment, supplies, works in progress, furniture owned by Seller, in each such case whether such tangible personal property is then held by any of these parties, is in transit or is in the possession of a subcontractor, licensee, consignee, agent or other Person, including, without limitation, the items listed on Schedule 2.1.2 attached hereto (the “Tangible Property”);

2.1.3.                All rights in and under any Contracts relating to the Business, including, without limitation, the Contracts listed on Schedule 2.1.3 attached hereto, including all goodwill associated therewith and inhering therein and, to the extent in Seller’s possession or control, originals of all files, information, correspondence and other records relating to or reflecting such Contracts, and any and all intellectual property and any other proprietary rights associated therewith existing at any time under any Laws;

2.1.4.                All permits, authorizations, consents and approvals of any Governmental Entity used in connection with the Business to the extent transferable by applicable Law, including, without limitation, the items listed on Schedule 2.1.4 attached hereto;

2.1.5.                All books, records files and papers, whether in hard copy or electronic format, used in the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, personnel and employment records (to the extent allowable under applicable Law), in each case, to the extent in Seller’s possession or control.  Seller shall be allowed access to or a copy of accounting records in order to meet audit, income tax and SEC filing obligations;

2.1.6.                All goodwill associated with the Business or the Purchased Assets; and

2.1.7.                All Accounts Receivable as of the Closing Date under (i) the PartyGaming Sponsorship Agreement or the PartyGaming International Contracts and (ii) the Centaurus Agreement.

2.2.                              EXCLUDED ASSETS.  Notwithstanding any provision of Section 2.1, the following assets of Seller shall be excluded from the Purchased Assets, and all rights in, such assets shall remain exclusively with Seller (collectively, the “Excluded Assets”):

2.2.1.                all securities, equity interests, corporate minute books, stock transfer books, corporate seals and other documents relating to the organization, maintenance and existence of Seller and each of its Subsidiaries as entities;

2.2.2.                all taxpayer and other identification numbers;

2.2.3.                all Tax returns filed and associated Tax records and rights to refunds or claims to overpayments attributed to Tax payments made;

2.2.4.                all cash, cash balances, deposits and cash equivalents as of the Closing Date;

2.2.5.                all insurance policies and bonds and all prepaid expenses and deposits related thereto;

2.2.6.                all prepaid expenses relating to the operation of the Business or the Purchased Assets;

2.2.7.                all rights, claims, credits, causes of action or rights of set-off, and all rights to payment as a consequence of claims for refunds, rights of set off, rights of recovery and claims or causes of action relating to or in connection with the matters listed in Schedule 2.2.7 attached hereto, whether arising before or after the Closing Date;

2.2.8.                all rights of Seller under this Agreement and all other Transaction Documents;

2.2.9.                all rights of Seller with respect to the China Venture, whether arising before or after the Closing Date;

2.2.10.              all rights of Seller under the Contracts listed on Schedule 2.2.10 attached hereto (the “Excluded Contracts”) and all revenues and other proceeds arising in connection therewith, whether arising before or after the Closing Date;

2.2.11.              all tangible personal property listed on Schedule 2.2.11 attached hereto;

2.2.12.              all Accounts Receivable of Seller as of the Closing Date accruing, arising out of or relating to the Business or the Purchased Assets, other than (i) any Accounts Receivable under the PartyGaming Sponsorship Agreement or the PartyGaming International Contracts and (ii) any Accounts Receivable under the Centaurus Agreement; and

2.2.13.              the assets listed on Schedule 2.2.13 attached hereto.

2.3.                              ASSUMPTION OF LIABILITIES.  On the Closing Date, Buyer will deliver to Seller the Assumption Agreement pursuant to which Buyer will, subject to the terms and conditions of this Agreement, effective as of the Closing Date, assume and agree to perform, discharge and satisfy, in accordance with their respective terms and subject to the respective conditions thereof, all obligations, duties and liabilities accruing, arising out of or relating to the conduct or operation of the Business, or the ownership or use of the Purchased Assets, after the Closing Date (collectively, the “Assumed Liabilities”).

2.4.                              EXCLUDED LIABILITIES.  Buyer shall not assume and shall not be liable for, and Seller shall retain and remain solely liable for the following obligations, duties and liabilities of Seller (collectively, the “Excluded Liabilities”):

2.4.1.                Any obligations, duties and liabilities accruing, arising out of or relating to the conduct or operation of the Business, or the ownership or use of the Purchased

Assets, on or up to and as of the Closing Date, including, without limitation, all Accounts Payable of Seller as of the Closing Date accruing, arising out of or relating to the Business or the Purchased Assets;

2.4.2.                Any obligations, duties and liabilities of Seller under each of the Excluded Contracts;

2.4.3.                Any obligation, duties and liabilities of Seller with respect to the Excluded Assets;

2.4.4.                Any liability or obligation for Taxes (i) attributable to or imposed upon Seller or any of its Affiliates, or (ii) imposed upon the Purchased Assets, in each case, for any period (or portion thereof) prior to the Closing Date;

2.4.5.                Any fees or expenses of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby, other than and to the extent specifically provided herein; and

2.4.6.                Any obligation, duties and liabilities of Seller listed on Schedule 2.4.6 attached hereto.

2.5.                              LIMITED LICENSE.  To allow Seller to perform its undertakings to third parties with respect to the Excluded Assets, including, without limitation, (i) under each of the Excluded Contracts, and (ii) for a period of nine (9) months following the Closing Date, with respect to the China Venture, including any amendments or modifications to the China Venture , at the Closing Buyer and Seller shall enter into a Limited License Agreement in the form of Exhibit A attached hereto (the “License Agreement”), pursuant to which Buyer grants to Seller a non-exclusive license to use certain Purchased Assets in the circumstances, and subject to the terms and conditions, set forth in the License Agreement.

2.6.                              SPONSORSHIP AGREEMENT; PG ESCROW.  Reference is made to that certain Television Sponsorship Agreement dated November 31, 2006 by and between iGlobalMedia Marketing (Gibraltar) Limited, dba PartyGaming Marketing (Gibraltar), and Seller (the “PartyGaming Sponsorship Agreement”) and the contracts, agreements, arrangements, understandings, commitments entered into pursuant to or under the PartyGaming Sponsorship Agreement (collectively, the “PartyGaming International Contracts”).  All amounts payable to Seller under the PartyGaming Sponsorship Agreement and the PartyGaming International Contracts from and after July 10, 2009 and until the Closing Date shall be remitted to an escrow agent mutually satisfactory to Buyer and Seller, on behalf of and for the benefit of Seller, as escrow agent (which escrow agent may or may not be the same Person with respect to the various escrow accounts described in this Agreement  but, in any case, shall be mutually satisfactory to Buyer and Seller) (the “Escrow Agent”) (such amounts, collectively, the “PG Escrow Cash”), to be held by the Escrow Agent in accordance with the provisions of the Escrow Agreement in the form of Exhibit B-1, being executed and delivered by the parties hereto and by the Escrow Agent simultaneously with the execution and delivery of this Agreement (the “PG Escrow Agreement”).  The escrow account established pursuant to the PG Escrow Agreement is referred to as the “PG Escrow Account.”  At Closing, all amounts on deposit in the PG Escrow Account shall be distributed to Seller and credited to Buyer on a Dollar for Dollar basis against the payment of the Base Payment portion of the Purchase Price.  If this Agreement is terminated prior to the Closing pursuant to Section 10.1, all amounts on deposit in the PG Escrow Account shall be distributed to Seller.

2.7.                              PURCHASE OF CLUBWPT.COM SUBSCRIPTION BUSINESS.  The parties hereto acknowledge that the ClubWPT.com subscription business is a Purchased Asset.  Prior to the Closing, the License Agreement shall be amended as necessary to exclude the ClubWPT.com subscription business.

3.      CONSIDERATION; ESCROW.

3.1.                              CONSIDERATION.  In consideration of Seller’s entry into this Agreement, the acquisition of the Purchased Assets under Section 2 and all other undertakings and agreements contained herein, Buyer agrees to pay to Seller the following (collectively, the “Purchase Price”):

3.1.1.                at the Closing, Twelve Million Three Hundred Thousand Dollars (US$12,300,000)  (the “Base Payment”), payable by wire transfer of immediately available funds to Seller’s bank account, details of which shall be provided to Buyer in writing at least seventy-two (72) hours prior to the anticipated time of the Closing; and

3.1.2.                commencing on the Closing Date, on a going-forward monthly basis thereafter without expiration, the Revenue Payments (as defined below), payable as provided in Section 3.2 below.

Buyer and Seller have agreed that the amount of One Million Dollars (the “Initial Payment”) shall be promptly paid by Buyer to, or as directed by, Seller upon the execution of this Agreement by Buyer and Seller, but in no event later than one (1) Business Day following such execution, and that such amount shall be credited on a dollar for dollar basis against the payment of the Base Payment.

3.2.                              REVENUE SHARING; RP ESCROW.

3.2.1.                For purposes hereof, the following terms shall have the following meanings:

3.2.1.1.                                        “Gross Gaming Revenue” means the sum of all revenues of Buyer and its Affiliates generated by the Business with the Purchased Assets that are attributable to gaming, including, without limitation, revenues from house win, rake and commission, revenues from the use or exploitation of any of the Trademarks that are attributable to gaming, revenues from the use or exploitation of any of the Domain Names that are attributable to gaming, or revenues from land-based (if any) or online gaming operations, less any value added Tax, gaming Tax or other revenue-related Tax arising in connection therewith, as determined in accordance with IFRS.

3.2.1.2.                                        “Other Revenue” means all revenues of Buyer and its Affiliates generated by the Business with the Purchased Assets, other than Gross Gaming Revenue, less (i) any value added Tax or revenue-related Tax and (ii) actual out-of-pocket costs incurred by Buyer or its Affiliates (provided, however, that if such costs involve payment to Persons who are Affiliates or related parties of the Buyer, the amount deducted shall only be the fair market value of the products or services provided, which shall be determined in reference to the lesser of the costs of similar products and services that could be obtained from an unrelated third party on an arms’-length basis and the average cost of similar services provided by non-Affiliates to Buyer and its Affiliates), arising in connection therewith, as determined in accordance with IFRS.

Notwithstanding anything to the contrary in this clause Section 3.2.1 where a new revenue stream is created by Buyer and/or its Affiliates in relation to Section 3.2.1.1 or Section 3.2.1.2 which uses the Purchased Assets that revenue shall be subject to the revenue sharing arrangements hereunder.

3.2.2.                Commencing on the Closing Date, on a going-forward monthly basis thereafter without expiration, Seller shall be entitled to receive from Buyer, and Buyer shall be obligated to pay to Seller, in accordance with this Section 3.2, the following amounts (collectively, the “Revenue Payments”):

3.2.2.1.                                        5% (five percent) of Gross Gaming Revenue; and

3.2.2.2.                                        5% (five percent) of Other Revenue.

3.2.3.                Buyer shall make each Revenue Payment (less any amounts to be remitted to the Escrow Agent pursuant to Section 3.2.4 below) to Seller in cash on a monthly basis in arrears, not later than thirty (30) calendar days after the end of each calendar month during which the related revenue was actually received or recognized by the Buyer or its Affiliates (i.e., a Revenue Payment with respect to Gross Gaming Revenue or Other Revenue received in July shall be payable not later than August 30).  Contemporaneously with the making of each Revenue Payment, Buyer shall submit to Seller a detailed report (each, a “Revenue

Report”), setting forth the data reasonably needed for Seller to track the Revenue Payment it is owed under this Agreement; provided, however, that if Buyer is bound by confidentiality undertakings to un-Affiliated third parties (e.g., customers), a Revenue Report need not contain identifying details with respect to such un-Affiliated third party.  The obligation of Buyer to make a Revenue Payment to Seller hereunder with respect to Gross Gaming Revenue or Other Revenue shall accrue upon such Gross Gaming Revenue or Other Revenue being actually received by Buyer or Buyer’s Affiliates.

3.2.4.                Notwithstanding the foregoing, in no event shall the Revenue Payments made by Buyer to Seller pursuant to this Section 3.2 be less than an aggregate amount of Three Millions Dollars (US$3,000,000) over the course of the three (3) years immediately following the Closing Date (the “Revenue Assurance Period”).  If on the three (3) year anniversary of the Closing Date, the Revenue Payments made to Seller during the preceding three (3) year period were less than Three Million Dollars (US$3,000,000) in the aggregate, Buyer shall immediately pay to Seller by wire transfer of immediately available funds the amount of such shortfall, less any remittance to the Escrow Agent that is required pursuant to Section 3.2.5.

3.2.5.                For purposes of Seller’s indemnification obligations set forth in this Agreement, out of each Revenue Payment accruing to Seller pursuant to Section 3.2.3 prior to the two (2) year anniversary of the Closing Date, Buyer shall deduct and remit to the Escrow Agent an amount equal to twenty percent (20%) of each such Revenue Payment (such amounts, collectively, the “RP Escrow Cash”), to be held by the Escrow Agent in accordance with the provisions of Section 9.4 hereof and the Escrow Agreement in the form of Exhibit B-2, to be executed and delivered by the parties hereto and by the Escrow Agent at the Closing (the “RP Escrow Agreement”), which amounts shall be remitted by wire transfer of immediately available funds to the Escrow Agent’s bank account, not later than thirty (30) calendar days after the end of each calendar month during which the corresponding Revenue Payment accrues (i.e., if a Revenue Payment accrues in July, twenty percent (20%) shall be remitted to the Escrow Agent not later than August 30).  The escrow account established pursuant to the RP Escrow Agreement is referred to as the “RP Escrow Account.”

3.2.6.                While this Agreement is in effect and for a period of at least three (3) years thereafter, Buyer shall maintain such books and records (collectively, “Records”) as are necessary to substantiate Gross Gaming Revenue and Other Revenue and that the Revenue Payments, the payments of RP Escrow Cash and the revenue reports submitted to Seller by Buyer are accurate in all respects.  All Records shall be maintained in accordance with IFRS.  Once during every twelve (12) month period from and after the execution hereof, Seller or its agents or representatives who have undertaken confidentiality commitments in favor of Buyer in form and scope substantially similar to the confidentiality commitments of Seller hereunder, shall have the right at Seller’s own expense, during normal business hours, upon at least ten (10) calendar days written notice to examine and audit, and Buyer shall make available to Seller Buyer’s personnel and all of the Records.  Following the Closing, so long as Buyer remains obligated to make Revenue Payments to Seller hereunder, Seller shall have the right once each calendar quarter, during normal business hours, upon at least seven (7) calendar days written notice to Buyer, to have its Representatives (up to a maximum of two (2) persons) to meet either in-person or by teleconference, at the sole discretion of Seller, with one (1) or more executive officers of Buyer that are familiar with the Business and other ongoing operations of Buyer to discuss the Business and other ongoing operations of Buyer as they pertain to the Revenue Payments.

3.3.                              PAYMENTS HEREUNDER.  All payments due under this Agreement shall be payable in United States dollars ($).  Conversion of foreign currency to U.S. dollars shall be made at the same rate as that which is used in Buyer’s general ledger for that time period so long as that rate is reasonable.  Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Buyer shall be entitled to withhold and deduct any and all mandatory payments, taxes, duties and the like for which Seller is liable and which Buyer is required to withhold or deduct under applicable Law.  Any payments by Buyer that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by Law, at one percentage point above the Prime Rate reported on the date payment is due.  Any payment due hereunder on a day that is not a Business Day shall be made on the first Business Day thereafter.

3.4.                              NON-CIRCUMVENTION.  It is the intent of the parties that Seller, through its right to receive Revenue Payments, will have an ongoing participation in the revenue generated by the “World Poker Tour” and “Professional Poker Tour” brands (and the other Purchased Assets), and that the Purchased Assets shall generate identifiable revenues which shall be included in the calculation of Revenue Payments.  The Buyer shall not take any action or omit to take any action the purpose or effect of which is to undermine such ongoing participation by exploiting “World Poker Tour” and “Professional Poker Tour” brands (and the other Purchased Assets) in such a manner as makes or would make it difficult to track Seller’s participation and to remunerate Seller to the full extent contemplated herein.  Additionally, Buyer shall not circumvent or evade or attempt to circumvent or evade its obligations to Seller under this Agreement, including, without limitation, its obligation to make material and reasonable efforts to generate Gross Gaming Revenue and Other Revenue and to make Revenue Payments to Seller, nor shall Buyer induce or conspire with any third party, including, but not limited to, any of its Affiliates, to circumvent or evade or attempt to circumvent or evade any such obligations.  For purposes of clarity, nothing in this paragraph is intended to restrict the Buyer’s right to conduct its own business as it sees fit.

4.      REPRESENTATIONS AND WARRANTIES OF SELLER.  Subject to the overriding principle that obligations and liabilities associated with the Acquired Assets up until Closing Date shall remain with Seller and thereafter with Buyer and pursuant to the mechanism set forth in Section 9.6.4 herein, each representation and warranty set forth below is qualified by any exception or disclosure set forth in the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”).  Such Seller Disclosure Schedule is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Section 4, and disclosures in each section of such Seller Disclosure Schedule qualify only the corresponding numbered and lettered section of this Section 4 (it being understood that any matter disclosed in any section of the Seller Disclosure Schedule shall be deemed to be disclosed in any other section of the Seller Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section).  In all other respects, each representation and warranty set out in this Section 4 is not qualified in any way whatsoever, except as otherwise provided in this Agreement or any exhibit or schedule hereto, will be deemed to be repeated at and will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is made and given as of the date hereof with the intention of inducing Buyer to enter into this Agreement.  Seller represents and warrants to the Buyer as follows:

4.1.                              ORGANIZATION, STANDING AND POWER.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has the requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets or the Business.  Seller is duly qualified or licensed as foreign corporations to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Purchased Assets or the Business.

4.2.                              AUTHORITY.  The execution and delivery of this Agreement by Seller and of the other Transaction Documents to be executed and delivered by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby will, on the Closing Date (but not on the date of this Agreement), have been duly authorized by all necessary action by the board of directors of Seller, and no other act or proceeding on the part of or on behalf of Seller will be necessary on the Closing Date to approve the execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  Seller has the requisite power and authority to execute and deliver this Agreement and on the Closing Date will have the requisite power and authority to execute and deliver all of the other Transaction Documents to be executed and delivered by Seller pursuant hereto, and to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

4.3.                              EXECUTION AND BINDING EFFECT.  This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other Transaction Documents to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

4.4.                              CONSENTS AND APPROVALS OF GOVERNMENTAL ENTITIES.  Other than (i) the permits, authorizations, consents and approvals of any Governmental Entity which are listed in Section 4.4 of the Seller Disclosure Schedule, and (ii) filings and/or notices under the Exchange Act or the rules of NASDAQ (the “Governmental Authorizations”), there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

4.5.                              NO VIOLATION.  Except as set forth in Section 4.5 of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement and all of the other Transaction Documents to be executed and delivered by Seller pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller, (b) conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, including the Material Contracts, but excluding the Non-Material Contracts, (c) violate any Law or order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any properties or assets of Seller may be bound.

4.6.                              CONSENTS.  Section 4.6 of the Seller Disclosure Schedule sets forth each Material Contract requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each, a “Consent”).  The affirmative votes of the holders of at least a majority of the outstanding Shares are the only votes of the holders of any of Seller’s capital stock necessary to approve this Agreement and the transactions contemplated hereby under applicable Law, Seller’s organizational documents or any Contract to which Seller is a party or is otherwise bound.

4.7.                              ASSETS GENERALLY.

4.7.1.                The Purchased Assets include all properties, tangible and intangible, currently used by Seller in operating the Business and necessary for Buyer, if it so desires, to operate the Business after the Closing Date in a manner substantially equivalent to the manner currently operated by Seller, other than the Excluded Assets.  Other than the Consents and the Governmental Authorizations, no other licenses or consents from any other Person are necessary for Buyer, if it so desires, to operate the Business in substantially the manner currently operated by Seller.

4.7.2.                Seller holds good and valid title, license to or leasehold interest in all of the

Purchased Assets, free and clear of all Liens, except for Liens described in Section 4.7.2 of the Seller Disclosure Schedule (“Permitted Liens”).  Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title, license or leasehold interest to the Purchased Assets, free and clear of any Liens, other than Permitted Liens.

4.7.3.                All of the Purchased Assets are in good operating condition and repair, normal wear and tear excepted, as required for their use in the Business as now being conducted, and no written notice of any material violation of any Law relating to any of the Purchased Assets or Assumed Liabilities has been received by Seller.

4.8.                              INTELLECTUAL PROPERTY.

4.8.1.                The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property forming part of the Purchased Assets and, to the Knowledge of Seller will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property or in any material way impair the right of Buyer or any of its Affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property or portion thereof.

4.8.2.                Except as set forth in Section 4.8.2 of the Seller Disclosure Schedules, neither the development, manufacture, marketing, license, sale or use of any product or intellectual property currently licensed, used or sold by Seller in the Business or currently under development in the Business violates any license or agreement to which Seller is a party, or infringes any copyright, trademark, service mark, trade secret or other intellectual property, or to the Knowledge of Seller, any patent, of any other party.  All registered Intellectual Property (including, without limitation, trademarks, domain names, service marks, patents and copyrights) are subsisting and, to the Knowledge of Seller, valid.  There is no pending or, to the Seller’s Knowledge, threatened claim against the Company or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Purchased Assets (including, without limitation, the Intellectual Property) necessary or required for, or used in, the conduct of the Business nor, to Seller’s Knowledge, is there any basis for any such claim, nor has Seller received any written notice asserting that any such Purchased Asset (including, without limitation, the Intellectual Property) or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to Seller’s Knowledge, is there any basis for any such assertion.  To Seller’s Knowledge, there is no material unauthorized use, infringement or misappropriation on the part of any third party of the Purchased Assets (including, without limitation, the Intellectual Property).

4.8.3.                Section 4.8.3 of the Seller Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to any Law by Seller to perfect or protect its interest in the Intellectual Property, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright or mask work registrations.

4.8.4.                Seller has taken commercially reasonable steps to maintain the secrecy and confidentiality of those of the Purchased Assets (including without limitation the Intellectual Property) which are of a confidential or proprietary nature.

4.8.5.                All fees to maintain Seller’s rights in the Intellectual Property, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property due and payable prior to the Closing Date, have been paid by Seller.

4.9.                              LICENSES AND PERMITS.  Seller (i) holds all material consents, approvals, registrations, certifications, authorizations, permits and licenses (collectively, the “Permits”), and (ii) has made all filings with, or notifications to, all Governmental Entities, in each case, in compliance with applicable requirements of all Laws required for the operation of the Business in the manner that it is currently being conducted by Seller.  Seller is in compliance with all Laws relating to the products manufactured or services offered by the Business or otherwise related to the Business, except for such non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets.  Seller has not received any written notice that any Permit used in the Business is invalid or has been or is being suspended, canceled or revoked.  There is no investigation or inquiry to which Seller is a party or, to Seller’s Knowledge, pending or threatened against Seller, relating to the compliance of Seller with any applicable Laws.

4.10.                        EMPLOYEES; CONSULTANTS.

4.10.1.              Section 4.10.1 of the Seller Disclosure Schedule sets forth the names, compensation levels (including bonuses, commissions, and deferred compensation), share option position, if any, pensions (including those required by all applicable Laws), retirement benefits, company cars, profit sharing, any interests in any incentive compensation plan, unused accrued vacation, and job titles of all of the employees and consultants engaged by Seller in connection with the Business as of the date hereof.  A copy of all written (and a summary description of any oral) agreements described in this Section 4.10 have been made available to Buyer prior to the date hereof.

4.10.2.              Seller has complied in all material respects with all legal requirements relating to employment, wages, hours, benefits, pensions, the payment of social security and similar taxes.  Seller is not liable to any Governmental Entity or other Person for the payment of any damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

4.10.3.              Except as set forth in Section 4.10.3 of the Seller Disclosure Schedules, The employment of each officer and employee of Seller is terminable upon not more than thirty (30) days prior notice at the will of Seller.  To Seller’s Knowledge, no officer nor any employee intends to terminate their employment with Seller, nor does Seller have a present intention to terminate any of the foregoing, except for such terminations which shall occur in connection with the Closing as contemplated hereunder.

4.10.4.              Except as set forth on Section 4.10.4 of the Seller Disclosure Schedule, Seller is not a party to a collective bargaining agreement with any trade union, Seller’s employees are not members of a trade union certified as a bargaining agent with Seller, and no proceedings to implement any such collective bargaining agreement or certifications are pending.

4.11.                        EMPLOYEE BENEFIT AND COMPENSATION PLANS.  Seller will retain liability for, and on account of, any employee benefit plan of Seller, including, but not limited to, liabilities Seller may have to such employees under all of Seller’s employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether “qualified” or “non-qualified,” or to any employee as a result of termination of employment by Seller as contemplated by this Agreement, except to the extent the same is assumed by Buyer in accordance herewith.

4.12.                        TAXES.  All Taxes of Seller with respect to the Business and the Purchased Assets have been or will be paid by Seller for all periods (or portions thereof) prior to and including the Closing Date.  Seller has duly filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date with respect to the Business and Purchased Assets, and all such returns and reports are true and correct in all material respects.  There are no Liens for Taxes on any of the Purchased Assets, other than Liens for Taxes not yet due and payable or which are being contested in good faith.  Seller has complied in all material respects with all Tax reporting obligations relating to income and employment Taxes due with respect to compensation paid to employees or independent contractors providing services to the Business.  There are no pending or, to Seller’s Knowledge, threatened proceedings with respect to Taxes of Seller pertaining to the Business or the Purchased Assets, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of such Taxes.

4.13.                        COMPLIANCE WITH LAW.  The operation of the Business by Seller has been conducted in all material respects in accordance with all applicable Laws, and other requirements of Governmental Entities having jurisdiction over the same.

4.14.                        CONTRACTS.

4.14.1.                                          Section 4.14 of the Seller Disclosure Schedule contains a list of each Contract that is a Material Contract (as defined below), including, without limitation, such Material Contracts that are: Customer Agreements, material distributor, broker, franchise, agency and dealer contracts and agreements of the Business and material sales promotion, market research, marketing and advertising contracts and agreements of the Business; material management contracts with independent contractors or consultants (or similar arrangements) of the Business; contracts and agreements (excluding routine checking account overdraft agreements involving  petty cash amounts) under which the Business has created, incurred, assumed or guaranteed indebtedness of itself or of any third-party Person or under which the Business has imposed a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness; contracts and agreements that limit the ability of any Person related to the Business, or any of its affiliates, to compete in any line of business or in any geographic area or during any period of time, or to solicit any customer or client; material contracts pursuant to which the Business has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer.  For purposes of this Agreement, “Material Contract” means a Contract pursuant to which Seller is contractually obligated to make payments in excess of One Hundred Thousand Dollars (US$100,000) in the aggregate over the remaining term of the Contract; provided, however, that “Material Contract” shall not include (i) any Contract that is terminable by Seller at a cost of no more than One Hundred Thousand Dollars (US$100,000), (ii) the PartyGaming Sponsorship Agreement or any PartyGaming International Contract or (iii) any Excluded Contract.  For the avoidance of doubt, Seller shall not be obligated to list in Section 4.14 of the Seller Disclosure Schedule any Contract that is not a Material Contract.  The Contracts relating to the Business or Purchased Assets that have not been disclosed in the Seller Disclosure Schedule or in any of the other schedules to this Agreement do not contractually obligate the Seller to make payments in excess of Five Hundred Thousand Dollars (US$500,000) in the aggregate over the remaining term of such Contracts (for clarity, if a Contract is terminable by Seller only amounts that Seller is contractually obligated to pay notwithstanding the termination shall be counted for purposes of this representation and warranty).

4.14.2.                                          Each Material Contract is a legal, valid and binding obligation of the parties thereto; Seller is in compliance therewith except for such failure to comply which would not reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets; to Seller’s Knowledge, the other party thereto is not in default thereunder, nor has any Material Contract been canceled by the other party; and Seller is not in receipt of any claim of default by Seller under any Material Contracts.  Seller has made available to Buyer true and complete copies of all Material Contracts together with all amendments, waivers or other changes thereto.  Seller is in compliance with each Contract relating to the Business or Purchased Assets that is not a Material Contract (the “Non-Material Contracts”), except for such failure to comply which would not reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

4.15.                        LITIGATION; OTHER CLAIMS.

4.15.1.                                          There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of their respective officers, directors or stockholders, relating to the Business or the Purchased Assets which are currently pending or, to the Knowledge of Seller, threatened against Seller, at Law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor, to the Knowledge of Seller, is there any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and, to the Knowledge of Seller, no Governmental Entity has at any time challenged or questioned the legal right of Seller to offer or sell any of the products or services currently offered by it in connection with the Business; in each such case, other than claims, actions, suits, inquiries, proceedings, investigations, or challenges that target the gaming or poker industries, or any subset thereof, generally and that are not particular to Seller, the Business and the manner in which Seller conducts the Business and other than as set forth in Section 4.15.1 of the Seller Disclosure Schedule.  It is specifically represented that Seller has conducted its subscription model gaming business based on its good faith interpretation of legal advice obtained in each relevant jurisdiction.

4.15.2.                                          There are no grievance or arbitration proceedings pending or, to the Knowledge of Seller, threatened, and there are no actual or, to the Knowledge of Seller, threatened strikes or work stoppages with respect to the Business, the Purchased Assets or its employees.

4.16.                        DEFAULTS.  Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect on the Business or any of the Purchased Assets.  Seller has not received written notice of any default by Seller under any agreement entered into by Seller as part of the operations of the Business and to Seller’s Knowledge there is no default, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any such agreement which could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets, and no written notices of breach thereof have been received by Seller.

4.17.                        INSURANCE.  Section 4.17 of the Seller Disclosure Schedule lists all insurance policies and fidelity bonds covering the Purchased Assets in effect on the date hereof.  There is no claim by Seller pending under any of such policies or bonds as to which to Seller’s Knowledge coverage has been denied or disputed by the underwriters of such policies and bonds.  All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  To Seller’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

4.18.                        SCHEDULES.  The schedules describing the Purchased Assets are true and correct in all material respects and describe the assets in the possession of, or used by, Seller, in connection with the Business, as required by this Agreement, other than the Excluded Assets.

4.19.                        BROKERS AND FINDERS.  Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

4.20.                        SUBSIDIARIES.  Section 4.20 of the Seller Disclosure Schedule sets forth each Subsidiary of Seller.  Other than such Subsidiaries, Seller does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement.

5.      REPRESENTATIONS AND WARRANTIES OF BUYER.

Each representation and warranty set out in this Section 5 is not qualified in any way whatsoever and, except as provided in this Agreement or in the exhibits or schedules hereto, will be deemed to be repeated at and will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is made and given as of the date hereof with the intention of inducing Seller to enter into this Agreement.  The Buyer represents and warrants to Seller as follows:

5.1.                              ORGANIZATION, STANDING AND POWER.  Buyer is a private limited company duly organized, validly existing and in good standing under the laws of Gibraltar.  Parent is a private limited company duly organized, validly existing and in good standing under the laws of Gibraltar.  Neither the Buyer, nor any of their Affiliates, own, of record or beneficially, any

Shares.

5.2.                              AUTHORITY.  The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by Buyer’s board of directors and Parent’s board of directors, and no other act or proceeding on the part of or on behalf of Buyer or Parent is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  Buyer has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

5.3.                              EXECUTION AND BINDING EFFECT.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

5.4.                              CONSENTS AND APPROVALS OF GOVERNMENTAL ENTITIES.  Other than the Gibraltar regulatory requirement to approve organizational changes to the Parent, there is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the consummation by Buyer or Parent of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated herein or therein.

5.5.                              NO VIOLATION.  Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Articles or Bylaws (or similar corporate document) of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, notice, bond, mortgage, lease or other instrument or obligation to which Buyer or by which any of the assets of Buyer is bound, or (c) violate any Law or order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any properties or assets of Buyer may be bound.

5.6.                              CONSENTS.  No consents of any third party are required as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Buyer.

5.7.                              BROKERS AND FINDERS.  Neither Buyer, Parent nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

6.      REQUISITE STOCKHOLDERS VOTE; THIRD PARTY CONSENTS; NO SOLICITATION OF CONFLICTING TRANSACTIONS.

6.1.                              SOLICITATION OF REQUISITE STOCKHOLDER VOTE.

6.1.1.                As soon as practicable following the execution and delivery of this Agreement, Seller shall at its own expense file with the Securities and Exchange Commission

(the “SEC”) a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement and any schedules and exhibits thereto, the “Proxy Statement”).  Seller will provide Parent a reasonable opportunity to review and consult with Seller regarding the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and Seller shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC.

6.1.2.                Seller shall cause the Proxy Statement, and the letter to stockholders, the notice of meeting and the form of proxy provided to stockholders of Seller therewith at the time that the Proxy Statement is first mailed to the stockholders of Seller and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of Seller contained in this Section 6.1.2 shall not apply to any information supplied by Parent or Buyer or any of their respective representatives to Seller for purposes of inclusion in or incorporation by reference in the Proxy Statement.

6.1.3.                Parent shall cause any information supplied by it or Buyer or any of their respective representatives in writing for inclusion or incorporation by reference in the Proxy Statement, at the time that the Proxy Statement is first mailed to the stockholders of Seller and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

6.1.4.                As promptly as practicable after the filing of the Proxy Statement in definitive form, Seller, acting through its board of directors shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) to consider and vote upon the approval of the transaction contemplated herein to the extent required by the DGCL (the “Acquisition”).  Except in the event of a Change of Company Recommendation specifically permitted by Section 6.2.4, (a) the Proxy Statement shall include the Company Recommendation and (b) the board of directors of Seller shall take all reasonable lawful action to solicit the approval of the Acquisition by the holders of a majority of the outstanding Shares entitled to vote on such matter (the “Requisite Stockholder Vote”).

6.1.5.                Seller shall as soon as reasonably practicable notify Parent of the receipt of all comments (written or oral) of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between Seller and/or any of its Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.  Seller and Parent shall each use reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and Seller shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that Seller may commence mailing the Proxy Statement.  Subject to applicable Laws, Seller and Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated by this Agreement.

6.1.6.                Seller’s board of directors shall recommend that Seller’s stockholders approve the Acquisition at the Stockholders’ Meeting (the “Company Recommendation”).

6.2.                              NO SOLICITATION OF CONFLICTING TRANSACTION.

6.2.1.                Subject to Section 6.2.3 and Section 6.2.4, from the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Section 10, Seller shall not, and shall cause its Subsidiaries and its directors (to the extent acting in their capacity as such), officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:  (i) initiate, or solicit or knowingly facilitate or encourage (including by way of providing information) the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or (ii) approve, endorse or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.  Seller shall immediately cease, and shall cause its Subsidiaries and Representatives to terminate, any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by Seller, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal.

6.2.2.                For purposes of this Agreement, the term: (A) “Acquisition Proposal” means any inquiry, offer or proposal, made by a Person or group at any time relating to any direct or indirect acquisition of (i) more than 10% of the assets of Seller and its Subsidiaries, taken as a whole, (ii) beneficial ownership of more than 10% of the outstanding equity securities of Seller, (iii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 10% of any class of outstanding equity securities of Seller, or (iv) any merger, consolidation or other business combination, recapitalization or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Acquisition; (B) “Superior Proposal” means any bona fide Acquisition Proposal made in writing that (a) is on terms that the board of directors of Seller has determined in good faith (after consultation with Seller’s outside counsel) are more favorable to Seller’s stockholders from a financial point of view than this Agreement, after giving effect to any modifications (if any) proposed to be made to this Agreement or any other offer by Buyer after Buyer’s receipt of notice under Section 6.2.4.1, and (b) which the board of directors of Seller has determined in good faith (after consultation with Seller’s outside counsel) is reasonably likely to be consummated (if accepted) (the foregoing determinations shall be made after consultation with Seller’s outside counsel after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal); and (C) “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to Seller than those contained in the Confidentiality Agreement.

6.2.3.                Notwithstanding anything to the contrary contained in Section 6.2.1, if at any time following the date of this Agreement and prior to the Requisite Stockholder Vote (i) Seller has received a written Acquisition Proposal from a third party that the board of directors of Seller believes in good faith to be bona fide, (ii) such Acquisition Proposal did not occur as a result of a breach of this Section 6.2, (iii) the board of directors of Seller determines in good faith, after consultation with its outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the board of directors of Seller determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then Seller may (A) furnish information (including non-public information) with respect to Seller and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that Seller (x) gives Buyer written notice of the identity of such Person and of Seller’s intention to furnish information to, or enter into discussions with, such Person at least one Business Day prior to furnishing any such information to, or entering into discussions with, such Person, and (y) will not, and will not allow its Subsidiaries or Representatives to disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement.

6.2.4.                Notwithstanding anything in Section 6.2.1 to the contrary, if Seller receives an Acquisition Proposal which the board of directors of Seller concludes in good faith, after consultation with outside counsel, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Buyer, including pursuant to clause (ii) below, the board of directors of Seller may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would be inconsistent with the fiduciary duties of the board of directors to the stockholders of Seller under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Buyer, the Company Recommendation (a “Change of Company Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the board of directors of Seller may not withdraw, modify or amend the Company Recommendation in a manner adverse to Parent or Buyer pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) (it being agreed that any such purported termination shall be null and void and of no effect) unless with respect to clause (z) above, Seller pays the Company Termination Fee pursuant to Section 10.2.2:

6.2.4.1.                                        Seller shall have provided prior written notice to Buyer, of its intention to take any action contemplated in Section 6.2.4 with respect to a Superior Proposal at least four Business Days in advance of taking such action (the “Notice Period”), which notice shall set forth the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of each definitive agreement with respect to such Superior Proposal (each, an “Alternative Acquisition Agreement”); and

6.2.4.2.                                        prior to effecting such Change of Company Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, Seller shall provide Buyer the opportunity to submit an amended written proposal or to make a new written proposal to the board of directors of Seller during the Notice Period and shall itself and shall cause its Representatives to, during the Notice Period, negotiate in good faith with Buyer (to the extent Buyer so requests in writing) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.  In the event of any subsequent material revisions to such Superior Proposal, Seller shall deliver a new written notice to Buyer and comply with the requirements of this Section 6.2.4, and the Notice Period shall recommence.

6.2.5.                Nothing contained in this Agreement (including, without limitation, this Section 6.2) shall prohibit the board of directors of Seller from (i) taking and disclosing to the stockholders of Seller a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act , or (ii) disclosing the fact that the board of directors of Seller has received an Acquisition Proposal and the terms of such proposal, if the board of directors of Seller determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the capital stock of Seller is listed; provided, however, that any such disclosures (other than “stop, look and listen” letters or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Company Recommendation (including for purposes of Section 10.1.7) unless the board of directors of Seller expressly publicly reaffirms its Company Recommendation not more than five (5) Business Days after a written request by Buyer to do so (provided that, if such written notice is delivered to Seller less than five (5) Business Days prior to the Stockholders Meeting, the board of directors of Seller shall so reaffirm its Company Recommendation at least one (1) Business Day prior to the Stockholders Meeting).

6.3.                             OBTAINING REGULATORY APPROVALS; THIRD PARTY CONSENTS. Each of Seller and the Buyer shall, following the execution of this Agreement, use its commercially reasonable efforts to execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, that may be reasonably required in connection with the consummation of the transactions contemplated hereby.  Each of Seller and the Buyer shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.  To the extent permitted by applicable Law, each of Seller and the Buyer shall promptly inform the other of any material communication to Seller or the Buyer (as applicable) from any Governmental Entity regarding the transactions contemplated hereby.  If Seller or the Buyer or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Seller or the Buyer (as applicable) shall use its commercially reasonable efforts to make or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Each of Seller and the Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. Further, Seller shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contracts to which Seller is a party (including all consents, waivers and approvals set forth in the Seller Disclosure Schedule) as are required thereunder in order to consummate the transactions contemplated by this Agreement.

6.4.                              CERTAIN NOTIFICATIONS.  At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any failure to satisfy any of the conditions specified in Section 8.4 or Section 8.5 of this Agreement.

7.                   ADDITIONAL COVENANTS OF THE PARTIES.

Each of the parties hereto agrees that it shall undertake as follows:

7.1.                              ACCESS TO INFORMATION.

7.1.1.                Prior to the Closing, Seller will permit Buyer to make a full and complete investigation of the Business and the Purchased Assets and to receive from Seller all reasonably requested information of Seller relating to the Purchased Assets or Seller’s conduct of the Business.  Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives reasonable access, during normal business hours, and in a manner so as not to interfere with the normal business operations of Seller, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Purchased Assets or reasonably related to Seller’s conduct of the Business and allow Buyer and any such representatives to make copies thereof, at Buyer’s expense.  This Section 7.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

7.1.2.                At all times following the Closing, each party shall provide the other party (at such other party’s expense) with such reasonable assistance, including the provision of available relevant records or other information, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

7.2.                              SELLER’S CONDUCT OF THE BUSINESS PRIOR TO CLOSING.  During the period commencing on the date of this Agreement and expiring on the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10, Seller will conduct the Business in its ordinary and usual course in all material respects, consistent with past practice, and will use commercially reasonable efforts to preserve substantially intact all rights, privileges, franchises and other authority of the Business, to retain its employees and consultants and to maintain its relationships with licensors, licensees, suppliers, contractors, distributors and customers.  Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any event which could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.  Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:

7.2.1.                will not create, incur or assume any obligation which would result in a Material Adverse Effect on the Business, the Purchased Assets or Buyer’s ability to conduct the Business in substantially the same manner as conducted by Seller on the date of this Agreement;

7.2.2.                will not increase the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any employee except in the ordinary course of business consistent with past practices;

7.2.3.                will maintain insurance coverage consistent with past practices;

7.2.4.                will not sell, dispose of or encumber any material portion of the Purchased Assets or license any Purchased Assets to any Person, except in the ordinary course of business consistent with past practices;

7.2.5.                will not enter into any material agreements or commitments relating to the Business, except in the ordinary course of business consistent with past practices;

7.2.6.                will comply in all material respects with all Laws applicable to the Business;

7.2.7.                will not enter into any agreement with any third party for the distribution of any of the Purchased Assets;

7.2.8.                will not make any material change or announce any such change to the products or services sold by the Business;

7.2.9.                will not expand the use of the Purchased Assets within the organization of Seller, except in the ordinary course of business consistent with past practice;

7.2.10.              will not violate the terms of any of the Material Contracts in any material respect or enter into any material amendment to any of the Material Contracts outside of the ordinary course of business consistent with past practice;

7.2.11.              will not commence a lawsuit related to or involving the Purchased Assets other than (i) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages, (ii) for the collection of bills and trademark, domain name or anti-piracy matters in the ordinary course of business (iii) in such cases where Seller in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with Buyer prior to the filing of such a suit or (iv) for a breach of this Agreement or the other Transaction Documents or enforcement of Seller’s right hereunder or thereunder; or

7.2.12.              will reasonably cooperate with Buyer in its efforts to employ the Employees at the Closing.

For the avoidance of doubt, the covenants set forth in this Section 7.2 are limited to the Business and the Purchased Assets and are not intended to in any way limit or proscribe Seller’s conduct with respect to the Excluded Assets.

7.3.                              FUTURE AGREEMENTS.  In the event Seller acquires or creates any asset, or enters into any agreement, between the date of this Agreement and the Closing that relates primarily to the Business (other than the Excluded Assets), then Seller agrees to report to Buyer, at least three (3) calendar days prior to the Closing (unless such asset was acquired or created or such agreement was entered into within three (3) calendar days prior to the Closing, in which event the Seller agrees to report to Buyer as soon as reasonably practicable, but in any event prior to the Closing), the details of all such assets and agreements and, upon Buyer’s request, to include any such asset or agreement within the Purchased Assets.

7.4.                              PERMITS.  Seller will use commercially reasonable efforts to assist Buyer in obtaining any licenses, permits or authorizations required for carrying on the Business but which are not transferable.

7.5.                              CHANGE OF NAME.  Promptly following the Closing, Seller shall change its name to another name that does not include any of the Purchased Assets.

7.6.                              CONFIDENTIALITY UNDERTAKING.  Seller undertakes that, except to the extent required by Law, it will: (i) hold any information relating, directly or indirectly, in whole or in part, to this Agreement, the subject matter hereof, the Purchased Assets or the Business, including, but not limited to, the terms of this Agreement, all Customer Agreements and all copies thereof and all rights whatsoever therein, other than information that is or becomes available to the public other by reason of Seller’s breach of their obligations under this Agreement (collectively, “Confidential Information”) in confidence and protect the Confidential Information to the same extent and by the same means they use to protect the confidentiality of their own proprietary or confidential information that they do not wish to disclose and not less than commercially reasonable means; (ii) not make any use of the Confidential Information, save as provided for under this Agreement; and (iii) restrict disclosure of Confidential Information solely to those of their Affiliates, stockholders, directors, officers, representatives, agents, employees, advisors or consultants with a need to know such information, will advise those of its employees and consultants to whom the Confidential Information is disclosed of their obligations under this Agreement with respect to the Confidential Information, and shall be responsible and liable for any breach of confidentiality by such employees or consultants; provided; however, that Seller may disclose Confidential Information (i) to the extent necessary or desirable to establish, enforce or assert any claims or defenses in connection with any legal proceeding by or against it, or (ii) to the extent otherwise required by Law or requested by any governmental or regulatory authority, provided; however that prior to any such disclosure, Seller will, to the extent practicable and not otherwise prohibited by applicable Laws, provide prompt written notice thereof to Buyer and use commercially reasonable efforts, at Buyer’s expense, to cooperate with Buyer so as to enable it to seek an appropriate protective order or other remedy.

7.7.                              POST-CLOSING RETENTION OF COPIES.  From and after the Closing Date Seller shall be permitted to retain copies of books and records of any kind relating to the Business or the Purchased Assets in accordance with its ordinary record keeping practices, subject always to its commitments under this Agreement, including Section 7.6.

7.8.                              PUBLIC ANNOUNCEMENTS.

7.8.1.                Any external communications concerning the fact of this Agreement, its substance, or its consequences to any party or to the sector, shall require the approval and sign off of the Buyer prior to it being disseminated in any way, other than to the extent that may be required by reason of applicable Law, the rules or regulations of any applicable governing or regulatory body or a mandatory requirement of any stock exchange having jurisdiction over Seller, in which case the recipient shall disclose only such information to the extent legally required and where practicable, provide the Buyer with notice of any potential or actual communication in advance so as to allow the Buyer an opportunity to contest the contents of the communication.

7.9.                              EMPLOYEE MATTERS.

7.9.1.                Buyer may extend offers of employment to certain employees of Seller (such employees who accept Buyer’s offers of employment are referred to herein as the “Transferring Employees”).  Seller shall provide Buyer with reasonable access to meet with and interview its employees during normal business hours, provided that such access shall not unduly interfere with the operation of the business of Seller prior to the Closing; provided, however, that, any of Buyer’s meetings with or other access to the employees of Seller shall require either (i) the presence at such meeting, whether in person or by telephone or other remote electronic means, of a representative of Seller or (ii) the prior written consent of Seller.  Immediately prior to the Closing, each Transferred Employee shall resign or be terminated effective immediately after the Closing.  Upon such resignation, Seller shall pay to such Transferring Employees all compensation, bonus and other amounts due and payable to such Transferring Employees in connection with such terminations of employment with Seller in accordance with Seller’s regular employment policies and practices.  To the extent permitted by Buyer’s (or others on its behalf’s) benefit plans, the employee benefit plans of Buyer in which the Transferring Employees, if any, are eligible to participate shall take into account, for purposes of eligibility, waiting periods, and pre-existing periods, the service of such Transferring Employees with Seller as if such service were with Buyer.  For the avoidance of doubt, Seller alone shall pay to employees of Seller who were not offered a position with Buyer, or who do not accept Buyer’s offers of employment, all compensation, bonus and other amounts due and payable to such employees in connection with their continued employment by Seller or the termination of their employment by Seller.

7.9.2.                No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Seller or Buyer (or any Affiliate of Seller or Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, Buyer or any Affiliate of Seller or Buyer.  Except as otherwise expressly provided in this Agreement, Buyer is under no obligation to hire any employee of Seller, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller whom Buyer chooses not to employ.

7.10.                        INVITATIONAL SEATS.  Commencing on the Closing Date, on a going-forward basis thereafter without expiration, Seller shall be entitled to receive, and Buyer shall provide to Seller, six (6) invitational seats per year for the WPT Celebrity Invitational, or, if such event is not held in a given year, a substantially similar event during such year to the extent such an event is being operated by the Buyer or their Affiliates.  Any person taking one of these invitational seats will wear the branding associated with the revenue payment herein (and no other brand(s) unless agreed in advance in writing by the Buyer).

7.11.                        ALLOCATION OF PURCHASE PRICE.  Seller and Buyer agree that the Purchase Price shall be allocated in accordance with the allocation schedule delivered by Seller, a copy of which is attached hereto as Schedule 7.11 (the “Allocation Schedule”).  After the Closing Date, Seller and Buyer will each file all federal, state, local and foreign tax returns, as applicable, in accordance with the Allocation Schedule.  With respect to any tax returns filed by the parties hereto, (i) no party will take a position on any tax return, before any tax authority or in any judicial proceeding, that is in any way inconsistent with the Allocation Schedule without the written consent of both Seller and Buyer or unless specifically required pursuant to a determination by the applicable tax authority; (ii) the parties will commercially reasonable efforts cooperate with each other in connection with the preparation, execution and filing of all tax returns related to the Allocation Schedule; and (iii) the parties will promptly advise each other regarding the existence of any tax audit, controversy or litigation relating to such allocation.

7.12.                        ACQUISITION OF BUYER.

7.12.1.                                          Definitions.  For purposes of this Agreement “Buyer Acquisition Transaction” shall mean a transaction or series of transactions relating to, or involving the acquisition, license (other than a license for value in the ordinary course of business consistent with past practice), pledge or other disposal, of any type or nature whatsoever, of any portion of the Business or any of the Purchased Assets or a twenty-five percent (25%) or higher interest in Buyer’s capital stock (whether or not outstanding), whether by merger, reorganization, purchase of assets, tender offer, license or otherwise (other than issuances of Buyer capital stock pursuant to the exercise of currently outstanding Buyer options or warrants), or any consolidation, business combination, merger or similar transaction involving Buyer, or any recapitalization, restructuring, liquidation or dissolution of Buyer.  For the purposes of clarity, nothing in this paragraph shall impair or restrict the ability of Parent or its Affiliates to sell itself or themselves  or engage in material corporate transactions regarding itself or themselves.

7.12.2.                                          Buyer Acquisition Transaction.  The Buyer shall not, at any time during which Seller is entitled to receive Revenue Payments hereunder, enter into, consummate or agree to enter into any Buyer Acquisition Transaction without the prior written consent of Seller, such consent not to be unreasonably withheld, unless such Buyer Acquisition Transaction is part of the sale of substantially all of the assets of the Buyer.  In the event that at any time following the Closing, the Buyer or its Affiliates propose to enter into any Buyer Acquisition Transaction:

7.12.2.1.                                  At least thirty (30) calendar days prior to the consummation of any Buyer Acquisition Transaction, the Buyer shall deliver a written notice (the “Acquisition Notice”) to Seller of their intent to enter into a Buyer Acquisition Transaction.  The Acquisition Notice shall set forth in reasonable detail all material terms and conditions of such Buyer Acquisition Transaction and shall contain a representation and warranty that such Buyer Acquisition Transaction is part of the sale of substantially all of the assets of the Buyer.  The Acquisition Notice shall be certified by an executive officer of the Buyer Party.

7.12.2.2.                                  The Buyer shall use its best efforts to ensure that the obligation to make Revenue Payments under this Agreement shall be transferred to the prospective purchaser, transferee, pledgee, licensee or other applicable acquiring party in such Buyer Acquisition Transaction in a manner that is otherwise identical to the Revenue Payments under this Agreement and does not circumvent or evade the obligations under this Agreement with respect to the Revenue Payments.

7.12.3.              EXPLOITATION OF PURCHASED ASSETS.  The Buyer shall use material and reasonable efforts to exploit and commercialize the Purchased Assets and to generate Gross Gaming Revenue and Other Revenue.  In furtherance of the foregoing, the Buyer shall create a “white label” online gaming site or sites using the “World Poker Tour” brand and perhaps (though not a requirement) the “Professional Poker Tour” brand (together, the “White Label Sites”) to drive traffic to such site or sites.  Buyer will operate the White Label Sites such that they offer services and promotions comparable to other global white label sites owned, operated or promoted by the Buyer or its Affiliates.  Buyer will make material and reasonable efforts to promote the White Label Sites to its Network of Affiliates and to provide comparable offers and affiliate promotions for the White Label Sites that are comparable to those provided to the Buyer and their Affiliates.

7.13.                        NON-COMPETITION AND NON-SOLICITATION.

7.13.1.                                          Non Competition.  In consideration of the consummation of the transactions contemplated by this Agreement, Seller undertakes that for three (3) years after the Closing Date, Seller will not, without the prior written consent of Buyer, participate in or create any land based poker tours, any televised poker programs and/or any online poker sites.

7.13.2.                                          Non-Solicitation.  For a period of eighteen (18) months after the Closing, Seller will not solicit or employ, directly or indirectly, by any means including via consulting arrangement any Transferring Employee for employment.

7.14.                        DEAL STRUCTURE.  Immediately following the execution and delivery of this Agreement, the parties shall cooperate with each other in good faith to determine the optimal structure for the transactions contemplated by this Agreement.

8.                   CLOSING; TRANSFER OF PURCHASED ASSETS.

8.1.                              CLOSING.  Subject to the terms and conditions of this Agreement, the Closing shall take place not later than three (3) Business Days after the date on which all conditions precedent in Sections 8.4 and 8.5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, as the parties may agree, or such other date as Buyer and Seller may mutually determine.  The date the Closing occurs is referred to as the “Closing Date”.

8.2.                              ACTIONS AT THE CLOSING - SELLER DELIVERIES.  Subject to the fulfillment or waiver of the conditions set forth in Section 8.5, at the Closing, Seller shall execute and/or deliver to Buyer all of the following:

8.2.1.                a Bill of Sale substantially in the form attached as Exhibit C (the “Bill of Sale”);

8.2.2.                an Assignment and Assumption Agreement substantially in the form attached as Exhibit D (the “Assumption Agreement”);

8.2.3.                the RP Escrow Agreement, duly executed by Seller and the Escrow Agent;

8.2.4.                the License Agreement; and

8.2.5.                a legal opinion of legal counsel to Seller, dated the Closing Date, in the form attached as Exhibit E hereto.

8.3.                              ACTIONS AT THE CLOSING - BUYER DELIVERIES.  Subject to the fulfillment or waiver of the conditions set forth in Section 8.4, at the Closing, Buyer shall deliver the Closing Payment to Seller and the Buyer shall execute and/or deliver to Seller all of the following:

8.3.1.                                                the Bill of Sale;

8.3.2.                                                the Assumption Agreement;

8.3.3.                                                the RP Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

8.3.4.                                                the License Agreement.

8.4.                              CONDITIONS TO BUYER’S OBLIGATIONS.  The obligations of the Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by the Buyer in writing:

8.4.1.                REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE; CERTIFICATE.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made or given again at and as of the Closing Date; Seller shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date; and Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in this Section 8.4.1 above.

8.4.2.                REQUISITE STOCKHOLDER VOTE.  Seller shall have obtained the Requisite Stockholder Vote.

8.4.3.                NO PROCEEDINGS OR LITIGATION.

8.4.3.1.                                        No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

8.4.3.2.             No suit, action, claim, proceeding or formal investigation shall have been commenced by any Governmental Entity and be pending against any of the parties hereto, or any of their respective Affiliates, seeking to prevent the transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages.

8.4.4.                DOCUMENTS.  This Agreement and the other Transaction Documents required to be executed and delivered by Seller hereunder at or prior to the Closing shall be in full force and effect.

8.4.5.                GOVERNMENTAL FILINGS.  The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the other Transaction Documents, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired or terminated early, in each case, as required in connection with the consummation of the transactions contemplated by this Agreement.

8.4.6.                NO MATERIAL ADVERSE CHANGE.  There shall have been no change in the Purchased Assets or in the financial condition or results of operations of the Business which results in a Material Adverse Effect on the Business or the Purchased Assets on the Closing Date as compared with the date of this Agreement.

8.5.                              CONDITIONS TO SELLER’S OBLIGATIONS.  The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Seller in writing:

8.5.1.                REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made or given again at and as of the Closing Date; the Buyer shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Buyer prior to or on the Closing Date; Seller shall have received certificates, dated as of the Closing

Date, signed and verified by an officer of each Buyer Party on behalf of such Buyer Party certifying to the matters set forth in this Section 8.5.1.

8.5.2.                REQUISITE STOCKHOLDER VOTE.  Seller shall have obtained the Requisite Stockholder Vote.

8.5.3.                NO PROCEEDING OR LITIGATION.

8.5.3.1.                                        No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

8.5.3.2.                                        No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties hereto, or any of their respective Affiliates, seeking to prevent the transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages.

8.5.4.                DOCUMENTS.  This Agreement and the other Transaction Documents required to be executed and delivered by the Buyer hereunder at or prior to the Closing, shall be in full force and effect.

8.5.5.                GOVERNMENTAL FILINGS.  The Governmental Authorizations shall have been obtained, or any applicable waiting periods shall have expired or terminated early, in each case, as necessary for the consummation of the transactions contemplated by this Agreement.

9.      INDEMNIFICATION.

9.1.          SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

9.1.1.                Except as set forth in Section 9.1.2, the representations and warranties of the parties contained in this Agreement shall survive the consummation of the transactions contemplated hereby until the thirty-six (36) month anniversary of the Closing Date.

9.1.2.                Notwithstanding anything to the contrary, (i) the representations and warranties contained in Section 4.12 (Taxes) shall survive for the period of the applicable statute of limitations (including any extensions thereof), and (ii) the representations and warranties contained in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority), Section 4.3 (Execution and Binding Effect), Section 5.1 (Organizational Standing; Power), Section 5.2 (Authority) and Section 5.3 (Execution and Binding Effect) shall survive the Closing Date without time limitation (the representations and warranties referenced in clause (ii) above are referred to herein as the “Fundamental Representations”).

9.1.3.                All covenants contained in this Agreement and all claims related to fraud shall survive the Closing Date without time limitation; provided, however, that covenants that have a specific time period specified herein shall survive for such specified period.

9.1.4.                The survival periods specified above, as applicable, are referred to herein as the “Survival Period.”

9.1.5.                Notwithstanding the fact that claims may be asserted after the release of the RP Escrow Cash and prior to the expiration of the applicable Survival Period, any balance of the RP Escrow Cash, plus any interest or income earned thereon, shall be disbursed in accordance with Section 9.4 and the RP Escrow Agreement.

9.2.                              SELLER INDEMNIFICATION.  Subject to the limitations set forth in this Section 9, from and after the Closing Date, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer’s Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an “Buyer Indemnified Person”

and collectively as “Buyer Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including, without limitation, reasonable out-of-pocket attorneys’ fees) and expenses (but expressly excluding special, incidental, indirect or consequential damages or lost profits or revenue) (collectively, “Damages”), that any of the Buyer Indemnified Persons incurs (i) by reason of or in connection with any misrepresentation or breach of any of the representations and warranties of Seller contained in this Agreement, (ii) resulting from any failure to fulfill or observe any covenant or agreement made herein by Seller, or (iii) any assertion against Buyer Indemnified Person of any claim or liability constituting an Excluded Liability.  Notwithstanding the foregoing, Seller shall have no indemnification, defense or hold harmless obligation to any Buyer Indemnified Person for Taxes that arise from and are created by the transactions contemplated by this Agreement.  Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer.

9.3.                              BUYER INDEMNIFICATION.  Subject to the limitations set forth in this Section 9, from and after the Closing Date, the Buyer shall protect, defend, indemnify and hold harmless Seller and Seller’s Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Damages that any of the Seller Indemnified Persons incurs (i) by reason of or in connection with any misrepresentation or breach of any of the representations and warranties of the Buyer contained in this Agreement, (ii) resulting from any failure to fulfill or observe any covenant or agreement made herein by the Buyer, (iii) that is attributable, in whole or in part, and to the extent that it is attributable, to the operation of the Business or the ownership of the Purchased Assets after the Closing Date, (iv) any assertion against Seller Indemnified Person of any claim or liability constituting an Assumed Liability, or (v) by reason of or in connection with Seller’s observation of the agreements with respect to confidential treatment of the Revenue Payments set forth in Section 7.2.9.  Notwithstanding the foregoing, the Buyer shall have no indemnification, defense or hold harmless obligation to any Seller Indemnified Person for Taxes that arise from and are created by the transactions contemplated by this Agreement.  Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Seller.

9.4.                              RP ESCROW.  All funds deposited with the RP Escrow Agent hereunder shall be retained by it until the twenty-four (24) month anniversary of the Closing Date, and at the end of such period, with such additional time as may reasonably be necessary to determine the appropriate distribution amounts as provided in the RP Escrow Agreement, any portion of the RP Escrow Cash not previously disbursed shall be released to Seller; provided, however, that such portion of the RP Escrow Cash, in the amount of and to the extent of any timely asserted and pending but unresolved claims for indemnification made by Buyer in good faith pursuant to Section 9.2, shall be held by the Escrow Agent pending resolution of such claims; and, provided further, that if, and to the extent that, any portion of the RP Escrow Cash so withheld exceeds Seller’s indemnification obligation as finally determined pursuant to this Section 9, (1) Buyer shall have no rights with respect to such excess amount, (2) Buyer agrees that Seller shall be entitled to the investment earnings on such excess amounts from the date such amounts would have otherwise been payable to Seller pursuant to this Section 9 until the date of payment to Seller, and (3) the “investment earnings” on such excess amounts shall be as provided in the RP Escrow Agreement.

9.5.                              INDEMNIFICATION PROCEDURE.  The procedures for indemnification shall be as follows:

9.5.1.                                                The party claiming the indemnification (the “Indemnified Party”) shall promptly upon becoming aware of the possibility of an indemnity claim give written notice to the party from whom the indemnification is claimed (the “Indemnifying Party”) of any claim whether between the parties or brought by a third party against the Indemnified Party, specifying in reasonable detail (i) the factual basis for such claim, and (ii) the amount of the claim.  If a claim relates to an action, suit, or proceeding filed by a third party against the Indemnified Party, such notice shall be given by the Indemnified Party to the Indemnifying Party promptly upon becoming aware of the possibility of an indemnity claim but in any event within fifteen (15) calendar days after written notice of such action, suit, or proceeding shall have been given to the Indemnified Party.  Failure to give prompt written notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.

9.5.2.                Following receipt of written notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) calendar days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable.  For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim; provided, that the amount held in the RP Escrow Account to secure Seller’s indemnification obligations to Buyer shall be paid in satisfaction of any claim determined to be payable by Seller until that amount is exhausted (if it is), and thereafter Seller shall make good sums due, if any, by virtue of the indemnity.

9.5.3.                With respect to any claim by a third party as to which the Indemnifying Party has agreed that the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense to participate in or, if it so elects, to assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, then the Indemnified Party shall have the right to participate in the defense of such claim at its own expense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or affiliate thereof, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand.

9.5.4.                If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

9.5.5.                If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.

9.5.6.                The indemnification rights provided in Sections 9.2 and 9.3 hereof shall extend to the directors, officers and Affiliates of the Indemnified Party, although for the purpose of the procedures set forth in this Section 9, any indemnification claims by such parties shall be made by and through the Indemnified Party.

9.6.                              LIMITATIONS ON SELLER INDEMNIFICATION.

9.6.1.                Except as specifically otherwise provided, Seller, shall have no indemnification payment obligations with respect to any breaches of a representation or warranty unless and until the aggregate amount of Damages with respect to any breach of one or more representation or warranty exceeds One Hundred Fifty Thousand Dollars (US$150,000) (the “Basket Amount”); provided, that once the aggregate amount of such Damages exceeds the Basket Amount, Seller shall be liable for all such Damages back to Dollar one ($1).

9.6.2.                No Buyer Indemnified Party shall have the right to seek indemnification with respect to any breach of a representation or warranty, unless such claim is asserted during the applicable Survival Period for such representation or warranty.

9.6.3.                Notwithstanding anything contained herein to the contrary, the aggregate liability of Seller hereunder shall in no event exceed Nine Million Dollars (US$9,000,000).  Buyer shall be required to first look to the RP Escrow Cash and PG Escrow Cash (to the extent not already disbursed) to satisfy any claims hereunder, and accordingly Buyer shall have no right to seek a recovery hereunder from Seller until the RP Escrow Cash and PG Escrow Cash has been fully disbursed or to the extent there are asserted claims in excess of the then RP Escrow Cash and PG Escrow Cash.

9.6.4.                In relation to claims above Two Hundred Fifty Thousand Dollars (US$250,000), no Buyer Indemnified Person shall be entitled to indemnification from Seller with respect to Damages incurred to defend against a third party claim unless it is ultimately determined pursuant to a judicial adjudication taken through trial and at least the first appeal that Seller is liable to such third party claimant.  For all claims at or below Two Hundred Fifty Thousand Dollars (US$250,000), the Buyer Indemnified Person shall defend such claim in a reasonable and professional manner.  To the extent that Seller elects to assume control of the defense of any third-party claim pursuant to Section 9.5, the Buyer Indemnified Person shall pay the costs of such defense, subject to reimbursement by Seller if it is ultimately determined pursuant to a judicial adjudication taken through trial and at least the first appeal that Seller is liable to such third party claimant.  In the event that any Damages incurred to defend against a third party claim are covered by insurance of Seller, Seller agrees to use material and reasonable efforts to seek recovery under such insurance and the party responsible for such Damages under this Section 9.6.4 shall be entitled to the proceeds of insurance recovered by Seller in respect of such Damages.

9.7.                              LIMITATIONS ON BUYER INDEMNIFICATION.  No Seller Indemnified Party shall have the right to seek indemnification with respect to any breach of a representation or warranty, unless such claim is asserted during the applicable Survival Period for such representation or warranty.

9.8.          SUBROGATION.  Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments necessary to evidence and perfect the above described subrogation rights.

9.9.          EXCLUSIVE REMEDIES.  The remedies provided for in this Section 9 shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for the recovery of any Damages resulting from, relating to or arising out of this Agreement (except for fraud or injunctive relief as contemplated by Section 11.10) and such parties hereby waive, and release one another from, all other remedies, whether common law or statutory or at equity.  For the avoidance of doubt, the foregoing does not limit the Indemnified Parties from pursuing their remedies under the other agreements entered into in connection with this Agreement.

9.10.                        NO DOUBLE RECOVERY; USE OF INSURANCE.  Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or the Schedules attached hereto, or any document executed in connection with this Agreement or otherwise.  Furthermore, in the event any losses, liabilities or damages related to a claim by a Buyer Indemnified Person are covered by insurance, Buyer agrees to use commercially reasonable efforts to seek recovery under such insurance and Buyer shall not be entitled to recover from Seller (and shall refund amounts received up to the amount of indemnification actually received) with respect to such damages to the extent Buyer recovers any applicable insurance payment.

9.11.                    TREATMENT OF INDEMNITY PAYMENTS BETWEEN THE PARTIES.  Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization on any tax return, in any Tax audit or judicial or administrative proceeding or otherwise.

9.12.                        MITIGATION.  Each party agrees to use reasonable efforts to mitigate any Damages which form the basis of a claim hereunder.

9.13.                        NO RIGHT OF SET OFF.  Except in compliance with this Agreement with respect to the RP Escrow Cash and PG Escrow Cash, the Buyer Indemnified Person will not and shall not have the right of set off any amounts payable by the Buyer to Seller, including, without limitation, the Revenue Payments, against amounts for which such Buyer Indemnified Person is entitled to indemnification from the Seller under Section 9.2.  Notwithstanding the foregoing, if a good faith arbitration action is filed by the Buyer with a monetary demand that is not covered by the funds in the existing RP Escrow, then all sums due to Seller under the Revenue Payments in Section 3.2.2 may at the Buyer’s election be paid into the RP Escrow Account for a period of up to and including the earlier of the conclusion of the arbitration and six months.

10.             TERMINATION.

10.1.                        TERMINATION OF AGREEMENT.  This Agreement may be terminated at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Closing:

10.1.1.              By mutual written consent of Buyer and Seller; or

10.1.2.              By Buyer or Seller if the Closing does not occur by the date that is six months after the date of this Agreement (the “Outside Date”), whether such date is before or after the date of approval by the Requisite Stockholder Vote; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1.2 shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause or, or shall have resulted in, the failure of the Closing to occur by such date; or

10.1.3.              By Buyer or Seller if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been convened and a vote to approve this Agreement shall have been taken thereat and the adoption of this Agreement by the Requisite Stockholder Vote shall not have been obtained (and shall not have been obtained at any adjournments or postponements thereof); or

10.1.4.                                          Seller, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Buyer which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 8.5 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the Buyer from Seller, or which by its nature or timing cannot be cured within such time period; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if it is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement; or

10.1.5.                                          Buyer, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 8.4 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to Seller from Buyer, or which by its nature or timing cannot be cured within such time period; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.5 if the Buyer is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement; or

10.1.6.              By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (a “Restraint”), which Restraint has become final and non-appealable; provided, however, that no party hereto shall have such right to terminate pursuant to this Section 10.1.6 unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Restraint or to have such Restraint vacated or made inapplicable to the transactions contemplated by this Agreement; or

10.1.7.              By Buyer if (i) a Change of Company Recommendation shall have occurred; (ii) the board of directors of Seller withholds, withdraws, qualifies, modifies or amends the Company Recommendation in a manner adverse to the Buyer in accordance with, and subject to the terms and conditions of, Section 6.2; (iii) the board of directors of Seller or any committee thereof shall approve, adopt or recommend any Superior Proposal or Acquisition Proposal; (iv) Seller shall have executed any letter of intent, memorandum of understanding or similar contract relating to any Superior Proposal or Acquisition Proposal; (v) Seller publicly announces its intention to take any of the actions in the foregoing clauses (i), (ii), (iii), or (iv); (v) with the prior consent of the board of directors of Seller, any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) acquires beneficial ownership of more than twenty-five (25%) percent of the outstanding shares of capital stock of Seller; or (vi) Seller breaches its obligation (if any) to hold the Stockholder Meeting other than solely as a result of actions taken or omitted by the SEC; or

10.1.8.              By Seller, at any time prior to the Closing, in accordance with, and subject to the terms and conditions of, Section 6.2.4; or

10.1.9.              By Seller, at any time prior to the Closing, if federal legislation is passed in the United States which the board of directors of Seller has determined in good faith (after consultation with Seller’s outside counsel), would result in the legalization of online gambling in the United States.

10.2.                        PROCEDURE AND EFFECT OF TERMINATION.  In the event of termination of this Agreement by a party pursuant to Section 10.1 written notice shall be given to the other parties specifying the provision of Section 10.1 pursuant to which such termination is made, and this Agreement (other than this Section 10.2, Section 7.6 (Confidentiality) and Section 11 (Miscellaneous), other than Section 11.6 (Further Assurances)) shall terminate and become void and of no force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from (i) the willful failure of any party hereto to fulfill a condition to the performance of the material obligations of the other parties hereto or (ii) the willful failure of any party hereto to perform a material covenant applicable to it, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; provided, further, that:

10.2.1.                                          if Buyer terminates this Agreement pursuant to Section 10.1.5 or Section 10.1.7, within ten (10) Business Days after the date of such termination, Seller shall pay the amount of One Million Dollars (US$1,000,000) (the “Termination Fee”) to, or as directed by, Buyer by wire transfer of immediately available funds to one or more accounts specified by Buyer in writing, which Termination Fee shall be separate from any Initial Payment Reimbursement which may be owed pursuant to Section 10.3; and

10.2.2.              if Seller terminates this Agreement pursuant to Section 10.1.4, within ten (10) Business Days after the date of such termination, Buyer shall pay the Termination Fee to, or as directed by, Seller by wire transfer of immediately available funds to one or more accounts specified by Seller in writing.  For purposes of clarity, any Termination Fee which may be owed by Buyer to Seller pursuant to this Section 10.2.2, shall be separate from and in addition to any rights which Seller may have to retain the Initial Payment, as described in Section 10.3 below.

10.2.3.              Each party acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement.  In the event that either party shall fail to pay the Termination Fee when due, such party shall reimburse the other party for all reasonable and documented costs and expenses actually incurred or accrued by or on behalf of such party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.2.3.

10.3.        REIMBURSEMENT OF THE INITIAL PAYMENT.  In the event that the Initial Payment is paid to, or as directed by, Seller (as described in Section 3.1) and, thereafter, this Agreement is terminated pursuant to Section 10.1, the following provisions shall apply:

10.3.1.              If this Agreement is terminated by Buyer pursuant to Section 10.1.3, Section 10.1.5 or Section 10.1.7 or by Seller pursuant to Section 10.1.3, Section 10.1.8 or Section 10.1.9 then, within ten (10) Business Days after the date of such termination, Seller shall pay the amount of One Million Dollars (US$1,000,000) to, or as directed by, Buyer by wire transfer of immediately available funds to one or more accounts specified by Buyer in writing as a reimbursement of the Initial Payment (the “Full Initial Payment Reimbursement”).

10.3.2.              If this Agreement is terminated  pursuant to Section 10.1.1, Seller shall pay the amount of Five Hundred Thousand (US$500,000)  to, or as directed by, Buyer by wire transfer of immediately available funds to one or more accounts specified by Buyer in writing as a partial reimbursement of the Initial Payment (the “Partial Initial Payment Reimbursement”).  The Partial Initial Payment Reimbursement and the Full Initial Payment Reimbursement are each referred to herein as a “Initial Payment Reimbursement”).

10.3.3.              If this Agreement is terminated by Buyer pursuant to Section 10.1.2, and Seller’s failure to take any action required to fulfill any obligation under this Agreement shall be the cause, or shall have resulted in, the failure of the Closing to occur by the Outside Date, then Seller shall pay the Full Initial Payment Reimbursement to, or as directed by, Buyer.  If this Agreement is terminated by Seller pursuant to Section 10.1.2 and Buyer’s failure to take any action required to fulfill any obligation under this Agreement was not the cause, or did not result in, the failure of the Closing to occur by the Outside Date, then Seller shall pay the Full Initial Payment Reimbursement to, or as directed by, Buyer.

10.3.4.              If this Agreement is terminated pursuant to Section 10.1.6, and Seller’s failure (or the failure of any Affiliate of Seller) to comply with any Law applicable to Seller or the Business or failure to take any action required to fulfill any obligation under this Agreement shall be the cause, or shall have resulted in, the Restraint, then Seller shall pay the Full Initial Payment Reimbursement to, or as directed by, Buyer.  If this Agreement is terminated pursuant to Section 10.1.6, and the Restraint (i) was not caused by or the result of the failure of either Buyer or Seller (or any of their Affiliates) to comply with any applicable Laws or to take any action required to fulfill any obligation under this Agreement, or (ii) was caused by or the result of the failure of both Seller (or any of its Affiliates) and Buyer (or any of its Affiliates), in each case in material respects, to comply with any applicable Laws or to take any action required to fulfill any obligation under this Agreement, then, in either case, Seller shall pay the Partial Initial Payment Reimbursement to, or as directed by, Buyer.

10.3.5.              If this Agreement is terminated pursuant to Section 10.1 for any reason, other than as expressly described in Section 10.3.1 through Section 10.3.4 above, Buyer shall not be entitled to receive any Initial Payment Reimbursement and Seller shall retain the full amount of the Initial Payment.

Any Initial Payment Reimbursement which may be owed pursuant to this Section 10.3 shall be paid within ten (10) Business Days after the date of the applicable termination, by wire transfer of immediately available funds to one or more accounts specified by the receiving party in writing.    For purposes of clarity, the treatment of the Initial Payment Reimbursement pursuant to this Section 10.3, if any, shall be separate from any Termination Fee which may be owed to Buyer or Seller pursuant to Section 10.2.1 or Section 10.2.2.

11.    MISCELLANEOUS.

11.1.                        ENTIRE AGREEMENT.  This Agreement, together with the schedules and exhibits attached hereto, and other Transaction Documents, are the product of both of the parties hereto, constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein.  Other than as contained in this Agreement, together with the schedules and exhibits attached hereto, and other Transaction Documents, there are no other written or oral representations, agreements, arrangements, or understandings existing between the parties hereto regarding this Agreement or the other Transaction Documents.

11.2.                        AMENDMENTS AND WAIVERS.  Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns.  Any amendment or waiver affected in accordance with this Section 11.2 shall be binding upon the parties and their respective successors and assigns.

11.3.                        ASSIGNMENT; SUCCESSORS AND ASSIGNS.  Neither party shall assign or transfer its rights or obligations under this Agreement, whether directly or indirectly or by operation of Law, or purport to do so, without the other party’s prior written consent, such consent not to be unreasonably withheld; provided, however, that, subject to Section 7.12, as applicable, such consent shall not be required for (i) an assignment of this Agreement to an Affiliate of the assignor, or (ii) assignment of this Agreement in the context of a merger of a party with another company, or the sale of all or substantially all of the shares or assets of a party to another company.  Subject to the aforesaid limitation, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

11.4.                        GOVERNING LAW; JURISDICTION.  This Agreement concerns a business with significant operations in California and all questions with respect to this Agreement and the other Transaction Documents and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction.

11.5.                        ARBITRATION.  Any controversy, dispute or claim among the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement or the other Transaction Documents, shall be settled exclusively by arbitration in accordance with Appendix A hereto.

11.6.                        FURTHER ASSURANCES.  From and after the date hereof, including after the Closing, each party shall each execute and deliver such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Purchased Assets or to consummate, in any other manner, the terms and provisions of this Agreement, at the sole cost and expense of the requesting party.

11.7.                        COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.8.                        NOTICES.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient (a) when delivered personally, (b) on the next Business Day following deposit with an overnight delivery service of national reputation or (c) when transmitted by facsimile (transmission confirmed), if such notice is addressed to the party to be notified at such party’s address or facsimile number as follows, or as subsequently modified by written notice.

SELLER:	BUYER:

WPT Enterprises Inc.	Peerless Media Ltd.
5700 Wilshire Boulevard, Suite 350	c/o ElectraWorks Ltd.
Los Angeles, CA 90036	Suite 711
Attn: Chief Executive Officer	Europort
Telephone: (323) 330-9844	Gibraltar
Facsimile:(323) 330-9901	Attn: General Counsel
Telephone: 00350 200 40126
Facsimile: 00350 200 42671

With a copy to:	With a copy to:

Liner Grode Stein Yankelevitz Sunshine	ElectraWorks Ltd.
Regenstreif & Taylor LLP	Suite 711

1100 Glendon Avenue, 14th Floor	Europort
Los Angeles, CA 90024	Gibraltar
Attn: Joshua B. Grode, Esq.	Attn: Company Secretary
Telephone: (310) 500-3500	Telephone: 00350 200 40126
Facsimile:(310) 500-3501	Facsimile: 00350 200 42671

PARENT:

ElectraWorks Ltd.
Suite 711
Europort
Gibraltar
Attn: General Counsel
Telephone: 00350 200 40126
Facsimile: 00350 200 42671

With a copy to:

ElectraWorks Ltd.
Suite 711
Europort
Gibraltar
Attn: Company Secretary
Telephone: 00350 200 40126
Facsimile: 00350 200 42671

11.9.                        SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.10.                  SPECIFIC PERFORMANCE.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

11.11.                  NO WAIVER.  A failure or delay by either party to exercise any right or remedy under this Agreement shall not be construed or operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy.  A waiver by either party of any breach of or default under this agreement shall not be considered a waiver of a preceding or subsequent breach or default.  A purported waiver or release under this Agreement is not effective unless it is a specific authorized written waiver or release.

11.12.                  ADVICE OF LEGAL COUNSEL.  Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

11.13.                  NO THIRD PARTY BENEFICIARY.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.14.                  FEES AND EXPENSES.  Each party shall bear its own fees and expenses (including the fees and expenses of its financial, legal, accounting and other advisors) incurred in the negotiation, documentation and delivery of the Agreement and the transactions contemplated hereby, whether or not the Closing occurs.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

BUYER:

Peerless Media Ltd.,

a Gibraltar private limited company

By:	/s/ Neil Cottar
Name:	Neil Cottar
Title:	Director

SELLER:

WPT Enterprises, Inc.,

a Delaware corporation

By:	/s/ Steven Lipscomb
Name:	Steven Lipscomb
Title:	Founder, President & CEO

APPENDIX A

Dispute Resolution

(a)           Arbitration as Exclusive Remedy.  Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Agreement or the other Transaction Documents, including their respective validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) whether based on breach of covenant, breach of an implied covenant or intentional infliction of emotional distress or other tort of contract theories, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles, California before a single arbitrator in accordance with the Commercial Arbitration Rules of JAMS/Endispute (“JAMS”) then in effect. The parties hereby (i) consent to the in personam jurisdiction of the Superior Court of the State of California for purposes of confirming any such award and entering judgment thereon; and (ii) agree to use their best efforts to keep all matters relating to any arbitration hereunder confidential.  In any arbitration proceedings hereunder, (a) all testimony of witnesses shall be taken under oath; (b) discovery will be allowed under the provisions of Section 1283.05 of the California Code of Civil Procedure, as presently in force, which are incorporated herein; and (c) upon conclusion of any arbitration, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Agreement along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure.  Each party agrees that, except as otherwise set forth herein, the arbitration provisions of this Agreement are its exclusive remedy and expressly waives any right to seek redress in another forum.  The fees of the neutral arbitrator shall be borne equally by each party during the arbitration, but the fees of the neutral arbitrator shall be borne by the losing party.

(b)           Exclusive Jurisdiction of California Courts.  With respect to matters not covered by arbitration, or for the purpose of confirming any arbitration award, each of the parties irrevocably submits to the exclusive jurisdiction of the state courts of the State of California located in Los Angeles, California, or the United States Federal District Court for California for the purposes of any suit, action or other proceeding arising out of this Agreement or the other Transaction Documents.  Each of the parties agrees to commence any action, suit or proceeding relating hereto in such courts.  Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein will be effective service of process for any action, suit or proceeding in the State of California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(c)           Attorneys’ Fees.  In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, the party or parties substantially prevailing in such dispute will be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such dispute.

Annex B

GUARANTY

This GUARANTY (this “Guaranty”), dated as of August 24, 2009, is made by ElectraWorks Ltd., a Gibraltar private limited company (“Guarantor”), in favor of WPT Enterprises, Inc., a Delaware corporation (“Beneficiary” or “Seller”).

RECITALS

WHEREAS, simultaneously herewith, Seller and Peerless Media Ltd., a Gibraltar private limited company (“Buyer”), are entering into that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), pursuant to which Buyer is agreeing to purchase substantially all of the assets of Seller, other than the Excluded Assets (as defined therein);

WHEREAS, it is a condition precedent to the execution and delivery of the Asset Purchase Agreement by Seller that Guarantor execute and deliver this Guaranty;

WHEREAS, Buyer is a wholly-owned subsidiary of Guarantor and Guarantor will receive substantial economic benefit from the consummation of the transactions contemplated by the Asset Purchase Agreement; and

WHEREAS, Guarantor is executing and delivering this Guaranty to guarantee the Guaranteed Obligations (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Asset Purchase Agreement.

2.             Guarantee of Guaranteed Obligations.  Guarantor hereby unconditionally and irrevocably guarantees as obligor and as surety to Beneficiary the performance when due of any and all covenants, agreements and other obligations of Buyer under the Asset Purchase Agreement (including all exhibits and ancillary agreements contemplated thereunder) and each of the other Transaction Documents, now or hereafter existing, made, incurred or created, whether absolute or contingent, liquidated or unliquidated, and however arising under or in connection with the Asset Purchase Agreement and each of the other Transaction Documents (collectively, the “WPT Transaction Documents”), as applicable, including, without limitation, the payment when due of any and all amounts owing to Seller under the terms of the Asset Purchase Agreement (all such obligations including all amendments, modifications, supplements, renewals or extensions of any of them, whether such amendments, modifications, supplements, renewals or extensions are evidenced by new or additional instruments, documents or agreements or the security therefor, or otherwise, collectively the “Guaranteed Obligations”).  In addition to acting as Guarantor, Guarantor adopts the obligations of Buyer as set forth in Section 3.4 (non-circumvention), Section 7.12.2 (buyer acquisition transactions) and Section 7.12.3 (exploitation of purchased assets).

3.             Guaranty Absolute.  This Guaranty is irrevocable, absolute and unconditional in nature, relates to any Guaranteed Obligations now existing or hereafter arising and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than performance (including payment, if applicable) of all Guaranteed Obligations.  This Guaranty is a guarantee of performance of the Guaranteed Obligations and of payment (and not merely of collection) of the Guaranteed Obligations to the extent that the Guaranteed Obligations have not been performed by Buyer pursuant to the terms of the WPT Transaction Documents to which Buyer is party.  Guarantor guarantees that the Guaranteed Obligations will be performed and paid strictly in accordance with the terms of each WPT Transaction Document.  Guarantor may be joined in any action to enforce Buyer’s obligations.

4.             Representations, Warranties and Covenants.  Each representation and warranty set out in this Section 4 is not qualified in any way whatsoever and, except as provided in this Guaranty, will be deemed to be repeated at and will not merge on the Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, is given with the intention that liability is not confined to breaches discovered before the Closing, is separate and independent and is made and given as of the date hereof with the intention of inducing Seller to enter into the Asset Purchase Agreement.  Guarantor represents and warrants to Seller as follows:

(a)           Organization, Standing and Power.  Guarantor is a private limited company duly organized, validly existing and in good standing under the laws of Gibraltar.

(b)           Authority.  The execution and delivery of this Guaranty (and all other agreements and instruments contemplated under this Guaranty) by Guarantor, the performance by Guarantor of its obligations hereunder, and the consummation by Guarantor of the transactions contemplated hereby have been duly authorized by all necessary action by Guarantor’s board of directors, and no other act or proceeding on the part of or on behalf of Guarantor is necessary to approve the execution and delivery of this Guaranty and such other agreements and instruments, the performance by Guarantor of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  Guarantor has the requisite power and authority to execute and deliver this Guaranty and all of the other agreements and instruments to be executed and delivered by Guarantor pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Guarantor pursuant to the provisions hereof and thereof.

(c)           Execution and Binding Effect.   This Guaranty has been duly and validly executed and delivered by Guarantor and constitutes, and the other agreements and instruments to be executed and delivered by Guarantor pursuant hereto, upon their execution and delivery by Guarantor will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Guarantor, enforceable against Guarantor in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

(d)           Consents and Approvals of Governmental Entities.  Other than the Gibraltar regulatory requirement to approve organizational changes to Guarantor, as applicable, there is no requirement applicable to Guarantor to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the consummation by Guarantor of the transactions contemplated by this Guaranty or the Asset Purchase Agreement and the other agreements and instruments to be executed and delivered by Guarantor pursuant hereto or thereto or the consummation by Guarantor of the transactions contemplated herein or therein.

(e)           No Violation.  Neither the execution, delivery and performance of this Guaranty and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Articles or Bylaws (or similar corporate document) of Guarantor, (b) conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, notice, bond, mortgage, lease or other instrument or obligation to which Guarantor or by which any of the assets of Guarantor are bound, or (c) violate any Law or order, writ, injunction or decree of any Governmental Entity applicable to Guarantor or by which any properties or assets of Guarantor may be bound.

(f)            Consents.  No consents of any third party are required as a result of the execution, delivery and performance of this Guaranty or the consummation of the transactions contemplated hereby by Guarantor.

5.             Trust of Receivables.  Guarantor agrees that, during such time as the Guaranteed Obligations remain outstanding,  upon the occurrence and during the continuance of any breach by Buyer under any WPT Transaction Document, if Guarantor shall collect or receive any payments with respect to such indebtedness, obligation or liability of Buyer now or hereafter owed to Guarantor, such amounts shall be received by Guarantor as trustee for Beneficiary and shall be paid over to Beneficiary on account of the Guaranteed Obligations, but without reducing or affecting in any manner the obligations of Guarantor under the other provisions of this Guaranty.

6.             Waivers and Consents.  For purposes of this Guaranty, Guarantor shall be entitled to avail itself of any defense in relation to obligations under the Asset Purchase Agreement that could be relied upon by Buyer.  Guarantor acknowledges and agrees not to use this provision in a manner to circumvent Buyer’s or its obligations under the Asset Purchase Agreement.  Guarantor shall be deemed to have received notice at the same time as Buyer whether or not actual notice is separately sent to Guarantor.

(a)           The obligations of Guarantor under this Guaranty shall remain in full force and effect without regard to, and shall not be limited, impaired, discharged or affected by, whether or not Guarantor shall have had notice or knowledge of any of them, any of the following.

(i)            any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions of any WPT Transaction Document;

(ii)           any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(iii)          any dissolution, cessation of business, bankruptcy, reorganization, or the like of Buyer.

(iv)          any requirement that Beneficiary protect, secure, perfect or insure any lien or any property or exhaust any right or first take any action against Buyer or any collateral of Buyer which secures any of the Guaranteed Obligations;

(v)           any defense arising by reason of lack of power or authority of Buyer with respect to the WPT Transaction Documents to which it is party;

(vi)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of Buyer under any WPT Transaction Document or any other amendment or waiver of or any consent to departure from any such agreements, including, without limitation, any increase in or amendment to the Guaranteed Obligations;

(vii)         any change, restructuring or termination of the corporate structure or existence of Buyer, including, without limitation, any transfer of, or Encumbrance on, any interest in Buyer;

(viii)        the application of payments received from any source to the payment of obligations or indebtedness other than the Guaranteed Obligations, even though Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations;

(ix)           any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations;

(x)            any defenses based on the statute of frauds or usury; and

(xi)           any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guaranteed Obligations.

(b)           Until all Guaranteed Obligations have been fully performed, Guarantor hereby agrees as follows:

(i)            Guarantor hereby waives promptness, diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any other party, protest or notice with respect to any of the obligations of any other party, and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance, notices of any action or inaction, including acceptance of this Guaranty, notices of default under any WPT Transaction Document or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto and notices of any of the matters referred to in this Section 6 and any right to consent to any thereof, and the benefit of all other demands whatsoever (and shall not require that the same be made on any other party as a condition precedent to the obligations of Guarantor), and covenants that the obligations of Guarantor under this Guaranty will not be discharged, except by complete payment and performance of the obligations evidenced hereunder, except only as limited by the express contractual provisions of this Guaranty;

(ii)           Guarantor waives all rights and defenses arising out of an election of remedies by Beneficiary so long as such election of remedies shall not destroy Guarantor’s rights of subrogation and reimbursement against any other party;

(iii)          Beneficiary is hereby authorized, without notice or demand (and any such notice being expressly waived), from time to time, (A) to accept partial payments on all or any part of the obligations of any other party; (B) to take and hold security or collateral for the payment of all or any part of the obligations of any other party; (C) to exchange, enforce, waive and release any such security or collateral for such obligations; (D) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; (E) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of such obligations and any security or collateral for such obligations.  Any of the foregoing may be done in any manner, and Guarantor agrees that the same shall not affect or impair the obligations of Guarantor under this Guaranty;

(iv)          Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Buyer and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, and Guarantor hereby agrees that Beneficiary shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances;

(v)           Guarantor agrees that neither Beneficiary nor any person or entity acting for or on behalf of Beneficiary shall be under any obligation to marshal any assets in favor of Guarantor or against or in payment of any or all of the obligations secured pursuant hereto.  Guarantor further agrees that, to the extent that any other party or any other guarantor of all or any part of the obligations of any other party makes a payment or payments to Beneficiary, or Beneficiary receives any proceeds of collateral for any of the obligations of any other party, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid or refunded, then, to the extent of such payment or repayment, the part of such obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.  Guarantor further waives any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject to this Guaranty;

(vi)          Until all Guaranteed Obligations have been fully paid and/or performed, Guarantor waives all rights of subrogation with respect to the WPT Transaction Documents that are or may become available to Guarantor under applicable law and agrees that Guarantor will not assert such subrogation rights in any action or proceeding which Beneficiary may commence to enforce its rights under this Guaranty.  Guarantor acknowledges and agrees that it intends the foregoing to be an express waiver of its subrogation rights under applicable law;

(vii)         Guarantor waives any benefit of, and any right to participate in, any security or collateral given to Beneficiary to secure the payment or performance of all or any part of such obligations or any other liability of any other parties to Beneficiary;

(viii)        This Guaranty applies to all Guaranteed Obligations, whether existing now or in the future, and shall continue until the full payment and/or performance of the Guaranteed Obligations.

(ix)           Guarantor acknowledges it will receive substantial indirect benefits from the arrangements contemplated by the WPT Transaction Documents and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits;

(x)            Guarantor waives the right to have the property of Buyer first applied to the Guaranteed Obligations;

(xi)           Guarantor waives any right to require Beneficiary, as a condition of payment or performance by Guarantor, to (a) proceed against Buyer or any other guarantor of the Guaranteed Obligations or any other Person, (b) proceed against or exhaust any security held from Buyer any other guarantor of the Guaranteed Obligations or any other Person, (c) proceed against or have resort to any balance of any deposit account or credit on the books of Beneficiary in favor Buyer or any applicable Affiliates of Guarantor or any other Person, or (d) pursue any other remedy in the power of Beneficiary; and

(xii)          Guarantor waives any defense based upon Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith, and to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty, and expressly acknowledges the reliance hereon of Beneficiary.

As used in this paragraph, any reference to “the principal” includes Buyer and any reference to “the creditor” includes Beneficiary.  No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.

7.             Condition of Buyer and Applicable Affiliates.  Guarantor represents and warrants to Beneficiary that Guarantor has established adequate means of obtaining from Buyer, on a continuing basis, financial and other information pertaining to their respective businesses, operations and condition (financial and otherwise), properties and ability to perform their respective obligations under the WPT Transaction Documents to which they are party.  Guarantor now is and hereafter will be completely familiar with Buyer’s businesses, operations and condition (financial and otherwise), properties and ability to perform its obligations under the WPT Transaction Documents to which it is a party.  Guarantor hereby expressly waives and relinquishes any duty on the part of Beneficiary to disclose to Guarantor any matter, fact or thing related to Buyer’s businesses, operations or condition (financial or otherwise), and properties, whether now known or hereafter known by Beneficiary during the effectiveness of this Guaranty.

8.             Subordination of Subrogation Claims.  Unless and until all of the Guaranteed Obligations shall have been indefeasibly satisfied, Guarantor will not exercise any rights that it may now or hereafter acquire against Buyer that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this Guaranty or the WPT Transaction Documents.  If any amount shall be paid to Guarantor in violation of the preceding sentence at any time prior to the indefeasible satisfaction of the Guaranteed Obligations, such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary to be credited and applied to the Guaranteed Obligations (including payment to Beneficiary of any amounts due Beneficiary in respect of the Guaranteed Obligations) and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the WPT Transaction Documents, or to be held as collateral for any Guaranteed Obligations.

9.             Understandings With Respect to Waivers and Consents.  Guarantor acknowledges that it has either consulted with legal counsel regarding the effect of this Guaranty and the waivers and consents set forth herein, or has made an informed decision not to do so.  If this Guaranty or any of the waivers or consents herein are determined to be unenforceable under or in violation of applicable law, this Guaranty and such waivers and consents shall be effective to the maximum extent permitted by Law.

10.           Indemnification.  Guarantor shall indemnify, defend and hold harmless Beneficiary and its stockholders, officers, directors, Affiliates and employees (collectively, the “Indemnitees”) from and against any claim, loss, liability, judgment, cost or expense, including reasonable attorneys’ fees and disbursements (collectively, the “Claims”), asserted against, imposed upon, incurred by or caused to any of the Indemnitees, that arise out of or relate to, any breach by Guarantor of any of Guarantor’s representations, warranties, covenants or other obligations set forth in this Guaranty.

11.           Notices.  Any notice required or permitted by this Guaranty shall be in writing and shall be deemed sufficient (a) when delivered personally, (b) on the next Business Day following deposit with an overnight delivery service of national reputation or (c) when transmitted by facsimile (transmission confirmed), if such notice is addressed to the party to be notified at such party’s address or facsimile number as follows, or as subsequently modified by written notice.

GUARANTOR:	SELLER:

ElectraWorks Ltd.	WPT Enterprises Inc.
Suite 711	5700 Wilshire Boulevard, Suite 350
Europort	Los Angeles, CA 90036
Gibraltar	Attn: Chief Executive Officer
Attn: General Counsel	Telephone: (323) 330-9844
Telephone: 00350 200 40126	Facsimile: (323) 330-9901
Facsimile: 00350 200 42671

With a copy to:	With a copy to:

ElectraWorks Ltd.	Liner Grode Stein Yankelevitz Sunshine
Suite 711	Regenstreif & Taylor LLP
Europort	1100 Glendon Avenue, 14th Floor
Gibraltar	Los Angeles, CA 90024
Attn: Company Secretary	Attn: Joshua B. Grode, Esq.
Telephone: 00350 200 40126	Telephone: (310) 500-3500
Facsimile: 00350 200 42671	Facsimile: (310) 500-3501

12.           Governing Law.  This Guaranty concerns a business with significant operations in California and all questions with respect to this Guaranty and the rights and liabilities of the parties will be governed by the Laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction.

13.           Arbitration.  Any controversy, dispute or claim among the parties to this Guaranty, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Guaranty, shall be settled exclusively by arbitration in accordance with Appendix A hereto.

14.           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Guaranty were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Guaranty and to enforce specifically the terms and provisions hereof and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

15.           Amendments.  Any term of this Guaranty may be amended or waived with the written consent of the parties or their respective successors and assigns.  Any amendment or waiver affected in accordance with this Section 13 shall be binding upon the parties and their respective successors and assigns.

16.           No Waiver.  A failure or delay by either party to exercise any right or remedy under this Guaranty shall not be construed or operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy.  A waiver by either party of any breach of or default under this Guaranty shall not be considered a waiver of a preceding or subsequent breach or default.  A purported waiver or release under this Guaranty is not effective unless it is a specific authorized written waiver or release.

17.           Continuing Guaranty; Assignment.  This Guaranty is a continuing guaranty and shall remain in full force and effect until all of the Guaranteed Obligations (including payment to Beneficiary of any amounts due Beneficiary in respect of the Guaranteed Obligations) and any other amounts payable under this Guaranty have been fully and finally satisfied.  Notwithstanding anything herein to the contrary, neither party shall assign or transfer its rights or obligations under this Guaranty, whether directly or indirectly or by operation of Law, or purport to do so, without the other party’s prior written consent; provided, however, that, subject to Section 3.14 (Non-circumvention) and Section 7.13 (Acquisition of Buyer) of the Asset Purchase Agreement, as applicable, such consent shall not be required for (i) an assignment of this Guaranty to an Affiliate of the assignor, or (ii) assignment of this Guaranty in the context of a merger of a party with another company, or the sale of all or substantially all of the shares or assets of a party to another company.  Subject to the aforesaid limitation, the terms and conditions of this Guaranty shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  For the purposes of clarity, nothing in this document shall be construed to allow Guarantor to circumvent (through assignment or otherwise) its affirmative obligations contained Section 3.4 (non-circumvention), Section 7.12.2 (buyer acquisition transactions) and Section 7.12.3 (exploitation of purchased assets).

18.           Survival of Warranties and Other Agreements.  All representations, warranties, covenants and agreements of Guarantor contained herein shall survive the execution and delivery of this Guaranty and shall be deemed made continuously, and shall continue in full force and effect, until the termination of this Guaranty

19.           Counterparts.  This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

20.           Termination.  Upon performance in full of the Guaranteed Obligations (including payment to Beneficiary of any amounts due Beneficiary in respect of the Guaranteed Obligations) and all other amounts, if any, payable under this Guaranty, this Guaranty shall immediately and automatically terminate and be of no further force and effect; provided that this Guaranty shall be reinstated if at any time payment, performance or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by Beneficiary (or any permitted assignee of Beneficiary) upon the bankruptcy or reorganization of Buyer.

21.           Miscellaneous.

(a)  It is not necessary for Beneficiary to inquire into the capacity or powers of Guarantor, Buyer or the officers, directors or any agents acting or purporting to act on behalf of any of them.

(b)  The rights, powers and remedies given to Beneficiary by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiary by virtue of any statute or rule of law or in any of the WPT Transaction Documents or any agreement between Guarantor and Beneficiary or between Beneficiary and either of Buyer.  Any forbearance or failure to exercise, and any delay by Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy

(c)           Notwithstanding anything to the contrary contained herein, the obligations of Guarantor under this Guaranty shall not be larger in amount nor in any other respects more burdensome than the Guaranteed Obligations and if the obligations of Guarantor under this Guaranty exceed the Guaranteed Obligations such obligations shall be reduced in proportion to the Guaranteed Obligations.  Except as expressly waived by Guarantor herein, Guarantor shall be entitled to assert any defenses available to Buyer under the WPT Transaction Documents.

(d)           The provisions of this Guaranty shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Guaranty, or the application thereof to any Person or any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Guaranty and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(e)           This Guaranty, together with the other Transaction Documents, are the product of both of the parties hereto, constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein.  Other than as contained in this Guaranty and the other Transaction Documents, there are no other written or oral representations, agreements, arrangements, or understandings existing between the parties hereto regarding this Guaranty.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the duly authorized officers of Guarantor and Seller as of the date first above written.

GUARANTOR:

ElectraWorks Ltd.,

a Gibraltar private limited company

By:	/s/ Neil Cottar
Name:	Neil Cottar
Title:	Director

Seller:

WPT Enterprises, Inc.,

a Delaware corporation

By:	/s/ Steven Lipscomb
Name:	Steven Lipscomb
Title:	Founder, President & CEO

APPENDIX A

Dispute Resolution

(a)           Arbitration as Exclusive Remedy.  Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Guaranty, including its validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) whether based on breach of covenant, breach of an implied covenant or intentional infliction of emotional distress or other tort of contract theories, which are not settled by agreement between the parties, shall be settled by arbitration in Los Angeles, California before a single arbitrator in accordance with the Commercial Arbitration Rules of JAMS/Endispute (“JAMS”) then in effect. The parties hereby (i) consent to the in personam jurisdiction of the Superior Court of the State of California for purposes of confirming any such award and entering judgment thereon; and (ii) agree to use their best efforts to keep all matters relating to any arbitration hereunder confidential.  In any arbitration proceedings hereunder, (a) all testimony of witnesses shall be taken under oath; (b) discovery will be allowed under the provisions of Section 1283.05 of the California Code of Civil Procedure, as presently in force, which are incorporated herein; and (c) upon conclusion of any arbitration, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Guaranty along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure.  Each party agrees that, except as otherwise set forth herein, the arbitration provisions of this Guaranty are its exclusive remedy and expressly waives any right to seek redress in another forum.  The fees of the neutral arbitrator shall be borne equally by each party during the arbitration, but the fees of the neutral arbitrator shall be borne by the losing party.

(b)           Exclusive Jurisdiction of California Courts.  With respect to matters not covered by arbitration, or for the purpose of confirming any arbitration award, each of the parties irrevocably submits to the exclusive jurisdiction of the state courts of the State of California located in Los Angeles, California, or the United States Federal District Court for California for the purposes of any suit, action or other proceeding arising out of this Guaranty.  Each of the parties agrees to commence any action, suit or proceeding relating hereto in such courts.  Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein will be effective service of process for any action, suit or proceeding in the State of California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Guaranty in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(c)           Attorneys’ Fees.  In any dispute between the parties hereto or their representatives concerning any provision of this Guaranty or the rights and duties of any Person hereunder, the party or parties substantially prevailing in such dispute will be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such dispute.

Annex C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of [                          ], 2009 by and among Peerless Media Ltd., a Gibraltar private limited company (“Buyer”), and each Person listed on the signature page hereof as a stockholder (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

A.            Each Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $.001 per share (the “Common Stock”), of WPT Enterprises Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A attached hereto (such shares of Common Stock, together with all other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).

B.            Subsequent to the execution and delivery of this Agreement, Seller, Buyer and ElectraWorks Ltd., a Gibraltar private limited company (“Parent”), intend to enter into an Asset Purchase Agreement (the “Asset Purchase Agreement”).

C.            Pursuant to the Asset Purchase Agreement, Buyer shall agree to purchase substantially all of the assets of Seller, other than the Excluded Assets, and to assume certain liabilities and obligations of Seller as set out in the Asset Purchase Agreement, other than the Excluded Liabilities, on the terms and conditions set forth therein (the “Asset Purchase Transaction”), as will be more fully described in the Proxy Statement (the “Proxy Statement”) to be filed by Buyer with the Securities and Exchange Commission in connection therewith.

D.            The Stockholders believe that they, and the other stockholders of the Company, will derive substantial direct and indirect benefit from the Asset Purchase Transaction.

E.             The Stockholders desire to enter into this Agreement to induce Buyer to enter into the Asset Purchase Agreement and the Stockholders desire to vote the Subject Shares so as to facilitate the consummation of the Asset Purchase Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Agreement to Vote Shares.  Until the Expiration Date (as defined below), at every annual or special meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following (each such annual, special, adjourned or postponed meeting and written consent, each, a “Stockholder Vote”), each Stockholder shall vote (or cause to be voted), to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 2), the Subject Shares (and each class thereof) held by such Stockholder:

(i)            in favor of the approval of the Asset Purchase Transaction and in favor of any other actions contemplated by the Proxy Statement and any action required in furtherance thereof;

(ii)           against approval of any proposal made in opposition to, or in competition with, consummation of the Asset Purchase Transaction and the transactions contemplated by the Proxy Statement;

(iii)          against any of the following actions (other than those actions that relate to the Asset Purchase Transaction and the transactions contemplated by the Proxy Statement): (A) any Acquisition Proposal or any merger agreement, merger, consolidation, business combination, sale of substantial assets, reorganization or recapitalization of the Company with any party, (B) any sale, lease or transfer of any substantial part of the assets of the Company (other than in connection with the Asset Purchase Transaction), (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (D) any material change in the capitalization of the Company or corporate structure of the Company; or (E) any other action that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Asset Purchase Transaction or any other transactions contemplated by the Proxy Statement;

(iv)          in favor of waiving any notice that may have been or may be required relating to any sale of assets, any reorganization of the Company, change of control or acquisition of the Company by any other Person, or any consolidation or merger of the Company with or into any other Person; and

(v)           in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Asset Purchase Transaction.

Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote.  Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 1.

2.             Irrevocable Proxy.  Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to Buyer an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable Law, covering the total number of Subject Shares as to which such Stockholder holds beneficial ownership at the time of the applicable Stockholder Vote.

3.             Representations and Warranties of Each Stockholder.  Each Stockholder severally (and not jointly) represents and warrants to Buyer as follows:

(a)           Due Authorization and Organization.  Such Stockholder, if an entity, is organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable).  The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by such Stockholder, the performance by such Stockholder of its respective obligations hereunder, and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder, and no other act or proceeding on the part of or on behalf of such Stockholder is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by such Stockholder of its obligations hereunder and the consummation of the transactions contemplated hereby.  Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by such Stockholder pursuant to the provisions hereof.

(b)           No Conflicts.  There is no requirement applicable to such Stockholder to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the consummation by such Stockholder of the transactions contemplated by this Agreement.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the constitutive documents of such Stockholder, as applicable, (b) conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, notice, bond, mortgage, lease or other instrument or obligation to which such Stockholder or by which any of the assets of such Stockholder are bound, or (c) violate any Law or order, writ, injunction or decree of any Governmental Entity applicable to such Stockholder or by which any properties or assets of such Stockholder may be bound.

(c)           The Subject Shares.  Schedule A attached hereto sets forth, opposite such Stockholder’s name, the number of Subject Shares over which such Stockholder has record or beneficial ownership as of the date hereof.  As of the date hereof, such Stockholder is the record or beneficial owner of the Subject Shares denoted as being owned by such Stockholder on Schedule A and has the sole power to vote (or cause to be voted) such Subject Shares.  Except as set forth on Schedule A, neither such Stockholder nor any controlled affiliate of such Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company.  Such Stockholder has good and valid title to the Subject Shares denoted as being owned by such Stockholder on Schedule A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, as disclosed on Schedule A, or as would not prevent such Stockholder from performing its obligations under this Agreement.

(d)           Reliance By Buyer.  Such Stockholder understands and acknowledges that Buyer is carrying out the Asset Purchase Transaction in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e)           Litigation.  As of the date hereof, there is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

4.             Representations and Warranties of Buyer.  Buyer hereby represents and warrants to the Stockholders as follows:

(a)           Due Authorization and Organization.  Buyer is a private limited company duly organized, validly existing and in good standing under the laws of Gibraltar.  The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Buyer, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary action by Buyer’s board of directors, and no other act or proceeding on the part of or on behalf of Buyer is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby.  Buyer has the requisite power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof.

(b)           Conflicts.  There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the consummation by Buyer of the transactions contemplated by this Agreement.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Articles or Bylaws (or similar corporate document) of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any contract, notice, bond, mortgage, lease or other instrument or obligation to which Buyer or by which any of the assets of Buyer are bound, or (c) violate any Law or order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any properties or assets of Buyer may be bound.

5.             Covenants of Each Stockholder.  Until the termination of this Agreement in accordance with Section 7, each Stockholder, in its capacity as such, agrees as follows:

(a)           Each Stockholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, hypothecate, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or convert or agree to convert, any or all of the Subject Shares to any Person, except in each case for Transfers to such Stockholder’s affiliates as agree to be bound hereby, or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement.  Such Stockholder further agrees not to commit or agree to take any of the foregoing actions or take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

(b)           Such Stockholder shall not, nor shall such Stockholder permit any controlled Affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any controlled Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock intended to facilitate any Acquisition Proposal or to cause stockholders of the Company not to vote to approve and adopt the Asset Purchase Transaction, and the related transactions.  Such Stockholder shall not, and shall direct any investment banker, attorney, agent or other adviser or representative of such Stockholder not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person, other than Buyer, relating to any Acquisition Proposal.  Each Stockholder hereby represents that, as of the date hereof, it is not engaged in discussions or negotiations with any party other than Buyer with respect to any Acquisition Proposal.

(c)           Such Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the terms of this Agreement.

6.             Stockholder Capacity.  No Person executing this Agreement, or any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer.  Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in such Stockholder’s capacity as a director or officer of the Company.

7.             Termination.  The term of this Agreement and the Proxy delivered in connection herewith shall commence on the date hereof and shall terminate and shall have no further force or effect as of the Expiration Date.  As used herein, the term “Expiration Date” shall mean (i) the earlier of (A) the successful closing of the Asset Purchase Transaction, and (B) the termination of the Asset Purchase Transaction in accordance with the terms thereof, or (ii) at any time upon notice by Buyer to the Stockholders.  Notwithstanding the foregoing, nothing set forth in this Section 7 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party hereto, for any willful or intentional breach of this Agreement by reason of any such termination.

8.             Consents and Waivers.  Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Asset Purchase Transaction under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have.

9.             Publication.  Each Stockholder hereby authorizes Buyer and the Company to publish and disclose in the Proxy Statement (including any and all documents and schedules filed with the Securities and

Exchange Commission relating thereto) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

10.           Governing Law.  This Agreement concerns a business with significant operations in California and all questions with respect to this Agreement and the other Transaction Documents and the rights and liabilities of the parties will be governed by the Laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction.

11.           Arbitration.  Any controversy, dispute or claim among the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement, shall be settled exclusively by arbitration in accordance with Appendix A to the Asset Purchase Agreement.

12.           Specific Performance; Injunctive Relief.  The parties acknowledge that Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholders set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

13.           Amendment, Waivers, Etc.  This Agreement may be amended by Buyer and the Stockholders at any time.  This Agreement may not be amended except by an instrument in writing signed by Buyer and the Stockholders.  At any time, Buyer and the Stockholders may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Buyer or the Stockholders in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of Buyer or the Stockholders to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

14.           Binding Effect and Assignment.  Neither party shall assign or transfer its rights or obligations under this Agreement, whether directly or indirectly or by operation of Law, or purport to do so, without the other parties’ prior written consent; provided, however, that, subject to Section 3.4 and Section 7.12 of the Asset Purchase Agreement, as applicable, such consent shall not be required for (i) an assignment of this Agreement to an Affiliate of the assignor, or (ii) assignment of this Agreement in the context of a merger of a party with another company, or the sale of all or substantially all of the shares or assets of a party to another company.  Subject to the aforesaid limitation, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

15.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Buyer, to:

BUYER:

Peerless Media Ltd.
c/o ElectraWorks Ltd.
Suite 711

Europort
Gibraltar
Attn: General Counsel
Telephone: 00350 200 40126
Facsimile: 00350 200 42671

With a copy to:

ElectraWorks Ltd.
Suite 711
Europort
Gibraltar
Attn: Company Secretary
Telephone: 00350 200 40126
Facsimile: 00350 200 42671

If to any Stockholder, at the address set forth under such Stockholder’s name on the signature page hereof or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

16.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

17.           Entire Agreement.  This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

18.           Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

20.           No Ownership Interest.  Nothing contained in this Agreement shall be deemed, upon execution, to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares, except as otherwise provided herein.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Stockholder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

BUYER:

Peerless Media Ltd.,
a Gibraltar private limited company

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

STOCKHOLDER:

(Name of entity, if an entity)

By:

(Signature)

Name:

Title:

(Street Address)

(City and State)	(Zip Code)

Telephone Number

Facsimile

SCHEDULE A

SUBJECT SHARES

Subject Share that are beneficially owned:

                              shares of Company Common Stock

                              shares of Company Common Stock issuable upon exercise of outstanding options or warrants or other rights to purchase Company Common Stock

With respect to the shares set forth above and assuming the acceleration and exercise of all such Subject Shares, please indicate the number of shares as to which you possess the sole power to vote (or to direct the vote), sole power to dispose (or to direct the disposition) or shared power to so vote or dispose:

(i)	Sole power to vote:

(ii)	Shared power to vote:

(iii)	Sole power to dispose:

(iv)	Shared power to dispose:

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of WPT Enterprises Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Andrew Fritchie and Martin Weigold of Peerless Media Ltd., a Gibraltar private limited company (“Buyer”), and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that are beneficially owned by the undersigned at the time of each Stockholder Vote (defined below) (the “Shares”) in accordance with the terms of this Proxy until the Expiration Date (as defined in the Voting Agreement (as defined below)).  The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy.  Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the shares held by such Stockholder until after the Expiration Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement, dated as of [                                        ], 2009, by and among Buyer and Stockholder (the “Voting Agreement”).

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date (as defined in the Voting Agreement), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting (each such annual, special, adjourned or postponed meeting and/or written consent, each, a “Stockholder Vote”), to act as the undersigned’s attorney-in-fact and proxy to vote the Shares that are beneficially owned by the undersigned at the time of a Stockholder Vote, and to exercise all voting, consent and similar rights of the undersigned with respect to such Shares (including, without limitation, the power to execute and deliver written consents) as follows:

(i)            in favor of the approval of the Asset Purchase Transaction and in favor of any other actions contemplated by the Proxy Statement and any action required in furtherance thereof;

(ii)           against approval of any proposal made in opposition to, or in competition with, consummation of the Asset Purchase Transaction and the transactions contemplated by the Proxy Statement;

(iii)          against any of the following actions (other than those actions that relate to the Asset Purchase Transaction and the transactions contemplated by the Proxy Statement): (A) any Acquisition Proposal or any merger agreement, merger, consolidation, business combination, sale of substantial assets, reorganization or recapitalization of the Company with any party, (B) any sale, lease or transfer of any substantial part of the assets of the Company (other than in connection with the Asset Purchase Transaction), (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (D) any material change in the capitalization of the Company or corporate structure of the Company; or (E) any other action that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Asset Purchase Transaction or any other transactions contemplated by the Proxy Statement;

(iv)          in favor of waiving any notice that may have been or may be required relating to any sale of assets, any reorganization of the Company, change of control or acquisition of the Company by any other Person, or any consolidation or merger of the Company with or into any other Person; and

(v)           in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Asset Purchase Transaction.

The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (i), (ii), (iii), (iv) or (v) above.  Stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors by operation of law of the undersigned.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date (as defined in the Voting Agreement).

Dated: , 2009

Signature:

Print Name:

Address:

Shares
Beneficially Owned:

WPT ENTERPRISES, INC.

SPECIAL MEETING OF STOCKHOLDERS

Friday, October 30, 2009

10:00 a.m.

Renaissance Hollywood Hotel

1755 North Highland Avenue

Hollywood, California  90028

WPT Enterprises, Inc. 5700 Wilshire Boulevard, Suite 350 Los Angeles, California 90036	Proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on October 30, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

The undersigned, a stockholder of WPT Enterprises, Inc., hereby appoints Steven Lipscomb and Adam Pliska, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Special Meeting of Stockholders of WPT Enterprises, Inc. to be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 on October 30, 2009 at 10:00 a.m., and at any and all adjournments thereof, as specified below on the matters referred to and in their discretion upon any other matters brought before the meeting, with all the powers which the undersigned would possess if personally present.

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR the approval of the sale of substantially all of the Company’s assets, other than cash, investments and certain other assets pursuant to the asset purchase agreement, dated as of August 24, 2009, by and between Peerless Media Ltd. and the Company, the approval of an amendment to the Company’s Certificate of Incorporation to change the Company’s name to ante4, Inc. upon the close of the asset sale and the approval of the adjournment of the Special Meeting, if necessary for a period of not more than 30 days, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the asset sale.

See reverse for voting instructions.

XXXXXXXX

COMPANY #

ADDRESS BLOCK
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET — www.eproxy.com/wpte
Use the Internet to vote your proxy until 12:00
p.m. (CT) on October 29, 2009.

PHONE — 1-800-560-1965

Use a touch-tone telephone to vote your proxy
until 12:00 p.m. (CT) on October 29, 2009.

MAIL — Mark, sign and date your proxy card
and return it in the postage-paid envelope
provided.

If you vote your proxy by Internet or by Telephone,
you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.

To approve the sale of substantially all of the Company’s assets other than cash, investments and certain other assets, pursuant to the asset purchase agreement, dated as of August 24, 2009, by and between Peerless Media Ltd. and the Company.

	☐	For	☐	Against	☐	Abstain

2.	To approve an amendment to the Company’s Certificate of Incorporation to change the Company’s name to ante4, Inc. upon the close of the asset sale.	☐	For	☐	Against	☐	Abstain

3.

To consider and vote upon an adjournment of the Special Meeting, if necessary for a period of not more than 30 days, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the asset sale.

	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR
EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.